    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 24, 2001



                                                      REGISTRATION NO. 333-52216

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               ------------------

                               Amendment No. 1 to

                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                               ------------------

                                   SPSS INC.
             (Exact name of Registrant as specified in its charter)

                DELAWARE                                   7372                                  36-2815480
    (State or other jurisdiction of            (Primary Standard Industrial                   (I.R.S. Employer
     incorporation or organization)            Classification Code Number)                 Identification Number)

                               ------------------

                             233 SOUTH WACKER DRIVE
                            CHICAGO, ILLINOIS 60606
                                 (312) 651-3000
         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                               ------------------

                                 EDWARD HAMBURG
                EXECUTIVE VICE PRESIDENT, CORPORATE OPERATIONS,
                     CHIEF FINANCIAL OFFICER, AND SECRETARY
                                   SPSS INC.
                             233 SOUTH WACKER DRIVE
                            CHICAGO, ILLINOIS 60606
                                 (312) 651-3000
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)
                               ------------------

                                   Copies to:

                 LAWRENCE R. SAMUELS, ESQ.                                     KENNETH L. CUTLER, ESQ.
                       ROSS & HARDIES                                            DORSEY & WHITNEY LLP
                 150 NORTH MICHIGAN AVENUE                                      220 SOUTH SIXTH STREET
                  CHICAGO, ILLINOIS 60601                                       MINNEAPOLIS, MN 55402
                       (312) 558-1000                                               (612) 340-2600

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effectiveness of this Registration Statement and the effective time of the merger of a wholly-owned subsidiary of the Registrant with and into ShowCase Corporation as described in the Agreement and Plan of Merger dated as of November 6, 2000.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                                         PROPOSED         PROPOSED MAXIMUM
                                                                          MAXIMUM             AGGREGATE            AMOUNT OF
           TITLE OF EACH CLASS OF                 AMOUNT TO BE        OFFERING PRICE          OFFERING           REGISTRATION
         SECURITIES TO BE REGISTERED              REGISTERED(1)        PER SHARE(2)           PRICE(3)              FEE(4)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, in connection with the ShowCase       3,725,000             $17.17             $63,958,250            $16,885
  Corporation Merger, $0.01 par value........
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) This Registration Statement relates to common stock, par value $0.01 per share, of SPSS Inc. ("SPSS") issuable to holders of common stock, par value $0.01 per share, of ShowCase Corporation ("ShowCase") in the proposed merger of SPSS Acquisition Sub Corp., a wholly owned subsidiary of SPSS, with and into ShowCase. The amount of SPSS common stock to be registered has been determined by multiplying the exchange ratio (0.333 shares of SPSS common stock for each share of ShowCase common stock) by 11,182,404, the maximum aggregate number of shares of ShowCase common stock that would be outstanding on the effective date of the merger.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and Rule 457(f)(i) by dividing the Proposed Maximum Aggregate Offering Price (calculated in the manner described in footnote (3) below) by the number of shares of SPSS common stock being registered.

(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(f)(1) of the Securities Act, based on the market value of ShowCase shares to be received by SPSS in the Merger, as established by the average of the high and low sales prices of ShowCase common stock in the NASDAQ National Market System on December 12, 2000, which was $5.72.


(4) The registration fee was calculated pursuant to Rule 457(f)(l) by multiplying the Proposed Maximum Aggregate Offering Price (calculated in the manner described in footnote (3) above) by 0.000264. This fee was paid upon the initial filing of this Registration Statement on December 19, 2000.

                             ---------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS

TO THE STOCKHOLDERS OF SPSS INC. AND SHOWCASE CORPORATION:
                 MERGER PROPOSAL -- YOUR VOTE IS VERY IMPORTANT

    After careful consideration, the Board of Directors of SPSS Inc. and the Executive Committee of the Board of Directors of ShowCase Corporation have approved a merger designed to capitalize upon the managerial, personnel and technology synergies which the companies believe can be created by the proposed merger. We believe the combined company will be able to create substantially more stockholder value than could be achieved by either company individually. The combined company will be named SPSS Inc. and will be headquartered in Chicago, Illinois.


    If the merger is completed, ShowCase shareholders will receive 0.333 shares of SPSS common stock for each share of ShowCase common stock. Any ShowCase shareholder who would otherwise receive a fractional share of SPSS common stock will instead receive the cash value of the fractional share of SPSS common stock. SPSS stockholders will continue to own their existing SPSS shares. We estimate that SPSS may issue up to 3,725,000 shares of our common stock to former ShowCase shareholders as a result of the merger. Upon completion of the merger, SPSS stockholders will own approximately 75% of the combined company, and former ShowCase shareholders will own approximately 25% of the combined company, each calculated on a fully-diluted basis. The shares of the combined company will be traded on the Nasdaq National Market under the symbol "SPSS."


    The SPSS Board of Directors has approved the merger and has called a special meeting of the SPSS stockholders at which you will be asked to approve and adopt the Agreement and Plan of Merger and approve the issuance of up to 3,725,000 shares of SPSS common stock in the merger. The SPSS Board of Directors recommends that you vote your shares at the special meeting for both adoption of the Agreement and Plan of Merger and the issuance of the shares of SPSS common stock in the merger. The date, time and place of the SPSS special meeting are as follows:



                               February 26, 2001


                                   10:00 A.M.

                             233 South Wacker Drive
                               Chicago, IL 60606


    The Executive Committee of the ShowCase Board of Directors is asking the ShowCase shareholders to approve and adopt the merger agreement and the merger. The Executive Committee of the ShowCase Board of Directors has approved the merger and recommends its approval by you. The date, time, and place of ShowCase's special meeting are as follows:


                               February 26, 2001


                                   10:00 A.M.


                        4115 Highway 52 North, Suite 300


                        Rochester, Minnesota 55901-0144


    We cannot complete the merger unless the stockholders of SPSS and the shareholders of ShowCase adopt the Agreement and Plan of Merger and the stockholders of SPSS approve the issuance of the SPSS common stock in the merger.

    We are very enthusiastic about this merger and the strength and capabilities we expect from the combined company.


[JACK NOONAN SIGNATURE]                          [HOLEC SIGNATURE]
JACK NOONAN                                      KENNETH H. HOLEC
President, Chief Executive Officer               President, Chief Executive Officer and
  and Director of SPSS Inc.                      Director of ShowCase Corporation


     BEFORE YOU VOTE ON THE PROPOSALS YOU SHOULD CONSIDER THE RISK FACTORS DESCRIBED ON PAGES 23 THROUGH 31 OF THIS DOCUMENT.


    NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE SECURITIES TO BE ISSUED UNDER THIS DOCUMENT OR DETERMINED IF THE INFORMATION PRESENTED IN THIS DOCUMENT IS ACCURATE OR ADEQUATE TO ALLOW YOU TO MAKE A FULLY INFORMED DECISION TO APPROVE OR DISAPPROVE THE PROPOSALS TO BE SUBMITTED AT THE SPECIAL MEETINGS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


    This joint proxy statement/prospectus is dated January 24, 2001, and is being mailed to the stockholders of SPSS and the shareholders of ShowCase on or about January 29, 2001.

                                  [SPSS LOGO]
             NOTICE OF SPECIAL MEETING OF STOCKHOLDERS OF SPSS INC.


     NOTICE IS HEREBY GIVEN that SPSS Inc. ("SPSS") will hold a special meeting of its stockholders on February 26, 2001 at 10:00 a.m., local time, at 233 South Wacker Drive, Chicago, Illinois 60606, for the following purposes:



          1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of November 6, 2000, among SPSS, SPSS Acquisition Sub Corp., and ShowCase Corporation described under the heading "SPSS Proposals 1 and 2" beginning on page 32 of the joint proxy statement/ prospectus accompanying this notice. A copy of the Agreement and Plan of Merger is attached as Annex A to the joint proxy statement/prospectus accompanying this notice;



          2. To consider and vote upon a proposal to approve the issuance of up to 3,725,00 shares of SPSS common stock to the former shareholders of ShowCase Corporation as consideration for the shares of ShowCase common stock to be acquired by SPSS in the merger described under the heading "SPSS Proposals -- 1 and 2" beginning on page 32 of the joint proxy statement/prospectus accompanying this notice;



          3. To consider and vote upon a proposal to approve the 2000 Equity Incentive Plan described under the heading "Proposal 3" beginning on page 132 of the joint proxy statement/prospectus accompanying this notice;



          4. To consider and vote upon a proposal to approve the 2000 Qualified and Nonqualified Employee Stock Purchase Plans described under the heading "Proposal 4" beginning on page 134 of the joint proxy statement/prospectus accompanying this notice; and


          5. To transact such other business as may properly come before the special meeting and any adjournment or postponement.


     Holders of record of SPSS common stock at the close of business on January 19, 2001 are entitled to receive this notice and to vote their shares at the special meeting or any adjournment or postponement of that meeting. As of January 19, 2001, there were 10,029,850 shares of SPSS common stock outstanding and those shares of SPSS common stock were held of record by 517 stockholders. Each share of SPSS common stock represented in person or by proxy at the special meeting is entitled to one vote on each of the proposals identified in the numbered paragraphs above as well as any other matter which is properly submitted to a vote of the SPSS stockholders at the special meeting.


     A list of stockholders entitled to vote at the SPSS special meeting will be available at the special meeting for inspection by any SPSS stockholder and will also be available to any SPSS stockholder at SPSS's offices, 233 South Wacker Drive, Chicago, Illinois 60606 between the hours of 8:45 a.m. and 4:30 p.m. during the ten day period prior to the special meeting. You should contact Edward Hamburg, the Secretary of SPSS, if you wish to inspect this list during the ten day review period preceding the special meeting.

     THE SPSS BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE YOUR SHARES OF SPSS COMMON STOCK TO APPROVE EACH OF THE PROPOSALS IDENTIFIED IN THE NUMBERED PARAGRAPHS ABOVE. EACH OF THESE PROPOSALS, ALONG WITH OTHER INFORMATION YOU SHOULD TAKE INTO ACCOUNT IN CONSIDERING THE PROPOSALS, IS DESCRIBED IN GREATER DETAIL IN THE JOINT PROXY STATEMENT/PROSPECTUS ACCOMPANYING THIS NOTICE.


                                            By Order of the Board of Directors


                                            [EDWARD HAMBURG SIGNATURE]

                                            EDWARD HAMBURG,
                                            Executive Vice President, Corporate
                                            Operations, Chief Financial Officer
                                            and
                                            Secretary


January 24, 2001

SPSS Inc.
233 South Wacker Drive
Chicago, IL 60606

                AS AN SPSS STOCKHOLDER, THE MOST IMPORTANT THING
                             FOR YOU TO DO IS VOTE

     YOUR VOTE IS IMPORTANT. PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PAID ENVELOPE. IN THIS WAY, IF YOU ARE UNABLE TO ATTEND THE SPECIAL MEETING IN PERSON, YOUR SHARES CAN STILL BE VOTED. REMEMBER, YOUR VOTE IS IMPORTANT, SO PLEASE ACT TODAY!

                             STOCKHOLDER QUESTIONS

     For questions about the SPSS/ShowCase merger, call (800) 525-4980.

                                [SHOWCASE LOGO]

                        4115 Highway 52 North, Suite 300
                        Rochester, Minnesota 55901-0144
                            Telephone (507) 288-5922


                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS



     NOTICE IS HEREBY GIVEN that ShowCase Corporation will hold a special meeting of its shareholders, on February 26, 2001 at 10:00 a.m., local time, at 4115 Highway 52 North, Suite 300, Rochester, Minnesota 55901-0144, for the following purposes:


         1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of November 6, 2000, among SPSS, SPSS Acquisition Sub Corp., and ShowCase, and the Merger. A copy of the Agreement and Plan of Merger is attached as Annex A to the joint proxy statement/prospectus accompanying this notice; and

         2. To transact such other business as may properly come before the special meeting and any adjournment or postponement.


     Holders of record of ShowCase common stock at the close of business on January 19, 2001 are entitled to receive this notice and to vote their shares at the ShowCase special meeting or any adjournment or postponement of that meeting. As of that date, there were 10,823,996 shares of common stock outstanding and 106 holders of record. Each share of common stock is entitled to one vote on each matter properly brought before the special meeting.


     A list of the shareholders entitled to vote at the special meeting will be available at the special meeting and for ten days prior to the meeting, between the hours of 8:45 a.m. and 4:30 p.m. at the offices of ShowCase, at 4115 Highway 52 North, Suite 300, Rochester, Minnesota 55901-0144. You should contact the Secretary of ShowCase if you wish to review this list of shareholders.

     You are cordially invited to attend the meeting. However, whether or not you plan to be personally present at the meeting, please mark, sign, date and return the enclosed proxy card as promptly as possible in the enclosed postage-paid envelope. In this way, if you are unable to attend in person, your shares can still be voted at the ShowCase special meeting. If you later desire to revote your proxy, you may do so at any time before it is exercised. Remember, your vote is important, so please act today!


     THE EXECUTIVE COMMITTEE OF YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE TO APPROVE AND ADOPT THE MERGER AGREEMENT AND THE MERGER, BOTH OF WHICH ARE DESCRIBED IN DETAIL IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS.


                                            By Order of the Board of Directors


                                            [CRAIG W. ALLEN SIGNATURE]

                                            CRAIG W. ALLEN
                                            Chief Financial Officer and
                                            Secretary


              AS A SHOWCASE SHAREHOLDER, THE MOST IMPORTANT THING


                             FOR YOU TO DO IS VOTE



     YOUR VOTE IS IMPORTANT. PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PAID ENVELOPE. IN THIS WAY, IF YOU ARE UNABLE TO ATTEND THE SPECIAL MEETING IN PERSON, YOUR SHARES CAN STILL BE VOTED. REMEMBER, YOUR VOTE IS IMPORTANT, SO PLEASE ACT TODAY!



                             SHAREHOLDER QUESTIONS



     For questions about the SPSS/ShowCase merger, call (800) 829-3555.

                               TABLE OF CONTENTS



THE MERGER..................................................    1
Questions and Answers About the Merger......................    1
Summary.....................................................    4
  The Companies.............................................    4
  Recommendations to Stockholders...........................    4
  Stockholder Votes Required................................    5
  The Merger................................................    5
  What ShowCase Shareholders Will Receive...................    5
  Ownership of SPSS After the Merger........................    5
  Conditions to the Completion of the Merger................    5
  Termination of Merger Agreement...........................    6
  Termination Fee Payable By ShowCase.......................    7
  Board of Directors of SPSS After the Merger...............    7
  Regulatory Approvals......................................    7
  Material Federal Income Tax Consequences of the Merger....    7
  Listing of SPSS Common Stock..............................    7
  Appraisal Rights..........................................    7
  Interests of Officers and Directors in the Merger.........    7
  Accounting Treatment of the Merger........................    8
  Opinion of Robert W. Baird & Co...........................    8
  Opinions of Financial Advisors to ShowCase................    8
Summary Selected Consolidated Financial Information.........    9
Summary Unaudited Pro Forma Condensed Selected Combined
  Financial Data............................................   10
Summary Pro Forma Combined Comparative Per Share Data.......   11
Unaudited Pro Forma Condensed Combining Financial Data......   12
Comparative Per Share Market Price and Dividend
  Information...............................................   20
A Caution About Forward-Looking Statements..................   21
Risk Factors................................................   23
  Risk Factors Relating to the Merger and the Combined
     Company................................................   23
  Risk Factors Relating to SPSS.............................   26
THE PROPOSED MERGER.........................................   32
  General...................................................   32
  SPSS Proposals 1 and 2....................................   32
  ShowCase Proposal.........................................   32
  Background of the Merger..................................   32
  Reasons for the Merger....................................   34
     SPSS's Reasons for the Merger..........................   34
     Factors Considered by, and Recommendation of, the Board
      of Directors of SPSS..................................   36
     ShowCase's Reasons for the Merger......................   38
     Factors Considered by, and Recommendation of, the Board
      of Directors of ShowCase..............................   38
  Accounting Treatment......................................   40
  Dissenters' Appraisal Rights..............................   41
  Material Federal Income Tax Consequences of the Merger....   43
  Regulatory Matters Relating to the Merger.................   44
  Expenses..................................................   44
  Dissenters' Rights of Appraisal...........................   45
  Federal Securities Laws Consequences; Stock Transfer
     Restriction Agreements.................................   45

THE COMPANIES...............................................   45
  SPSS......................................................   45
     Industry Background....................................   46
     Markets................................................   47
     SPSS's Analytical Solutions and Software Products......   48
     Software Pricing.......................................   50
     Publications and Student Software......................   50
     Training and Consulting................................   50
     Sales and Marketing....................................   51
     Customer Service and Technical Support.................   51
     Research and Development...............................   52
     Manufacturing and Order Fulfillment....................   53
     Competition............................................   53
     Intellectual Property..................................   54
     Reliance on Third Parties..............................   55
     Seasonality............................................   56
     Employees..............................................   56
     Financial Information About SPSS's Foreign and Domestic
      Operations and Export Sales...........................   57
  SHOWCASE..................................................   57
     Industry Background....................................   57
     The ShowCase Solution..................................   59
     ShowCase's Products....................................   60
     Ad Hoc Information Access, Enterprise Reporting and
      Analytics.............................................   60
     Data Warehouse Generation and Management...............   61
     Deployment Accelerators................................   61
     ShowCase Services......................................   61
     Sales and Marketing....................................   62
     Product Development....................................   62
     Strategic Relationships................................   63
     Competition............................................   64
     Intellectual Property..................................   64
     Employees..............................................   64
     Facilities.............................................   65
     Legal Proceedings......................................   65
     Executive Officers of the Company......................   65
     Management's Discussion and Analysis of Financial
      Condition and Results of Operations...................   66
FAIRNESS OPINIONS...........................................   76
  Opinion of Robert W. Baird & Co...........................   76
  Opinions of ShowCase's Financial Advisors.................   83
INTERESTS OF CERTAIN PERSONS IN THE MERGER..................   94
THE MERGER AGREEMENT........................................   96
  General...................................................   96
  Closing Matters...........................................   96
  Consideration to Be Received in the Merger; Treatment of
     Stock Options..........................................   97
  Exchange of Certificates in the Merger....................   97
  Fractional Shares.........................................   97
  Listing of SPSS Stock.....................................   98
  Board of Directors; Executive Officers; Company
     Headquarters...........................................   98
  Covenants.................................................   98
  Other Covenants and Agreements............................  101
  Representations and Warranties............................  101
  Conditions................................................  102

  Termination of Merger Agreement...........................  103
  Amendments, Extensions and Waivers........................  104
BOARD OF DIRECTORS AND MANAGEMENT OF SPSS FOLLOWING THE
  MERGER....................................................  105
  Officers and Directors....................................  105
  Executive Compensation....................................  107
  Compensation Committee....................................  110
  Performance Graph.........................................  113
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT OF SPSS........................................  113
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT OF SHOWCASE....................................  116
BENEFICIAL OWNERSHIP OF SPSS COMMON STOCK BY SHOWCASE
  OFFICERS AND DIRECTORS....................................  117
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............  118
INFORMATION ABOUT THE MEETINGS AND VOTING...................  119
  Matters Relating to the Meetings..........................  119
  Proxies...................................................  120
  How to Vote by Proxy......................................  121
  Proxies for Participants in the SPSS Inc. Employee Stock
     Purchase Plan..........................................  121
  Other Business; Adjournments..............................  122
  Electronic Access to SPSS Proxy Materials.................  122
CERTAIN LEGAL INFORMATION...................................  123
  Comparison of SPSS/ShowCase Shareholder Rights............  123
     Summary of Material Differences Between Current Rights
      of ShowCase Shareholders and Rights Those Shareholders
      Will Have as SPSS Stockholders Following the Merger...  124
  Comparison of Rights of Stockholders......................  125
  Voting Rights.............................................  125
  Removal of Directors......................................  125
  Cumulative Voting for Directors...........................  126
  Filling Board Vacancies...................................  126
  Stockholder Power to Call Special Stockholders' Meeting...  126
  Actions by Written Consent of Stockholders................  127
  Anti-Takeover Statute.....................................  127
  Loans to Officers, Directors and Employees................  128
  Class Vote for Certain Reorganizations....................  128
  Appraisal Rights..........................................  128
  Inspection of Stockholder Lists...........................  129
  Dividends.................................................  129
  Differences Regarding Amendment of Charters or Bylaws.....  129
  Number of Directors.......................................  130
  Classified Board of Directors.............................  130
  Indemnification and Personal Liability of Directors and
     Officers...............................................  130
  Description of SPSS Capital Stock.........................  132
     Stock Exchange Listing; Delisting and Deregistration of
      ShowCase Common Stock.................................  132
ADDITIONAL MATTERS FOR CONSIDERATION BY ONLY SPSS
  STOCKHOLDERS..............................................  133
  Proposal 3 -- Approval of 2000 Equity Incentive Plan......  133
  Proposal 4 -- Approval of 2000 Qualified and Nonqualified
     Employee Stock Purchase Plans..........................  135
LEGAL MATTERS...............................................  137
EXPERTS.....................................................  138
  Additional Information for Stockholders...................  138
     Future Stockholder Proposals...........................  138
     Where You Can Find More Information....................  138
INDEX TO SHOWCASE FINANCIAL STATEMENTS AND SUPPLEMENTAL
  DATA......................................................  F-1

ANNEXES
  A -- Agreement and Plan of Merger.........................  A-1
  B -- Opinion of Robert W. Baird & Co......................  B-1
  C -- Opinion of Merrill Lynch, Pierce, Fenner & Smith
     Incorporated...........................................  C-1
  D -- Opinion of Craig-Hallum Capital Group, Inc. .........  D-1
  E -- Sections 302A.471 and 302A.473 of the Minnesota
     Business Corporation Act...............................  E-1

                                   THE MERGER

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:   WHY ARE THE TWO COMPANIES PROPOSING TO MERGE?


A: The Board of Directors of SPSS and the Executive Committee of the Board of Directors of ShowCase believe that this merger will create a stronger, more competitive company capable of achieving greater financial strength, market share, operating efficiencies, technology development, earning power and growth potential than either company would have on its own.


Q:   WHAT WILL BE THE STRENGTHS OF THE COMBINED COMPANY?

A:   We expect the strengths of the combined company to be:

     - A larger field sales force capable of selling the company's analytical solutions and products;

     - A larger professional services organization capable of implementing the company's analytical solutions;

     - Complementary technologies that extend the capabilities provided in the company's analytical solutions and products;

     - Additional senior management essential to executing the company's strategies; and

     - A stronger balance sheet, particularly with the addition of cash to give the company greater operating flexibility and more options to expand by acquisition.

Q:   WHAT WILL BE THE NAME OF THE COMBINED COMPANY?

A: The combined company will be named SPSS Inc. Following the merger, ShowCase will be a wholly-owned subsidiary of SPSS.

Q:   WILL THE SHOWCASE NAME BE ELIMINATED?

A: Although SPSS has no plan at this time to eliminate the ShowCase name, the name may be eliminated in the future.

Q:   WHAT WILL SHOWCASE SHAREHOLDERS RECEIVE FOR THEIR SHOWCASE SHARES?

A: ShowCase shareholders will receive 0.333 shares of SPSS common stock for each share of ShowCase common stock. SPSS will not issue fractional shares in the merger. As a result, the total number of shares of SPSS common stock that each ShowCase shareholder will receive in the merger will be rounded down to the nearest whole number, and each ShowCase shareholder will receive a cash payment for the value of the remaining fraction of a share of SPSS common stock that he or she would otherwise receive, if any.

     Example: If you currently own 100 shares of ShowCase common stock, then after the merger you will be entitled to receive 33 shares of SPSS common stock and a check for the market value of one-third of a share of SPSS common stock at the close of business on the date the merger becomes effective.

Q:   WILL SPSS STOCKHOLDERS RECEIVE ANY SHARES AS A RESULT OF THE MERGER?

A: No. SPSS stockholders will continue to hold the SPSS shares they currently own.

Q:   WHO WILL MANAGE THE COMBINED COMPANY?

A: Subsequent to the merger, William Binch, Promod Haque and Kenneth Holec will be named as directors of SPSS, bringing the total number of directors on the SPSS Board of Directors to eight. No other changes will be made to the management of the combined company.

Q:   WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We are working to complete the merger by February 28, 2001. However, it is possible that factors outside the control of the parties could require us to complete the merger at a later time.

Q:   WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO SHAREHOLDERS?

A: ShowCase shareholders who exchange their shares of ShowCase common stock for shares of SPSS common stock pursuant to the merger will not recognize any gain or loss on the exchange for United States federal income tax purposes, except with respect to the cash, if any, received in lieu of fractional shares of SPSS common stock. The merger will not have any tax consequences for SPSS stockholders. To review the tax consequences to shareholders in greater detail, see "Material Federal Income Tax Consequences of the Merger."

Q: WHAT WILL SHOWCASE SHAREHOLDERS' TAX BASIS BE IN THE SPSS COMMON STOCK THEY RECEIVE IN THE MERGER?

A: Each ShowCase shareholder's tax basis in his or her shares of SPSS common stock received in the merger will equal the shareholder's current tax basis in his or her ShowCase common stock reduced by the amount of basis allocable to fractional shares for which the shareholder receives a cash payment, if any.

Q:   CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY PROXY CARD?

A: Yes. You can change your vote at any time before your proxy is voted at your company's shareholder meeting. You can do this in one of three ways:

     - timely delivery of a valid, later-dated proxy;

     - written notice to your company's Secretary before the meeting that you have revoked your proxy; or

     - voting by ballot at either the SPSS special meeting or the ShowCase special meeting.

      If you have instructed a broker to vote your shares, you must follow directions from your broker to change those instructions.

Q:   WHAT HAPPENS IF I DO NOT RETURN A PROXY CARD?

A: The failure to return your proxy card will have the same effect as voting against the merger.

Q:   WHEN AND WHERE ARE THE STOCKHOLDER MEETINGS?


A: The SPSS stockholder special meeting will take place on February 26, 2001 at the headquarters of SPSS, 233 South Wacker Drive, Chicago, Illinois 60606 at 10:00 A.M. The ShowCase special meeting will take place on February 26, 2001 at the headquarters of ShowCase, 4115 Highway 52 North, Suite 300, Rochester, Minnesota 55901-0144 at 10:00 A.M.


Q:   WHAT DO I NEED TO DO NOW?

A: After you carefully read this document, mail your signed proxy card in the enclosed return envelope as soon as possible, so that your shares may be represented at your meeting. In order to assure that your vote is obtained, please vote your proxy as instructed on your proxy card even if you currently plan to attend your meeting in person.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: No. If you do not provide your broker with instructions on how to vote your "street name" shares, your broker will not be permitted to vote them on any of the proposals submitted to the SPSS or ShowCase shareholders. If you do not give voting instructions to your broker, you will, in effect, be voting against the merger. You should therefore be sure to provide your broker with instructions on how to vote your shares. Please check the voting form used by your broker to see if it offers telephone or Internet voting.

Q:   SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the merger is completed, we will send ShowCase shareholders written instructions for exchanging their stock certificates. SPSS stockholders will keep their existing stock certificates.

Q:   AM I ENTITLED TO DISSENTERS' RIGHTS?


A: SPSS stockholders are not entitled to any dissenters' rights in connection with the merger under Delaware law. However, ShowCase shareholders are entitled to dissenters' rights if they comply with certain legal procedures and requirements, as outlined on pages 41 through 43 of this joint proxy statement/prospectus.


Q:   WHO DO I CALL IF I HAVE QUESTIONS ABOUT THE MEETINGS OR THE MERGER?

A:   SPSS stockholders may call toll-free (800) 525-4980.

      ShowCase shareholders may call toll-free (800) 829-3555.

                                    SUMMARY

     This summary highlights selected information from this joint proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger agreement, you should carefully read this entire document and the documents to which we refer you. See "Where You Can Find More Information."

THE COMPANIES

                                   SPSS Inc.
                             233 South Wacker Drive
                            Chicago, Illinois 60606
                                 (312) 651-3000
                         Internet address: www.spss.com

     SPSS is a multinational company that provides software and professional services for discovering what customers want and predicting what they will do. SPSS software and services, individually and in combination, are primarily used by commercial organizations to integrate and analyze data in the process of formulating strategies and programs to create more profitable customer relationships. This process is commonly called "data mining" or "data analysis using advanced analytical techniques."

     Headquartered in Chicago, SPSS has offices worldwide, over 1,000 employees and had revenues of approximately $140 million in 1999.

                              ShowCase Corporation
                        4115 Highway 52 North, Suite 300
                           Rochester, Minnesota 55901
                                 (507) 288-5922
                     Internet address: www.showcasecorp.com

     ShowCase is the leading provider of fully integrated, end-to-end, business intelligence solutions for IBM AS/400 customers. ShowCase's STRATEGY product suite and related services are designed to enable organizations to rapidly implement business intelligence solutions that create increased value from their operational and customer data. The sophisticated data warehousing and management capabilities of ShowCase's product suite provide clients with highly scalable and tightly integrated solutions. ShowCase's products enable enterprise-wide distribution of information and allow end-user access and analysis through familiar applications and Internet browsers. ShowCase has nine years of experience delivering business intelligence solutions to their clients. The ShowCase STRATEGY product suite, introduced in 1996, supports ad hoc information access, enterprise reporting and analytics.

     ShowCase is headquartered in Rochester, Minnesota, and has 12 offices, approximately 300 employees and had revenues of approximately $39.5 million in the fiscal year ended March 31, 2000.

RECOMMENDATIONS TO STOCKHOLDERS

  To SPSS Stockholders:

     SPSS's board of directors believes the merger is advisable, fair to you and in your best interests and recommends that you vote FOR the approval and adoption of the Agreement and Plan of Merger and FOR the issuance of shares of SPSS common stock in connection with the merger.

  To ShowCase Shareholders:


     The Executive Committee of ShowCase's board of directors believes the merger is advisable, fair to you and in your best interests and recommends that you vote FOR the proposal to approve and adopt the merger agreement and the merger.

STOCKHOLDER VOTES REQUIRED

  For SPSS Stockholders:


     Approval of the Agreement and Plan Merger and share issuance proposal requires the affirmative vote of at least a majority of the votes cast by the holders of SPSS common stock. The directors, executive officers and affiliates of SPSS currently beneficially hold 18.7% of the outstanding shares of SPSS common stock, as of the record date of the SPSS meeting.


  For ShowCase Shareholders:


     Approval of the Agreement and Plan Merger requires the affirmative vote of at least a majority of the outstanding shares of ShowCase common stock. The directors, executive officers and affiliates of ShowCase beneficially hold 35.61% of the outstanding shares of ShowCase common stock, as of the record date of the ShowCase meeting.


THE MERGER

     Under the terms of the proposed merger, a wholly-owned subsidiary of SPSS, formed for the purpose of the merger, will merge with and into ShowCase. As a result, ShowCase will become a wholly-owned subsidiary of SPSS.

     The merger agreement is attached as Annex A to this joint proxy statement/prospectus and is hereby incorporated by reference. We encourage you to read the merger agreement carefully and fully as it is the legal document that governs the merger. For a summary of the merger agreement, see "The Merger Agreement."

  What ShowCase Shareholders Will Receive

     As a result of the merger, ShowCase shareholders will be entitled to receive 0.333 shares of SPSS common stock for each share of ShowCase common stock held by them. SPSS will not issue any fractional shares in the merger. As a result, the total number of shares of SPSS common stock that each ShowCase shareholder will receive in the merger will be rounded down to the nearest whole number, and each ShowCase shareholder will receive a cash payment for the remaining fraction of a share of SPSS common stock that he or she would otherwise receive, if any. See "The Merger Agreement -- Exchange of Certificates in the Merger."

  Ownership of SPSS After the Merger

     SPSS may issue up to 3,725,000 shares of SPSS common stock to ShowCase shareholders in the merger. The shares of SPSS common stock to be issued to ShowCase shareholders in the merger will represent approximately 25% of the outstanding SPSS common stock after the merger. This information is based on the number of SPSS and ShowCase shares outstanding on November 6, 2000, on a fully diluted basis.

  Conditions to the Completion of the Merger

     The completion of the merger depends upon the satisfaction or waiver of a number of conditions, including the following:

     - approval and adoption of the merger agreement and the merger by the ShowCase shareholders and approval of the merger agreement and the share issuance by the SPSS stockholders;

     - expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and receipt of other material regulatory approvals;

     - absence of any law or court order or litigation prohibiting the merger or which would have a material adverse effect on the combined company;

     - receipt of opinions of counsel to SPSS and ShowCase that the merger will qualify as a tax-free reorganization;

     - material accuracy, as of closing, of the representations and warranties made by each party;

     - declaration by the SEC of the effectiveness of this joint proxy statement/prospectus;

     - receipt by ShowCase of waivers or consents to the transactions contemplated by the merger agreement, to the extent ShowCase is a party to any agreement pursuant to which the transactions contemplated by the merger agreement would or might result in the termination or modification of such agreement;

     - receipt of a letter from the independent public accountants of SPSS, dated the effective date of the merger that accounting for the merger as a pooling of interests is appropriate;

     - the shares of SPSS common stock to be issued in the merger shall have been approved for listing on Nasdaq, subject to official notice of issuance;

     - no event or circumstance having occurred relating to any governmental review or inquiry concerning any products or business practices which is likely to have a material adverse effect on ShowCase; and

     - no event or circumstance having occurred relating to the business, financial condition, prospects, assets or operations of ShowCase or SPSS which is likely to have a material adverse effect on ShowCase or SPSS, other than events or circumstances resulting from the announcement of the merger, the general economic environment and matters affecting the general software industry.

TERMINATION OF MERGER AGREEMENT

     SPSS and ShowCase can mutually agree to terminate the merger agreement without completing the merger, and either party can terminate the merger agreement if any of the following occurs:

     - the merger has not been completed by February 28, 2001;

     - a governmental authority or a court order permanently prohibits the completion of the merger or refuses to grant any material regulatory approval; or

     - either SPSS's or ShowCase's stockholders do not give the required approvals necessary to complete the merger.

     SPSS may terminate the merger agreement if any of the following occurs:

     - ShowCase's board of directors either fails to recommend the merger to its shareholders, changes its recommendation, or fails to call the ShowCase special meeting to vote on the merger; or

     - ShowCase breaches any of its representations, warranties or covenants contained in the merger agreement, resulting in its failure to satisfy one of the closing conditions to the merger, and, if curable, that breach remains uncured for 30 days after written notice.

     ShowCase may terminate the merger agreement if any of the following occurs:

     - SPSS's board of directors either fails to recommend to its stockholders the approval and adoption of the Agreement and Plan of Merger and the issuance of shares of SPSS common stock in connection with the merger, changes its recommendation, or fails to call the SPSS stockholders' meeting to vote on the approval and adoption of the Agreement and Plan of Merger and the issuance of shares of SPSS common stock in connection with the merger;

     - ShowCase's board of directors authorizes ShowCase to accept a superior proposal, which SPSS was given an opportunity to match; or

     - SPSS breaches any of its representations, warranties or covenants contained in the merger agreement, resulting in its failure to satisfy one of the closing conditions to the merger, and, if curable, that breach remains uncured for 30 days after written notice.

  Termination Fee Payable by ShowCase

     ShowCase has agreed to pay SPSS a termination fee of $3.5 million in the event ShowCase enters into any agreement with another person or entity relating to the acquisition of ShowCase, its stock, assets or business, in whole or in part, whether through direct purchase, merger, consolidation or other business combination (other than sales of inventory in the ordinary course of business).

  Board of Directors of SPSS After the Merger

     SPSS's board of directors will consist of eight members, three of whom now serve on the ShowCase board of directors and five of whom now serve on SPSS's board of directors. The audit and compensation committees of SPSS will remain unchanged after the merger.

  Regulatory Approvals


     Completion of the merger will not occur until receipt of certain regulatory approvals required for the transaction. The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, provides that certain materials and information must be furnished to and reviewed by the Antitrust Division of the Justice Department or the Federal Trade Commission. SPSS and ShowCase filed the required notification and report forms with the Antitrust Division and the Federal Trade Commission on December 1, 2000. The Federal Trade Commission, by letter dated December 20, 2000, notified counsel to SPSS of the granting by the Federal Trade Commission of early termination of the waiting period prescribed by the Hart-Scott-Rodino Act. See "The Proposed Merger -- Regulatory Matters Relating to the Merger."


  Material Federal Income Tax Consequences of the Merger

     A ShowCase shareholder's receipt of SPSS common stock in the merger generally will be tax-free for United States federal income tax purposes, except for taxes which may result from any receipt of cash instead of fractional shares of SPSS common stock.

  Listing of SPSS Common Stock

     The shares of SPSS common stock to be issued in the merger will be listed on the Nasdaq National Market under the ticker symbol "SPSS."

  Appraisal Rights

     The holders of SPSS common stock do not have any dissenters' appraisal rights under Delaware law in connection with the merger. ShowCase shareholders have the right to dissent from the merger and obtain payment in cash of the fair value of their shares of common stock under applicable provisions of Minnesota law. In order to perfect appraisal rights, shareholders must give written demand for appraisal of their shares before the taking of the vote on the merger at the special meeting and must not vote in favor of the merger. A copy of the applicable Minnesota statutory provisions is included as Annex E to this joint proxy statement/prospectus and a summary of these provisions can be found under the heading "Dissenters' Appraisal Rights" later in this document.

  Interests of Officers and Directors in the Merger

     When ShowCase shareholders consider their board of director's recommendation that they vote in favor of the approval and adoption of the merger agreement and the merger, ShowCase shareholders should be aware that a number of ShowCase officers and directors may have interests in the merger that may be different from, or in addition to, their interests as ShowCase shareholders. See "Interests of Certain Persons in the Merger."

  Accounting Treatment of the Merger

     SPSS and ShowCase expect the merger to qualify as a pooling of interests for accounting and financial reporting purposes. This means that SPSS and ShowCase will be treated for accounting and financial reporting purposes as if they had always been combined.


OPINION OF ROBERT W. BAIRD & CO. TO SPSS


     On November 6, 2000, Robert W. Baird & Co. delivered its oral opinion (subsequently confirmed in writing) to the SPSS Board of Directors to the effect that, as of such date, the exchange ratio was fair, from a financial point of view, to SPSS. A copy of this opinion, setting forth the assumptions made, matters considered, scope and limitations of the review undertaken and the general procedures followed by Baird in rendering such opinion, is attached hereto as Annex B. Holders of SPSS Common Stock are urged to read this opinion carefully and in its entirety. THIS OPINION WAS DIRECTED TO THE SPSS BOARD OF DIRECTORS AND DOES NOT REPRESENT A RECOMMENDATION TO SPSS STOCKHOLDERS WITH RESPECT TO ANY MATTER RELATING TO THE MERGER. THE OPINION SPEAKS ONLY AS OF NOVEMBER 6, 2000, AND BAIRD IS UNDER NO OBLIGATION TO CONFIRM ITS OPINION AS OF ANY LATER DATE.

OPINIONS OF FINANCIAL ADVISORS TO SHOWCASE

     The ShowCase board of directors received written opinions from Merrill Lynch, Pierce, Fenner & Smith Incorporated and Craig-Hallum Capital Group, Inc. that, as of November 6, 2000, the exchange ratio was fair to ShowCase shareholders from a financial point of view. The Merrill Lynch opinion is attached as Annex C and the Craig-Hallum opinion is attached as Annex D. These opinions each set forth assumptions made, matters considered and limitations on the reviews undertaken in connection with the opinions. We encourage you to read these opinions in their entirety. THESE OPINIONS ARE DIRECTED TO THE BOARD OF DIRECTORS OF SHOWCASE AND ARE NOT RECOMMENDATIONS TO STOCKHOLDERS WITH RESPECT TO ANY MATTER RELATING TO THE MERGER. THE OPINIONS SPEAK ONLY AS OF THEIR RESPECTIVE DATES, AND THE FINANCIAL ADVISORS OF SHOWCASE ARE UNDER NO OBLIGATION TO CONFIRM THEIR OPINIONS AS OF A LATER DATE. FURTHER, THE SHOWCASE BOARD OF DIRECTORS MAY NOT NECESSARILY REQUEST THAT THEIR FINANCIAL ADVISORS CONFIRM THEIR OPINIONS AS OF A LATER DATE.

              SUMMARY SELECTED CONSOLIDATED FINANCIAL INFORMATION


     The following financial information is provided to assist you in your analysis of the financial aspects of the merger. The SPSS information is derived from the audited consolidated financial statements of SPSS as of and for each of the years ended December 31, 1995 through 1999. The SPSS information for the nine months ended September 30, 1999 and 2000 and as of September 30, 2000 is derived from the unaudited consolidated financial statements of SPSS. We derived the ShowCase information from the audited consolidated financial statements of ShowCase as of and for each of the years ended March 31, 1996 through 2000. The ShowCase information for the six months ended September 30, 1999 and 2000 and as of September 30, 2000 is derived from the unaudited consolidated financial statements of ShowCase. The information is only a summary and should be read in conjunction with the historical financial statements of ShowCase included elsewhere in this joint proxy statement/prospectus and the historical financial statements of SPSS and related notes contained in the annual reports and other information that has been filed with the SEC. See "Where You Can Find More Information" regarding where you can obtain copies of this other information.


            SPSS SUMMARY SELECTED CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                              NINE MONTHS ENDED
                                    YEARS ENDED DECEMBER 31,                    SEPTEMBER 30,
                       ---------------------------------------------------   -------------------
                        1995       1996       1997       1998       1999       1999       2000
                       -------   --------   --------   --------   --------   --------   --------
Net revenues.........  $87,792   $100,943   $111,106   $123,472   $141,930   $101,262   $114,529
Net income...........    3,227      6,830      2,744      8,578     15,502     10,320     12,626
Basic earnings per
  share..............     0.36       0.74       0.29       0.90       1.61       1.08       1.29
Diluted earnings per
  share..............     0.34       0.69       0.27       0.85       1.52       1.01       1.19

                                       AS OF DECEMBER 31,
                       ---------------------------------------------------       AS OF SEPTEMBER 30,
                        1995       1996       1997       1998       1999                2000
                       -------   --------   --------   --------   --------       -------------------
Total assets.........  $53,234   $ 63,840   $ 65,189   $ 94,303   $106,715            $120,424
Long-term
  obligations........    3,590      3,680      3,194      3,860      5,404               4,997
Stockholders'
  equity.............   20,647     29,051     32,321     44,317     61,542              72,903

          SHOWCASE SUMMARY SELECTED CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                              SIX MONTHS ENDED
                                         YEARS ENDED MARCH 31,                  SEPTEMBER 30,
                            -----------------------------------------------   -----------------
                             1996      1997      1998      1999      2000      1999      2000
                            -------   -------   -------   -------   -------   -------   -------
Revenues..................  $13,278   $18,027   $23,755   $35,519   $39,523   $19,011   $23,481
Net income (loss).........      814        50    (3,234)     (616)   (4,094)   (1,379)     (541)
Basic earnings (loss) per
  share...................     0.21      0.01     (0.82)    (0.14)    (0.46)    (0.19)    (0.05)
Diluted earnings (loss)
  per share...............     0.13      0.01     (0.82)    (0.14)    (0.46)    (0.19)    (0.05)



                                            AS OF MARCH 31,
                            -----------------------------------------------     AS OF SEPTEMBER 30,
                             1996      1997      1998      1999      2000              2000
                            -------   -------   -------   -------   -------     -------------------
Total assets..............  $ 6,666   $11,400   $16,315   $19,926   $42,787           $43,193
Long-term obligations.....      446       682     1,157       933       914               744
Stockholders' equity......    2,519     2,602     3,105     2,272    23,359            23,224


                     SUMMARY UNAUDITED PRO FORMA CONDENSED
                        SELECTED COMBINED FINANCIAL DATA

     It is intended that the merger will be accounted for under the pooling-of-interests method of accounting, which means that for financial reporting purposes it will be treated as if the companies had always been combined. For a more detailed description of pooling-of-interests accounting, see "The Proposed Merger -- Accounting Treatment."

     The following unaudited pro forma combined selected financial information has been derived from, and should be read in conjunction with, the Unaudited Pro Forma Condensed Combining Financial Statements and related notes included elsewhere in this joint proxy statement/prospectus.

     Presented below is the unaudited pro forma condensed selected combined financial data that reflects the pooling-of-interests method of accounting and that is intended to provide you with a better picture of what our businesses might have looked like had they always been combined. As a result of various factors, including any synergies which may have resulted, you should not rely on the unaudited pro forma selected combined financial information as being indicative of the historical results that would have occurred or the results that may be achieved after the merger.

                                                                            NINE MONTHS ENDED
                                             YEARS ENDED DECEMBER 31,         SEPTEMBER 30,
                                          ------------------------------   -------------------
                                            1997       1998       1999       1999       2000
                                          --------   --------   --------   --------   --------
                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net revenues............................  $134,861   $158,991   $181,453   $130,530   $147,377
Net income (loss).......................      (490)     7,962     11,408      9,159      9,385
Basic income (loss) per share...........     (0.05)      0.73       0.91       0.78       0.71
Diluted earnings (loss) per share.......     (0.05)      0.69       0.87       0.74       0.66

                                                      AS OF SEPTEMBER 30,
                                                             2000
                                                      -------------------
Total assets.......................................        $161,090
Long-term obligations..............................           5,741
Stockholders' equity...............................          94,637

             SUMMARY PRO FORMA COMBINED COMPARATIVE PER SHARE DATA

     The following table sets forth selected historical per share information of SPSS and ShowCase and combined per share information after giving effect to the merger between SPSS and ShowCase, under the pooling-of-interests method of accounting, assuming that 0.333 shares of SPSS common stock had been issued in exchange for each outstanding share of ShowCase common stock. You should read this information in conjunction with the selected historical financial information, included elsewhere in this document, and the historical financial statements of SPSS and ShowCase and related notes that are included in or incorporated in this document by reference. The summary pro forma combined comparative per share data is derived from, and should be read in conjunction with, the unaudited pro forma condensed combining financial statements and related notes included elsewhere in this document.

     The book value per share of SPSS common stock is computed by dividing stockholders' equity by the number of shares of SPSS common stock outstanding on those dates. The book value per share of ShowCase common stock is computed by dividing stockholders' equity by the number of shares of ShowCase common stock outstanding on those dates. The per share amounts under the column "Pro Forma Combined" reflect the merger. The per share amounts under the column "Equivalent ShowCase Pro Forma Combined" are calculated by multiplying the pro forma combined per share amount for each period by the exchange ratio of 0.333.


                                    HISTORICAL   HISTORICAL    PRO FORMA   EQUIVALENT SHOWCASE
                                     SPSS(1)     SHOWCASE(2)   COMBINED    PRO FORMA COMBINED
                                    ----------   -----------   ---------   -------------------
Net income (loss) per
  share -- basic:
  Fiscal years ended:
     1997.........................    $0.29        $(0.82)      $(0.05)          $(0.02)
     1998.........................     0.90         (0.14)        0.73             0.24
     1999.........................     1.61         (0.46)        0.91             0.30
  Nine months ended September
     30(3):
     1999.........................     1.08         (0.18)        0.78             0.26
     2000.........................     1.29         (0.17)        0.71             0.24
Net income (loss) per
  share -- diluted:
  Fiscal years ended:
     1997.........................     0.27         (0.82)       (0.05)           (0.02)
     1998.........................     0.85         (0.14)        0.69             0.23
     1999.........................     1.52         (0.46)        0.87             0.29
  Nine months ended September
     30(3):
     1999.........................     1.01         (0.18)        0.74             0.25
     2000.........................     1.19         (0.17)        0.66             0.22
Book value per share:
  Fiscal year ended 1999..........     6.38          2.22         6.49             2.16
  September 30, 2000..............     7.31          2.16         6.98             2.33


---------------

(1) The SPSS years ended 1997, 1998 and 1999 reflect SPSS' calendar years ended December 31, 1997, 1998 and 1999, respectively.

(2) The ShowCase years ended 1997, 1998 and 1999 reflect the ShowCase fiscal years ended March 31, 1998, 1999 and 2000, respectively.

(3) The nine months ended September 30, 1999 and 2000 reflect the calendar nine month periods for SPSS and ShowCase.

             UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL DATA

     The following unaudited pro forma condensed combining financial data are qualified in their entirety by reference to, and should be read in conjunction with, the historical consolidated financial statements of SPSS and ShowCase and notes thereto included or incorporated by reference in this joint proxy statement/prospectus.

             UNAUDITED PRO FORMA CONDENSED COMBINING BALANCE SHEET
                               SEPTEMBER 30, 2000
                                 (IN THOUSANDS)


                                                     SPSS          SHOWCASE
                                                  HISTORICAL      HISTORICAL                       PRO FORMA
                                                 SEPTEMBER 30,   SEPTEMBER 30,    PRO FORMA      SEPTEMBER 30,
                                                     2000            2000        ADJUSTMENTS         2000
                                                 -------------   -------------   -----------     -------------
                                                    ASSETS

Current assets:
  Cash and cash equivalents....................    $  8,712         $13,289        $    --         $ 22,001
  Marketable securities........................          --          14,716             --           14,716
  Accounts receivable, net of allowances.......      49,438          11,217         (1,000)(B1)      59,655
  Other current assets.........................      12,259           1,153           (527)(B2)      12,885
                                                   --------         -------        -------         --------
         Total current assets..................      70,409          40,375         (1,527)         109,257
                                                   --------         -------        -------         --------
Property and equipment, net....................      22,212           1,792             --           24,004
Capitalized software costs, net of accumulated
  amortization.................................      14,612           1,000         (1,000)(B3)      14,612
Goodwill, net of accumulated amortization......       8,514              26             --            8,540
Other assets...................................       4,677              --             --            4,677
                                                   --------         -------        -------         --------
         Total assets..........................    $120,424         $43,193        $(2,527)        $161,090
                                                   ========         =======        =======         ========

                                     LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Notes payable................................    $  9,250         $    --        $    --         $  9,250
  Accounts payable.............................       7,906           1,714         (1,000)(B4)       8,620
  Accrued expenses.............................      10,143           5,352             --           15,495
  Income taxes and value added taxes
    payable....................................       4,302              --             --            4,302
  Deferred revenues............................      10,406          12,134            (37)(B5)      22,503
  Other current liabilities....................         517              25             --              542
                                                   --------         -------        -------         --------
         Total current liabilities.............      42,524          19,225         (1,037)          60,712
                                                   --------         -------        -------         --------
Non-current liabilities........................       4,997             744             --            5,741
                                                   --------         -------        -------         --------
         Total liabilities.....................      47,521          19,969         (1,037)          66,453
                                                   --------         -------        -------         --------
Stockholders' equity:
  Common stock.................................         100             108            (71)(B6)         137
  Additional paid in capital...................      52,159          31,777             71(B6)       84,007
  Accumulated other comprehensive income
    (loss).....................................      (4,978)            126             --           (4,852)
  Deferred compensation........................          --            (368)            --             (368)
  Retained earnings (accumulated deficit)......      25,622          (8,419)        (1,490)          15,713
                                                   --------         -------        -------         --------
         Total stockholders' equity............      72,903          23,224         (1,490)          94,637
                                                   --------         -------        -------         --------
         Total liabilities and stockholders'
           equity..............................    $120,424         $43,193        $(2,527)        $161,090
                                                   ========         =======        =======         ========


  See accompanying notes to unaudited pro forma condensed combining financial statements.

        UNAUDITED PRO FORMA CONDENSED COMBINING STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1997
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                   SPSS        SHOWCASE
                                                HISTORICAL    HISTORICAL                  PRO FORMA
                                                YEAR ENDED    YEAR ENDED                  YEAR ENDED
                                               DECEMBER 31,   MARCH 31,     PRO FORMA    DECEMBER 31,
                                                   1997          1998      ADJUSTMENTS       1997
                                               ------------   ----------   -----------   ------------
Net revenues.................................    $111,106      $23,755         $--         $134,861
                                                 --------      -------         ---         --------
Operating expenses:
  Cost of revenues...........................      21,412        6,222          --           27,634
  Sales and marketing........................      42,926       15,494          --           58,420
  Product development........................      18,081        3,051          --           21,132
  General and administrative.................      12,283        2,590          --           14,873
  Special general and administrative
     charges.................................       5,616           --          --            5,616
  Merger related.............................       4,306           --          --            4,306
  Acquired in-process technology.............         421           --          --              421
                                                 --------      -------         ---         --------
          Total operating expenses...........     105,045       27,357          --          132,402
                                                 --------      -------         ---         --------
          Operating income (loss)............       6,061       (3,602)         --            2,459
Other income (expense).......................        (128)         543          --              415
                                                 --------      -------         ---         --------
          Income (loss) before income
            taxes............................       5,933       (3,059)         --            2,874
          Income tax expense.................       3,189          175          --            3,364
                                                 --------      -------         ---         --------
          Net income (loss)..................    $  2,744      $(3,234)        $--         $   (490)
                                                 ========      =======         ===         ========
Basic and diluted net income (loss) per
  share:
  Basic net income (loss) per share..........    $   0.29      $ (0.82)                    $  (0.05)
                                                 ========      =======                     ========
  Shares used in computing basic net income
     (loss) per share........................       9,333        3,928                       10,642
                                                 ========      =======                     ========
  Diluted net income (loss) per share........    $   0.27      $ (0.82)                    $  (0.05)
                                                 ========      =======                     ========
  Shares used in computing diluted net income
     (loss) per share........................      10,172        3,928                       10,642
                                                 ========      =======                     ========

  See accompanying notes to unaudited pro forma condensed combining financial statements.

        UNAUDITED PRO FORMA CONDENSED COMBINING STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1998
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                   SPSS        SHOWCASE
                                                HISTORICAL    HISTORICAL                  PRO FORMA
                                                YEAR ENDED    YEAR ENDED                  YEAR ENDED
                                               DECEMBER 31,   MARCH 31,     PRO FORMA    DECEMBER 31,
                                                   1998          1999      ADJUSTMENTS       1998
                                               ------------   ----------   -----------   ------------
Net revenues.................................    $123,472      $35,519        $ --         $158,991
                                                 --------      -------        ----         --------
Operating expenses:
  Cost of revenues...........................      22,624        9,445          --           32,069
  Sales and marketing........................      47,837       19,050          --           66,887
  Product development........................      20,862        4,371          --           25,233
  General and administrative.................       9,427        3,212          --           12,639
  Special general and administrative
     charges.................................         445           --          --              445
  Merger related.............................       1,948           --          --            1,948
  Acquired in-process technology.............       3,552           --          --            3,552
                                                 --------      -------        ----         --------
          Total operating expenses...........     106,695       36,078          --          142,773
                                                 --------      -------        ----         --------
          Operating income (loss)............      16,777         (559)         --           16,218
Other income.................................         205          143          --              348
                                                 --------      -------        ----         --------
          Income (loss) before income
            taxes............................      16,982         (416)         --           16,566
          Income tax expense.................       8,404          200          --            8,604
                                                 --------      -------        ----         --------
          Net income (loss)..................    $  8,578      $  (616)       $ --         $  7,962
                                                 ========      =======        ====         ========
Basic and diluted net income (loss) per
  share:
  Basic net income (loss) per share..........    $   0.90      $ (0.14)                    $   0.73
                                                 ========      =======                     ========
  Shares used in computing basic net income
     (loss) per share........................       9,515        4,384                       10,976
                                                 ========      =======                     ========
  Diluted net income (loss) per share........    $   0.85      $ (0.14)                    $   0.69
                                                 ========      =======                     ========
  Shares used in computing diluted net income
     (loss) per share........................      10,104        4,384                       11,565
                                                 ========      =======                     ========

  See accompanying notes to unaudited pro forma condensed combining financial statements.

        UNAUDITED PRO FORMA CONDENSED COMBINING STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1999
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                   SPSS        SHOWCASE
                                                HISTORICAL    HISTORICAL                  PRO FORMA
                                                YEAR ENDED    YEAR ENDED                  YEAR ENDED
                                               DECEMBER 31,   MARCH 31,     PRO FORMA    DECEMBER 31,
                                                   1999          2000      ADJUSTMENTS       1999
                                               ------------   ----------   -----------   ------------
Net revenues.................................    $141,930      $39,523        $ --         $181,453
                                                 --------      -------        ----         --------
Operating expenses:
  Cost of revenues...........................      26,268       12,139          --           38,407
  Sales and marketing........................      54,672       22,245          --           76,917
  Product development........................      24,983        5,482          --           30,465
  General and administrative.................       9,773        4,466          --           14,239
  Merger related.............................       1,611           --          --            1,611
  Acquired in-process technology.............         128           --          --              128
                                                 --------      -------        ----         --------
          Total operating expenses...........     117,435       44,332          --          161,767
                                                 --------      -------        ----         --------
          Operating income (loss)............      24,495       (4,809)         --           19,686
Other income (expense).......................        (372)       1,415          --            1,043
                                                 --------      -------        ----         --------
          Income (loss) before income
            taxes............................      24,123       (3,394)         --           20,729
          Income tax expense.................       8,621          700          --            9,321
                                                 --------      -------        ----         --------
          Net income (loss)..................    $ 15,502      $(4,094)       $ --         $ 11,408
                                                 ========      =======        ====         ========
Basic and diluted net income (loss) per
  share:
  Basic net income (loss) per share..........    $   1.61      $ (0.46)                    $   0.91
                                                 ========      =======                     ========
  Shares used in computing basic net income
     (loss) per share........................       9,601        8,884                       12,562
                                                 ========      =======                     ========
  Diluted net income (loss) per share........    $   1.52      $ (0.46)                    $   0.87
                                                 ========      =======                     ========
  Shares used in computing diluted net income
     (loss) per share........................      10,192        8,884                       13,153
                                                 ========      =======                     ========

  See accompanying notes to unaudited pro forma condensed combining financial statements.

        UNAUDITED PRO FORMA CONDENSED COMBINING STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 1999
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                         SPSS              SHOWCASE
                                      HISTORICAL          HISTORICAL                         PRO FORMA
                                   NINE MONTHS ENDED   NINE MONTHS ENDED                 NINE MONTHS ENDED
                                     SEPTEMBER 30,       SEPTEMBER 30,      PRO FORMA      SEPTEMBER 30,
                                         1999                1999          ADJUSTMENTS         1999
                                   -----------------   -----------------   -----------   -----------------
Net revenues.....................      $101,262             $29,268           $ --           $130,530
                                       --------             -------           ----           --------
Operating expenses:
  Cost of revenues...............        19,303               8,284             --             27,587
  Sales and marketing............        39,129              15,835             --             54,964
  Product development............        18,505               3,545             --             22,050
  General and administrative.....         8,007               2,950             --             10,957
                                       --------             -------           ----           --------
          Total operating
            expenses.............        84,944              30,614             --            115,558
                                       --------             -------           ----           --------
          Operating income.......        16,318              (1,346)            --             14,972
Other income (expense)...........          (263)                550             --                287
                                       --------             -------           ----           --------
          Income (loss) before
            income taxes.........        16,055                (796)            --             15,259
          Income tax expense.....         5,735                 365             --              6,100
                                       --------             -------           ----           --------
          Net income (loss)......      $ 10,320             $(1,161)          $ --           $  9,159
                                       ========             =======           ====           ========
Basic and diluted net income
  (loss) per share:
  Basic net income (loss) per
     share.......................      $   1.08             $ (0.18)                         $   0.78
                                       ========             =======                          ========
  Shares used in computing basic
     net income (loss) per
     share.......................         9,594               6,406                            11,729
                                       ========             =======                          ========
  Diluted net income (loss) per
     share.......................      $   1.01             $ (0.18)                         $   0.74
                                       ========             =======                          ========
  Shares used in computing
     diluted net income (loss)
     per share...................        10,176               6,406                            12,311
                                       ========             =======                          ========

  See accompanying notes to unaudited pro forma condensed combining financial statements.

        UNAUDITED PRO FORMA CONDENSED COMBINING STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 2000
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                    SPSS              SHOWCASE
                                 HISTORICAL          HISTORICAL                           PRO FORMA
                              NINE MONTHS ENDED   NINE MONTHS ENDED                   NINE MONTHS ENDED
                                SEPTEMBER 30,       SEPTEMBER 30,      PRO FORMA        SEPTEMBER 30,
                                    2000                2000          ADJUSTMENTS           2000
                              -----------------   -----------------   -----------     -----------------
Net revenues................      $114,529             $34,346          $(1,498)(B7)      $147,377
                                  --------             -------          -------           --------
Operating expenses:
  Cost of revenues..........        22,081              10,334               (8)(B8)        32,407
  Sales and marketing.......        46,014              18,216               --             64,230
  Product development.......        19,552               4,766               --             24,318
  General and
     administrative.........         6,656               3,693               --             10,349
                                  --------             -------          -------           --------
          Total operating
            expenses........        94,303              37,009               (8)           131,304
                                  --------             -------          -------           --------
          Operating income
            (loss)..........        20,226              (2,663)          (1,490)            16,073
Other income................           139               1,412               --              1,551
                                  --------             -------          -------           --------
          Income (loss)
            before income
            taxes...........        20,365              (1,251)          (1,490)            17,624
          Income tax
            expense.........         7,739                 500               --              8,239
                                  --------             -------          -------           --------
          Net income
            (loss)..........      $ 12,626             $(1,751)         $(1,490)          $  9,385
                                  ========             =======          =======           ========
Basic and diluted net income
  (loss) per share:
  Basic net income (loss)
     per share..............      $   1.29             $ (0.17)                           $   0.71
                                  ========             =======                            ========
  Shares used in computing
     basic net income (loss)
     per share..............         9,761              10,607                              13,297
                                  ========             =======                            ========
  Diluted net income (loss)
     per share..............      $   1.19             $ (0.17)                           $   0.66
                                  ========             =======                            ========
  Shares used in computing
     diluted net income
     (loss) per share.......        10,593              10,607                              14,129
                                  ========             =======                            ========


  See accompanying notes to unaudited pro forma condensed combining financial statements.

     NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL STATEMENTS

NOTE A -- DESCRIPTION OF AGREEMENT

     On November 6, 2000, SPSS Inc. (SPSS) and ShowCase Corporation (ShowCase) entered into an agreement, pursuant to which SPSS has agreed to acquire ShowCase, a leading provider of fully integrated end-to-end business intelligence solutions. Under the terms of the agreement, ShowCase will become a wholly-owned subsidiary of SPSS.

     SPSS has agreed to exchange approximately 3,725,000 shares of SPSS common stock for all of the outstanding ShowCase common shares, at a rate of one share of SPSS common stock for every three ShowCase common shares on a fully diluted basis. In addition, SPSS has agreed to exchange outstanding options to purchase ShowCase common stock for options to purchase approximately 600,000 shares of SPSS common stock. The agreement, which is expected to be consummated in the first quarter of 2001, is subject to approval of the SPSS and ShowCase shareholders and customary legal and regulatory conditions. The transaction is expected to be accounted for as a pooling of interests and is reflected as such in the accompanying unaudited pro forma condensed combining financial data.

     The unaudited pro forma combined financial data are not necessarily indicative of the operating results that would have been achieved had the transaction been in effect as of the beginning of the periods presented and should not be construed as representative of future operations. The consolidated statements of operations for the nine months ended September 30, 1999 and 2000 include the impact of ShowCase's operating results for the quarters ended March 31, 1999 and 2000, respectively, which are also included in the pro forma statements of operations for the years ended December 31, 1998 and 1999, respectively, due to differences in reporting periods relative to SPSS. The revenues and net income (loss) of ShowCase included in the pro forma statements of operations for both the years ended December 31, 1998 and 1999 and the nine months ended September 30, 1999 and 2000 are as follows:

                                                   PERIODS ENDED            PERIODS ENDED
                                                 DECEMBER 31, 1998        DECEMBER 31, 1999
                                               AND SEPTEMBER 30, 1999   AND SEPTEMBER 30, 2000
                                               ----------------------   ----------------------
                                                               (IN THOUSANDS)
Revenues.....................................         $10,257                  $10,865
Net income (loss)............................             218                   (1,210)

     SPSS and ShowCase estimate that they will incur expenses related to the merger of approximately $6 million, consisting primarily of transaction costs for financial advisory fees, attorneys, accountants, financial printing and other one-time charges related to the transaction. These nonrecurring expenses will be charged to operations in the quarter in which the merger is consummated. Such charges have not been reflected in the pro forma financial statements.

     The following table summarizes the assumed average shares outstanding used in computing pro forma basic and diluted net income (loss) per share, using the exchange ratio of 0.333 for the years ended December 31, 1997, 1998 and 1999 and for the nine months ended September 30, 1999 and 2000.

                                                                                 NINE MONTHS
                                                                                    ENDED
                                                    YEARS ENDED DECEMBER 31,    SEPTEMBER 30
                                                    ------------------------   ---------------
                                                     1997     1998     1999     1999     2000
                                                    ------   ------   ------   ------   ------
                                                                  (IN THOUSANDS)
SPSS average shares outstanding, basic............   9,333    9,515    9,601    9,594    9,761
ShowCase assumed average shares outstanding,
  basic(1)........................................   1,309    1,461    2,961    2,135    3,536
                                                    ------   ------   ------   ------   ------
Pro forma average shares outstanding, basic.......  10,642   10,976   12,562   11,729   13,297
                                                    ======   ======   ======   ======   ======

---------------

(1) ShowCase assumed average shares outstanding for the years ended December 31, 1997, 1998 and 1999 represent ShowCase's fiscal years ended March 31, 1998, 1999 and 2000, respectively.

                                                                                  NINE MONTHS
                                                                                     ENDED
                                                    YEARS ENDED DECEMBER 31,     SEPTEMBER 30
                                                    -------------------------   ---------------
                                                    1997(2)    1998     1999     1999     2000
                                                    -------   ------   ------   ------   ------
                                                                  (IN THOUSANDS)
SPSS average shares outstanding, diluted..........   9,333    10,104   10,192   10,176   10,593
ShowCase assumed average shares outstanding,
  diluted(1)......................................   1,309     1,461    2,961    2,135    3,536
                                                    ------    ------   ------   ------   ------
Pro forma average shares outstanding, diluted.....  10,642    11,565   13,153   12,311   14,129
                                                    ======    ======   ======   ======   ======

---------------

(1) ShowCase assumed average shares outstanding for the years ended December 31, 1997, 1998 and 1999 represent ShowCase's fiscal years ended March 31, 1998, 1999 and 2000, respectively.

(2) SPSS average shares outstanding represent the same number as basic since the pro forma combined results reflect a net loss.

NOTE B -- PRO FORMA ADJUSTMENTS

     During the nine months ended September 30, 2000, SPSS entered into software license agreements, whereby certain software was licensed to ShowCase. During the same period, ShowCase entered into an agreement with SPSS to license certain software to SPSS. The effects of these intercompany transactions have been eliminated in the pro forma condensed combining balance sheet and the pro forma condensed combining statements of operations in order to reflect pro forma financial statements as if SPSS and ShowCase had been combined for all periods presented. These adjustments are presented under the columns headed "Pro Forma Adjustments."

  (1) Accounts receivable

     Adjustment to eliminate SPSS's receivable balance related to the license of software to ShowCase.

  (2) Other current assets


     Adjustment to eliminate SPSS's inventory related to software purchased from ShowCase.


  (3) Capitalized software costs

     Adjustment to eliminate ShowCase's capitalized software related to the license from SPSS.

  (4) Accounts payable

     Adjustment to eliminate accounts payable from ShowCase to SPSS related to the license of software from SPSS.

  (5) Deferred revenues


     Adjustment to eliminate deferred revenues related to the licensing transactions described above.


  (6) Common stock and additional paid-in capital

     The pro forma adjustments between common stock and APIC reflects the exchange of ShowCase common stock for SPSS common stock and the resultant reclassification to reflect pro forma common stock at the par value of SPSS common stock issued and outstanding had the merger been consummated as of September 30, 2000.

  (7) Net revenues

     Adjustment to eliminate revenues recognized related to the licensing transactions described above.

  (8) Cost of revenues

     Adjustment to eliminate cost of revenues related to the licensing transactions described above.

NOTE C -- RECLASSIFICATIONS

     Certain ShowCase historical amounts have been reclassified to conform to SPSS's historical presentation for purposes of the pro forma financial statements.

          COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION


     SPSS common stock and ShowCase common stock are each listed on the Nasdaq National Market. SPSS's and ShowCase's ticker symbols are "SPSS" and "SHWC," respectively. As of January 19, 2001, the most recent practicable date prior to the mailing of this joint proxy statement/prospectus, shares of SPSS common stock were held of record by 517 stockholders and shares of ShowCase common stock were held of record by 106 shareholders.


     The following table shows, for the calendar quarters indicated, based on published financial sources: the high and low sale prices of shares of SPSS and ShowCase common stock as reported on the Nasdaq National Market.

     ShowCase common stock commenced trading on June 30, 1999 at the time of its initial public offering.


                                                    SPSS                  SHOWCASE
                                                COMMON STOCK            COMMON STOCK
                                               --------------          --------------
                                               HIGH       LOW          HIGH       LOW
                                               ----       ---          ----       ---
1997
  First Quarter..............................   32 7/8    24 3/8        --        --
  Second Quarter.............................   32 3/4    24 5/8        --        --
  Third Quarter..............................   34 1/4    27 1/4        --        --
  Fourth Quarter.............................   28 5/8    17 1/2        --        --
1998
  First Quarter..............................   24        19 1/2        --        --
  Second Quarter.............................   25 1/8    18 1/2        --        --
  Third Quarter..............................   26 3/8    18            --        --
  Fourth Quarter.............................   22 11/16  17            --        --
1999
  First Quarter..............................   22        16 3/8        --        --
  Second Quarter.............................   25 11/16  16 3/8         9 5/8     8
  Third Quarter..............................   26 5/8    18            14 3/8     7 1/4
  Fourth Quarter.............................   25 3/4    16 5/16       10         2 15/16
2000
  First Quarter..............................   33 3/4    23 1/2        11 1/4     5 3/4
  Second Quarter.............................   32 1/2    22            10         3 7/8
  Third Quarter..............................   31 1/2    23 1/4         7 7/8     5 3/16
  Fourth Quarter.............................   28 9/16   16 1/16        8 1/4     4 13/16
2001
  First Quarter
  (through January 19, 2001).................   23 3/16   20 1/4         7 1/2     6 1/2

     On November 6, 2000, the last full trading day before SPSS publicly announced the execution of the merger agreement with ShowCase, the per share closing price of SPSS common stock was $25.00 and the per share closing price of ShowCase common stock was $5.5625. On January 19, 2001, the most recent practicable date prior to the mailing of this joint proxy statement/prospectus, the per share closing price of the SPSS common stock was $22.875 and the per share closing price of the ShowCase common stock was $7.4375. Stockholders are urged to obtain current market quotations prior to making any decision with respect to the merger.


     Neither SPSS nor ShowCase has ever declared a dividend, nor does either company plan to declare a dividend prior to the merger. The dividend policy of the combined company will be determined by its board of directors following the merger. However, SPSS does not anticipate paying any dividends on SPSS common stock in the foreseeable future because SPSS expects to retain future earnings for use in the operation and expansion of its business.

                   A CAUTION ABOUT FORWARD-LOOKING STATEMENTS

     SPSS and ShowCase have made forward-looking statements in this document, and in documents that are incorporated by reference in this document, that are subject to risks and uncertainties. These statements are based on the beliefs and assumptions of each company's management. Generally, forward-looking statements include information concerning possible or assumed future actions, events or results of operations of SPSS, ShowCase and the combined company. Forward-looking statements include the information in this document, specifically, regarding:

     - projections

     - efficiencies/cost avoidance

     - cost savings

     - revenue synergies

     - income and margins

     - earnings per share

     - growth

     - economies of scale

     - combined operations

     - the economy

     - future economic performance

     - conditions to, and the timetable for, completing the merger

     - future acquisitions

     - management's plans

     - business portfolios

     - merger and integration-related expenses

     - product launches

     These statements may be preceded by, followed by or include the words "believes," "expects," "anticipates," "intends," "plans," "estimates" or similar expressions.

     We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all forward-looking statements.

     FORWARD-LOOKING STATEMENTS ARE NOT GUARANTEES OF PERFORMANCE. YOU SHOULD UNDERSTAND THAT THE FACTORS DISCUSSED IN "RISK FACTORS" BELOW COULD AFFECT THE FUTURE RESULTS OF SPSS AND SHOWCASE, AND OF THE COMBINED COMPANY AFTER THE COMPLETION OF THE MERGER, AND COULD CAUSE THOSE RESULTS OR OTHER OUTCOMES TO DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED IN OUR FORWARD-LOOKING STATEMENTS. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO SPSS OR SHOWCASE, OR THAT SPSS AND SHOWCASE DO NOT CURRENTLY DEEM MATERIAL, MAY ALSO AFFECT THE BUSINESS, FINANCIAL CONDITION AND OPERATING RESULTS OF THE COMBINED COMPANY.

                                  RISK FACTORS

RISK FACTORS RELATING TO THE MERGER AND THE COMBINED COMPANY

  The Value of SPSS Shares Received Will Fluctuate.


     The number of shares of SPSS common stock issued in the merger for each share of ShowCase common stock is fixed. However, the market prices of SPSS common stock and ShowCase common stock when the merger is completed may vary from their market prices at the date of this document and at the date of the stockholder meetings of SPSS and ShowCase. For example, during the 12 month period ended on January 19, 2001, the most recent practical date prior to the mailing of this joint proxy statement/ prospectus, SPSS common stock traded within a range from a low of $18.75 to a high of $34.875 and ended that period at $22.875, and ShowCase common stock traded within a range from a low of $3.875 to a high of $11.25 and ended that period at $7.4375. See "Comparative Per Share Market Price and Dividend Information" for more detailed share price information.


     At the time of their respective stockholder meetings, SPSS and ShowCase stockholders will not know the exact value of the SPSS common stock that will be issued in connection with the merger. The number of shares that ShowCase stockholders will receive in the merger will not change, even if the market price of SPSS common stock changes.

     Recently, the stock market and, in particular, the securities of technology companies have experienced extreme price and volume fluctuations. These market fluctuations may adversely affect the market price of SPSS common stock. The market price of SPSS common stock upon and after completion of the merger could be lower than the market price on the date of the merger agreement or the current market price.

     Stockholders of SPSS and ShowCase are urged to obtain current market quotations for SPSS and ShowCase common stock.

  Failure to Retain Key Employees Could Diminish the Benefits of the Merger.

     The successful combination of SPSS and ShowCase will depend in part on the retention of personnel critical to the business and operations of the combined company due to, for example, unique technical skills or management expertise. SPSS may be unable to retain SPSS and ShowCase management and technical, sales and customer support personnel that are critical to the successful integration of SPSS and ShowCase, resulting in disruption of operations, loss of key information, expertise or know-how and unanticipated additional recruitment and training costs and otherwise diminishing anticipated benefits of the merger.

  We May Be Unable to Successfully Integrate Our Operations and Realize the Full Cost Savings We Anticipate.

     The merger involves the integration of two companies that have previously operated independently. The difficulties of combining the companies' operations include:

     - the necessity of coordinating geographically separated organizations;

     - combining teams and processes in various functional areas; and

     - integrating personnel with diverse business backgrounds.

     The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of one or more of the combined company's businesses and the loss of key personnel. The diversion of management's attention and any delays or difficulties encountered in connection with the merger and the integration of the two companies' operations could have an adverse effect on the business, results of operations, financial condition or prospects of the combined company after the merger.

     Among the factors considered by the SPSS and the ShowCase boards of directors in connection with their respective approvals of the merger agreement were the opportunities for economies of scale, as well as operating efficiencies that could result from the merger. We cannot give any assurance that these savings will be realized within the time periods contemplated or even if they will be realized at all.

  Sales of ShowCase Software Could Decline If Relationships With Hyperion Solutions Corporation and IBM Are Disrupted by the Merger.

     The merger may have the effect of disrupting strategic relationships with Hyperion Solutions Corporation and IBM. Hyperion Solutions may not continue its contractual relationship with the combined company after the merger, with the result that the combined company would not have the exclusive right to distribute Hyperion's analytical online processing product, Essbase, as ported to the AS/400, subject to limited distribution rights retained by Hyperion Solutions. Additionally, if Hyperion Solutions elects not to continue other license arrangements with the combined company, then in order to continue to offer products with the capabilities provided by its Analyzer and Analyzer for the Web products after the merger, the combined company would need to develop the necessary technology internally, extend or replace the license agreement with Hyperion Solutions or license technology from a third party. If the combined company is unable to do so, the capabilities of its ShowCase product suite would be significantly reduced.

     Finally, the merger may have the effect of disrupting the reseller relationship with IBM, if IBM elects not to continue its reseller agreement with the combined company

  We Will Face Increased Competition After the Merger.

     In addition to those companies with which we have historically competed, we believe the combined company will face competition from additional providers of decision support software, data warehousing and data mart software as well as companies providing business intelligence solutions for AS/400 customers including Silvon and Infomanager. We will also compete with vendors that provide business intelligence products implemented on Unix or Windows NT platforms and then connected to the AS/400. These vendors include Brio Technology, Business Objects, Cognos, Hyperion Solutions, Information Advantage, MicroStrategy, Microsoft, Oracle, Computer Associates, Sagent Technology and SAS Institute. In addition, enterprise resource planning software vendors including Baan Company, PeopleSoft and SAP are beginning to offer decision support and analytical modules primarily to support the analysis of data from their own operational systems. One or more of these companies may expand their technologies to support greater business intelligence functionality.

  Sales of SPSS and ShowCase Software Could Decline If Customer Relationships Are Disrupted by the Merger.

     The merger may have the effect of disrupting customer relationships. SPSS and ShowCase customers may not continue their current buying patterns during the pendency of, and following, the merger. Customers may defer purchasing decisions as they evaluate the likelihood of successful integration of SPSS's and ShowCase's software and the combined company's future research and development strategy. Customers of SPSS may want the functionality of ShowCase's software but may not want to purchase ShowCase's software.

     Similarly, customers of ShowCase may want the functionality of SPSS's software but may not want to purchase SPSS's software. For these and other reasons, customers of SPSS or ShowCase may instead purchase offerings of competitors. In addition, by increasing the breadth of SPSS's and ShowCase's business, the merger may make it more difficult for the combined company to enter into relationships with customers and strategic partners, some of whom may view the combined company as a more direct competitor than either SPSS or ShowCase as an independent company. Any significant delay or reduction in orders for SPSS's or ShowCase's software and services could cause sales of the combined company's software and services to decline.

  Sales of ShowCase Software Could Decline If the Current Levels of Use of the IBM AS/400 and IBM's Support of the AS/400 Do Not Continue.

     The server components of ShowCase software currently operate only on the IBM AS/400. Sales by the combined company after the merger of ShowCase software will depend on the continued use of the AS/400 and the continued support of the AS/400 by IBM. Instead of using the AS/400, many computer users have implemented client/server computer systems based on the UNIX or Windows NT platforms. The current levels of use by AS/400 customers and support of the AS/400 by IBM may not continue after the merger and the use of the AS/400 may not increase in the future. To develop products that operate on platforms other than the AS/400 would require the combined company to commit a substantial investment of resources, and the combined company may not successfully introduce these products on a timely or cost-effective basis or at all.

  The Growth of Our Business May Be Affected by the Growth of the Market for Business Intelligence Software.

     We anticipate that some of the combined company's revenues will be attributable to the sale of business intelligence software and related maintenance, support, consulting and professional services. Business intelligence software enables organizations to transform data from disparate sources into accessible, understandable and useful information. Although demand for business intelligence software has grown in recent years, we cannot assure that the market will continue to grow or that, even if the market does grow, businesses will adopt ShowCase products of the combined company. If such growth does not occur, our business may be affected.

     We believe that future growth in the market for business intelligence software will depend in large part on the growth of e-business -- business-to-business, business-to-employee and business-to-customer communications and transactions over the Internet, corporate intranets and extranets. E-business has only recently emerged, and may not continue to grow. Continued growth in e-business depends on a number of factors, including the Internet's ability to efficiently handle increased activity and to operate as a fast, reliable and secure network. Critical issues concerning the commercial use of the Internet, including data corruption, security, bandwidth availability and quality of service, remain and may negatively affect the growth of e-business, and accordingly, the demand for business intelligence software.

  We Will Incur Significant Expenses and Restructuring Charges in Connection With the Merger Transaction.

     SPSS and ShowCase expect to incur pre-tax charges to operations, currently estimated to be $6 million, to reflect costs associated with combining the operations of the two companies, transaction fees and other costs related to the merger. The majority of these costs will be recorded after the consummation of the merger. This estimate includes anticipated one-time pre-tax charges of approximately $3 million for transaction and merger-related costs and $3 million of restructuring charges and other related costs. These amounts are preliminary estimates and subject to change. Additional unanticipated costs may be incurred in the integration of the businesses of SPSS and ShowCase. Although SPSS and ShowCase expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, may offset additional expenses over time, we cannot give any assurance that this net benefit will be achieved in the near term, or at all.

  The Merger Causes Dilution to Historical SPSS Earnings.

     Although SPSS management believes the merger will not be dilutive to expected earnings in 2001, it will have a dilutive effect on historical earnings per share of SPSS due to the additional SPSS shares that will be issued in the merger. On a historical basis for SPSS, diluted earnings per share were $1.52 for the year ended December 31, 1999, as compared to $0.87 on a pro forma basis for the combined company. The pro forma figure does not include costs associated with or benefits anticipated from the merger, such as synergies and related cost savings, nor any transaction costs, merger-related costs or restructuring charges. See "Unaudited Pro Forma Condensed Combining Financial Data" for additional pro forma financial information for the combined company after the merger.

  Obtaining Required Approvals and Satisfying Closing Conditions May Delay or Prevent Completion of the Merger.

     Completion of the merger is conditioned upon the receipt of all material governmental authorizations, consents, orders and approvals, including the expiration or termination of the applicable waiting periods, and any extension of the waiting periods, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. SPSS and ShowCase intend to vigorously pursue all required approvals. The requirement for these approvals could delay the completion of the merger for a significant period of time after SPSS and ShowCase stockholders have approved the proposals relating to the merger at their respective stockholder meetings. See "The Merger Agreement -- Conditions" for a discussion of the conditions to the completion of the merger and "The Proposed
Merger -- Regulatory Matters Relating to the Merger" for a description of the regulatory approvals necessary in connection with the merger. No assurance can be given, however, that these approvals will be obtained or that the required conditions to closing will be satisfied, and, if all such approvals are obtained and the conditions are satisfied, no assurance can be given as to the terms, conditions and timing thereof.

RISK FACTORS RELATING TO SPSS

  Our Financial Results and Stock Price May Be Affected by Quarterly
  Fluctuations.

     SPSS's quarterly revenue and operating results have varied in the past and may continue to do so in the future. Future revenues and operating results will depend upon, among other factors:

     - the number and timing of product updates and new product introductions;

     - delays in product development and introduction;

     - purchasing schedules of its customers;

     - changes in foreign currency exchange rates;

     - product and market development expenditures;

     - the timing of product shipments;

     - changes in product mix;

     - timing, costs and effects of acquisitions; and

     - general economic conditions.

     Because SPSS's expense levels are to a large extent based on its forecasts of future revenues, operating results may be adversely affected if such revenues fall below expectations. Accordingly, SPSS believes that quarter-to-quarter comparisons of its results of operations may not be meaningful and should not be relied upon as an indication of future performance.

     SPSS has historically operated with very little backlog because its products are generally shipped as orders are received. As a result, revenues in any quarter are dependent on orders shipped and licenses renewed in that quarter. SPSS has experienced a seasonal pattern in its operating results with the fourth quarter typically having the highest operating income. For example, excluding acquisition and other non-recurring charges, the percentage of SPSS operating income realized in the fourth quarter was 36% in 1997, 35% in 1998 and 38% in 1999.

     In addition, the timing and amount of SPSS's revenues are subject to a number of factors that make estimation of operating results prior to the end of a quarter uncertain. A significant portion of SPSS's operating expenses are relatively fixed, and planned expenditures are based primarily on revenue forecasts. More specifically, in the fourth quarter, the variable profit margins on modest increases in sales volume at the end of the quarter are significant. Should SPSS fail to achieve such fourth quarter revenue increases, net income for the fourth quarter and the full year could be materially affected. Generally, if revenues do not meet SPSS's expectations in any given quarter, operating results will be adversely affected. SPSS was profitable in the seven quarters from December 31, 1994 through June 30, 1997, but had a net loss of $4,196,000 in the third quarter of 1997 due primarily to one-time acquisition charges of $2,911,000 and a charge from the revaluation of certain assets of $5,555,000. In 1998, SPSS was profitable in the first three quarters, but had a net loss of $1,355,000 in the fourth quarter primarily due to a one-time merger-related charge and write-off of acquired in-process technology of $5,500,000 and a charge for revaluation of certain assets of $445,000. In 1999, SPSS was profitable in all four quarters. There can be no assurance that profitability on a quarterly or annual basis can be achieved or sustained in the future.

  SPSS May Be Unsuccessful in Integrating Recent Acquisitions.

     In recent years, SPSS has made a significant number of acquisitions, including the acquisition of businesses based outside of the United States. SPSS faces challenges and business integration issues with its November 1999 acquisition of Vento Software, Inc., a Florida corporation. Although persons whom SPSS believes are qualified and trained are continuing to work with Vento after its acquisition by SPSS, there can be no assurance that Vento will be able to retain these employees or hire suitable replacements in the event they should leave the employ of SPSS. If SPSS loses key personnel from Vento or is unable to integrate Vento's business into its own effectively, SPSS may experience a material adverse impact on its financial condition. While SPSS believes that it has been successful in integrating the acquisitions it has made in the past, there can be no assurance that the recent acquisition of Vento or future acquisitions will be successfully integrated into SPSS.

  SPSS May Not Respond Adequately to Rapid Technological Changes.

     The computer software industry is characterized by rapid technological advances, changes in customer requirements, as well as frequent enhancements to and introductions of technologies. SPSS's future success will depend upon its ability to enhance its existing software and introduce new software that keep pace with technological developments, respond to evolving customer requirements and achieve market acceptance. In particular, SPSS believes it must continue to respond quickly to users' needs for greater functionality, improved usability and support for new hardware and operating systems. Any failure by SPSS to respond adequately to technological developments and customer requirements, or any significant delays in software development or introduction, could result in loss of revenues. In the past, SPSS has, on occasion, experienced delays in the introduction of new software and enhancements to existing technology, primarily due to difficulties with particular operating environments and problems with software provided by third parties. The extent of these delays has varied depending upon the size and scope of the project and the nature of the problems encountered. Such delays have most often resulted from "bugs" encountered in working with new versions of operating systems and other third party software, and bugs or unexpected difficulties in existing third party software which complicate integration with SPSS's software. From time to time, SPSS has discovered bugs in its software that are resolved through maintenance releases or through periodic updates depending upon the seriousness of the defect. There can be no assurance that SPSS will be successful in developing and marketing new software or enhancements to existing technology on a timely basis or that SPSS will not experience significant delays or defects in its software in the future, which could have a material adverse effect on SPSS. In addition, there can be no assurance that new software or enhancements to existing technology developed by SPSS will achieve market acceptance or that developments by others will not render SPSS's technologies obsolete or noncompetitive.

  SPSS May Face Business Declines Due to Our International Operations.

     Revenues from operations outside of North America accounted for approximately 50% of SPSS's revenues in 1997, 47% of SPSS's revenues in 1998, and 50% of SPSS's revenues in 1999. SPSS expects that revenues from international operations will continue to represent a large percentage of its net revenues and that this percentage may increase, particularly as SPSS further "localizes" products by translating them into additional languages and expands its operations through acquisitions of companies outside the United States. International revenues are subject to a number of risks, including:

     - greater difficulties in accounts receivable collection;

     - longer payment cycles;

     - exposure to currency fluctuations;

     - financial, tax and accounting impact of the European Union's adoption of the Euro as legal currency;

     - political and economic instability; and

     - the burdens of complying with a wide variety of foreign laws and regulatory requirements.

     SPSS also believes that it is exposed to greater levels of software piracy in international markets because of the weaker protection afforded to intellectual property in some foreign jurisdictions. As SPSS expands its international operations, the risks described above could increase and, in any event, could have a material adverse effect on SPSS.

  SPSS's Stock Price May Experience Volatility.

     There has been significant volatility in the market prices of securities of technology companies, including SPSS, and, in some instances, such volatility has been unrelated to the operating performance of such companies. Market fluctuations may adversely affect the price of SPSS common stock. SPSS also believes that, in addition to factors such as interest rates and economic conditions which affect stock prices generally, some, but not all, of the factors which could result in fluctuations in SPSS stock price include:

     - announcements of new products by SPSS or its competitors;

     - quarterly variations in financial results;

     - recommendations and reports of analysts;

     - acquisitions; and

     - other factors beyond SPSS's control.

  SPSS Relies on Third Parties for Certain Software.

     SPSS licenses software from third parties. Some of this licensed software is embedded in SPSS's products, and some is offered as add-on products. If such licenses are discontinued, or become invalid or unenforceable, there can be no assurance that SPSS will be able to develop substitutes for this software independently or to obtain alternative sources in a timely manner. Any delays in obtaining or developing substitutes for licensed software could have a material adverse effect on SPSS.

  SPSS Relies on Third Parties for Software Distribution.

     In January 1997, SPSS entered into a Banta Global Turnkey Software Distribution Agreement under which Banta Global Turnkey manufactures, packages and distributes SPSS's software products to SPSS's domestic and international customers and certain international subsidiaries. The Banta agreement had an initial three-year term and automatically renews thereafter for successive periods of one year. The Banta agreement was renewed in January 2000. Either party may terminate the Banta agreement for cause by written notice if the other materially breaches its obligations. If Banta fails to perform adequately any of its obligations under the Banta agreement, SPSS's operating results could be materially adversely affected.

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

  Changes in Public Expenditures May Adversely Affect SPSS.

     A significant portion of SPSS's revenues comes from licenses of its software directly to foreign and domestic government entities. In addition, significant amounts of SPSS's revenues come from licenses to academic institutions, healthcare organizations and private businesses that contract with or are funded by government entities. Government appropriations processes are often slow, unpredictable and subject to factors outside SPSS's control. In addition, proposals are currently being made in certain countries to reduce government spending. Reductions in government expenditures and termination or renegotiation of government-funded programs or contracts could have a material adverse effect on SPSS. In addition, declines in overall levels of economic activity could also have a material adverse impact on SPSS.

  SPSS May Be Unable to Continue to Compete With Companies in Its Industries That Have Financial or Other Advantages.

     SPSS's historical market for statistical software is both highly competitive and fragmented. SPSS is among the largest companies in the statistical software market, and, based upon sales and comparative assessments in trade publications, SPSS believes that it competes effectively against its competitors, particularly on desktop computing platforms. SPSS considers its primary worldwide competitor to be the larger and better-financed SAS Institute, although SPSS believes that SAS's revenues are derived principally from products for purposes other than statistical analysis and operate on large systems platforms. StatSoft Inc. and Minitab, Inc. are also competitors, although their annual revenues from these statistical products are believed to be considerably less than the revenues of SPSS. In addition to competition from other statistical software companies, SPSS also faces competition from providers of software for specific statistical applications.

     In the data mining, customer relationship management and business performance measurement markets, SPSS faces competition from many larger and more well-funded companies, including SAS, IBM, Informix, NCR, Oracle, and others, as well as recent entrants, such as Attune, Broadbase, E.piphany and NetPerceptions, many of whom specialize in customer relationship management in e-commerce settings. With the exception of SAS, these competitors do not currently offer the range of analytical capability SPSS offers, and as a result are both competitors and potential partners for SPSS technology.

     In all markets, SPSS competes primarily on the basis of the usability, functionality, performance, reliability and connectivity of its software. The significance of each of these factors varies depending upon the anticipated use of the software and the analytical training and expertise of the customer. To a lesser extent, SPSS competes on the basis of price. SPSS maintains pricing and licensing policies to meet market demand. SPSS believes it is able to compete successfully because of the highly usable interfaces, comprehensive analytical capabilities, efficient performance characteristics, local language versions, consistent quality, and connectivity features of its software, as well as its worldwide distribution capabilities and widely recognized name.

     In the future, SPSS may face competition from new entrants into its markets. SPSS could also experience competition from companies in other sectors of the broader market for business intelligence software, such as providers of OLAP (On-Line Analytical Processing) and analytical application software, as well as from companies in other sectors of the broader market for customer relationship management software, such as providers of sales force automation and campaign management software, who could add advanced analytical functionality to their existing offerings. Some of these potential competitors have significantly more capital resources, marketing experience and research and development capabilities than SPSS. Competitive pressures from the introduction of new solutions and products by these companies or other companies could have a material adverse effect on SPSS. There can be no assurance that SPSS will be able to compete successfully in the future.

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

  SPSS Depends on Key Executives. A Loss of These Executives and Other Personnel Could Negatively Impact Our Operations.

     SPSS is dependent on the efforts of certain executives and key employees, including its President and Chief Executive Officer, Jack Noonan. SPSS's continued success will depend in part on its ability to attract and retain highly qualified technical, managerial, sales, marketing and other personnel. Competition for such personnel is intense. SPSS's inability to continue to attract or retain such highly qualified personnel could have a material adverse effect on SPSS's financial position and results of operation. No life insurance policies are maintained on SPSS's key personnel.

  SPSS May Not Receive the Full Benefits of Its Intellectual Property
  Protections.

     The analytical algorithms incorporated in SPSS's software are not proprietary. SPSS believes that the proprietary technology constituting a portion of its software determines the speed and quality of displaying the results of computations, the ability of its software to work in conjunction with third party software, and the ease of use of its software. SPSS's success will depend, in part, on its ability to protect the proprietary aspects of its software. SPSS's attempts to protect its proprietary software with trade secret laws and internal nondisclosure safeguards, as well as copyright and trademark laws and contractual restrictions on copying, disclosure and transferability that are incorporated into its software license agreements. SPSS licenses its software only in the form of executable code, with contractual restrictions on copying, disclosures and transferability. SPSS licenses its software for use on mainframes, minicomputers, and distributed computer networks. SPSS licenses its products for personal computers to end-users by use of a "shrink-wrap" license that is not signed by licensees, as is customary in the packaged software industry. It is uncertain whether such license agreements are legally enforceable. The source code for all of SPSS software is protected as a trade secret and as unpublished copyrighted work. In addition, SPSS has entered into confidentiality and nondisclosure agreements with its key employees. Despite these restrictions, it may be possible for competitors or users to copy aspects of SPSS's software or to obtain information which SPSS regards as a trade secret. SPSS has no patents, and judicial enforcement of copyright laws may be uncertain, particularly outside of North America. Preventing unauthorized use of computer software is difficult, and software piracy is expected to be a persistent problem for the packaged software industry. These problems may be particularly acute in international markets. In addition, the laws of certain countries in which SPSS's software is or may be licensed do not protect SPSS's software and intellectual property rights to the same extent as the laws of the United States. Despite the precautions taken by SPSS, it may be possible for unauthorized third parties to reverse engineer or copy SPSS's products or obtain and use information that SPSS regards as proprietary. There can be no assurance that the steps taken by SPSS to protect its proprietary rights will be adequate to prevent misappropriation of its technology.

     Although SPSS's software has never been the subject of an infringement claim, there can be no assurance that third parties will not assert infringement claims against SPSS in the future or that any such assertion will not result in costly litigation or require SPSS to obtain a license to use the intellectual property of third parties. There can be no assurance that such licenses will be available on reasonable terms, or at all. There can also be no assurance that SPSS's competitors will not independently develop technologies that are substantially equivalent or superior to SPSS's technologies.

  Certain Stockholders and Officers and Directors May Control Corporate Actions Due to Their Ownership of SPSS Stock.

     As of November 9, 2000, SPSS's executive officers and directors owned beneficially approximately 19.75% of the outstanding shares of SPSS common stock. The Norman H. Nie Revocable Trust Dated March 15, 1991 (the "Nie Trust") and affiliates of the Nie Trust are entitled to nominate a director for inclusion in the management slate for election to the Board if the Nie Trust owns at least 12.5% of the outstanding shares of common stock. As of November 9, 2000, the Nie Trust and affiliates of the Nie Trust beneficially owned approximately 10.07% of the outstanding shares of common stock.

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

     Additionally, because of the combined voting power of the officers and directors, these individuals acting as a group may be able to influence SPSS's affairs and business, including any determination with respect to a change in control of SPSS, future issuances of SPSS common stock or other securities, declaration of dividends on SPSS common stock and the election of directors. Such influence could have the effect of delaying, deferring or preventing a change of control of SPSS which could deprive SPSS's stockholders of the opportunity to sell their shares of common stock at prices higher than prevailing market prices.

  Anti-Takeover Protections May Make It Difficult for a Third Party to Acquire SPSS.

     SPSS's Certificate of Incorporation and bylaws contain a number of provisions, including provisions requiring an 80% super-majority stockholder approval of certain actions and provisions for a classified Board of Directors, which would make the acquisition of SPSS, by means of an unsolicited tender offer, a proxy contest or otherwise, more difficult.

     SPSS's bylaws provide for a staggered board of directors so that only one-third of the total number of directors are replaced or re-elected each year. Therefore, potential acquirers of SPSS may face delays in replacing the existing directors.

     SPSS's senior executive officers may be entitled to substantial payments in the event of their termination without cause or constructive termination following a change of control of SPSS. These payments could have the effect of discouraging a potential acquirer from acquiring control of SPSS.

  Sales of SPSS Stock Available for Future Use Could Depress SPSS's Stock Price.

     In addition to the shares of common stock which are outstanding, as of November 9, 2000, there were vested options outstanding held by management to purchase approximately 832,066 additional shares of common stock, with an average exercise price of $14.43 per share, and unvested options to purchase approximately 311,967 additional shares of common stock. SPSS has also established a stock purchase plan available to employees of SPSS, which permits employees to acquire shares of common stock at the end of each quarter at 85% of the market price of the common stock as of the day after the end of the quarter.

     No prediction can be made as to the effect, if any, that future sales, or the availability of shares of SPSS common stock for future sales, will have on the market price prevailing from time to time. Sales of substantial amounts of common stock by SPSS or by stockholders who hold "restricted securities," or the perception that such sales may occur, could adversely affect prevailing market prices for the common stock.

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

                              THE PROPOSED MERGER

GENERAL

     SPSS's board of directors is using this joint proxy statement/prospectus to solicit proxies from the holders of SPSS common stock for use at the SPSS special meeting. ShowCase's board of directors is also using this document to solicit proxies from the holders of ShowCase common stock for use at the ShowCase special meeting.


SPSS PROPOSALS 1 AND 2 -- APPROVAL AND ADOPTION OF MERGER AGREEMENT AND ISSUANCE
                         OF SPSS STOCK IN CONNECTION WITH THE MERGER


     At the SPSS special meeting, holders of SPSS common stock are being asked to vote on the approval and adoption of the merger agreement and the issuance of SPSS common stock in connection with the merger.

     THE MERGER WILL NOT BE COMPLETED UNLESS SPSS'S STOCKHOLDERS APPROVE AND ADOPT THE MERGER AGREEMENT AND THE ISSUANCE OF SHARES OF SPSS COMMON STOCK IN THE MERGER.

SHOWCASE PROPOSAL

     At the ShowCase special meeting, holders of ShowCase common stock will be asked to vote on the adoption or rejection of the merger and the merger agreement.

     THE MERGER WILL NOT BE COMPLETED UNLESS SHOWCASE'S SHAREHOLDERS APPROVE AND ADOPT THE MERGER AGREEMENT AND THE MERGER.

BACKGROUND OF THE MERGER

     At the April 27, 2000 ShowCase Board of Directors' Meeting, the directors discussed the option of identifying several potential acquiring companies for ShowCase as an alternative means of enhancing shareholder value.

     After the June 6, 2000 ShowCase Board of Directors' meeting, Mr. Holec, CEO of ShowCase, and Mr. Noonan, CEO of SPSS, discussed telephonically the possibility of a merger between the two companies. These discussions considered the synergies and the risks surrounding a merger such as product, customer, employee and culture. Mr. Holec and Mr. Noonan agreed to have subsequent meetings including selected members of each company's senior management to determine if there was merit in continuing these discussions.


     During the June 14, 2000 meeting of the SPSS Board of Directors, Mr. Noonan presented the potential opportunity of acquiring ShowCase and received approval to proceed with related discussions. Mr. Noonan disclosed to the SPSS Board of Directors that he was a director of ShowCase and also owned options to purchase 37,187 shares of ShowCase common stock. While Mr. Noonan participated in discussions regarding the merger and related transactions, he abstained from votes taken by the SPSS Board of Directors regarding the merger and related transactions.


     On June 28, 2000, Mr. Holec met with Mr. Noonan to discuss the possible acquisition of ShowCase by SPSS.

     On July 25, 2000, SPSS and ShowCase entered into a mutual non-disclosure agreement.

     During the July 27, 2000 meeting of the SPSS Board of Directors, the directors reviewed and discussed preliminary financial analyses of a potential acquisition of ShowCase and directed management to proceed and prepare detailed examinations.

     On July 27, 2000, several members of ShowCase's management team met with members of SPSS's management team in Chicago for a presentation by SPSS of their business.

     On August 3, 2000, Mr. Holec discussed with the Board of Directors of ShowCase at its regular meeting the possibility of entering into merger discussions with SPSS. The board authorized Mr. Holec to conduct further discussions with SPSS and to engage an investment bank for assistance. Also, since

Mr. Noonan is a director of ShowCase, an executive committee of the Board of Directors was established, comprised of all directors other than Mr. Noonan, to conduct the business of ShowCase while discussions with SPSS were ongoing in order to avoid conflicts of interest.

     On August 11, 2000, ShowCase engaged Merrill Lynch to act as its financial advisor in connection with a potential transaction with SPSS, and, if requested by ShowCase, to render a fairness opinion.

     On August 21, 2000, several members of SPSS's management team met with members of ShowCase's management team in Rochester, Minnesota for further discussions about product and market direction, as well as financial implications of the potential merger.

     During the September 11, 2000 meeting of the SPSS Board of Directors, the directors reviewed and approved a draft letter of intent to acquire ShowCase, discussed findings of initial due diligence reports, and examined more detailed financial analyses of the proposed transaction. The directors also directed management to engage Robert W. Baird & Co. to provide its opinion as to whether or not the exchange ratio in the merger was fair, from a financial point of view, to SPSS.

     On September 13, 2000, SPSS provided ShowCase with a draft term sheet to acquire ShowCase setting forth the proposed terms and conditions to be used in drafting a merger agreement.

     On September 15, 2000, SPSS engaged Robert W. Baird & Co. to provide its opinion as to whether or not the exchange ratio in the merger was fair, from a financial point of view, to SPSS.

     On September 29, 2000, ShowCase engaged Craig-Hallum Capital Group, Inc. to act as an additional financial adviser and to provide a second fairness opinion regarding a potential transaction with SPSS.

     During the weeks following, extensive additional due diligence was conducted by the two companies along with further discussions regarding the contract and timing of the transaction. SPSS and ShowCase supplemented the work of their respective employees in due diligence efforts by contracting with professional services firms.


     On November 6, 2000, the SPSS Board of Directors held a special meeting to review the terms of the definitive merger agreement with Ross & Hardies, outside counsel to SPSS, and unanimously approved the terms of the agreement. Also at this meeting, representatives of Robert W. Baird & Co. rendered an oral opinion (subsequently confirmed in writing) to the effect that, as of November 6, 2000 and based on and subject to the matters described in its opinion, the exchange ratio was fair, from a financial point of view, to SPSS. After full discussion, the SPSS board approved the merger and merger agreement. Mr. Noonan abstained from that vote.



     On November 6, 2000, the Executive Committee of ShowCase's board of directors held a special meeting to review the terms of the definitive merger agreement with its outside legal counsel, Dorsey & Whitney LLP Also at this meeting, representatives of Merrill Lynch rendered an oral opinion, which opinion was subsequently confirmed by delivery of a written opinion dated November 6, 2000, to the effect that, as of that date and based on and subject to the assumptions made, matters considered and limitations on its review contained in its opinion, the exchange ratio was fair, from a financial point of view, to the holders of ShowCase common stock. Likewise, a representative of Craig-Hallum Capital Group rendered an oral opinion, which opinion was subsequently confirmed by delivery of a written opinion dated November 6, 2000, to the effect that, as of that date and based on and subject to the assumptions made, matters considered and limitations on its review contained in its opinion, the exchange ratio was fair, from a financial point of view, to the holders of ShowCase common stock. After full discussion, the Executive Committee of the ShowCase board unanimously approved the merger and merger agreement.


     On November 6, 2000, SPSS and ShowCase signed a definitive merger agreement.

     On November 7, 2000, the companies issued a joint press release announcing the transaction and held a conference call to discuss the contents of the press release.

REASONS FOR THE MERGER

     While each of SPSS and ShowCase has excellent growth potential and prospects for its immediate and long-term future as a stand-alone entity, we both believe that a combination of the two companies will create a leading software company with greater diversity, breadth and financial resources that will have the opportunity to enhance stockholder value in ways that are unlikely to be achieved by SPSS or ShowCase alone. Specifically, the combined company would be positioned to realize the benefits of joining ShowCase's projected strong revenue growth, SPSS's historical and projected profitability, as well as the common and reinforcing strategic directions of both companies. The combined company would have a broader technology base, more extensive sales, marketing, and professional services organizations, and a stronger financial profile than would each of the companies individually.

     The following discussion of the parties' reasons for the merger contains a number of forward-looking statements that reflect the current view of SPSS and ShowCase with respect to future events that may have an effect on the future financial performance of each of them or the combined company. Forward-looking statements are subject to risks and uncertainties. Actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Cautionary statements that identify important factors that could cause or contribute to differences in results and outcomes include those discussed in the sections of this proxy statement/prospectus entitled "Summary -- Forward-Looking Information" and "Risk Factors."

SPSS'S REASONS FOR THE MERGER

     SPSS's board of directors believes that a business combination with ShowCase would be beneficial to SPSS by bringing:

     - A larger field sales force capable of selling the company's analytical solutions and products;

     - A larger professional services organization capable of implementing the company's analytical solutions;

     - Complementary technologies that extend the capabilities provided in the company's analytical solutions;

     - Additional senior management essential to executing the company's strategies; and

     - A stronger balance sheet, particularly with the addition of cash to give the company greater operating flexibility and more options to expand by acquisition.

     The conclusions reached by SPSS's board of directors with respect to the factors described above support its determination that the merger and the issuance of shares of SPSS common stock in the merger are in the best interests of SPSS and its stockholders. In reaching its determination, SPSS's board of directors also considered:

     - The judgment, advice and analyses of SPSS's management with respect to the potential strategic, financial and operational benefits of the merger, including a favorable recommendation of the merger by SPSS's management based in part on the business, technical, financial, accounting and legal due diligence investigations performed with respect to ShowCase;

     - The results of operations and financial condition of SPSS and ShowCase and the anticipated non-dilutive effect of the combination on SPSS common stock, assuming that cost savings and synergies are achieved as planned;

     - The complementary fit between SPSS's and ShowCase's cultures and market segments, which management believes will facilitate integration of the two companies; and

     - The terms of the merger agreement and related agreements, including price and structure, which were considered by both the board of directors and management of SPSS to provide a fair and equitable basis for the merger.

     SPSS's board of directors also considered a number of potentially negative factors in its deliberations concerning the merger, including:

     - ShowCase's operational performance from the quarter ending September 1999 through the quarter ending June 2000, in which revenue growth and profitability were lower than the currently projected rates;

     - The challenges potentially confronted in getting ShowCase operations to run within the SPSS business operating model without affecting projected revenue growth;

     - The difficulties potentially encountered in moving a segment of the ShowCase sales force into activities involving the sale of more comprehensive and complex analytical solutions;

     - The possible extent to which ShowCase's franchise in the market for software operating on IBM AS/400 computing systems was a constraint on long-term growth; and the possible extent to which ShowCase's relationship with Hyperion was a constraint on long-term growth and future valuations of the combined entity.

     Significant Cost Savings. The combined company is expected to increase its profitability through cost savings and operating efficiencies resulting from the elimination of redundant facilities and functions which would exist in the combined company in the United States, as well as in multiple organizations and systems in over ten foreign countries, and the benefits of leveraging our combined annual capital expenditures of approximately $12 million in 2000.

     SPSS expects to achieve cost savings in 2001 through the ability to consolidate separate stand-alone operations into a single entity, savings in income tax payments through the use of ShowCase's research and development credit carry-forwards and net-loss carry-forwards, as well as additional cost savings realized through the integration of critical personnel, particularly in management roles, field sales capability, and consulting expertise. SPSS believes these cost savings will enable its acquisition of ShowCase to be non-dilutive to earnings in 2001 and accretive in 2002.

     While SPSS expects to be able to realize these cost savings, no assurance can be given that the combined company will actually do so.

     Combination of Operational Factors. SPSS expects the merger to provide for significant opportunities in sales and marketing and in research and development, including new opportunities for innovation in supporting existing solutions and products and bringing new offerings to market. With the enhanced marketing and development platform provided by the merger, the combined company would be better positioned for future growth. While SPSS expects that the combination of SPSS's and ShowCase's complementary technology platforms will result in new opportunities for innovation in supporting existing solutions and products and bringing new offerings to market, no assurance can be given that the combined company will be able to do so.

     The SPSS research and development staff currently includes approximately 190 professionals organized into groups for software design, algorithm development, software engineering, documentation, quality assurance, and product localization. SPSS's expenditures for research and development, including capitalized software, were approximately $19.6 million in 1997, $22.8 million in 1998, and $27.6 million in 1999.

     SPSS also uses independent contractors in its research and development efforts. Sometimes SPSS uses these contractors to obtain technical knowledge and capability that it lacks internally. SPSS has also outsourced maintenance, conversion, and new programming for some products to enable its internal development staff to focus on products that are of greater strategic significance. SPSS sometimes uses independent contractors to augment its development capacity at a lower cost.

  Factors Considered by, and Recommendation of, the Board of Directors of SPSS


     At its meeting on November 6, 2000, at which meeting Jack Noonan abstained from voting, SPSS's board of directors:


     - determined that the merger agreement and the merger are advisable and fair to, and in the best interests of, SPSS and its stockholders;

     - directed that the proposed transaction be submitted for consideration by the SPSS stockholders; and

     - recommended that the SPSS stockholders vote FOR the approval and adoption of the Agreement and Plan of Merger and FOR approval of the issuance of shares of SPSS common stock in connection with the merger.

     In the course of reaching its decision to adopt the merger agreement, SPSS's board of directors consulted with SPSS's management, as well as its legal counsel and its financial advisors, and considered the following material factors:

          (1) information concerning the financial performance and condition, results of operations, asset quality, prospects and businesses of each of SPSS and ShowCase as separate entities and on a combined basis, including:

        - the revenues of the companies, their complementary businesses and the potential for cost savings and revenue enhancement;

        - the recent and historical stock price performance of SPSS common stock and ShowCase common stock; and

        - the percentage of the combined company SPSS's stockholders would own following the merger.

          (2) the importance of market position, significant scale and scope and financial resources to a company's ability to compete effectively in the changing environment in the global software market;

          (3) the strategic nature of the transaction, which combines SPSS's and ShowCase's complementary businesses, and creates a broader company with enhanced global reach and greater resources, enhanced future operating flexibility and increased opportunity for growth;

          (4) the potential benefits to be derived from a combination of the two companies as described under "-- Our Reasons for the Merger," including potential cost savings and efficiencies that would result from the merger;

          (5) the current industry, economic and market conditions and trends, including the likelihood of continuing consolidation and increasing competition in the software industry;

          (6) the nature of existing products to be sold by the combined company and the fact that the customer base to be served will be broader and more diverse;

          (7) the broader and more diverse product line of the combined company;

          (8) the merger will present the opportunity for the stockholders of SPSS to participate in a larger company with a more diversified product line and, as stockholders of the combined company, benefit from future growth of the combined company;

          (9) the exchange ratio will enable SPSS stockholders to own approximately 73.4% of the outstanding stock of the combined company;

          (10) the opinion of Robert W. Baird & Co. to the effect that, as of November 6, 2000 and subject to the matters set out in its opinion, the exchange ratio was fair, from a financial point of view, to SPSS;

          (11) the intended accounting of the merger as a pooling of interests which results in combined financial statements prepared on a basis consistent with the underlying view that stockholder interests in the two companies have simply been combined;

          (12) the structure of the transaction as a tax-free reorganization for United States federal income tax purposes;

          (13) the name of the combined company will remain "SPSS Inc.";

          (14) the headquarters of the combined company will be in Chicago, Illinois;

          (15) the ability to consummate the merger, including the conditions to the merger requiring receipt of necessary regulatory approvals in accordance with the terms of the merger agreement;

          (16) the importance of future leadership in ensuring achievement of stockholder value opportunities resulting from the merger and SPSS's board of directors' confidence in the abilities of the senior management team of SPSS, based on the board of directors' familiarity with their record at SPSS, and the fact that such management team will continue to serve;

          (17) the terms of the merger agreement, including composition of the board of directors and the management structure of the combined company;

          (18) the board of directors' continuing belief in the stockholder value opportunity represented by the strategic path the board had previously chosen and the unique implementation opportunity presented by the definitive transaction terms with ShowCase; and

          (19) the opportunity for SPSS stockholders to vote on the proposed merger with ShowCase.

     SPSS's board of directors considered all these factors in reaching the conclusions and recommendations described above. These factors generally figured positively, but the board also considered a number of potentially negative factors in its deliberations concerning the merger, including:

     - the terms of the merger agreement regarding third party proposals and the merger being conditioned on the ability of SPSS and ShowCase to account for the transaction as a pooling of interests;

     - the challenges of combining the businesses of two major corporations and the risks of diverting management resources for an extended period of time;

     - the possibility of customer or supplier confusion after the announcement of the proposed merger;

     - the substantial accounting charges to be incurred in connection with the merger, including costs of integrating the businesses and transaction expenses arising from the merger;

     - the potential negative effect on SPSS's stock price if revenue and earnings expectations of the combined company are not met;

     - the potential loss of ShowCase and SPSS employees critical to the ongoing success of the ShowCase products and to the successful integration of the SPSS and ShowCase product lines;

     - the general difficulties of integrating products, technologies and companies;

     - the difficulty of managing separate operations at different geographic locations;

     - the possibility of cultural conflicts between the two companies; and

     - the other risks described in the section of this joint proxy statement/prospectus entitled "Risk Factors."

     The foregoing discussion is not exhaustive of all factors considered by SPSS's board of directors. Moreover, in view of the variety of factors considered in connection with its evaluation of the merger and the merger agreement, SPSS's board of directors considered the factors as a whole and did not find it practicable to, and did not, quantify or otherwise assign relative weight to the specific factors considered in reaching its determination to approve the merger and the merger agreement. In addition, each member of SPSS's board of directors may have considered other factors on an individual basis, including factors unknown to SPSS, or given different weight to different factors considered.

     For additional information concerning the matters discussed, and the conclusions reached, at various meetings of SPSS's board of directors held between June 14, 2000 and November 6, 2000, see "Background of the Merger."


     THE SPSS BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED THEREBY AND BELIEVES THAT THE TERMS OF THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, SPSS AND ITS STOCKHOLDERS. THE SPSS BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE PROPOSAL REGARDING THE MERGER AGREEMENT AND ISSUANCE OF SHARES IN CONNECTION WITH THE MERGER.


SHOWCASE'S REASONS FOR THE MERGER


  Factors Considered by, and Recommendation of, the Executive Committee of the Board of Directors of ShowCase



     At its meeting on November 6, 2000, the Executive Committee of the ShowCase Board of Directors (the "Executive Committee"):


     - determined that the merger agreement and the merger with SPSS are advisable and fair to, and in the best interests of, ShowCase and its shareholders;

     - approved the merger agreement with SPSS;

     - directed that the proposed transaction be submitted for consideration by the ShowCase shareholders; and

     - recommended that the ShowCase shareholders vote FOR approval and adoption of the merger and the merger agreement.


     In the course of reaching its decision to approve the merger agreement, the ShowCase Executive Committee consulted with ShowCase's management, as well as its outside legal counsel and its financial advisors, and considered the following material factors:


          (1) information concerning the financial performance and condition, results of operations, asset quality, prospects and businesses of each of ShowCase and SPSS as separate entities and on a combined basis, including:

        - the revenues of the companies, their complementary businesses and the potential for cost savings and revenue enhancement;

        - the recent and historical stock price performance of ShowCase common stock and SPSS common stock; and

        - the percentage of the combined company ShowCase shareholders would own following the merger.

          (2) the increasing importance of market position, significant scale and financial resources to a company's ability to compete effectively in the changing global software market;

          (3) the strategic nature of the transaction, which combines SPSS's and ShowCase's complementary businesses, and creates a broader company with enhanced global reach and greater resources, enhanced future operating flexibility and increased opportunity for growth;

          (4) the potential benefits to be derived from a combination of the two companies as described under "Our Reasons for the Merger," including potential cost savings and efficiencies that would result from the merger;

          (5) the current industry, economic and market conditions and trends, including the likelihood of continuing consolidation and increasing competition in the software industry;

          (6) the nature of existing products to be sold by the combined company and the fact that the customer base to be served would be broader and more diverse;

          (7) the opportunity for the shareholders of ShowCase to participate in a larger company with a more diversified product line and, as stockholders of the combined company to benefit from future growth of the combined company;

          (8) the fact that the exchange ratio (based on SPSS's trading price at the close of business on November 6, 2000, the last trading day before the execution of the merger agreement was announced) represented a premium of 49.7% over ShowCase's closing price on November 6, 2000;

          (9) the fact that the exchange ratio would enable ShowCase shareholders to own approximately 25% of the outstanding stock of the combined company;

          (10) the analyses and presentations prepared by Merrill Lynch, Pierce Fenner & Smith Incorporated and Craig-Hallum Capital Group, Inc., and the written opinions of those firms to the effect that, as of November 6, 2000, and subject to the assumptions made, matters considered and limitations on their reviews set out in their opinions, the exchange ratio was fair from a financial point of view to ShowCase's common shareholders. Merrill Lynch and Craig-Hallum Capital Group's written opinions were addressed solely to the ShowCase board of directors and contain a description of the assumptions made, matters considered and limitation on the scope of the review undertaken. Copies of the Merrill Lynch and Craig-Hallum Capital Group opinions are attached as Annex C and D, respectively. These opinions are described below, under "Opinions of ShowCase's Financial Advisors";

          (11) the intended accounting for the merger as a pooling of interests which results in combined financial statements prepared on a basis consistent with the underlying view that shareholder interests in the two companies have simply been combined;

          (12) the ability to complete the merger as a reorganization for United States federal income tax purposes in which ShowCase shareholders generally would not recognize any gain or loss, except for any gain or loss recognized in connection with cash received for fractional shares of the combined company's common stock;

          (13) the ability to consummate the merger, including the conditions to the merger requiring receipt of necessary regulatory approvals in accordance with the terms of the merger agreement;

          (14) the provisions of the merger agreement which provide for a termination fee of $3.5 million to be paid to SPSS under certain circumstances;

          (15) the likely impact of the merger with SPSS on ShowCase's employees;

          (16) the fact that the combined company would be headed by Jack
     Noonan;

          (17) the fact that the combined company would be named SPSS Inc.;

          (18) the fact that the ShowCase name may not be preserved as a divisional name in the combined company;

          (19) the interests that certain executive officers and directors of ShowCase may have with respect to the merger in addition to their interests as shareholders of ShowCase generally. See "Interests of Certain Persons in the Merger."

     The ShowCase Executive Committee also identified and considered a variety of potentially negative factors in its deliberations concerning the merger, including:


     - the risk that the operations of ShowCase and SPSS might not be successfully integrated, including the risk that the two companies' products are not technically compatible;

     - the risk that the potential benefits sought in the merger might not be fully realized;

     - the possibility that the merger might not be completed, and the effect of the public announcement of the merger on:

      - ShowCase's sales and operating results;

      - ShowCase's ability to attract and retain key management, marketing and technical personnel; and

      - the progress of ongoing ShowCase development projects;

     - the possibility of customer or supplier confusion after the announcement of the proposed merger;

     - the substantial accounting charges to be incurred in connection with the merger, including costs of integrating the businesses and transaction expenses arising from the merger;

     - the potential loss of ShowCase and SPSS employees critical to the ongoing success of the ShowCase products and to the successful integration of the SPSS and ShowCase product lines;

     - the difficulty of managing separate operations at different geographic locations; and

     - the other risks described in the section of this proxy statement/prospectus entitled "Risk Factors."


     The foregoing discussion is not exhaustive of all factors considered by ShowCase's Executive Committee. Moreover, in view of the variety of factors considered in connection with its evaluation of the merger agreement, ShowCase's Executive Committee considered the factors as a whole and did not find it practicable to, and did not, quantify or otherwise assign relative weight to the specific factors considered in reaching its determination to approve the merger and the merger agreement. In addition, each member of ShowCase's Executive Committee may have considered other factors on an individual basis, including factors unknown to ShowCase, or given different weight to different factors considered.



     THE EXECUTIVE COMMITTEE OF THE SHOWCASE BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED THEREBY AND BELIEVES THAT THE MERGER AGREEMENT AND THE MERGER ARE ADVISABLE, FAIR TO, AND IN THE BEST INTERESTS OF SHOWCASE AND ITS SHAREHOLDERS. THE EXECUTIVE COMMITTEE OF THE SHOWCASE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER.


ACCOUNTING TREATMENT

     The merger is intended to qualify as a pooling of interests. The pooling of interests method of accounting assumes the companies had always been combined, and the historical financial statements for periods prior to closing of the merger are restated as though the companies had always been combined as required under United States generally accepted accounting principles. The assets and liabilities of SPSS and ShowCase will be carried forward by the combined company at their historical recorded amounts, adjusted for intercompany transactions. It is a condition to the merger that:

     - SPSS receive a letter from KPMG LLP, Chicago, Illinois, independent accountants for SPSS, dated approximately as of the date on which the transactions contemplated by the merger agreement are closed, stating that, subject to certain conditions, SPSS's accounting for the merger as a pooling of interests is appropriate if the merger is closed and consummated in accordance with the merger agreement; and

     - ShowCase receive a letter from KPMG LLP, Minneapolis, Minnesota, independent accountants for ShowCase, dated approximately as of the date on which the transactions contemplated by the merger agreement are closed, regarding their concurrence with ShowCase's conclusion, subject to certain conditions, that no condition exists that would preclude ShowCase from being a party to a business combination to be accounted for as a pooling of interests.

DISSENTERS' APPRAISAL RIGHTS

     Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act provide each shareholder of ShowCase the right to dissent from the merger and obtain payment for the "fair value" of the shareholder's shares following the consummation of the merger.

     The following summary of the applicable provisions of sections 302A.471 and 302A.473 of Minnesota law does not purport to be a complete statement of the provisions and is qualified in its entirety by reference to the full texts of these sections attached as Annex E to this proxy statement/prospectus. Any shareholder who wishes to exercise dissenters' appraisal rights, or who wishes to preserve the right to do so, should review these sections carefully because failure to comply with the procedures set forth in the sections will result in the loss of dissenters' appraisal rights.

     Under Minnesota law, shareholders of ShowCase have the right, by fully complying with the applicable provisions of sections 302A.471 and 302A.473, to dissent with respect to the merger and to receive from ShowCase payment in cash of the "fair value" of their shares after the merger is completed. The term "fair value" means the value of the shares immediately before the effective date of the merger without any appreciation or depreciation in anticipation of the merger.


     All references in sections 302A.471 and 302A.473 and in this summary to a "shareholder" are to a record holder of the shares as to which dissenters' appraisal rights are asserted. A record holder is a shareholder who held ShowCase common stock at the close of business on January 19, 2001. A person having beneficial ownership of shares that are held of record in the name of another person, such as a broker, nominee, trustee or custodian, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner in order to prefect any dissenters' appraisal rights the beneficial owner may have.


     Shareholders of record who desire to exercise their dissenters' appraisal rights must satisfy all of the following conditions. A written notice of intent to demand fair value for shares must be mailed or delivered to the executive offices of ShowCase before the shareholder vote is taken to approve the merger agreement. This written demand must be in addition to and separate from any proxy or vote against approval of the merger agreement. Voting against, abstaining from voting or failing to vote to approve the merger agreement does not constitute a demand for appraisal within the meaning of Minnesota law.

     Shareholders electing to exercise their dissenters' appraisal rights under Minnesota law must not vote for approval of the merger agreement. A shareholder's failure to vote against approval of the merger agreement will not constitute a waiver of dissenters' appraisal rights. However, if a shareholder returns a signed proxy but does not specify a vote against approval of the merger agreement or direction to abstain, the proxy will be voted for approval of the merger agreement, and the shareholder's dissenters' appraisal rights will be waived.

     A shareholder must assert dissenters' appraisal rights with respect to all of the shares registered in the holder's name except where certain shares are beneficially owned by another person but registered in the holder's name. If a record owner, such as a broker, nominee, trustee or custodian, wishes to dissent with respect to shares beneficially owned by another person, the shareholder must dissent with respect to all of the shares and must disclose the name and address of the beneficial owner on whose behalf the dissent is made. A beneficial owner of those shares who is not the record owner of such shares may assert dissenters' appraisal rights as to shares held on that person's behalf, provided that the beneficial owner submits a written consent of the record owner to ShowCase at or before the time the dissenters' appraisal rights are asserted.

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     A shareholder who elects to exercise dissenters' appraisal rights must mail or deliver a written demand, before the vote is taken on approval of the merger agreement, to the Chief Financial Officer of ShowCase at 4115 Highway 52 North, Suite 300, Rochester, Minnesota 55901-0144. The written demand should specify the shareholder's name and mailing address, the number of shares owned and that the shareholder intends to demand the fair value of its, his or her shares.

     After approval of the merger agreement by the shareholders at the special meeting, ShowCase will send a written notice to each shareholder who delivered a written demand for dissenters' appraisal rights. The notice will contain the address to which the shareholder must send a demand for payment and the stock certificates in order to obtain payment and the date by which they must be received and other related information.

     In order to receive fair value for a dissenting shareholder's shares, the shareholder must, within 30 days after the date ShowCase gives the notice described in the preceding paragraph, demand payment and send the stock certificates, and all other information specified in the notice from ShowCase, to the address specified in the notice. A dissenting shareholder will retain all rights as a shareholder until the effective date of the merger. After a valid demand for payment and the related stock certificates and other information is received, or after the effective date of the merger, whichever is later, ShowCase will remit to each dissenting shareholder who has complied with statutory requirements the amount that ShowCase estimates to be the fair value of the dissenting shareholder's shares, with interest starting five days after the effective date of the merger at a rate prescribed by statute. ShowCase will also send its closing balance sheet and statement of income for the fiscal year ending no more than 16 months before the effective date of the merger, together with the latest available interim financial statement, an estimate of the fair value of the shareholder's shares and a brief description of the method used to reach the estimate and a brief description of the procedure to be followed if the dissenting shareholder decides to make a demand for a supplemental payment. Copies of sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act are attached hereto as Annex E.

     If the dissenting shareholder believes that the amount remitted by ShowCase is less than the fair value of the holder's shares plus interest, the shareholder may mail or deliver written notice to ShowCase of the holder's own estimate of the fair value of the shares, plus interest, within 30 days after the mailing date of the remittance and demand payment of the difference. This notice must be delivered to the executive office of ShowCase at the address set forth above. A shareholder who fails to give such written notice within this time period is entitled only to the amount remitted by ShowCase.

     Within 60 days after receipt of a demand for supplemental payment, ShowCase must either pay the shareholder the amount demanded or agreed to by the shareholder after discussion with ShowCase, or petition a court for the determination of the fair value of the shares, plus interest. The petition must name as parties all shareholders who have demanded supplemental payment and have not reached an agreement with ShowCase. The court, after determining that the shareholder or shareholders in question have complied with all the statutory requirements, may use any valuation method or combination of methods it deems appropriate to use, whether or not used by ShowCase or the dissenting shareholder, and may appoint appraisers to recommend the amount of the fair value of the shares. The court's determination will be binding on all shareholders who properly exercised dissenters' appraisal rights and did not agree with ShowCase as to the fair value of the shares. Dissenting shareholders are entitled to judgment for the amount by which the court-determined fair value per share, plus interest, exceeds the amount per share, plus interest, remitted to the shareholders by ShowCase. The shareholders will not be liable to ShowCase for any amounts paid by ShowCase that exceed the fair value of the shares as determined by the court, plus interest. The costs and expenses of such a proceeding, including the expenses and compensation of any appraisers, will be determined by the court and assessed against ShowCase, except that the court may, in its discretion, assess part or all of those costs and expenses against any shareholder whose action in demanding supplemental payment is found to be arbitrary, vexatious or not in good faith. The court may award fees and expenses to an attorney for the dissenting shareholders of the amount, if any, awarded to these shareholders. Fees and expenses of experts or attorneys may also be assessed against any person who acted arbitrarily, vexatiously or not in good faith in bringing the proceeding.
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

     Shareholders considering whether to exercise dissenters' appraisal rights should bear in mind that the fair value of their shares determined under sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act could be more than, the same as or less than the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares.

     Cash received pursuant to the exercise of dissenters' appraisal rights may be subject to federal or state income tax. ANY HOLDER WHO FAILS TO COMPLY FULLY WITH THE STATUTORY PROCEDURE SUMMARIZED ABOVE WILL FORFEIT ALL RIGHTS OF DISSENT AND INSTEAD EACH OUTSTANDING SHARE OF SHOWCASE COMMON STOCK HELD BY THAT HOLDER WILL BE CANCELED AND CONVERTED INTO THE RIGHT TO RECEIVE 0.333 OF A SHARE OF SPSS COMMON STOCK.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following is a summary of the material anticipated United States federal income tax consequences of the merger to ShowCase shareholders who hold ShowCase common stock as a capital asset. The summary is based on the Code, Treasury regulations thereunder and administrative rulings and court decisions in effect as of the date of this Proxy Statement/Prospectus, all of which are subject to change at any time, possibly with retroactive effect. This summary is not a complete description of all of the tax consequences of the merger and, in particular, may not address United States federal income tax considerations applicable to shareholders subject to special treatment under United States federal income tax law (including, for example, foreign persons, financial institutions, dealers in securities, insurance companies, tax-exempt entities, holders who acquired their shares of ShowCase common stock pursuant to the exercise of an employee stock option or right or otherwise as compensation and holders who hold ShowCase common stock as part of a hedge, straddle or conversion transaction). In addition, this summary does not include the tax consequences of the merger under applicable foreign, state or local laws. Holders of ShowCase common stock are urged to consult their tax advisors regarding the particular tax consequences of the merger to them, including the effects of United States federal, state, local, foreign and other tax laws.

  General

     It is a condition to the obligation of SPSS and Merger Sub to consummate the merger that SPSS shall have received an opinion of Ross & Hardies, counsel to SPSS, dated the date of the closing, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the effective time, the merger constitutes a "reorganization" within the meaning of Section 368 of the Code. In rendering its opinion, Ross & Hardies may require and rely upon representations and covenants, including those contained in letters from SPSS, Merger Sub, ShowCase and others, reasonably satisfactory in form and substance to Ross & Hardies. It is a condition to the obligation of ShowCase to consummate the merger that ShowCase shall have received an opinion of Dorsey & Whitney LLP, counsel to ShowCase, dated the date of the closing, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the effective time, the merger constitutes a "reorganization" within the meaning of
Section 368 of the Code. In rendering its opinion, Dorsey & Whitney LLP may require and rely upon representations and covenants, including those contained in letters from SPSS, Merger Sub, ShowCase and others, reasonably satisfactory in form and substance to Dorsey & Whitney LLP.

     On the basis of the foregoing opinions, it is expected that the following material federal income tax consequences will result from the merger:

          (i) No gain or loss will be recognized by ShowCase shareholders who exchange their ShowCase common stock solely for SPSS common stock pursuant to the merger (except with respect to cash received in lieu of a fractional share interest in SPSS common stock);

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

          (ii) The holding period of the SPSS common stock received by a ShowCase shareholder who exchanges all of its ShowCase common stock for SPSS common stock in the merger will include the period during which the ShowCase common stock surrendered in exchange therefore was held; and

          (iii) The basis of the SPSS common stock received by a ShowCase shareholder who exchanges all of its ShowCase common stock for SPSS common stock in the merger will be the same as the basis of the ShowCase common stock surrendered in exchange therefore (subject to any adjustments required as the result of the receipt of cash in lieu of a fractional share of SPSS common stock).

     None of the tax opinions to be delivered to the parties in connection with the merger as described herein are binding on the Internal Revenue Service (the "IRS") or the courts, and neither SPSS nor ShowCase intends to request a ruling from the IRS with respect to the merger. Accordingly, there can be no assurances that the IRS will not challenge the conclusions reflected in such opinions.

     Based on the current ruling positions of the IRS, cash received by a ShowCase shareholder in lieu of a fractional share interest in SPSS common stock generally will be treated as received in redemption of such fractional share interest, and a ShowCase shareholder should generally recognize capital gain or loss for United States federal income tax purposes measured by the difference between the amount of cash received and the portion of the tax basis of the share of ShowCase common stock allocable to such fractional share interest. Such capital gain or loss would be long-term capital gain or loss if the holding period for such share of ShowCase common stock is greater than one year at the effective time.

     The foregoing discussion is intended to provide only a general summary of the material federal income tax consequences of the merger, and is not a complete analysis or description of all potential federal income tax consequences of the merger. This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. In addition, it does not address any non-income tax or any foreign, state or local tax consequences of the merger. ACCORDINGLY, WE STRONGLY URGE EACH SHAREHOLDER OF SHOWCASE TO CONSULT HIS OR HER TAX ADVISOR TO DETERMINE THE PARTICULAR UNITED STATES FEDERAL, STATE OR LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES TO THAT SHAREHOLDER OF THE MERGER.

REGULATORY MATTERS RELATING TO THE MERGER

     Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and its associated rules, the merger may not be consummated until notifications have been given and certain information and materials have been furnished to and reviewed by the Antitrust Division of the United States Department of Justice ("DOJ") and the Federal Trade Commission ("FTC") and the required waiting period has expired or terminated. SPSS and ShowCase filed the required notification and report forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, with the FTC and the DOJ on December 1, 2000. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if a challenge is made, that it would not be successful. In addition, state antitrust authorities and private parties in certain circumstances may bring legal action under the antitrust laws seeking to enjoin the merger or seeking conditions.

EXPENSES

     We have each agreed to pay our own costs and expenses incurred in connection with the merger and the merger agreement. SPSS, however, will pay the expenses incurred in connection with the filing with the SEC of this joint proxy statement/prospectus and the related registration statement and the costs associated with the printing and mailing of this joint proxy statement/prospectus. Additionally, SPSS will also pay transfer and property taxes imposed on ShowCase or its subsidiaries as a result of the completed transaction.

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

DISSENTERS' RIGHTS OF APPRAISAL

     Holders of SPSS common stock are not entitled to dissenters' appraisal rights in connection with the merger under Delaware law.

     Holders of ShowCase common stock have dissenters' appraisal rights under Minnesota law that would give them the right to obtain the payment of cash in exchange for their ShowCase common stock as a result of the merger. ShowCase shareholders have the right to dissent from the merger and obtain payment in cash of the fair value of their shares of common stock under applicable provisions of Minnesota law. In order to perfect appraisal rights, shareholders must give written demand for appraisal of their shares before the taking of the vote on the merger at the special meeting and must not vote in favor of the merger. A copy of the applicable Minnesota statutory provisions is included as Annex E to the accompanying joint proxy statement/prospectus and a summary of these provisions can be found under the heading "Dissenters' Appraisal Rights" later in this document.

FEDERAL SECURITIES LAWS CONSEQUENCES; STOCK TRANSFER RESTRICTION AGREEMENTS

     This joint proxy statement/prospectus does not cover any resales of the SPSS common stock to be received by the shareholders of ShowCase upon completion of the merger, and no person is authorized to make any use of this joint proxy statement/prospectus in connection with any such resale.

     All shares of SPSS common stock received by ShowCase shareholders in the merger will be freely transferable, except that shares of SPSS common stock received by persons who are deemed to be "affiliates" of ShowCase under the Securities Act of 1933, as amended, at the time of the ShowCase special meeting may be resold by them only in transactions permitted by Rule 145 under the 1933 Act or as otherwise permitted under the 1933 Act. Persons who may be deemed to be affiliates of ShowCase for such purposes generally include individuals or entities that control, are controlled by or are under common control with ShowCase, as the case may be, and include directors and certain executive officers of ShowCase. The merger agreement requires that ShowCase use all reasonable efforts to cause each of such affiliates to execute a written agreement to the effect that such persons will not offer, sell or otherwise dispose of any of the shares of SPSS common stock issued to them in the merger in violation of the 1933 Act or the related SEC rules.

                                 THE COMPANIES

SPSS

     SPSS Inc. was incorporated in Illinois in 1975 under the name "SPSS, Inc." and was reincorporated in Delaware in May 1993 under the name "SPSS Inc." SPSS is a multinational company that provides software and professional services for discovering what customers want and predicting what they will do. SPSS software and services, individually and in combination, are primarily used by commercial organizations to integrate and analyze data in the process of formulating strategies and programs to create more profitable customer relationships. This process is commonly called "data mining" or "data analysis using advanced analytical techniques."

     Especially when combined into comprehensive analytical solutions, SPSS software and professional services enable commercial organizations to better target their marketing and sales programs, including:

     - attracting new customers more efficiently;

     - increasing sales to existing customers by improving cross-selling, up-selling, and retention;

     - forecasting and monitoring results, such as sales performance;

     - facilitating more effective electronic commerce; and

     - better allocating scarce resources across marketing programs.

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

     In the public sector, SPSS software and services are primarily used for improving interactions with constituents, the detection of fraud and non-compliance, academic research, and teaching data analysis techniques at colleges and universities.

     SPSS's technology offers:

     - a wide array of data access and data management capabilities;

     - an extensive range of analytical techniques not found in spreadsheets, query and reporting, or OLAP (On-Line Analytical Processing) software; and

     - various capabilities for the deployment of the results of analyses to decision-makers or their integration into databases, operational systems, and the worldwide web.


     SPSS's major offerings include its branded analytical solutions, CustomerCentric and eMine, the SPSS and Clementine product lines for general data mining and analysis (particularly in customer relationship management applications), and the Quantime, In2itive and Surveycraft product lines for professional market research.


     In its 25 years of operation, SPSS has become a widely recognized name in analytical software. SPSS plans to leverage this leadership position to take advantage of the increased demand for software and services that enable organizations to systematically analyze and present data for use in decision-making. This increased demand is particularly apparent in decisions related to developing programs for attracting or retaining customers, as well as forecasting and monitoring the results of these programs. SPSS's management believes that growth in the availability of data about, and competition for, customers has substantially expanded the market for its analytical solutions and products. Further contributing to this increased demand are new developments in SPSS technology that effectively process large volumes of data and distribute analytical results in real-time to decision makers and decision-making systems. SPSS also recently introduced new service offerings for the integration and analysis of customer data, especially information collected at web sites.

     In August 1993, SPSS completed an initial public offering of common stock, $.01 par value. The common stock is listed on the Nasdaq National Market under the symbol "SPSS." In early 1995, SPSS and some stockholders sold 1,865,203 shares of common stock in a public offering.

  Industry Background

     The analysis of data using advanced analytical techniques, whether traditional statistical methods such as factor analysis and regression, or other methods such as neural networks and decision trees, enables decision-makers to draw reliable conclusions from numerical information about a given subject. Such systematic analysis of numbers goes back to the seventeenth century, when statistics were used in determining insurance and annuity rates, as well as by political leaders in developing more effective economic policies. The fundamental purpose and power of this kind of data analysis remains the same today: to help decision makers understand and resolve problems by uncovering the causes underlying current conditions and predicting future events. Such benefits are particularly apparent in contemporary data mining applications, which often involve the examination of extremely large amounts of data stored in specialized databases known as "data warehouses" or "data marts," as well as in analyzing data directly related to activities on the world wide web.

     SPSS has historically developed and marketed its software and services for a wide range of data analysis applications. Recently, SPSS began to focus more specifically upon the analysis of data related to customer attitudes and behavior. SPSS believes that demand for its analytical capabilities will continue to grow as decision-making becomes more complex, as the consequences of decisions (particularly those related to customer requirements) become more significant, and as more data is available for analysis. To meet this demand, colleges and universities are training increasing numbers of people in the use of appropriate analytical methods. In addition, new technology has made more usable and affordable the

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

application of advanced analysis to large data sets as well as the distribution of analytical results to wider audiences within an organization.

     Vendors providing spreadsheets, query and reporting tools, and OLAP software serve the largest part of the general market for data analysis software. The widespread use of these tools is due to their effectiveness in providing basic summaries of historical data, such as what sales were by region, how many customers purchased a particular product, or what the default rate was on loans.

     A smaller yet sizable and growing part of the market uses more advanced analytical capabilities for dealing with issues of causality and prediction. Such capabilities enable corporations to predict sales for the upcoming season, determine the best targets for a new product, or distinguish good and bad credit risks prior to extending credit terms. Spreadsheet, query and reporting, and OLAP software usually lack the advanced analytical capabilities to build the predictive models needed to address these types of questions.

     SPSS believes the demand for its analytical solutions and products will grow as:

     - competition for customers accelerates dramatically due to the combination of increasingly global markets, deregulation in many industries, and the ubiquity of information on the web;

     - organizations require more useful information from the increasing amount of data being collected, organized, and stored;

     - the number of people with a working knowledge of analytical methods continues to grow significantly; and

     - easier-to-use software, increases in computing power, and additional options for the deployment of results eliminate many historical barriers to the use of advanced analytical capabilities.

  Markets

     SPSS customers come from various industries and use SPSS software in a wide range of applications. SPSS focuses, however, on the following market areas:

     Customer Relationship Management. Firms in various industries use SPSS software and services to improve customer interactions, including:

     - targeting promotional campaigns;

     - test-marketing new products;

     - identifying changing customer characteristics;

     - measuring customer satisfaction;

     - forecasting sales; and

     - streamlining and personalizing web sites and other applications.

     Business Intelligence. Firms in various industries use SPSS software and services to analyze information in corporate databases, particularly data warehouses, for an extensive range of applications. SPSS's technology extends the capabilities provided by other business intelligence tools such as OLAP software, query and reporting programs, ETL (extraction-transformation-load) products, and multidimensional data stores. Moreover, SPSS software for business performance measurement gives executives the ability to monitor critical day-to-day operations by viewing key performance indicators and drilling down for more information as needed.

     Market Research. Almost all of the top market research firms worldwide use SPSS's software and services to conduct the process of survey research, from designing questionnaires to collecting data through multiple sources (especially telephone and the web) to producing customized tabulations to developing advanced analytical models.

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

     Government. SPSS software and services are used in almost every country of the world, at all levels of government, in civilian as well as defense agencies. SPSS software, for example, is used as part of the efforts of the Internal Revenue Service of the United States to modernize its tracking systems, provides critical information used by many municipal public safety agencies, has become the standard marketing tools in the recruitment programs of the United States Armed Forces, and is employed by many national census programs.

     Education. SPSS software is used at virtually every major college and university. In addition to their use in teaching statistics at the undergraduate and graduate levels, SPSS software is used in academic research of all types. Academic administrators also use SPSS software to monitor such aspects of their operations as attrition rates, changes in the demographic profile of student populations, and the success of fund-raising activities.

     Scientific Research. SPSS products are used in a wide variety of research and development efforts across academic, government, and corporate institutions. SPSS products provide data analysis and presentation tools in such applications as pharmacology, clinical trials, environmental monitoring, and experimental modeling.

  SPSS's Analytical Solutions and Software Products

     SPSS's software enables its customers to analyze data, including the generation of reports, graphs, and models, on a wide variety of computing platforms. This technology can be used as stand-alone products or as part of integrated analytical solutions. SPSS also provides professional services along with its products and solutions, such as developing plans to align analytical efforts with organizational goals, collecting and storing data, building predictive models, and deploying the results of analyses throughout an organization.

     In general, SPSS software is:

     - comprehensive in function, spanning the process of analysis from data access to advanced predictive techniques;

     - modular, allowing customers to purchase only the functionality they need;

     - integrated, enabling the use of various parts of the SPSS technology in combination to tackle particularly complex problems;

     - embeddable, facilitating the integration of SPSS analytical capabilities into other systems, including web sites;

     - tailored to desktop operating environments for greater ease-of-use, including browser-based environments for the delivery of results;

     - available on most popular computing platforms, and

     - for some products, localized for use in France, Germany, Italy, Poland, Japan, Taiwan, Korea, China, and Spanish-speaking countries.

     SPSS currently offers two branded analytical solutions:

     - CustomerCentric, a comprehensive analytical CRM solution that applies data mining techniques in delivering customer intelligence to personnel throughout an organization. In addition, CustomerCentric uses automated scoring engines to integrate customer intelligence into web sites and various operational systems within an organization for behind-the-scenes power that drives personalized customer interactions. CustomerCentric empowers organizations with a closed-loop customer intelligence system that drives more effective, more profitable decisions at every customer interaction.

     - eMine, a comprehensive analytical solution that applies data mining techniques for improving the effectiveness of web sites. Focusing exclusively upon web data, eMine not only measures web site

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

       performance but also detects critical traffic patterns and identifies different visitor types. eMine can be integrated into a CustomerCentric implementation to address the wider range of questions essential to customer relationship management.

     For clients with more limited requirements, SPSS also provides a variety of targeted analytical solutions, including those for:

     - Business Performance Measurement, giving executives the ability to monitor the effectiveness of their operations by viewing different key performance indicators and then drilling down for more detailed information.

     - Clickstream analysis, the analysis of activity data from a web site, typically to develop more personalized interactions or improve the overall organization of the site.

     - Scoring and deployment, offering application developers components to be plugged into other software applications that enable real-time or batch scoring of customers, such as applicants for loans prior to extending credit or insurance claims before their evaluation by investigators.

     - Forecasting and scenarios, allowing managers as well as analysts to use their business knowledge in making better forecasts.

     - Automated web surveys, a powerful solution for conducting surveys on the Web and reporting the results of these surveys in real-time.

     There are three categories of SPSS analytical products:

          (1) Data mining and analysis products, for examining data in databases, data warehouses, and other file types. In customer relationship management applications, these products are primarily used to segment customers by various outcomes, such as the purchase of a product or the renewal of a contract, as well as to predict their future behavior and the actions of prospects with similar profiles. SPSS offerings for data mining and analysis are in either the SPSS or Clementine product lines.

        - The SPSS product line provides a broad range of statistical methods. Users create tables, graphs, OLAP reports, and predictive models in both desktop and distributed computing environments. While there are some variations according to the version and computing platform, a typical configuration in a customer relationship management application is an SPSS Base and related add-on and other optional products. The SPSS Base includes the user interface, data connectivity, data editing, reporting, graphing, and general statistical capabilities. Add-on products require the SPSS Base to operate and become seamlessly integrated with it upon installation; these offerings provide additional functionality specific to a particular type of analysis. Other optional products do not require the SPSS Base to operate and perform specific applications, such as facilitating certain types of data entry or performing certain kinds of advanced analysis. Some of these other optional products in the SPSS product line are particularly notable because their capabilities provide value to organizations beyond what is typically realized with general-purpose statistical products. AnswerTree, for example, enables highly visual decision-trees to be used for developing customer profiles. DecisionTime creates time-series forecasts, which can then be distributed for review and scenario analysis by managers and executives with its companion product, WhatIf? SmartViewer Web Server distributes the results of analysis to decision-makers via the Web. SmartScore deploys the results of analyses into operational systems, including call centers and web sites, as well as into databases or data warehouses.

        - The Clementine product line offers advanced analytical capabilities for a variety of data mining applications in desktop and distributed computing environments. With its unique user interface, Clementine enables operating managers to easily incorporate their business knowledge with data to develop predictive models. Models built in Clementine can then be deployed for use in other software applications with the Clementine Solution Publisher. While the SPSS and
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

          Clementine product families are already usable together, SPSS plans to more tightly integrate their functionality in the future.

          (2) Market research products. The Quantime, In2itive, and Surveycraft product lines provide comprehensive solutions for professionals in the market research industry. These sets of offerings have their particular strengths: the Quantime products, for example, are distinguished by their extensive functionality, while the In2itive products feature a more modern user interface and the Surveycraft products are more easily localized for use in Asian markets. SPSS plans to combine the strengths of these product lines, as well as improve their ability to communicate with other SPSS products, in its next-generation solution for market research professionals.

          (3) Scientific products. Scientists and engineers in various technical applications use the SigmaPlot and SYSTAT product lines for data presentation and analysis.

  Software Pricing

     SPSS's licensing and pricing alternatives vary widely depending upon the analytical solution or product required as well as the computing platform involved and the number of users licensed.

     Implementations of CustomerCentric and eMine usually cost between $750,000 and $1.5 million, while those of more targeted analytical solutions usually vary between $100,000 and $300,000. All such implementations carry additional maintenance fees providing for updates to the technologies included.

     For the SPSS product line, list prices in North America for perpetual single-user licenses of desktop products are approximately $999 for the SPSS Base and range from $299 to $2,499 for other products. Multi-user network and site licenses can be significantly higher and require annual payments. List prices of annual licenses for SPSS product line products on mainframes, minicomputers, UNIX workstations, and Windows NT servers range from $4,500 to $15,000, while perpetual licenses run from $10,000 to over $30,000.

     Clementine is available under all license types listed above, with a typical sale of between $50,000 and $75,000.

     The market research products are licensed on an annual and perpetual basis, where the amount of the annual or perpetual fee depends on the number of modules involved in the customer's configuration and the number of users of each module. Such fees range from approximately $1,000 to over $1 million. The rate of renewal of these licenses has historically been very high (over 90%).

     Science products are usually sold as perpetual licenses for between $500 and $1,300, with discounts for volume purchases. Multi-user and site licenses are also available and require annual payments.

  Publications and Student Software

     SPSS authors and regularly updates a number of publications that include user manuals and instructional texts. SPSS also develops student versions of its SPSS Base and SYSTAT products, which are designed for classroom use with SPSS textbooks or other instructional materials. Since February 1993, the College Division of Prentice Hall, under the terms of a semi-exclusive, worldwide agreement, has distributed SPSS publications and student software. See "Business-Prentice Hall Agreement." SPSS also has arrangements with other publishers to include the SPSS Student Version in textbooks with data sets specific to the text.

  Training and Consulting

     SPSS offers a comprehensive training program with courses covering product operations, data analytical concepts, and particular analytical applications. These courses are regularly scheduled in cities around the world. Organizations may also contract for on-site SPSS training tailored to their specific requirements.

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     SPSS offers consulting and customization services, where an engagement may involve the development of plans to align analytical efforts with organizational goals, the collection and organization of data, the building of predictive models, and the deployment of the results of analyses throughout an organization.

  Sales and Marketing

     The SPSS sales and marketing strategy emphasizes its ability to deliver high value products and analytical solutions, particularly for customer relationship management, business intelligence, and market research applications. SPSS's management believes its data mining and other advanced analysis capabilities are the keys to differentiating SPSS from its competitors.

     SPSS markets and sells its solutions, products, and services primarily through worldwide field sales and telesales organizations. Historically, product sales have been made by the telesales organizations from leads driven by advertising, direct mail, tradeshow attendance, and customer references. Although varying widely, sales made by the telesales organization are typically completed within 30 days and average about $1,400. SPSS's database of existing customers provides an effective source for selling add-on products, upgrades, and training or consulting services.

     As SPSS increases its emphasis on the sale of higher-priced products and analytical solutions, SPSS is increasing the size of its field sales force along with its pre-sales support staff and consulting personnel. Most of this field sales force is now organized by industry to better understand the business issues facing executives in that industry and more effectively relate SPSS products and analytical solutions to their needs. For large sales opportunities, SPSS sales representatives and technical sales personnel visit prospects to make presentations, give product demonstrations, and provide pre-sales consulting. SPSS also has partner relationships with other leading companies, which represent additional channels for sales and leads for SPSS's higher-priced offerings.

     In addition to its headquarters in Chicago, SPSS has sales offices across the United States, including New York City, the Washington D.C. area, Miami, Cincinnati, Denver, and San Francisco. The SPSS international sales operation consists of thirteen sales offices in Europe and the Pacific Rim, as well as over 60 licensed distributors. Overall, SPSS is represented in over 50 countries. Transactions are customarily made in local currencies.

     Student versions of SPSS products are published by Prentice Hall and sold by more than 300 Prentice Hall sales representatives working directly with faculty on college campuses worldwide. The arrangement also permits Prentice Hall to bundle its various textbooks on statistics, market research, and quality improvement with student versions of SPSS products.

     Current users of SPSS products comprise a significant source of new sales leads. Also important are the expert reviews of SPSS software in trade and market-specific publications. SPSS's marketing communications program includes advertising in trade and market-specific publications, advertising on the worldwide web, direct mail, exhibiting at trade shows, participating in and speaking at professional association meetings, sponsoring seminars for prospects and customers, publishing SPSS's customer magazine and conducting user group meetings.

  Customer Service and Technical Support

     SPSS provides extensive customer service and technical support either on-site or by telephone, fax, mail and the worldwide web, promoting customer satisfaction and obtaining feedback on new software. Technical support services provided to all licensees include assistance in software installation and operation, as well as limited consulting in the selection of different analytical methods and the interpretation of results. Additional technical support services are available on a fee basis.

  Research and Development

     SPSS plans to continue expanding its software offerings through the development of new software technologies and products, the enhancement of existing software technologies and products, the acquisition of complementary technologies, and the formation of partnerships with value-added resellers or other third parties serving selected markets. SPSS's research and development strategy is primarily focused on:

     - improving the scalability of its software to work with larger data sets;

     - expanding the ability of its software to integrate with other applications and be tailored to customer-specific requirements;

     - enhancing the ways results of analyses can be deployed throughout an organization, making them readily accessible to decision-makers as well as usable in various operational systems and web sites; and

     - extending the analytical capacity already available in its software.

     SPSS's specialists in user interface design, software engineering, quality assurance, product documentation, and the development of analytical algorithms are responsible for maintaining and enhancing the quality, usability, and accuracy of all SPSS software. The research and development organization is also responsible for authoring and updating all user documentation and other publications. In addition, SPSS maintains ongoing relationships with third-party software developers for the development of specialized software products and the acquisition of technology that can be embedded in SPSS software.

     Most statistical algorithms used by SPSS in its software are published for the convenience of its customers. SPSS employs full-time statisticians who regularly research and evaluate new algorithms and statistical techniques for inclusion in SPSS's software. SPSS also employs statistically-trained professionals in its documentation, quality assurance, software design and software engineering groups.

     SPSS intends to continue to invest in research and development. In particular, SPSS's 2000 development plan includes a recommendation engine for integration into its CustomerCentric and eMine analytical solutions, additional server versions of offerings in the SPSS product line, and updates to the SPSS product line (including related server versions), Clementine, SmartViewer Web Server, Quantime, In2itive, SYSTAT, SigmaPlot, and other products. SPSS also intends to further develop analytical components designed for use by software developers for integration into other applications.

     In the past, SPSS has experienced delays in the introduction and enhancement of products and technologies primarily due to difficulties with particular operating environments and problems with technology provided by third parties. These delays have varied depending upon the size and scope of the project and the nature of the problems encountered. From time to time SPSS discovers "bugs" in its products, which are resolved through maintenance releases or periodic updates, depending on the seriousness of the defect. See "Risk Factors -- Risk Factors Relating to SPSS -- SPSS Relies and Third Parties for Certain Software."

     The SPSS research and development staff currently includes approximately 205 professionals organized into groups for software design, algorithm development, software engineering, documentation, quality assurance, and product localization. SPSS's expenditures for research and development, including capitalized software, were approximately $19.6 million in 1997, $22.8 million in 1998, and $27.6 million in 1999.

     SPSS also uses independent contractors in its research and development efforts. Sometimes SPSS uses these contractors to obtain technical knowledge and capability that it lacks internally. SPSS has also outsourced maintenance, conversion, and new programming for some products to enable its internal development staff to focus on products that are of greater strategic significance. SPSS sometimes uses independent contractors to augment its development capacity at a lower cost.

  Manufacturing and Order Fulfillment

     To assure speed and efficiency in the manufacturing, order fulfillment, and delivery of its products, SPSS entered into an agreement with IBM in February 1993. From April 1993 to December 1996, IBM performed all diskette and CD-ROM duplication, documentation printing, packaging, warehousing, fulfillment, and shipping of SPSS products in the Western Hemisphere for SPSS. In January 1997, the IBM agreement was replaced with a similar agreement with Banta Global Turnkey. These services were recently expanded worldwide. SPSS believes that, because of the capacity of these third-party distribution centers and their around-the-clock operation, SPSS can easily adapt to peak period demand, quickly manufacture new products for distribution, and effectively respond to anticipated sales volumes.

  Competition

     SPSS's historical market for statistical software is both highly competitive and fragmented. SPSS is among the largest companies in the statistical software market, and, based upon sales and comparative assessments in trade publications, SPSS believes that it competes effectively against its competitors, particularly on desktop computing platforms. SPSS considers its primary worldwide competitor to be the larger and better-financed SAS Institute, although SPSS believes that SAS's revenues are derived principally from products for purposes other than statistical analysis and operate on large systems platforms. StatSoft Inc. and Minitab, Inc. are also competitors, although their annual revenues from these statistical products are believed to be considerably less than the revenues of SPSS. In addition to competition from other statistical software companies, SPSS also faces competition from providers of software for specific statistical applications.

     In the data mining, customer relationship management and business performance measurement markets, SPSS faces competition from many larger and more well-funded companies, including SAS, IBM, Informix, NCR, Oracle, and others, as well as recent entrants, such as Attune, Broadbase, E.piphany and NetPerceptions, many of whom specialize in customer relationship management in e-commerce settings. With the exception of SAS, these competitors do not currently offer the range of analytical capability SPSS offers, and as a result are both competitors and potential partners for SPSS technology.

     SPSS holds a dominant position in the market for solutions to the market research industry. SPSS believes that there are no competitors in this market who are larger and better financed; the annual revenues of such vendors as Sawtooth Software, Computers for Marketing Corporation, and Pulse Train Technology are estimated to be considerably less than SPSS's revenues from its market research products and services.

     In all markets, SPSS competes primarily on the basis of the usability, functionality, performance, reliability, and connectivity of its software. The significance of each of these factors varies depending upon the anticipated use of the software and the analytical training and expertise of the customer. To a lesser extent, SPSS competes on the basis of price and thus maintains pricing and licensing policies to meet market demand. SPSS believes it is able to compete successfully because of its highly usable interfaces, comprehensive analytical capabilities, efficient performance characteristics, local language versions, consistent quality, and connectivity features of its software, as well as its worldwide distribution capabilities and widely recognized name.

     In the future, SPSS may face competition from other new entrants into its markets. SPSS could also experience competition from companies in other sectors of the broader market for business intelligence software, such as providers of OLAP and analytical application software, as well as from companies in other sectors of the broader market for customer relationship management applications, such as providers of sales force automation and collaborative software, who could add enhanced analytical functionality to their existing products. Some of these potential competitors have significantly more capital resources, marketing experience, and research and development capabilities than SPSS. Competitive pressures from the introduction of new products by these companies or other companies could have a material adverse effect on SPSS.

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

  Intellectual Property

     SPSS attempts to protect its proprietary software with trade secret laws and internal nondisclosure safeguards, as well as copyrights and contractual restrictions on copying, disclosure and transferability that are incorporated into its software license agreements. SPSS licenses its software only in the form of executable code, with contractual restrictions on copying, disclosures and transferability. Except for licenses of its products to users of large system products and annual licenses of its desktop products, SPSS licenses its products to end-users by use of a "shrink-wrap" license, as is customary in the industry. It is uncertain whether these license agreements are legally enforceable. The source code for all of SPSS's products is protected as a trade secret and as unpublished copyrighted work. In addition, SPSS has entered into confidentiality and nondisclosure agreements with its key employees. Despite these restrictions, the possibility exists for competitors or users to copy aspects of SPSS's products or to obtain information which SPSS regards as a trade secret. SPSS has no patents, and judicial enforcement of copyright laws and trade secrets may be uncertain, particularly outside of North America. Preventing unauthorized use of computer software is difficult, and software piracy is expected to be a persistent problem for the packaged software industry. These problems may be particularly acute in international markets.

     SPSS uses a variety of trademarks with its products. Management believes the following are material to its business:

     - SPSS is a registered trademark used in connection with virtually all of SPSS's products;

     - CustomerCentric is a trademark pending registration and used in connection with SPSS's comprehensive analytical CRM solution;

     - eMine is a registered trademark used in connection with SPSS's comprehensive analytical solution for improving the effectiveness of web sites;

     - Clementine is a trademark pending registration and used in connection with SPSS's acquired product line from Integral Solutions Limited;

     - WhatIf? and DecisionTime are the subject of pending applications for registration;

     - AnswerTree is a registered trademark and is an add-on product to the SPSS product family;

     - SmartViewer is a registered trademark and is an add-on product to the SPSS product family;

     - Vento and VentoMap are registered trademarks used in connection with SPSS's acquired Vento products on all platforms;

     - Quantime is an unregistered trademark used in connection with SPSS's acquired Quantime products on all platforms;

     - In2itive Technologies is a registered trademark in Denmark and is used in connection with SPSS's acquired In2itive products on all platforms;

     - Surveycraft is an unregistered trademark used in connection with SPSS's acquired Surveycraft products;

     - SYSTAT is a registered trademark used in connection with SPSS's SYSTAT products on all platforms; and

     - SigmaPlot is a registered trademark used in connection with SPSS's acquired products on all platforms.

     Some of these trademarks comprise portions of other SPSS trademarks. SPSS has registered some of its trademarks in the United States and some of its trademarks in a number of other countries, including the Benelux countries, France, Germany, the United Kingdom, Japan, Singapore and Spain.

     Due to the rapid pace of technological change in the software industry, SPSS believes that patent, trade secret, and copyright protection are less significant to its competitive position than factors such as the knowledge, ability, and experience of SPSS's personnel, new research and development, frequent technology and product enhancements, name recognition, and ongoing reliable technology maintenance and support.

     SPSS believes that its solutions, products, and trademarks and other proprietary rights do not infringe the proprietary rights of third parties. There can be no assurance, however, that third parties will not assert infringement claims in the future.

  Reliance on Third Parties

     HOOPS

     SPSS entered into a perpetual nonexclusive license agreement, the HOOPS agreement, with Autodesk Inc. that permits SPSS to incorporate a graphics software program known as the HOOPS Graphics System into SPSS's products. Under the terms of the HOOPS agreement, SPSS is required to pay royalties to Autodesk based on the amount of revenues received by SPSS from products that incorporate the HOOPS Graphics System. SPSS may terminate the HOOPS agreement at any time. Autodesk may terminate the HOOPS agreement on the occurrence of a material, uncured breach of the HOOPS agreement by SPSS.

     SPSS also licenses certain other software programs from third-party developers and incorporates them into its products. Many of these licenses are exclusive worldwide agreements that terminate on various dates. SPSS believes that it will be able to renew non-perpetual licenses or obtain substitute products if needed.

     BANTA GLOBAL TURNKEY SOFTWARE DISTRIBUTION AGREEMENT

     In January 1997, SPSS entered into an agreement with Banta Global Turnkey (Banta) under which Banta manufactures, packages, and distributes SPSS software products to its customers worldwide. The Banta agreement had an initial three-year term, and automatically renews thereafter for successive periods of one year. The Banta agreement was renewed in January 2000. Either party may terminate this agreement with 180 prior days written notice. If Banta terminates the agreement for convenience or for any reason other than for cause, then during the 180-day notice period Banta will assist SPSS in finding a new vendor. If either party materially breaches its obligations, the other party may terminate the Banta agreement for cause by written notice. This termination notice for cause must specifically identify the breach or breaches, upon which the termination is based and will be effective 180 days after the notice is received by the other party, unless the breach(es) is (are) corrected during the 180 days.

     PRENTICE HALL AGREEMENT

     SPSS entered into an agreement with Prentice Hall in February 1993. Under this agreement, SPSS granted to Prentice Hall the exclusive, worldwide right to publish and distribute all SPSS publications, including student versions of SPSS for DOS and Windows. The initial agreement had a five-year term which ended in 1998.

     SPSS entered into a new five-year contract with Prentice Hall in April 1998. Prentice Hall has an option to renew this contract for five additional years if it pays SPSS $2,750,000 or more during the term of this agreement. If Prentice Hall does not pay SPSS $1,100,000 by the end of the second year of the contract, SPSS has the option to make Prentice Hall's right to distribute Student Versions non-exclusive. The key differences in the new contract vis-a-vis the old contract are: (1) Prentice Hall may publish and distribute SPSS publications in certain geographic territories only, instead of worldwide;
(2) Prentice Hall has rights only to certain books and SPSS may sell any book (rather than SPSS having to purchase the books from Prentice Hall); and (3) SPSS can, within certain guidelines, license other publishers to bundle versions of the SPSS Student Version with their textbooks.

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

     COMPUTER SOFTWARE DEVELOPMENT COMPANY

     In 1981, SPSS entered into a software development agreement with the Computer Software Development Company to obtain funding of approximately $2,000,000 for development of software including two large system products, SPSS Graphics and SPSS Tables, and one desktop product, SPSS/ PC+ Tables. SPSS entered into two software purchase agreements with Computer Software Development under which SPSS is required to pay Computer Software Development royalties through the year 2001 based on a percentage of "net revenues" (as defined in the agreements) from large system software products developed with Computer Software Development funds. Under these agreements, SPSS incurred royalty payments of approximately $249,000 in 1997, $234,000 in 1998 and $237,000 in 1999 to
Computer Software Development. Norman Nie, the Chairman of the Board of SPSS, is a limited partner of Computer Software Development.

  Seasonality

     SPSS's quarterly operating results fluctuate due to several factors, including:

     - the number and timing of product updates and new product introductions;

     - delays in product development and introduction of new technologies;

     - purchasing schedules of its customers;

     - changes in foreign currency exchange rates;

     - research and development as well as market development expenditures;

     - the timing of product shipments and solution implementations;

     - changes in mix of product and solutions revenues; and

     - timing and cost of acquisitions and general economic conditions.

     If forecasts of future revenues fall below expectations, operating results may be adversely affected because SPSS's expense levels are to a large extent based on these forecasts. Accordingly, SPSS believes that quarter-to-quarter comparisons of its results of operations may not be meaningful and should not be relied upon as an indication of future performance. SPSS has historically operated with very little backlog because its products are generally shipped as orders are received. As a result, revenues in any quarter are dependent on orders shipped and licenses renewed in that quarter. SPSS has experienced a seasonal pattern in its operating results, with the fourth quarter typically having the highest operating income. For example, excluding special general and administrative, merger-related, and acquired in-process technology charges, the percentage of SPSS's operating income realized in the fourth quarter was 36% in 1997, 35% in 1998 and 38% in 1999. In addition, the timing and amount of SPSS's revenues are affected by a number of factors that make estimation of operating results prior to the end of a quarter uncertain. A significant portion of SPSS's operating expenses is relatively fixed, and planned expenditures are based primarily on revenue forecasts. More specifically, in the fourth quarter, the variable profit margins on modest increases in sales volume at the end of the quarter are significant. If SPSS fails to achieve these fourth quarter revenue increases, then a material reduction in net income for the fourth quarter and the full year could result. Generally, if revenues do not meet SPSS's expectations in any given quarter, operating results will be adversely affected. SPSS cannot provide assurance of profitability on a quarterly or annual basis in the future.

  Employees

     As of September 30, 2000, SPSS had approximately 1004 employees, approximately 564 domestically, and 440 internationally. Of the approximately 1004 employees, there are approximately 626 in sales and marketing, 193 in product development and 185 in general and administrative. SPSS believes it has generally good relationships with its employees. None of SPSS's employees are members of labor unions.

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

  Financial Information About SPSS's Foreign and Domestic Operations and Export Sales

     The following table sets forth financial information about SPSS's foreign and domestic operations. This information may not necessarily be indicative of trends for future periods.

                                                          YEAR ENDED DECEMBER 31,
                                                       ------------------------------
                                                         1997       1998       1999
                                                       --------   --------   --------
                                                               (IN THOUSANDS)
Sales to unaffiliated customers:
  United States......................................  $ 56,014   $ 64,870   $ 70,409
  Europe and India...................................    41,680     45,337     52,341
  Pacific Rim........................................    13,412     13,265     19,180
                                                       --------   --------   --------
          Total......................................  $111,106   $123,472   $141,930
                                                       ========   ========   ========
Sales or transfers between geographic areas:
  United States......................................  $ 18,261   $ 18,365   $ 22,707
  Europe and India...................................   (12,613)   (12,714)   (14,296)
  Pacific Rim........................................    (5,648)    (5,651)    (8,411)
                                                       --------   --------   --------
          Total......................................  $     --   $     --   $     --
                                                       ========   ========   ========
Operating income (loss)
  United States......................................  $  5,025   $  4,581   $  7,272
  Europe and India...................................      (232)    10,799     12,747
  Pacific Rim........................................     1,268      1,397      4,476
                                                       --------   --------   --------
          Total......................................  $  6,061   $ 16,777   $ 24,495
                                                       ========   ========   ========

                                                         1997       1998       1999
                                                       --------   --------   --------
Identifiable assets:
  United States......................................  $ 44,054   $ 67,014   $ 70,792
  Europe and India...................................    16,227     21,694     28,250
  Pacific Rim........................................     4,908      5,595      7,673
                                                       --------   --------   --------
          Total......................................    65,189     94,303    106,715
                                                       ========   ========   ========

SHOWCASE

     ShowCase Corporation is the leading provider of fully integrated, end-to-end, business intelligence solutions for IBM AS/400 customers. The ShowCase STRATEGY product suite and related services are designed to enable organizations to rapidly implement business intelligence solutions that create increased value from their operational and customer data. The sophisticated data warehousing and management capabilities of the ShowCase product suite provide its clients with highly scalable and tightly integrated solutions. ShowCase's products enable enterprise-wide distribution of information and allow end-user access and analysis through familiar applications and Internet browsers. ShowCase has nine years of experience delivering business intelligence solutions to its clients. The ShowCase STRATEGY product suite, introduced in 1996, supports ad hoc information access, enterprise reporting and analytics.

  Industry Background

     The rapid growth of the Internet and the proliferation of e-business are transforming the way organizations conduct business, communicate and share information. This transformation is driving broad and immediate demand for better intelligence and information dissemination. In recent years, the deployment of enterprise resource planning applications, the integration of supply chains and the emergence of e-business have increased the amount of data available to companies. Nevertheless, many companies have failed to organize, manage and disseminate this data in an accessible, intuitive manner. Companies require business intelligence to interpret and create value from the vast amounts of available

                                       57
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data by better tailoring products and services, identifying business opportunities and improving operational efficiencies. In addition, as organizations have become more closely linked with suppliers and customers, there is an increasing need to extend business intelligence beyond organizational boundaries.

     Business Intelligence. Employees, customers and suppliers require business intelligence to make faster, smarter business decisions. Business intelligence software enables organizations to transform data from disparate sources into accessible, understandable and useful information. It is also the foundation of an enterprise information portal, a centralized location where users can access necessary corporate information. Business intelligence solutions provide employees, customers and suppliers with useful information through ad hoc information access, enterprise reporting and analytics. Ad hoc information access enables users to customize the manner in which information is viewed and analyzed. Enterprise reporting delivers timely analysis and drill-down capabilities on a structured basis to broad user populations. Finally, analytic applications provide management insight by enabling users to analyze transactional data to identify operational trends and variances. Examples of analytic applications include fraud detection, credit scoring and budgeting applications. To support these functional uses, effective business intelligence solutions require a strong infrastructure of data warehouse generation and management.

     Business intelligence is deployed in many ways to increase revenues and operating efficiencies. For instance, in e-commerce, companies can use business intelligence to better manage customer relationships by analyzing past purchases, service history, product utilization and demographics. Consumer product companies and retailers use business intelligence to deploy management applications to determine which products to promote in specific markets and channels. Companies engaged in supply chain management use business intelligence to more efficiently manage product and material order flow among distribution facilities, multiple plants and suppliers. Companies from all industries can use business intelligence to benchmark performance against goals and best business practices.

     Business intelligence solutions are data intensive and draw on a broad range of data sources. A critical foundation technology for business intelligence solutions is a scalable and reliable server platform capable of supporting a broad array of users and environments.

     The IBM AS/400. The AS/400 is a leading server platform used by mid-market companies to deploy enterprise resource planning, e-business and business intelligence applications. The popularity of the AS/400 as an application and e-business server is a function of its ease of use, reliability, security, scalability and ability to deploy Java and Windows NT business applications. Expanded interoperability with other systems facilitates the use of the AS/400 as a server in heterogeneous computing environments. New models of the AS/400 provide strong price performance and include an expanded multiprocessor architecture and networking capabilities and software products for Internet delivery of applications and e-business. The AS/400's integrated hardware, operating system, database, middleware and software applications provide organizations with the performance and tools to implement a robust business intelligence solution.

     Problems faced by traditional approaches to business intelligence. Companies have spent extensive time and resources collecting, organizing and delivering operational data through various applications. Nevertheless, many of these companies have been unable to implement and realize the benefits of a business intelligence solution because they lack the necessary technical expertise. This problem is especially prevalent for AS/400 customers because they typically have limited IT staff and resources. Traditionally, companies have implemented business intelligence solutions through the purchase and integration of many software products from multiple vendors. However, these companies are often unable to realize the full potential of business intelligence because of the following challenges:

     Integrating components from multiple vendors. As a result of the fragmented business intelligence market, implementing a business intelligence solution has traditionally required the evaluation, selection, purchase and integration of many different software products from multiple vendors. Integrating these products requires extensive use of an organization's IT staff and resources and often limits the overall capability of the implemented solution. Furthermore, because these components are supplied by multiple vendors, and use many different interfaces, the solution is often difficult to use.

     Adapting solutions to evolving end-user needs. The initial implementation of a traditional business intelligence solution frequently provides a limited set of functionality. As organizations realize the benefits of business intelligence, they frequently wish to add more business functionality to their solutions. Integrating this increased functionality may not be possible with an organization's existing tools, or may be extremely costly or laborious. Furthermore, the resulting solution is often of limited overall effectiveness. As a result, end users frequently require sustained IT staff involvement to perform the customized reporting and follow-on analysis necessary to derive increased value from corporate data.

     Scaling across the enterprise. When implementing traditional business intelligence solutions, organizations frequently do not recognize the importance of strong data warehouse generation and management capabilities. As a result, the data warehouse generation and management infrastructure of a business intelligence solution is often unable to meet the demands placed on it as the diversity and size of the end-user population grows. Without this infrastructure, companies frequently experience significant data integrity and performance problems when they attempt to scale their business intelligence solutions to serve broader user populations.

     Extending business intelligence through the Internet. Extending business intelligence through the Internet exacerbates the limitations of traditional business intelligence solutions. As companies implement enterprise information portals in an e-business environment, business intelligence solutions must be easy to use and provide a high degree of scalability and adaptability to deliver business intelligence to a growing population of employees, customers and suppliers with diverse needs. To support this large-scale deployment, business intelligence solutions must also have sufficient management, security, intuitive user interfaces and Internet browser-based capabilities.

     ShowCase believes that the demand for business intelligence, the limitations of traditional approaches and the large and growing AS/400 installed base provide a significant opportunity for fully integrated, end-to-end business solutions for AS/400 customers.

  The ShowCase Solution

     ShowCase is the leading provider of business intelligence solutions for AS/400 customers. The ShowCase STRATEGY product suite and related services are designed to enable organizations to rapidly implement and deploy business intelligence solutions that create increased value from their operational and customer data. ShowCase believes its solution provides the following key benefits:

     Full integration and end-to-end business intelligence functionality. The ShowCase product suite and professional services are designed to provide ShowCase's clients with a complete, fully integrated, end-to-end business intelligence solution. ShowCase's products can be easily integrated with industry leading enterprise software applications provided by vendors such as Fiserv, Infinium Software, J.D. Edwards, Lawson Software, Lotus and SSA. ShowCase's end-to-end solution provides each of the three functional business intelligence uses -- ad hoc information access, enterprise reporting and analytics. Its business intelligence solutions incorporate a strong infrastructure of data warehouse generation and management. This end-to-end approach eliminates the need for AS/400 customers to evaluate, select, purchase and integrate components from different vendors to realize the benefits of business intelligence.

     Easy deployment and expansion. ShowCase's comprehensive product suite and accompanying professional services enable ShowCase's clients to quickly and easily deploy a manageable business intelligence solution that minimizes the burden on their IT departments. ShowCase's clients can deploy its modular business intelligence solution in stages as their business intelligence needs grow. Companies can start with any one of the above three functional business intelligence uses and extend their solutions to include the other two as end users realize the benefits of and discover other uses for business intelligence. ShowCase also offers Deployment Accelerators, which provide adaptable applications for targeted business

                                       59
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functions and allow some of its clients to realize benefits of business intelligence within days of deployment.

     Robust scalability for enterprise-wide deployment. The ShowCase product suite addresses the challenges faced by IT departments as business intelligence solutions expand in functionality and in the number of applications and end users supported. Its data warehouse generation and management capabilities and its hub-and-spoke architecture enable modular expansion of data warehouses and data marts, which are simpler implementations of data warehouses, to support additional applications and end users. Further, ShowCase's product suite supports enterprise performance capabilities and scalability through its tight integration with and leverage of the AS/400 platform.

     Ease of use and Internet accessibility. The ShowCase product suite combines a consistent and intuitive user interface with powerful functionality that allows end users to easily access, customize and analyze information and reports with minimal IT assistance. Because users can realize the benefits of ShowCase's solution through familiar applications, such as Microsoft Excel, Lotus 1-2-3 and Microsoft Word, organizations are able to leverage existing software applications and user skills. These capabilities are enhanced by ShowCase's easy-to-use Internet browser-based capabilities, including query and user-defined calculations, powerful graphics and drag-and-drop features.

  ShowCase's Products

     The ShowCase STRATEGY product suite includes all of the elements of a complete business intelligence solution. Typical configurations of business intelligence solutions include the following components of the ShowCase product suite:

  Ad Hoc Information Access, Enterprise Reporting and Analytics

     Query. Query provides end users high-performance access to relational data on the AS/400 for ad hoc querying and results-oriented data analysis. Users may access data warehouses and operational data through the product's interface on their desktop computer, or through familiar applications, such as Microsoft Excel, Lotus 1-2-3 and Microsoft Word. Query also provides scheduling and sophisticated search functions for the advanced end user.

     Report Writer. Report Writer enables end users to create fast, specialized reports for data analysis. Report Writer also combines drag-and-drop features, graphics and calculation capabilities that make report design easy and intuitive.

     Enterprise Reporting. Enterprise Reporting enables end users to publish and schedule queries and reports in a variety of industry-standard formats to a Web-server. By using Web technology as a repository and gateway, Enterprise Reporting improves information delivery in a cost-effective, managed and secured manner.

     Analyzer. Analyzer enables end users to analyze relational data -- data with two variables and/or multidimensional data -- data with more than two variables through desktop computers. End users can display data as charts, spreadsheets or custom report forms. The end user can drill down to the underlying data and sort, rank, filter, calculate and graph this data for more in-depth analysis.

     Analyzer for the Web. Analyzer for the Web is a "thin" version of Analyzer that allows end users to conduct basic data analysis tasks over a company's intranet or extranet. Analyzer for the Web is Java-based and accessible through Internet browsers, such as Microsoft Explorer and Netscape Navigator.

     Essbase/400. Essbase/400 is a 64-bit implementation of Hyperion Solutions' online analytical processing product, Essbase, on the AS/400. Essbase/400 allows end users to perform multidimensional analysis on AS/400 data. It consists of a multidimensional database server, a desktop-based tool for creating and maintaining the database and Microsoft Excel and Lotus 1-2-3 add-ins that provide end-user access. Essbase/400 can also be used with ShowCase's Analyzer and Analyzer for the Web products, as well as the many third-party applications developed for use with Hyperion's Essbase product. Essbase/400

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

is easy to use and deploy rapidly, has robust calculation capabilities, provides rapid responses to end-user requests and incorporates user-generated scenario data.

  Data Warehouse Generation and Management

     Warehouse Builder. For clients desiring enterprise-wide business intelligence solutions, Warehouse Builder automates the process of building a centralized data warehouse. Warehouse Builder transforms online transaction processing data from any AS/400 data source into data marts or data warehouses. Warehouse Builder enables clients to create multidimensional data marts or data warehouses by moving data from IBM's DB/2 database for the AS/400 to Essbase/400.

     Warehouse Manager. Warehouse Manager provides the tools to manage data warehouses and data marts on a day-to-day basis by integrating data simplification, warehouse security, resource allocation and user access. Warehouse Manager also enables administrators to allow users easier access to data in complicated databases and to create a simplified view of any AS/400 database, whether it is used for transaction processing or analysis. In addition, Warehouse Manager provides capabilities to interact with most AS/400 data types and with many third-party database extensions, such as the J.D. Edwards interactive data dictionary and Infinium's security system.

  Deployment Accelerators

     Sales and Financial Analysis Deployment Accelerators. The ShowCase STRATEGY Deployment Accelerators are pre-configured functional data models or templates that may be used to quickly implement and adapt sales and/or financial analysis applications. These adaptive applications are designed to serve as architectural models for ShowCase's clients' business intelligence solutions. Sales Analysis Deployment Accelerators provide order and performance/variance analysis, sales, customer and shipping tracking, sales history and forecasting and impact analysis. Financial Analysis Deployment Accelerators provide accounting and financial reporting, profit and loss analysis, budgeting, forecasting and overhead calculation, variance and unit cost analysis and business segmentation.

  ShowCase Services

     Customer Support. ShowCase's support team provides comprehensive support services to its clients, including the following services:

     - unlimited technical support via telephone, facsimile, the Internet and e-mail;

     - program temporary fixes;

     - technical documents on demand; and

     - product upgrades.

     ShowCase has over 2,200 clients on its annual maintenance plan. It offers maintenance support through its regional support centers in North America, Europe, Malaysia and a partnership in Japan. Currently, ShowCase's regional support offices have access to an integrated customer database that provides each office with real-time information regarding its clients and their installed product base. A client that has a maintenance problem after hours and is unable to contact its regional support office may contact any one of ShowCase's other regional support offices and obtain maintenance support.

     Professional Services. Because they often have limited IT staff and resources, ShowCase's clients require a high level of service and support. To address this need, ShowCase offers a full range of educational, consulting and support services. It works with clients to design customized service plans that will enable them to rapidly implement and realize the benefits of business intelligence solutions that can evolve with end-user needs. As an example of this approach, ShowCase recently introduced service offerings that allow clients to leverage ShowCase's Deployment Accelerators to quickly implement pilot applications. For existing clients, ShowCase offers services designed to assist them in expanding their use

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

of the ShowCase product suite and using it in more sophisticated applications. To increase the ability of end users to realize the functionality provided by the ShowCase product suite, ShowCase's educational services provide comprehensive, hands-on training through both public and onsite sessions. In addition to its own professional services personnel, ShowCase has service partners in North America, Europe and Asia Pacific that provide training and consulting for its clients.

  Sales and Marketing

     Sales. ShowCase currently sells its products and services through its direct sales force and distribution partners including IBM, software application vendors, distributors and resellers. ShowCase's direct sales force operates in North America, Belgium, France, Germany, the Netherlands and the United Kingdom. Its North American direct sales force is divided into three units. Each salesperson in the new accounts unit focuses on specific potential accounts. The existing accounts unit targets existing clients. Because many of ShowCase's clients initially deploy its products on a departmental basis, ShowCase believes that its existing clients represent a significant sales opportunity as they discover the potential of business intelligence and look to leverage its benefits enterprise-wide to increase operational efficiency and profitability. ShowCase's internal telesales unit focuses primarily on smaller transactions, and generally sells individual components of its product suite to new accounts, additional components of its product suite to existing clients and maintenance services. ShowCase's overseas direct sales force consists of a direct sales unit and a telesales unit that target both new clients and existing accounts. Sales channels for ShowCase products and services may change following the merger with SPSS.

     ShowCase's software application vendor distribution partners include vendors that integrate ShowCase's products within their own applications and sell the integrated products to their customers, such as A3 Solutions, Fiserv, IBM, Infinium Software, Lawson Software, Silverlake, TSG and Walker Interactive; and vendors with which ShowCase has joint marketing and sales arrangements, such as Data Systems International and J.D. Edwards. ShowCase also sells its products through IBM's sales force and distributors located in countries not served by ShowCase's direct sales force, including Eastern European, African and Asian countries.

     Marketing. ShowCase is focused on building market awareness and acceptance of its product suite as the leading provider of business intelligence solutions for the AS/400 customer. Its marketing organization provides a wide range of programs, materials and events that support its sales force. These include extensive public relations activities, user group meetings, conference and trade show appearances, as well as programs to work closely with analysts and other influential third parties. ShowCase uses its Internet site to augment its market presence, promote its products and services and generate sales leads. Furthermore, ShowCase has invested in building a partner and channel marketing function to help recruit, train, support and conduct cooperative marketing with strategic partners, resellers and certified service providers.

  Product Development

     Since its inception, ShowCase has made substantial investments in product development. During this time, it has focused on delivering rapid return on investment and enterprise-wide deployment capabilities for its clients. ShowCase's core technology competence lies in extracting and transforming raw data from IBM's DB/2 database and other unique AS/400 data structures into business intelligence. ShowCase extends the AS/400 operating system to support business intelligence with features such as data simplification, enhanced security and resource management. It also tightly integrates these database management and infrastructure technologies with end user query and reporting products and multidimensional analytical technology.

     ShowCase's product development group is organized into small teams and consists of product managers, software engineers, quality assurance engineers, technical documentation specialists and integration specialists. Its product development process is intended to be repeatable yet flexible thereby allowing it to reuse both source code and the processes used to develop source code. To better serve client

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

needs and incorporate those needs into new releases, ShowCase actively solicits product enhancement requests from employees, clients, industry analysts, partners and IBM.

  Strategic Relationships

     IBM

     ShowCase has maintained a strategic relationship with IBM in sales and marketing and research and development. Its close relationship with IBM's Rochester, Minnesota facility, which has developed the AS/400, has enabled ShowCase to quickly leverage new AS/400 capabilities and influence the future direction of the AS/400 for the benefit of its clients. This association with IBM has resulted in ShowCase's products being recognized as a standard business intelligence technology on the AS/400. For example, the ShowCase STRATEGY product suite is used by IBM in new database release quality control efforts. ShowCase also participates in several formal and informal programs with IBM which it believes afford it valuable experience with AS/400 products and insights into IBM's product development and marketing plans. ShowCase is one of IBM's designated "Premier Business Partners" and has won several awards from IBM, including, IBM's Powered by AS/400e Award. IBM has been a reseller of several of ShowCase's products for several years. ShowCase entered into an expanded agreement with IBM in December 1998, which was amended in February 2000, which provides that certain products will be marketed and sold as OEM products by IBM. This agreement has a term of seven years, and expands the scope of ShowCase's reseller relationship with IBM. Under this agreement, ShowCase has agreed to perform several development enhancements to the Essbase/400 software. Previously, ShowCase had not been a party to any other funded software development arrangements.

     HYPERION SOLUTIONS

     ShowCase's relationship with Hyperion Solutions began in 1995 when ShowCase searched the marketplace for a high-performance, multidimensional database server and selected its online analytical processing product, Essbase. ShowCase expended significant resources in 1995 and 1996 porting Essbase to and optimizing its performance on the AS/400. ShowCase has the exclusive right to distribute the resulting product, Essbase/400, subject to limited distribution rights retained by Hyperion Solutions. The addition of Essbase/400 to its product line provides ShowCase with the ability to access a broader customer base, including users of multidimensional analyses. Furthermore, ShowCase's Essbase/400 product provides it with additional partnering opportunities by extending Essbase to the AS/400 platform. In addition, ShowCase's Analyzer and Analyzer for the Web products are based on technology licensed from Hyperion Solutions under a non-exclusive license agreement that expires in January 2001.

     ShowCase's exclusive Essbase/400 distribution rights are conditioned upon it paying minimum royalties and are subject to a buy-back right. Hyperion Solutions must give ShowCase notice 12 months before exercising this buyback right. If minimum royalty payments are not made, ShowCase has the option of paying the remaining balance to retain its exclusive distribution rights. If ShowCase does not retain its exclusive distribution rights, it must pay Hyperion Solutions minimum royalty payments to retain non-exclusive distribution rights to Essbase/400.

     INTRANET SOLUTIONS

     ShowCase's relationship with IntraNet Solutions began in late 1999 when it signed a strategic agreement with IntraNet Solutions to resell their market leading content management solution Xpedio to AS/400 customers. ShowCase has exclusive sales and marketing rights to Xpedio for the AS/400 and non exclusive rights on other platforms. The initial product integration development efforts with the Microsoft NT version were completed in the March 31, 2000 quarter. This agreement enables ShowCase to offer its clients the ability to more effectively manage web site content in one integrated solution, including structured business intelligence data and non structured content information. ShowCase's exclusive Xpedio distribution rights for the AS/400 are conditioned upon it paying minimum royalties in future years.

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

  Competition

     The markets for ShowCase's products are intensely competitive and subject to rapidly changing technology. ShowCase competes primarily against providers of decision support software and data warehousing and data mart software. The bases of competition in these markets include breadth of solution, functionality, performance, scalability, ease of use, operating platform and cost. ShowCase's competitors providing business intelligence solutions for AS/400 customers include Silvon and Infomanager. ShowCase also compete with vendors that provide business intelligence products implemented on Unix or Windows NT platforms and then connected to the AS/400. These vendors include Brio Technology, Business Objects, Cognos, Computer Associates, Hyperion Solutions, MicroStrategy, Microsoft, Oracle, Sagent Technology and SAS Institute. In addition, enterprise resource planning software vendors including Baan Company, PeopleSoft and SAP offer decision support and analytical modules primarily to support the analysis of data from their own operational systems. One or more of these companies may expand their technologies to support greater business intelligence functionality. Finally, in the future, IBM may expand the functionality of the operating system for the AS/400, or of its database products, to provide some of the functions provided by ShowCase's products.

     Many of ShowCase's competitors have longer operating histories, significantly greater financial, technical, marketing or other resources and greater name recognition than does ShowCase. As a result, they may be able to respond more quickly to new or emerging technologies and changes in customer requirements. The business intelligence software industry has recently experienced consolidation and many industry analysts expect this trend to continue. This consolidation may provide ShowCase's competitors with expanded sales, distribution and marketing capabilities and broader product offerings.

  Intellectual Property

     ShowCase attempts to protect its software, documentation and other written materials primarily through a combination of trade secret, trademark and copyright laws, confidentiality procedures and contractual provisions. For example, it licenses rather than sells its software and require licensees to enter into license agreements which impose restrictions on their use of the software. In addition, ShowCase has made efforts to avoid disclosure of its trade secrets, including requiring those persons with access to its proprietary information to enter into confidentiality agreements with it and restricting access to ShowCase's source code.

     ShowCase has one patent issued and one patent application pending in the United States with respect to aspects of its software. The pending patent application may not be issued. In addition, ShowCase patents may not survive a legal challenge to their validity or provide it significant protection. ShowCase's means of protecting its intellectual property rights may not be adequate or its competitors may independently develop similar technology. Policing unauthorized use of its products is difficult, particularly in foreign countries where the laws may not protect ShowCase's proprietary rights as fully as in the United States.

     ShowCase anticipates that software product developers increasingly will be subject to infringement claims as the number of products and competitors in its industry segment grows and the functionality of products in different industry segments overlaps. As a result, ShowCase may become involved in these claims. Any of these claims, with or without merit, could result in costly litigation, divert ShowCase management's time, attention and resources, delay product shipments or require ShowCase to enter into royalty or licensing agreements. If a claim of product infringement against ShowCase is successful, its business and operating results could be seriously harmed.

  Employees

     As of March 31, 2000, ShowCase had a total of 300 employees, including 124 in sales and marketing, 63 in product development, 77 in professional services and customer support and 36 in administration. None of ShowCase's employees are represented by a labor union, and it believe that relations with its employees are good.
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

  Facilities

     Our principal offices currently occupy approximately 27,000 square feet in Rochester, Minnesota under a lease which expires June 30, 2004. In addition, we also lease offices domestically and internationally in a variety of locations, including domestic offices in the metropolitan areas of Atlanta, Boston, Chicago, and Dallas and international offices in Belgium, France, Germany, Japan, Malaysia, the Netherlands and the United Kingdom. We believe that our facilities are adequate for the next 12 months and that, if required, suitable additional or alternative space will be available on commercially reasonable terms to accommodate expansion of our operations.

  Legal Proceedings

     From time to time, in the normal course of business, various claims are made against ShowCase. At this time, in the opinion of ShowCase's management, there are no pending claims the outcome of which is expected to result in a material adverse effect on the financial position of ShowCase.

  Executive Officers of the Company

     The executive officers of the Company are as follows:


NAME                               AGE                       POSITION
----                               ---                       --------
Kenneth H. Holec.................  45    President, Chief Executive Officer and Director
Craig W. Allen...................  45    Chief Financial Officer and Secretary
Jonathan P. Otterstatter.........  40    Executive Vice President, Technology
Patrick Dauga....................  40    Executive Vice President, Worldwide Field
                                         Operations
Kevin R. Potrzeba................  39    Vice President, North America Sales
Paul A. Hesser...................  34    Vice President, Global Services
Alfreda A. Masse.................  50    Vice President, Human Resources


     Kenneth H. Holec has been ShowCase's President and Chief Executive Officer and a member of its Board of Directors since November 1993. From 1985 to 1993, Mr. Holec was president and chief executive officer of Lawson Software, a provider of high-end financial and human resource management software solutions. Currently, Mr. Holec is a director of IntraNet Solutions, Inc., a maker of Web-based document management products for corporate intranets. Mr. Holec holds a B.S. degree in business administration from the University of Minnesota.

     Craig W. Allen joined ShowCase as Controller in July 1993 and was promoted to Chief Financial Officer in March 1997. From 1982 to 1993, Mr. Allen was vice president of operations at Metafile Information Systems, Inc., a software development and systems integration company. Prior to 1982, Mr. Allen was audit manager at the accounting firm McGladrey Pullen & Co. in Rochester, Minnesota. Mr. Allen holds a B.S. degree in business from the University of Minnesota and is a certified public accountant.

     Jonathan P. Otterstatter joined ShowCase as Vice President, Development in May 1994 and was promoted to Executive Vice President, Technology in May 1999. From 1983 to May 1994, Mr. Otterstatter was employed by IBM where his last position was senior development manager. Mr. Otterstatter holds a B.S. degree in computer science from the University of Wisconsin at LaCrosse and an M.S. degree in management of technology from the Massachusetts Institute of Technology.

     Patrick Dauga joined ShowCase as Vice President, European Operations in June 1997 and was promoted to Vice President, International in March 1998 and recently was promoted to Executive Vice President, Worldwide Field Operations. From 1986 to 1997, Mr. Dauga worked at Comshare, Inc., a software company specializing in decision support systems, where his last position was vice president for southern Europe. Mr. Dauga holds a degree from Sup de Co Bordeaux, a business school in France.

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

     Kevin R. Potrzeba has been ShowCase's Vice President, North America Sales since September 1996. From 1987 to August 1996, Mr. Potrzeba was employed by Software AG, a software products company, where his last position was vice president of sales for eastern operations. Mr. Potrzeba holds a B.A. degree in advertising and marketing from Northern Illinois University.

     Paul A. Hesser has been ShowCase's Vice President, Global Services since May 1999. From August 1989 to May 1999, Mr. Hesser was employed by IBM, where his last position was services executive for the New York metropolitan area. Mr. Hesser holds an MBA in finance from the University of Minnesota, and a BS degree in marketing from Illinois State University.


     Alfreda A. Masse has been ShowCase's Vice President, Human Resources since November 1999. From 1989 to 1994 and again from 1997 until November 1999, Ms. Masse was an organizational effectiveness consultant to companies including; Sun Microsystems, Resource Information Management Systems, NEC Technology and Tandem Corporation. From 1996 to 1997, Ms. Masse was employed by TriMark Technologies, an application software development company, where her position was vice president of organizational development. Ms. Masse holds a B.S. degree in business administration from Northwood University in Michigan and is SPHR certified.


  Management's Discussion and Analysis of Financial Condition and Results of Operations

     All statements, trend analysis and other information contained in the following discussion relative to markets for ShowCase products and trends in revenues, gross margins and anticipated expense levels, as well as other statements including words such as "anticipate," "believe," "plan," "estimate," "expect," "intend" and other similar expressions constitute forward-looking statements. Actual results of operations may differ materially from those contained in the forward-looking statements. All forward-looking statements included in this Management's Discussion and Analysis of Financial Condition and Results of Operations are based on information available to ShowCase on this prospectus, and ShowCase assumes no obligation to update these forward-looking statements, or to update the reasons why actual results could differ from those projected in these forward-looking statements.

     RECENT DEVELOPMENT

     On November 6, 2000, ShowCase Corporation and SPSS Inc. entered into a Merger Agreement relating to the merger of ShowCase with a wholly owned subsidiary of SPSS. The merger is subject to approval by the shareholders of ShowCase and SPSS, the effectiveness of a Form S-4 registration statement to be filed with the Securities and Exchange Commission and other customary closing conditions. The merger is expected to close in the first calendar quarter of 2001.

     OVERVIEW

     ShowCase develops, markets and supports a fully integrated, end-to-end, business intelligence solutions for IBM AS/400 customers. The ShowCase STRATEGY product suite and related services are designed to enable organizations to rapidly implement business intelligence solutions that create increased value from their operational and customer data. The sophisticated data warehousing and management capabilities of the ShowCase product suite provide its clients with highly scalable and tightly integrated solutions. ShowCase's products enable enterprise-wide distribution of information and allow end-user access and analysis through familiar applications and Internet browsers.

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

  Six Months Ended September 30, 2000 and September 30, 1999

     RESULTS OF OPERATIONS

     The following table sets forth certain statement of operations data as a percentage of total revenues for the periods indicated.


                                                              THREE MONTHS     SIX MONTHS
                                                                  ENDED           ENDED
                                                              SEPTEMBER 30,   SEPTEMBER 30,
                                                              -------------   -------------
                                                              2000    1999    2000    1999
                                                              -----   -----   -----   -----
AS A PERCENTAGE OF TOTAL REVENUES:
Revenues:
  License fees..............................................   51.7%   47.3%   49.1%   53.1%
  Maintenance and support...................................   36.2    38.8    37.4    34.2
  Professional service fees.................................   12.1    13.8    13.5    12.7
                                                              -----   -----   -----   -----
          Total revenues....................................  100.0   100.0   100.0   100.0
Cost of revenues:
  License fees..............................................    8.8     9.0     7.7     9.7
  Maintenance and support...................................    7.8     8.9     8.3     8.3
  Professional service fees.................................   11.9    13.1    12.9    11.3
                                                              -----   -----   -----   -----
          Total cost of revenues............................   28.5    30.9    28.9    29.2
                                                              -----   -----   -----   -----
Gross margin................................................   71.5    69.1    71.1    70.8
Operating expenses:
  Sales and marketing.......................................   48.0    61.5    51.8    55.3
  Product development.......................................   12.5    14.7    13.4    12.7
  General and administrative................................    9.7    13.4    10.5    10.9
                                                              -----   -----   -----   -----
          Total operating expenses..........................   70.2    89.5    75.7    78.9
                                                              -----   -----   -----   -----
Operating income (loss).....................................    1.3   (20.5)   (4.6)   (8.1)
Other income (expense), net.................................    3.4     4.3     3.6     2.4
                                                              -----   -----   -----   -----
Net income (loss) before income taxes.......................    4.7   (16.2)   (1.0)   (5.7)
Income taxes................................................    1.6     2.2     1.3     1.6
                                                              -----   -----   -----   -----
Net income (loss)...........................................    3.1%  (18.4)%  (2.3)%  (7.3)%
                                                              =====   =====   =====   =====


  Revenues


     Total revenues. Total revenues increased to $12.5 million for the three months ended September 30, 2000 from $8.5 million for the three months ended September 30, 1999, representing an increase of 47.2%. For the six months ended September 30, 2000, total revenues increased to $23.5 million from $19.0 million for the six months ended September 30, 1999, an increase of 23.5%.



     License fees. License fee revenues increased to $6.5 million for the three months ended September 30, 2000 from $4.0 million for the three months ended September 30, 1999, representing an increase of 60.7%. License fee revenues increase to $11.5 million for the six months ended September 30, 2000 from $10.1 million for the six months ended September 30, 1999, representing an increase of 14.2%. This increase in license fee revenue is largely attributable to an increase in the number of licenses sold by ShowCase's expanded direct sales force. License fee revenues as a percentage of total revenues were 51.7% and 47.3% for the three months ended September 30, 2000 and 1999, respectively, and 49.1% and 53.1% for the six months ended September 30, 2000 and 1999, respectively.



     License fee revenues from our Essbase/400 product represented 37.2% and 38.6% of ShowCase's total license fee revenues for the three months ended September 30, 2000 and 1999, respectively, and 38.8% and 41.6% for the six months ended September 30, 2000 and 1999, respectively.


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


     License fee revenues derived from ShowCase's indirect distribution channels were 19.0% and 22.2% of license fee revenues for the three months ended September 30, 2000 and 1999, respectively and 17.7% and 19.6% for the six months ended September 30, 2000 and 1999, respectively.



     Maintenance and support. Maintenance and support revenues increased to $4.5 million for the three months ended September 30, 2000 from $3.3 million for the three months ended September 30, 1999, representing an increase of 37.3%. For the six months ended September 30, 2000, maintenance and support revenues increased to $8.8 million from $6.5 million for the six months ended September 30, 1999, an increase of 35.0%. Maintenance and support revenues as a percentage of total revenues were 36.2% and 38.8% for the three months ended September 30, 2000 and 1999, respectively, and 37.4% and 34.2% for the six months ended September 30, 2000 and 1999, respectively. These increases in maintenance and support revenues were largely a result of the renewal of maintenance and support contracts, as well as new maintenance and support contracts associated with new product licenses.



     Professional service fees. Professional service fee revenues increased to $1.5 million for the three months ended September 30, 2000 from $1.2 million for the three months ended September 30, 1999, representing an increase of 28.6%. For the six months ended September 30, 2000, professional service fee revenues increased to $3.2 million from $2.4 million for the six months ended September 30, 1999, an increase of 31.3%. Professional service fee revenues as a percentage of total revenues were 12.1% and 13.8% for the three months ended September 30, 2000 and 1999, respectively, and 13.5% and 12.7% for the six months ended September 30, 2000 and 1999, respectively. These increases in professional service fee revenues were largely a result of revenues associated with the sale of new product licenses.



     Revenues from clients outside North America represented 33.6% and 45.9% of ShowCase's total revenues for the three months ended September 30, 2000 and 1999, respectively, and 35.5% and 37.8% for the six months ended September 30, 2000 and 1999, respectively. A majority of this revenue was derived from European sales.


  Costs of Revenues


     Cost of license fees. Cost of license fees consists primarily of the costs of product manuals, media, packaging, shipping and royalties paid to third parties. Cost of license fees increased to $1.0 million for the three months ended September 30, 2000 from $.8 million for the three months ended September 30, 1999, representing 15.3% and 19.0% of license fee revenues for these periods, respectively. Cost of license fees for the six months ended September 30, 2000 remained consistent with the $1.8 million amount for the six months ended September 30, 1999, representing 15.8% and 18.2% of license fee revenues for these periods, respectively. ShowCase anticipates that cost of license fees will increase in dollar amount in future periods as license fee revenues increase. Cost of license fees as a percentage of license fee revenues may increase if ShowCase enters into additional royalty arrangements or if sales of Essbase/400 or other products which carry a royalty obligation increase as a percentage of license fee revenues.


     Cost of maintenance and support. Cost of maintenance and support consists primarily of personnel costs associated with providing maintenance and support services and payments to third parties to provide maintenance and support, particularly with respect to Essbase/400. Cost of maintenance and support increased to $1.0 million for the three months ended September 30, 2000 from $0.8 million for the three months ended September 30, 1999, representing 21.4% and 22.8% of maintenance and support revenues for these periods, respectively. Cost of maintenance and support increased to $2.0 million for the six months ended September 30, 2000 from $1.6 million for the six months ended September 30, 1999, representing 22.2% and 24.2% of maintenance and support revenues for these periods, respectively. These increases in cost of maintenance and support in dollar amount were primarily due to the hiring of additional personnel. ShowCase anticipates that cost of maintenance and support will increase in dollar amount in future periods as maintenance and support revenues increase.

     Cost of professional service fees. Cost of professional service fees consists primarily of the costs of providing training and consulting services. Cost of professional service fees increased to $1.5 million for the three months ended September 30, 2000 from $1.1 million for the three months ended September 30,

1999, representing 98.4% and 94.4% of professional service fee revenues for these periods, respectively. Cost of professional service fees increased to $3.0 million for the six months ended September 30, 2000 from $2.1 million for the six months ended September 30, 1999, representing 95.4% and 88.9% of professional service fee revenues for these periods, respectively. These increases in cost of professional service fees were primarily due to the expansion of ShowCase's professional services staff. ShowCase anticipates that cost of professional service fees will increase in dollar amount in future periods as professional service fee revenues increase.

  Operating Expenses


     Sales and marketing. Sales and marketing expenses consist primarily of salaries, benefits, bonuses, commissions and travel and promotional expenses. Sales and marketing expenses increased to $6.0 million for the three months ended September 30, 2000 from $5.2 million for the three months ended September 30, 1999, representing 48.0% and 61.5% of total revenues for these periods, respectively. Sales and marketing expenses increased to $12.2 million for the six months ended September 30, 2000 from $10.5 million for the six months ended September 30, 1999, representing 51.8% and 55.3% of total revenues for these periods, respectively. These increases in sales and marketing expenses in dollar amount reflect the hiring of additional sales and marketing personnel and expanded promotional activities. Sales and marketing expenses decreased as a percentage of total revenues primarily due to faster revenue growth during the three and six months ended September 30, 2000. ShowCase anticipates that sales and marketing expenses will increase in dollar amount in future periods.



     Product development. Product development expenses consist primarily of development personnel compensation and related costs associated with the development of new products, the enhancement of existing products, quality assurance and testing. Product development expenses increased to $1.6 million for the three months ended September 30, 2000 from $1.2 million for the threes months ended September 30, 1999, representing 12.5% and 14.7% of total revenues for these periods, respectively. Product development expenses increased to $3.2 million for the six months ended September 30, 2000 from $2.4 million for the six months ended September 30, 1999, representing 13.4% and 12.7% of total revenues for these periods, respectively. These increases in dollar amount were due to expenses associated with the development of new products and the hiring of additional personnel. ShowCase anticipates that it will continue to devote substantial resources to product development efforts and that product development expenses will increase in dollar amount in future periods. To date, all product development costs have been expensed as incurred.



     General and administrative. General and administrative expenses consist primarily of salaries of executive, financial, human resources and information services personnel as well as outside professional fees. General and administrative expenses increased to $1.2 million for the three months ended September 30, 2000 from $1.1 million for the three months ended September 30, 1999, representing 9.7% and 13.4% of total revenues for these periods, respectively. General and administrative expenses increased to $2.5 million for the six months ended September 30, 2000 from $2.1 million for the six months ended September 30, 1999, representing 10.5% and 10.9% of total revenues for these periods, respectively. These increases in dollar amount were primarily due to increased staffing and related expenses necessary to manage and support the expansion of operations. General and administrative expenses decreased as a percentage of total revenues primarily due to faster revenue growth during the three and six months ended September 30, 2000. ShowCase anticipates that general and administrative expenses will increase in dollar amount in the future as a result of increased personnel and infrastructure costs necessary to support the expansion of operations.


  Other Income

     Other income consisted primarily of interest income and interest expense. Other income increased to $424,000 for the three months ended September 30, 2000 from $362,000 for the three months ended September 30, 1999. Other income increased to $852,000 for the six months ended September 30, 2000 from $461,000 for the six months ended September 30, 1999. The increase in other income is primarily due to earnings on the proceeds from ShowCase's initial public offering in fiscal 2000.

  Provision for Income Taxes

     Income taxes increased to $200,000 for the three months ended September 30, 2000 from $185,000 for the three months ended September 30, 1999. Income taxes remained at $300,000 for the six months ended September 30, 2000 and 1999.

  Years Ended March 31, 2000, March 31, 1999 and March 31, 1998

     RESULTS OF OPERATIONS

     The following table indicates the percentage of total revenues represented by items reflected in ShowCase's consolidated statements of operations.

                                                                 YEARS ENDED MARCH 31,
                                                              ---------------------------
                                                              2000       1999       1998
                                                              -----      -----      -----
AS A PERCENTAGE OF TOTAL REVENUES:
Revenues
  License fees..............................................   51.9%      59.2%      60.1%
  Maintenance and support...................................   34.9       29.3       28.0
  Professional service fees.................................   13.2       11.6       11.9
                                                              -----      -----      -----
          Total revenues....................................  100.0      100.0      100.0
Cost of revenues:
  License fees..............................................    9.7       10.7       11.1
  Maintenance and support...................................    8.7        7.5        6.6
  Professional service fees.................................   12.3        8.4        8.4
                                                              -----      -----      -----
          Total cost of revenues............................   30.7       26.6       26.2
                                                              -----      -----      -----
Gross margin................................................   69.3       73.4       73.8
Operating expenses:
  Sales and marketing.......................................   56.3       53.6       65.2
  Product development.......................................   13.9       12.3       12.8
  General and administrative................................   11.3        9.0       10.9
                                                              -----      -----      -----
          Total operating expenses..........................   81.5       75.0       89.0
                                                              -----      -----      -----
Operating loss..............................................  (12.2)      (1.6)     (15.2)
Other income (expense), net.................................    3.6        0.4        2.3
                                                              -----      -----      -----
Net loss before income taxes................................   (8.6)      (1.2)     (12.9)
Income taxes................................................    1.8        0.6        0.7
                                                              -----      -----      -----
Net loss....................................................  (10.4)%     (1.7)%    (13.6)%
                                                              =====      =====      =====

 Revenues

     Total revenues. Revenues increased to $39.5 million in fiscal 2000 from $35.5 million in fiscal 1999 and from $23.8 million in fiscal 1998, representing increases of 11.3% in fiscal 2000 and 49.5% in fiscal 1999.

     License fees. License fee revenues decreased to $20.5 million in fiscal 2000 from $21.0 million in fiscal 1999, representing a decrease of 2.5%. The license revenues declined in fiscal year 2000 primarily as a result of a decrease in the number of licenses sold, due primarily to the impact of clients and prospects delaying or canceling purchase decisions due to Year 2000.

     In fiscal year 1999, license fee revenues increased to $21.0 million from $14.3 million in fiscal 1998, representing an increase of 47.2%. This increase is largely attributable to increases in the number of licenses sold, reflecting the results of an expanded direct field sales force and the introduction of new products and product enhancements, as well as increases in average transaction size. The average transaction size in North America for new product licenses for additional components of ShowCase's product suite to existing clients increased from approximately $18,000 in fiscal 1998 to $28,000 in fiscal 1999. ShowCase introduced Enterprise Reporting to the market in fiscal year 2000, Analyzer for the Web and Deployment Accelerators to the market in fiscal 1999 and Warehouse Builder to the market in fiscal 1998.

     Revenues from Essbase/400 licenses comprise a significant percentage of total license fee revenues. License fees for this product were 42.2% of our total license revenue for fiscal 2000, 41.0% for fiscal 1999 and 39.5% for fiscal 1998.

     License fee revenues derived from ShowCase's indirect distribution channels were 23.5% of license fee revenues for fiscal 2000, 21.2% for fiscal 1999 and 19.9% for fiscal 1998.

     Maintenance and support. Maintenance and support revenues increased to $13.8% million in fiscal 2000 from $10.4 million in fiscal 1999 and from $6.7 million in fiscal 1998, representing increases of 32.7% in fiscal 2000 and 56.2% in fiscal 1999. These increases in maintenance and support revenues were largely a result of the renewal of maintenance and support contracts as ShowCase's installed base continued to grow, as well as new maintenance and support contracts associated with new product licenses.

     Professional service fees. Professional service fee revenues increased to $5.2 million in fiscal 2000 from $4.1 million in fiscal 1999 and from $2.8 million in fiscal 1998, representing increases of 27.5% in fiscal 2000 and 45.4% in fiscal 1999. These increases in professional service fee revenues were largely a result of the service revenues associated with the sale of new product licenses.

     Revenues from clients outside North America represented 39.2% of ShowCase's total revenues for fiscal 2000, 38.2% of ShowCase's total revenue for fiscal 1999 and 34.4% of ShowCase's total revenue for fiscal 1998. A majority of these sales were derived from European sales.

     ShowCase's revenues come from three principal sources: license fees, maintenance and support and professional service fees. ShowCase adopted the provisions of Statement of Position ("SOP") No. 98-9, Modification of SOP 97-2, Software Revenue Recognition, with respect to Certain Transactions, effective April 1, 1999. Under SOP No. 97-2, as amended by SOP No. 98-9, ShowCase recognizes license revenue when the software product has been delivered, if a signed contract exists, the fee is fixed and determinable, collection of resulting receivables is probable and product returns are reasonably estimable. License fee revenues that are contingent upon sale to an end user by distributors and other distribution partners are recognized upon receipt of a report of delivery to the end user. Maintenance and support fees committed as part of new product license sales and maintenance resulting from renewed maintenance contracts are deferred and recognized ratably over the contract period. Professional service revenue is recognized when services are performed. Revenues related to multiple element arrangements are allocated to each element of the arrangement based on the fair values of elements such as licenses fees, maintenance and support and professional services. The determination of fair value is based on vendor specific objective evidence. When fair value does not exist for one or more of the delivered elements in the arrangement, the "residual method" is used. Under the "residual method," the total fair value of the undelivered elements is deferred and recognized ratably over the contract period and the remaining residual amount is recognized with respect to the delivered elements. The adoption of SOP No. 98-9 did not have a material effect on ShowCase's operating results.

  Costs of Revenues

     Cost of license fees. Cost of license fees consists primarily of the costs of product manuals, media, packaging, shipping and royalties paid to third parties. Cost of license fees was $3.8 million in fiscal 2000 and in fiscal 1999 and to $2.6 million in fiscal 1998. The cost of license fees increased to $3.8 million in fiscal year 1999 from $2.6 million in fiscal year 1998, representing an increase of 44.0% in fiscal 1999. This increase in cost of license fees was attributable to the increase in the number of licenses sold and to the increase in the percentage of our revenues from ShowCase's Essbase/400 product, which requires ShowCase to pay royalties.

     Cost of maintenance and support. Cost of maintenance and support consists primarily of personnel costs associated with providing maintenance and support services and payments to third parties to provide maintenance and support, primarily with respect to ShowCase's Essbase/400 product. Cost of maintenance and support increased to $3.4 million in fiscal 2000 from $2.6 million in fiscal 1999 and from $1.6 million in fiscal 1998, representing increases of 29.6% in fiscal 2000 and 68.3% in fiscal 1999. The increases in cost of maintenance and support are primarily due to additional staffing and the increase in the payment of third party maintenance and support fees with respect to Essbase/400.

     Cost of professional service fees. Cost of professional service fees consists primarily of the costs of providing training and consulting services. Cost of professional service fees increased to $4.9 million in fiscal 2000 from $3.0 million in fiscal 1999 and from $2.0 million in fiscal 1998, representing increases of 63.0% in fiscal 2000 and 49.1% in fiscal 1999. The increases are primarily due to the expansion of ShowCase's professional services staff.

  Operating Expenses

     Sales and marketing. Sales and marketing expenses consist primarily of salaries, benefits, bonuses, commissions and travel and promotional expenses. Sales and marketing expenses have increased to $22.2 million in fiscal 2000 from $19.0 million in fiscal 1999 and from $15.5 million in fiscal 1998, representing increases of 16.8 % in fiscal 2000 and 23.0% in fiscal 1999. The increases reflect the expansion of a direct field sales force and the hiring of additional sales and marketing personnel and, to a lesser extent, the increase of promotional activities. ShowCase's sales and marketing staff grew from 91 people in fiscal 1998 to 107 in fiscal 1999 and to 124 in fiscal 2000. ShowCase anticipates that sales and marketing expenses will increase in dollar amount in future periods.

     Product development. Product development expenses consist primarily of development personnel compensation and related costs associated with the development of new products, the enhancement of existing products, quality assurance and testing. Product development expenses increased to $5.5 million in fiscal 2000 from $4.4 million in fiscal 1999 and from $3.1 million in fiscal 1998, representing increases of 25.4% in fiscal 2000 and 43.3% in fiscal 1999. The increases are due to expenses associated with the development of new products and the hiring of additional personnel. ShowCase's product development staff grew from 41 people in fiscal 1998 to 49 in fiscal 1999 and to 63 in fiscal 2000. ShowCase anticipates that it will continue to devote significant resources to its product development efforts and that product development expenses will increase in dollar amount in future periods. Product development costs are expensed as incurred.

     General and administrative. General and administrative expenses consist primarily of salaries of executive, financial, human resource and information services personnel as well as outside professional fees. General and administrative expenses increased to $4.5 million in fiscal 2000 from $3.2 million in fiscal 1999 and from $2.6 million in fiscal 1998, representing increases of 39.0% in fiscal 2000 and 24.0% in fiscal 1999. The increases are primarily due to increased staffing and related expenses necessary to manage and support the expansion of our operations. ShowCase's general and administrative staff grew from 23 people in fiscal 1998 to 28 in fiscal 1999 and to 36 in fiscal 2000. ShowCase anticipates that its general and administrative expenses will increase in dollar amount in the future as a result of increased personnel and infrastructure costs necessary to support the expansion of ShowCase's operations.

  Other Income (Expense)

     Other income consists primarily of earnings from investments and sales of securities, equity in net income of unconsolidated affiliates and gains or losses from disposal of fixed assets, net of any interest expense. Other income increased to $1.4 million in fiscal 2000 from $143,000 in fiscal 1999 and from $543,000 in fiscal 1998. The increase in other income in fiscal 2000 is primarily due to earnings on the proceeds from ShowCase's initial public offering. The decrease in fiscal 1999 was primarily due to the gain on the sale of a security of a third party which occurred in fiscal 1998.

  Provision (Benefit) for Income Taxes

     Income taxes increased to $700,000 in fiscal 2000 from $200,000 in fiscal 1999 and from $175,000 in fiscal year 1998. The taxes and the increase are primarily due to foreign income taxes paid which could not be realized as tax credits in the United States due to ShowCase's consolidated losses from operations.

     ShowCase has deferred tax assets for temporary differences of $4.0 million as of March 31, 2000 and $2.7 million as of March 31, 1999, primarily related to deferred revenue on which taxes have been paid. ShowCase periodically evaluates the need for a valuation allowance against these deferred tax assets. Due to uncertainty regarding future taxable income and our operating losses in each of the past three fiscal years, ShowCase has determined that it is more likely than not that only a portion of the deferred tax assets will be realized and accordingly, there is a corresponding valuation allowance of $4.0 million as of March 31, 2000 and $2.2 million as of March 31, 1999. The amount recognized as a deferred tax asset at March 31, 1999 approximates the amount of cash refundable that could be generated if ShowCase were to continue its operating loss position.

  Liquidity and Capital Resources

     To date, ShowCase has financed its business through cash provided by operations, the sale of equity securities and bank borrowings. Operating activities used cash of $1.2 million for the six months ended September 30, 2000 and used cash of $2.3 million for the six months ended September 30, 1999. The decrease in cash from operating activities for the six months ending September 30, 2000 was due primarily to increased accounts receivable and a decrease in deferred revenue partially offset by an increase in income taxes payable and increase in accounts payable and accrued liabilities. The decrease in cash from operating activities for the six months ending September 30, 1999 was due primarily to a net loss of $1.4 million and a decrease in deferred revenue.

     ShowCase's operating activities used cash of $3.1 million in fiscal 2000, provided cash of $5.3 million in fiscal 1999 and used cash of $817,000 in fiscal 1998. The decrease in cash from operations for fiscal 2000 was due primarily to ShowCase's net loss in that year, offset in part by an increase in deferred revenue. The increase in cash from operations, for fiscal 1999 was due primarily to improved results of operations, an increase in deferred revenue, offset in part by an increase in accounts receivable. The decrease in cash from operations for fiscal 1998 was due primarily to ShowCase's net loss in that year, offset in part by an increase in deferred revenue. In each period, the increase in deferred revenue consisted primarily of prepayment of clients' maintenance and support fees.

     Investing activities provided cash of $2.5 million for the six months ended September 30, 2000 and used cash of $25.8 million for the six months ended September 30, 1999. The principal source of cash in investing activities for the six months ended September 30, 2000 was maturity of marketable securities offset by the purchase of software rights and capital expenditures related to the acquisition of computer equipment and furniture required to support the expansion of ShowCase's operations. The principal use of cash in investing activities for the six months ended September 30, 1999 was the investment of the proceeds from ShowCase's initial public offering and capital expenditures related to the acquisition of computer equipment and furniture required to support the expansion of ShowCase's operations.

     ShowCase's investing activities used cash of $18.7 million in fiscal 2000, $487,000 in fiscal 1999 and $566,000 in fiscal 1998. In fiscal year 2000, $17.9 million of the proceeds from the initial public offering were used to invest in marketable securities and the balance of the cash used for investing activities was for the purchase of equipment. In fiscal 1999 and 1998, the principal use of cash in investing activities was for capital expenditures related to the expansion of our operations.

     Financing activities provided cash of $280,000 and $24.3 million in the six months ended September 30, 2000 and 1999, respectively. For the six months ended September 30, 2000, cash provided by financing activities consisted primarily of the receipt of proceeds from the exercise of stock options. For the six months ended September 30, 1999, cash provided by financing activities consisted primarily of proceeds from ShowCase's initial public offering.

     ShowCase's financing activities provided cash of $24.6 million in fiscal 2000 used $1.4 million in 1999 and provided $3.8 million in fiscal 1999. For fiscal 2000, financing activities provided cash primarily from issuance of common stock in connection with our initial public offering, which resulted in net proceeds to ShowCase of $24.4 million. For fiscal 1999, cash used by financing activities consisted primarily of long-term debt repayment and payments under capital lease obligations. For fiscal 1998, financing activities provided cash primarily from proceeds received from the issuance of preferred stock, offset in part by long-term debt repayment and payments under capital lease obligations.

     ShowCase's sources of liquidity at September 30, 2000 consisted principally of cash and marketable securities of $28.0 million. ShowCase believes that cash generated from operations, existing cash and marketable securities will be sufficient to fund operations for at least the next twelve months.

  Selected Quarterly Operating Results

     The following table shows unaudited consolidated financial information for each of the four quarters in ShowCase's fiscal years ended March 31, 2000 and 1999. In management's opinion, this unaudited quarterly information has been prepared on the same basis as the audited consolidated financial statements and related notes and includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the information for the quarters presented in accordance with generally accepted accounting principles.

                                                                  THREE MONTHS ENDED
                                    ------------------------------------------------------------------------------
                                    MARCH 31,   DECEMBER 31,   SEPTEMBER 30,   JUNE 30,   MARCH 31,   DECEMBER 31,
                                      2000          1999           1999          1999       1999          1998
                                    ---------   ------------   -------------   --------   ---------   ------------
                                                                    (IN THOUSANDS)
CONSOLIDATED STATEMENTS OF
 OPERATIONS DATA:
Revenues:
 License fees.....................   $ 5,416      $ 4,990         $ 4,027      $ 6,065     $ 5,944       $5,834
 Maintenance and support..........     3,826        3,456           3,301        3,206       3,088        2,776
 Professional service fees........     1,623        1,201           1,178        1,234       1,225          933
                                     -------      -------         -------      -------     -------       ------
       Total revenues.............    10,865        9,647           8,506       10,505      10,257        9,543
Cost of revenues:
 License fees.....................     1,017          985             766        1,068         915        1,077
 Maintenance and support..........       997          855             753          824         818          658
 Professional service fees........     1,531        1,199           1,112        1,032         995          805
                                     -------      -------         -------      -------     -------       ------
       Total cost of revenues.....     3,545        3,039           2,631        2,924       2,728        2,540
                                     -------      -------         -------      -------     -------       ------
Gross margin......................     7,320        6,608           5,875        7,581       7,529        7,003
Operating expenses:
 Sales and marketing..............     6,046        5,691           5,234        5,275       5,327        4,958
 Product development..............     1,616        1,457           1,247        1,163       1,135        1,038
 General and administrative.......     1,228        1,160           1,136          941         873          855
                                     -------      -------         -------      -------     -------       ------
       Total operating expenses...     8,890        8,308           7,617        7,379       7,335        6,851
                                     -------      -------         -------      -------     -------       ------
Operating income (loss)...........    (1,570)      (1,700)         (1,742)         202         194          152
Other income (expense), net.......       560          395             362           98          89           23
                                     -------      -------         -------      -------     -------       ------
Net income (loss) before income
 taxes............................    (1,010)      (1,305)         (1,380)         300         283          175
Income taxes......................       200          200             185          115          65           50
Net income (loss).................   $(1,210)     $(1,505)        $(1,565)         185     $   218       $  125
Basic income (loss) per share.....   $  (.12)     $  (.15)        $  (.15)     $   .04     $   .05       $  .03
Diluted income (loss) per share...   $  (.12)     $  (.15)        $  (.15)     $   .02     $   .03       $  .02
Shares used in basic share
 calculation......................    10,485       10,368          10,139        4,542       4,495        4,348
Shares used in diluted share
 calculation......................    10,485       10,368          10,139        8,371       8,063        6,906

                                       THREE MONTHS ENDED
                                    ------------------------
                                    SEPTEMBER 30,   JUNE 30,
                                        1998          1998
                                    -------------   --------
                                         (IN THOUSANDS)
CONSOLIDATED STATEMENTS OF
 OPERATIONS DATA:
Revenues:
 License fees.....................     $5,019        $4,224
 Maintenance and support..........      2,365         2,161
 Professional service fees........      1,037           913
                                       ------        ------
       Total revenues.............      8,421         7,298
Cost of revenues:
 License fees.....................      1,000           817
 Maintenance and support..........        605           565
 Professional service fees........        577           613
                                       ------        ------
       Total cost of revenues.....      2,182         1,995
                                       ------        ------
Gross margin......................      6,239         5,303
Operating expenses:
 Sales and marketing..............      4,378         4,387
 Product development..............      1,219           979
 General and administrative.......        748           736
                                       ------        ------
       Total operating expenses...      6,345         6,102
                                       ------        ------
Operating income (loss)...........       (106)         (799)
Other income (expense), net.......         25             6
                                       ------        ------
Net income (loss) before income
 taxes............................        (81)         (793)
Income taxes......................         45            40
Net income (loss).................     $ (126)       $ (833)
Basic income (loss) per share.....     $ (.03)       $ (.20)
Diluted income (loss) per share...     $ (.03)       $ (.20)
Shares used in basic share
 calculation......................      4,409         4,190
Shares used in diluted share
 calculation......................      4,409         4,190

     ShowCase's operating results have varied and may in the future vary significantly from quarter to quarter. These fluctuations may result in volatility in the price of ShowCase's common stock. ShowCase believes that quarter-to-quarter comparisons of its financial results are not necessarily meaningful and should not be relied upon as an indication of future performance.

  Quantitative and Qualitative Disclosure About Market Risks

     ShowCase is exposed to market risk from changes in interest rates on borrowings under its revolving line of credit that bear interest from time to time at a variable rate based on a prime rate. In addition, its Belgian subsidiary maintains a small line of credit with a variable interest rate and maximum available borrowings which ShowCase does not believe are material. As of September 30, 2000, ShowCase had no borrowings outstanding under either of these lines of credit. Because ShowCase has no borrowings outstanding under its lines of credit, ShowCase believes that the effect, if any, of reasonably possible near-term changes in interest rates on its financial position would not be material.

     ShowCase is exposed to market risk from fluctuations in foreign currency exchange rates. ShowCase manages exposure to variability in foreign currency exchange rates primarily through the use of natural hedges, whereby funding obligations and assets are both managed in the local currency. However, different durations in ShowCase's funding obligations and assets may expose ShowCase to the risk of foreign exchange rate fluctuations. ShowCase has not entered into any derivative transactions to manage this risk. Based on our overall foreign currency rate exposure at September 30, 2000, ShowCase does not believe that a hypothetical 10% change in foreign currency rates would materially adversely affect its financial position.

                               FAIRNESS OPINIONS

OPINION OF ROBERT W. BAIRD & CO.

     On September 15, 2000, SPSS retained Robert W. Baird & Co. to render an opinion as to the fairness, from a financial point of view, of the Exchange Ratio to SPSS. On November 6, 2000, Baird rendered its opinion to the board of directors of SPSS to the effect that, as of such date, the Exchange Ratio was fair, from a financial point of view, to SPSS.

     THE FULL TEXT OF BAIRD'S OPINION DATED NOVEMBER 6, 2000, WHICH DESCRIBES THE ASSUMPTIONS MADE, GENERAL PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE SCOPE OF REVIEW UNDERTAKEN BY BAIRD IN RENDERING ITS OPINION, IS ATTACHED AS ANNEX B TO THIS PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED IN THIS DOCUMENT BY REFERENCE. BAIRD'S OPINION IS DIRECTED ONLY TO THE FAIRNESS, AS OF THE DATE OF THE OPINION AND FROM A FINANCIAL POINT OF VIEW, OF THE EXCHANGE RATIO TO SPSS AND DOES NOT CONSTITUTE A RECOMMENDATION TO YOU AS TO HOW YOU SHOULD VOTE WITH RESPECT TO THE MERGER AGREEMENT. THE SUMMARY OF BAIRD'S OPINION SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION ATTACHED AS ANNEX B. SPSS STOCKHOLDERS ARE URGED TO READ THE OPINION CAREFULLY AND IN ITS ENTIRETY.

     In conducting its investigation and analysis and in arriving at its opinion, Baird reviewed information and took into account financial and economic factors it deemed relevant under the circumstances. In rendering its opinion, Baird, among other things:

     - reviewed certain internal information, primarily financial in nature, including projections concerning the business and operations of ShowCase furnished to Baird for purposes of its analysis;

     - reviewed publicly available information concerning ShowCase including, but not limited to, ShowCase's recent filings with the SEC and equity analyst research reports prepared by various investment banking firms;

     - received financial projections for ShowCase on a standalone basis for calendar years 2000 and 2001;

     - reviewed certain internal information, primarily financial in nature, concerning the business and operations of SPSS furnished to Baird for purposes of its analysis;

     - reviewed publicly available information concerning SPSS including, but not limited to, SPSS's recent filings with the SEC and equity analyst research reports prepared by Baird analysts;

     - reviewed the draft of the Agreement in the form presented to the board of directors;

     - compared the historical market prices and trading activity of SPSS's and ShowCase's common stock with those of certain other publicly traded companies Baird deemed relevant;

     - compared the financial position and operating results of SPSS and ShowCase with those of certain publicly traded companies Baird deemed relevant;

     - compared the proposed financial terms of the Merger with the financial terms of certain other business combinations Baird deemed relevant;

     - reviewed certain potential pro forma effects of the Merger on SPSS;

     - held discussions with members of SPSS's and ShowCase's respective senior managements concerning SPSS's and ShowCase's historical and current financial condition and operating results, as well as the future prospects of SPSS and ShowCase, respectively; and

     - considered other information, financial studies, analysis and investigations, and financial, economic and market criteria which Baird deemed relevant for the preparation of its opinion.

     In arriving at its opinion, Baird assumed and relied upon the accuracy and completeness of all of the financial and other information that was publicly available or provided to Baird by or on behalf of SPSS and ShowCase. Baird was not engaged, and did not assume any responsibility, to independently verify any of this information. Baird assumed, with SPSS's consent, that:

     - all material assets and liabilities, contingent or otherwise, known or unknown, of SPSS and ShowCase were as set forth in their respective financial statements;

     - the Merger will be accounted for as a pooling of interests under generally accepted accounting principals; and

     - the Merger will be consummated in accordance with the terms of the Agreement in the form presented to the board of directors, without any amendment and without waiver by any party of any of the conditions to their respective obligations under the Agreement.

     At the direction of SPSS:

     - Baird relied on published research analyst reports prepared by various investment banking firms for estimates for ShowCase's calendar years 2000 and 2001 performance and estimates from SPSS's senior management for ShowCase's financial performance on a standalone basis thereafter (collectively, the "ShowCase Projections");

     - Baird relied on published research analyst reports prepared by Baird analysts for estimates of SPSS's financial performance for calendar years 2000 and 2001 and estimates from SPSS's senior management for SPSS's financial performance on a standalone basis thereafter (collectively, the "SPSS Projections");

     - Baird has assumed that these estimates, together with the cost savings and operating synergies resulting from the Merger as estimated by SPSS's senior management, were reasonably prepared on bases reflecting the best available estimates and good faith judgments as to future performance of SPSS and ShowCase, respectively.

     In conducting its review, Baird did not undertake nor obtain an independent evaluation or appraisal of any of the assets or liabilities, contingent or otherwise, of SPSS or ShowCase nor did Baird make a physical inspection of the properties or facilities of SPSS or ShowCase. Baird's opinion necessarily was based upon economic, monetary and market conditions as they existed and could be evaluated on the date of its opinion, and did not predict or take into account any changes which may occur, or information which may become available, after the date of Baird's opinion. Furthermore, Baird expressed no opinion as to the price or trading range at which any of SPSS's or ShowCase's securities (including SPSS Common Stock and ShowCase Common Stock) will trade following the date of the opinion.

     The following is a summary of the material financial analyses performed by Baird in connection with rendering its opinion.

     Analysis of Implied ShowCase Transaction Multiples. Baird calculated the "Implied Equity Price Per Share" reflected by the terms of the Merger to be $7.53 for each share of ShowCase Common Stock, obtained by multiplying the Exchange Ratio of 0.333 by the closing price per share of SPSS Common Stock of $22.625 on November 3, 2000. Baird calculated the "Implied Total Equity Value" (defined as the per share purchase price for ShowCase's Common Stock multiplied by the total number of common shares outstanding, including net shares issuable upon the exercise of stock options and warrants) and "Implied Enterprise Value" (defined as the Implied Total Equity Value, plus the book value of total debt, preferred stock and minority interests, less cash and cash equivalents as of September 30, 2000) of ShowCase as a result of the Merger to be $87.1 million and $59.1 million, respectively. In performing its analysis, Baird used, among other items, operating statistics for ShowCase's latest twelve months, or LTM, ended September 30, 2000 and projected calendar 2000 and 2001, per the ShowCase Projections. Baird calculated multiples of the Implied Enterprise Value to ShowCase's LTM and projected calendar 2000 and calendar 2001 revenue, per the ShowCase projections. Baird also calculated multiples of the Implied Total

Equity Value to ShowCase's LTM and projected calendar 2000 and calendar 2001 net income and earnings per share, per the ShowCase projections. The table below summarizes the results of this analysis and is qualified in its entirety by reference to the other disclosures contained in this section and Baird's opinion attached as Annex B to this proxy statement.

                                                      IMPLIED SHOWCASE
                                                    TRANSACTION MULTIPLES
                                                    ---------------------
Enterprise Value/LTM Revenue......................           1.3x
Enterprise Value/Calendar 2000 Revenue............           1.2
Enterprise Value/Calendar 2001 Revenue............           0.9
Equity Value/LTM Net Income(1)....................           N/M
Equity Value/LTM EPS(1)...........................           N/M
Equity Value/Calendar 2000 Net Income(1)..........           N/M
Equity Value/Calendar 2000 EPS(1).................           N/M
Equity Value/Calendar 2001 Net Income.............          22.2
Equity Value/Calendar 2001 EPS....................          21.7

---------------

(1) Multiples are Not Meaningful ("N/M") due to negative ShowCase statistics.

     Stock Trading History. To provide contextual data and comparative market data, Baird reviewed the historical market prices of ShowCase and SPSS for the twelve-month period ended November 3, 2000. Over the indicated period, the high and low prices for shares of ShowCase and SPSS were $11.06 and $4.00, and $33.75 and $16.88, respectively.

     Comparative Stock Price Performance. Baird reviewed the recent stock price performance of ShowCase and compared such performance with an index of ten publicly traded companies listed below that Baird deemed relevant, with the Nasdaq composite index, and with SPSS over the twelve-month period ended November 3, 2000. The relative increase in market price per share for ShowCase, the selected public company index, the Nasdaq composite index, and SPSS were 4.7%, 10.1%, 14.0%, and 16.0%, respectively.

     Analysis of Selected Publicly Traded Companies to ShowCase. Baird reviewed certain publicly available financial information as of the most recently reported period and stock market information as of November 3, 2000, for ten publicly traded companies that Baird deemed relevant. The group of selected publicly traded companies is listed below:

     - Actuate Corp.

     - Applix Inc.

     - Brio Technology, Inc.

     - Hummingbird, Inc.

     - Hyperion Solutions Corp.

     - Informix Corp.

     - Microstrategy Inc.

     - Sagent Technology Inc.

     - SPSS Inc.

     - Sybase, Inc.

     Baird chose these companies based on its review of publicly traded companies that possessed general business, operating and financial characteristics representative of companies in the industry in which ShowCase operates. Baird noted that none of the companies reviewed is identical to ShowCase and that, accordingly, the analysis of these companies necessarily involves complex considerations and judgments concerning differences in the business, financial and operating characteristics of each company and other factors that affect the market values of these companies.

     For each selected company, Baird calculated the equity value by multiplying the closing stock price of each company as of November 3, 2000, by the total number of outstanding shares on a diluted basis. In addition, Baird calculated enterprise value for each selected company by adding the book value of outstanding total debt, preferred stock and minority interests to, and subtracting cash and cash equivalents, from equity value. Baird then calculated multiples of the enterprise value to each selected company's LTM revenue, latest quarter annualized ("LQA") revenue as of the most recently reported period, estimated 2000 revenue and projected 2001 revenue. Estimated and projected revenue figures were based on published research analyst reports. Baird also calculated multiples of each selected company's equity value to its net income for calendar 2001 based on each company's stock price and earnings per share data. Baird also calculated the ratios of each company's equity value to its net income for calendar 2001 divided by estimated growth rates as provided by First Call Corporation. Calendar 2001 net income for the selected companies was based on median consensus earnings per share estimates provided by First Call Corporation. Baird then compared the trading multiples for the selected companies to the relevant ShowCase transaction multiples implied in the proposed Merger based on its operating results for the LTM period ended September 30, 2000, the LQA period derived from the three-month period ended September 30, 2000, the estimated calendar year 2000, and the projected calendar year 2001, per the ShowCase Projections. The table below summarizes the results of this analysis and is qualified in its entirety by reference to the other disclosures contained in this section and Baird's opinion attached as Annex B to this proxy statement.

                                               IMPLIED      IMPLIED SELECTED PUBLIC COMPANY
                                              SHOWCASE             TRADING MULTIPLES
                                             TRANSACTION   ----------------------------------
                                              MULTIPLES     LOW     MEDIAN     MEAN     HIGH
                                             -----------   ------   -------   ------   ------
Enterprise Value/LTM Revenue(1)............       1.3x       0.6x      1.6x     4.5x    23.9x
Enterprise Value/LQA Revenue...............       1.2        0.6       1.7      3.8     18.0
Enterprise Value/2000E Revenue.............       1.2        0.5       1.6      5.0     29.0
Enterprise Value/2001P Revenue.............       0.9        0.5       1.2      2.0      6.7
Equity Value/2001P EPS.....................      21.7       10.7      13.5     13.9     18.8
Equity Value/2001P EPS/Growth Rate.........       0.6        0.6       1.1      1.1      1.5

---------------

(1) Implied ShowCase LTM transaction multiples and selected public company LTM trading multiples based on operating results for the most recently reported LTM period.

     Based on the implied public company trading multiples, Baird analyzed the resulting implied exchange ratios derived from applying the selected comparable company valuation multiples to ShowCase's LTM revenue and LQA revenue for the most recent reported period, estimated 2000 revenue, projected 2001 revenue, and projected 2001 earnings per share, per the ShowCase Projections. The table below summarizes the results of this analysis and is qualified in its entirety by reference to the other disclosures contained in this section and Baird's opinion attached as Annex B to this proxy statement.

                                                          IMPLIED EXCHANGE RATIO(1)
                                                        ------------------------------
                                                         LOW    MEDIAN   MEAN    HIGH
                                                        -----   ------   -----   -----
LTM Revenue...........................................  0.215   0.375    0.828   3.855
LQA Revenue...........................................  0.228   0.424    0.794   3.290
2000E Revenue.........................................  0.207   0.401    0.986   5.115
2001P Revenue.........................................  0.236   0.397    0.578   1.642
2001P Net Income......................................  0.166   0.209    0.215   0.291

---------------

(1) Reflects the implied exchange ratio derived from applying public company trading multiples to ShowCase statistics on a fully-diluted basis.

     Analysis of Selected Comparable Acquisition Transactions. Baird reviewed ten completed acquisition transactions which Baird deemed relevant. The ten transactions reviewed were (acquiror/target company):

     - Informix Corp./Ardent Software Inc.

     - Oracle/Carleton Corp.

     - Nortel Networks Corporation/Clarify Inc.

     - PeopleSoft, Inc./Vantive Corp.

     - Sun Microsystems/Forte Software, Inc.

     - Sterling Software, Inc./Information Advantage Software

     - Sterling Software, Inc./Interlink Computer Sciences

     - Ardent Software/Prism Solutions, Inc.

     - Oracle/Concentra Corp.

     - Informix Corp./Red Brick Systems Inc.

     Baird chose these transactions based on its review of acquisition transactions involving companies that possessed general business, operating and financial characteristics representative of companies in the industry in which ShowCase operates. Baird noted that none of the selected transactions or target companies reviewed was identical to the Merger. Accordingly, Baird noted that the analysis of selected transactions necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of ShowCase and each acquisition transaction and other factors that would affect the acquisition value of selected transactions including, among others, the general market conditions prevailing in the equity capital markets at the time of that transaction.

     For each of the selected transactions, Baird calculated the implied equity value as well as the implied enterprise value, defined as the equity value plus the book value of total debt, preferred stock and minority interests, less cash and cash equivalents. Baird then calculated the multiples of implied enterprise value to each target company's LTM revenue and forward four-quarter ("4Q Forward") revenue based on estimates for the four quarters following the announcement date and calculated multiples of implied equity value to forward four-quarter earnings per share based on publicly available investment banking analyst research reports dated as near as possible to the respective transaction announcement dates. Additionally, Baird calculated the premiums paid for the equity in these transactions over the public market value of the equity at various times prior to the announcement of such transactions. Baird then compared those multiples and premiums to the relevant ShowCase transaction multiples and premiums implied in the Merger based on ShowCase's operating results for the LTM period ended September 30, 2000 and the results for projected calendar year 2001, per the ShowCase Projections. The tables below summarize the results of these analyses and are qualified in their entirety by reference to the other disclosures contained in this section and Baird's opinion attached as Annex B to this proxy statement.

                                                IMPLIED           IMPLIED SELECTED
                                               SHOWCASE        ACQUISITION MULTIPLES
                                              TRANSACTION   ----------------------------
                                               MULTIPLES    LOW    MEDIAN   MEAN   HIGH
                                              -----------   ----   ------   ----   -----
Enterprise Value/LTM Revenue................       1.3x      0.3x    2.1x   3.2x     9.1x
Enterprise Value/4Q Forward Revenue(1)......       0.9       0.2     1.6    2.7      5.9
Equity Value/4Q Forward EPS(1)..............      21.7      24.1    63.0    76.1   173.3

---------------

(1) 4Q Forward multiples are based on research analyst estimates, published near the announcement date, for the forward four quarters following the announcement dates.

                                               IMPLIED           IMPLIED SELECTED
                                              SHOWCASE         ACQUISITION MULTIPLES
                                             TRANSACTION   -----------------------------
                                              PREMIUMS      LOW    MEDIAN   MEAN   HIGH
                                             -----------   -----   ------   ----   -----
One Day....................................     35.4%      (32.7)%  26.9%   28.3%   75.0%
Seven Day..................................     47.0%        6.7%   56.7%   50.7%   83.6%
Thirty Day.................................     40.2%        3.8%   70.1%   73.8%  128.6%
Ninety Day.................................     29.6%      (54.8)%  48.6%   63.1%  385.2%

     Based on the implied selected acquisition multiples, Baird analyzed the resulting implied exchange ratio derived from applying the selected comparable acquisition multiples to ShowCase's LTM and 4Q Forward revenue and 4Q Forward earnings per share. The table below summarizes the results of this analysis and is qualified in its entirety by reference to the other disclosures contained in this section and Baird's opinion attached as Annex B to this proxy statement.

                                                          IMPLIED EXCHANGE RATIO(1)
                                                        ------------------------------
                                                         LOW    MEDIAN   MEAN    HIGH
                                                        -----   ------   -----   -----
LTM Revenue...........................................  0.164   0.453    0.625   1.545
4Q Forward Revenue(2).................................  0.162   0.488    0.736   1.461
4Q Forward EPS(2).....................................  0.373   0.975    1.177   2.681

---------------

(1) Reflects the implied exchange ratio derived from applying comparable acquisition transaction multiples to ShowCase statistics on a fully-diluted basis.

(2) 4Q Forward multiples are based on research analyst estimates, published near the announcement date, for the forward four quarters following the announcement dates.

     Discounted Cash Flow Analysis. Baird performed a discounted cash flow analysis using projections for calendar 2001 through 2005 as provided by the ShowCase Projections. In that analysis, Baird assumed terminal value multiples ranging from 7.0x to 9.0x Operating Profit, or EBIT, in calendar 2005 and discount rates ranging from 16.0% to 20.0%. That analysis produced implied exchange ratios ranging from 0.462 to 0.617.

     Contribution Analysis. As a result of the Merger, ShowCase will contribute approximately 20% of the post-Merger Enterprise Value, on a diluted basis, based on market values as of November 3, 2000 and cash and debt balances as of September 30, 2000. This compares to ShowCase's revenue contribution to the combined company (per the ShowCase Projections and the SPSS Projections), based on calendar 1998 and 1999, the LTM period ended September 30, 2000, estimated calendar 2000 and projected calendar 2001, ranging from 20.7% to 24.4%. The table below summarizes the results of this analysis and is qualified in its entirety by reference to the other disclosures contained in this section and Baird's opinion attached as Annex B to this proxy statement.

                                                    RELATIVE REVENUE CONTRIBUTION
                                                --------------------------------------
                                                 YEAR ENDED               YEAR ENDED
                                                 DECEMBER,                DECEMBER,
                                                ------------            --------------
                                                1998    1999    LTM     2000E    2001P
                                                ----    ----    ----    -----    -----
SPSS.........................................   79.3%   78.5%   77.7%   76.8%    75.6%
ShowCase.....................................   20.7%   21.5%   22.3%   23.2%    24.4%

     Pro Forma Merger Analysis. Baird prepared a pro forma analysis of the financial impact of the Merger. In conducting its analysis, Baird relied upon certain assumptions and projected earnings estimates described above for ShowCase and SPSS, the ShowCase Projections and the SPSS Projections. Baird compared the earnings per share of SPSS Common Stock, on a standalone basis, to the earnings per share of the common stock of the combined companies on a pro forma basis for calendar years 2001 and 2002, per the ShowCase Projections and the SPSS Projections. The results of the pro forma merger analysis suggested that the Merger would be dilutive to SPSS on an earnings per share basis in calendar 2001 and calendar 2002, excluding the effect of cost savings and operating synergies estimated by SPSS management to result from the Merger. Assuming in each year the cost savings and operating synergies anticipated by SPSS management to result from the Merger would be achieved and excluding non-recurring charges, the results of the pro forma merger analysis suggested that the Merger would be non-dilutive in calendar 2001 and accretive in calendar 2002. The results of the pro forma Merger analysis are not necessarily indicative of future operating results or financial position. The actual results achieved by the combined company may vary from projected results and the variations may be material.

     Analysis of Selected Publicly Traded Companies to SPSS. To assess the relative market valuation of SPSS Common Stock, Baird reviewed certain publicly available financial information as of the most recently reported period and stock market information as of November 3, 2000, for ten publicly traded companies that Baird deemed relevant. The group of selected publicly traded companies is listed below:

     - Actuate Corp.

     - Applix Inc.

     - Brio Technology, Inc.

     - Hummingbird, Inc.

     - Hyperion Solutions Corp.

     - Informix Corp.

     - Microstrategy Inc.

     - Sagent Technology Inc.

     - ShowCase Corporation

     - Sybase, Inc.

     Baird chose these companies based on its review of publicly traded companies that possessed general business, operating and financial characteristics representative of companies in the industry in which SPSS operates. Baird noted that none of the companies reviewed is identical to SPSS and that, accordingly, the analysis of these companies necessarily involves complex considerations and judgments concerning differences in the business, financial and operating characteristics of each company and other factors that affect the market values of these companies.

     For each selected company, Baird calculated the equity value by multiplying the closing stock price of each company as of November 3, 2000, by the total number of outstanding shares on a diluted basis. In addition, Baird calculated enterprise value for each selected company by adding the book value of outstanding total debt, preferred stock and minority interests to, and subtracting cash and cash equivalents, from equity value. Baird then calculated multiples of the implied enterprise value to each selected company's LTM revenue, LQA revenue as of the most recently reported period, estimated 2000 revenue and projected 2001 revenue. Estimated and projected revenue figures were based on published research analyst reports. Baird also calculated multiples of each selected company's equity value to its net income for the LTM, estimated calendar 2000 and projected calendar 2001 based on each company's stock price and earnings per share data. Baird also calculated the ratios of each company's equity value to its net income for calendar 2001 divided by estimated growth rates as provided by First Call Corporation. Calendar 2000 and 2001 net income for the selected companies was based on median consensus earnings per share estimates provided by First Call Corporation. Baird then compared the trading multiples for the selected companies to the relevant SPSS trading multiples based on its operating results for the LTM period ended September 30, 2000, the LQA period derived from the three-month period ended

September 30, 2000, the estimated calendar year 2000, and the projected calendar year 2001, per the SPSS Projections. The table below summarizes the results of this analysis and is qualified in its entirety by reference to the other disclosures contained in this section and Baird's opinion attached as Annex B to this proxy statement.

                                                             IMPLIED SELECTED PUBLIC COMPANY
                                                  IMPLIED           TRADING MULTIPLES
                                                   SPSS      -------------------------------
                                                 MULTIPLES    LOW    MEDIAN    MEAN    HIGH
                                                 ---------   -----   -------   -----   -----
Enterprise Value/LTM Revenue(1)................     1.5x      0.6x     1.5x     4.4x   23.9x
Enterprise Value/LQA Revenue...................     1.5       0.6      1.5      3.7    18.0
Enterprise Value/2000E Revenue.................     1.5       0.5      1.4      4.9    29.0
Enterprise Value/2001P Revenue.................     1.2       0.5      1.2      1.9     6.7
Equity Value/LTM EPS(1)........................    12.7       8.6     22.7     21.2    30.7
Equity Value/2000E EPS.........................    12.4      15.3     19.4     19.1    22.2
Equity Value/2001P EPS.........................    10.7      12.0     14.3     14.8    18.8
Equity Value/2001P EPS/Growth Rate.............     0.6       0.5      1.1      1.0     1.5

---------------

(1) Implied LTM multiples based on operating results for the most recently reported LTM period.

     The foregoing is only a summary of the analyses performed by Baird and does not purport to be a complete description of its presentation to SPSS's board of directors. The preparation of financial analyses and a fairness opinion is a complex process and is not necessarily susceptible to partial analyses or summary description. Baird believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of those analyses and of the factors considered by Baird, without considering all analyses and factors, would create an incomplete view of the processes underlying those analyses conducted by Baird and its opinion. Baird did not attempt to assign specific weights to particular analyses. Any estimates contained in Baird's analyses are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth in Baird's analysis. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold. Because these estimates are inherently subject to uncertainty, Baird does not assume responsibility for their accuracy.

     Baird, as part of its investment banking business, is regularly engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. SPSS retained Baird because of its reputation and substantial experience and expertise in the valuation of businesses and their securities in connection with mergers and acquisitions.

     In the ordinary course of business, Baird may from time to time trade in securities, including the securities of the SPSS or ShowCase, for its own account or for accounts of its customers and, accordingly, may at any time hold a long or short position in these securities.

     Pursuant to an engagement letter dated September 15, 2000 between SPSS and Baird, SPSS agreed to pay Baird a retainer fee and an additional fee payable upon delivery of its opinion, regardless of the conclusions reached by Baird in such opinion. SPSS has also agreed to indemnify Baird, its affiliates and their respective directors, officers, employees and agents and controlling persons against certain liabilities related to or arising out of its engagement, including liabilities under the federal securities laws.

OPINIONS OF SHOWCASE'S FINANCIAL ADVISORS

  Merrill Lynch, Pierce, Fenner & Smith Incorporated.

     ShowCase retained Merrill Lynch, Pierce, Fenner & Smith Incorporated to act as its financial advisor with respect to the merger. In connection with that engagement, ShowCase requested that Merrill Lynch evaluate the fairness of the exchange ratio in the merger from a financial point of view to the holders of

ShowCase common stock. At the meeting of the board of directors of ShowCase on November 6, 2000, Merrill Lynch delivered its oral opinion to the board of directors, subsequently confirmed in writing, to the effect that, as of November 6, 2000, and based upon the assumptions made, matters considered and limits of its review as set forth in its written opinion, the exchange ratio in the merger was fair from a financial point of view to the holders of ShowCase common stock.

     The full text of Merrill Lynch's opinion dated November 6, 2000, which describes the assumptions made, general procedures followed, matters considered and limitations on the scope of review undertaken by Merrill Lynch in rendering its opinion, is attached as Annex C to this proxy statement/prospectus and is incorporated in this document by reference. THE MERRILL LYNCH OPINION WAS INTENDED FOR THE USE AND BENEFIT OF THE SHOWCASE BOARD OF DIRECTORS, WAS DIRECTED ONLY TO THE FAIRNESS OF THE EXCHANGE RATIO IN THE MERGER FROM A FINANCIAL POINT OF VIEW TO THE SHOWCASE STOCKHOLDERS, DID NOT ADDRESS THE MERITS OF THE UNDERLYING DECISION BY SHOWCASE TO ENGAGE IN THE MERGER, AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHOWCASE STOCKHOLDER AS TO HOW THAT STOCKHOLDER SHOULD VOTE ON THE PROPOSED MERGER OR ANY RELATED MATTER. THE EXCHANGE RATIO WAS DETERMINED ON THE BASIS OF NEGOTIATIONS BETWEEN SHOWCASE AND SPSS AND WAS APPROVED BY THE SHOWCASE BOARD OF DIRECTORS. The following summary of Merrill Lynch's opinion is qualified in its entirety by reference to the full text of the Merrill Lynch opinion attached as Annex C.

     In arriving at its opinion, Merrill Lynch, among other things:

     - reviewed certain publicly available business and financial information relating to ShowCase and SPSS that Merrill Lynch deemed to be relevant;

     - reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of ShowCase and SPSS, that was furnished to Merrill Lynch by ShowCase and SPSS or was publicly available;

     - conducted discussions with members of senior management of ShowCase and SPSS concerning the matters described in clauses (1) and (2) as well as their respective businesses and prospects before and after giving effect to the merger;

     - reviewed the historical market prices and valuation multiples for ShowCase common shares and SPSS common shares and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

     - reviewed the results of operations of ShowCase and SPSS and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

     - compared the proposed financial terms of the merger with the financial terms of certain other transactions which Merrill Lynch deemed to be relevant;

     - participated in certain discussions and negotiations among representatives of ShowCase and SPSS and their financial and legal advisors;

     - reviewed the definitive merger agreement;

     - reviewed the potential pro forma impact of the merger; and

     - reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as Merrill Lynch deemed necessary, including our assessment of current general economic, market and monetary conditions.

     In preparing its opinion, Merrill Lynch assumed and relied, with ShowCase's consent, on the accuracy and completeness of all financial and other information that was publicly available or that was supplied or otherwise made available to Merrill Lynch by ShowCase and SPSS, discussed with Merrill Lynch or
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

reviewed by or for Merrill Lynch. Merrill Lynch was not engaged, and did not assume any responsibility, to independently verify any of this information. Merrill Lynch also assumed, with ShowCase's consent:

     - that the financial forecasts reviewed with senior management of ShowCase and SPSS reflect the best currently available estimates and judgment of ShowCase and SPSS's management as to the expected future financial performance of ShowCase and SPSS, and that they provide a reasonable basis upon which Merrill Lynch could form an opinion;

     - that the merger will be accounted for as a pooling-of-interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations;

     - that the merger will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended;

     - that the merger will be consummated substantially in accordance with the terms set forth in the merger agreement, including in all respects material to its analysis, that the representations and warranties of each party in the merger agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by such party, that all conditions to the consummation of the merger will be satisfied without waiver thereof, and that the merger is in fact consummated pursuant to the terms of the merger agreement; and

     - that, in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of ShowCase, SPSS or the combined entity, or on the contemplated benefits of the merger.

     In accordance with ShowCase's instructions, Merrill Lynch did not undertake an independent evaluation or appraisal of any of the assets or liabilities of ShowCase or SPSS and was not furnished with any such evaluation or appraisal. In addition Merrill Lynch did not assume any obligation to conduct any physical inspection of the properties or facilities of ShowCase or SPSS.

     Merrill Lynch's opinion was necessarily based upon market, economic and other conditions as they existed on the date of its opinion and upon the information in Merrill Lynch's possession on the date of its opinion. According to the terms of its engagement with ShowCase, Merrill Lynch has no obligation to update its opinion to take into account events occurring after the date its opinion was delivered to the ShowCase board of directors. As a result, circumstances could develop prior to consummation of the merger that, if known at the time Merrill Lynch rendered its opinion, would have altered such opinion. Merrill Lynch expressed no opinion as to the prices at which any of SPSS's or ShowCase's securities will trade following the date of its opinion.

     The following is a summary of the material financial analyses performed by Merrill Lynch in connection with rendering its opinion.

     Implied ShowCase Transaction Multiples Analysis. Merrill Lynch calculated the implied offer price for ShowCase as a result of the merger to be $7.53 for each share of ShowCase common stock by multiplying the exchange ratio of 0.333 by SPSS's closing price per share of $22.625 on November 3, 2000. Merrill Lynch calculated the implied equity value of ShowCase that will be paid in the merger, using the treasury stock method, to be $87.1 million by multiplying the implied offer price per share for ShowCase's common stock by the total number of common shares outstanding, including net shares issuable upon the exercise of stock options and warrants. Merrill Lynch then calculated the implied enterprise value of ShowCase as a result of the merger to be $59.1 million by subtracting net cash and cash equivalents from the implied equity value.

     Using the implied enterprise value of $59.1 million for ShowCase which was calculated as set forth above, Merrill Lynch calculated multiples of revenues and earnings per share information for ShowCase's

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

projected calendar year 2000 and 2001 based on publicly available Wall Street research reports and discussions with ShowCase management. The table below summarizes the results of this analysis:

                                                    REVENUE   MULTIPLE    EPS     MULTIPLE
                                                    -------   --------   ------   --------
CY 2000...........................................   $48.7      1.21x    $(0.05)      NM(1)
CY 2001...........................................   $70.0      0.84x    $ 0.21     36.4x

---------------

(1) Multiples are not meaningful ("NM") due to negative ShowCase statistics.

     Premium to Historical Stock Price and Exchange Ratio. Using publicly available information, Merrill Lynch calculated the average premium to historical stock price and exchange ratio for ShowCase common shares over certain trading periods ending on November 3, 2000. The average premium to historical stock price was calculated by comparing the actual daily stock price of ShowCase over certain periods to the implied offer price of $7.53 in the merger and averaging them over such period. The average exchange ratio for a relevant period was calculated by dividing the daily stock price of ShowCase by the daily stock price of SPSS for the relevant period and averaging them over such period, and the premium to exchange ratio was determined by comparing the average exchange ratio over certain periods to the exchange ratio in the merger of 0.333 and averaging them over such period. The resulting average premium to historical stock price and exchange ratio for the periods up to and including November 3, 2000, were as follows:

                                                             IMPLIED    AVERAGE    EXCHANGE
                                               HISTORICAL     OFFER     EXCHANGE    RATIO
                                               STOCK PRICE   PREMIUMS    RATIOS    PREMIUMS
                                               -----------   --------   --------   --------
Current......................................     $5.56        35.4%      0.246x     35.4%
10 Day Average...............................     $5.14        46.6%      0.230x     44.8%
1 Month Average..............................     $5.65        33.3%      0.238x     39.9%
3 Months Average.............................     $6.24        20.7%      0.240x     38.8%
6 Months Average.............................     $5.79        30.1%      0.214x     55.6%

     Merrill Lynch observed that the proposed exchange ratio in the merger of
0.333 exceeded the historical implied exchange ratios during all of the above-mentioned periods.

     Stock Trading Analysis. Merrill Lynch reviewed the per share daily closing market prices of ShowCase and SPSS for the six-month period ended November 3, 2000. The high and low prices for shares of ShowCase and SPSS during this period were as follows:

                                    SHOWCASE

                                                              HIGH   LOW
                                                              ----   ----
6 Months....................................................  7.75   4.00
3 Months....................................................  7.75   5.00
1 Month.....................................................  6.75   5.00
10 Trading Days.............................................  5.56   5.00

                                      SPSS

                                                              HIGH     LOW
                                                              -----   -----
6 Months....................................................  32.50   21.13
3 Months....................................................  30.56   21.13
1 Month.....................................................  28.56   21.13
10 Trading Days.............................................  24.88   21.13

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

     Merrill Lynch observed that the implied offer price for ShowCase of $7.53 was in the range of the six and three month trading ranges and was above the one month and 10 day trading ranges of the ShowCase common stock.

     Comparable Public Company Analysis. Using publicly available Wall Street research analyst forecasts, Merrill Lynch compared certain financial, operating and stock market information and ratios for ShowCase with the corresponding data of 10 publicly traded companies engaged in businesses that that Merrill Lynch judged to be reasonably comparable to ShowCase. The selected publicly traded companies were:

     - Actuate Corp.

     - Brio Technology, Inc.

     - Business Objects S.A.

     - Cognos Inc.

     - HNC Software Inc.

     - Hyperion Solutions Corp.

     - Informix Corp.

     - JDA Software Group, Inc.

     - Microstrategy Inc.

     - Retek Inc.

     Merrill Lynch determined the ratio of market capitalization to estimated revenues for calendar years 2000 and 2001, the ratio of market capitalization to estimated cash flow, or EBITDA, for calendar year 2001, and the share price to projected earnings per share ratio for calendar year 2001 for each of the above companies. Estimated revenue and EBITDA figures were based on published research analyst reports and the price to earnings per share estimates were provided by First Call. The range of multiples obtained by Merrill Lynch for the above companies was then weighted and narrowed by Merrill Lynch to be consistent with the multiples of the companies which it deemed to be the most comparable to ShowCase. The following table presents the range of revenue multiples, EBITDA multiples and the price to earnings per share, or P/E, multiples that Merrill Lynch used:

                                                               LOW    HIGH
                                                              -----   -----
2000E Revenue...............................................   0.6x    2.5x
2001E Revenue...............................................   0.4x    2.0x
2001E EBITDA................................................   6.4x    8.3x
2001E P/E...................................................  10.6x   37.0x

     Merrill Lynch then applied the range of revenue multiples to ShowCase's estimated 2000 revenues of $48.7 million to determine ShowCase's resulting implied equity value per share. The range of values produced from such calculations indicated an implied equity value of ShowCase of between approximately $5.11 and $13.37 per share.

     For the year 2001, Merrill Lynch applied the range of revenue multiples to ShowCase's estimated 2001 revenues of $70.0 million to determine ShowCase's resulting implied equity value per share. The range of values produced from such calculations indicated an implied equity value of ShowCase of between approximately $5.00 and $15.02 per share.

     For the estimated cash flow multiples, Merrill Lynch applied the range of EBITDA multiples to ShowCase's estimated 2001 EBITDA of $3.9 million to determine ShowCase's resulting implied equity value per share. The range of values produced from such calculations indicated an implied equity value of ShowCase of between approximately $4.76 and $5.42 per share.

     Lastly, Merrill Lynch applied the range of price to earning ratios to ShowCase's estimated 2001 earnings per share of $0.21 to determine ShowCase's resulting implied equity value per share. The range of values produced from such calculations indicated an implied equity value of ShowCase of between approximately $2.20 and $7.67 per share.

     Merrill Lynch observed that the implied offer price in the merger of $7.53 was either higher than or within the ranges of equity value per share determined by Merrill Lynch pursuant to the foregoing analyses.

     Comparable Acquisition Analysis. Merrill Lynch reviewed certain publicly available information relating to a total of 17 selected prior acquisition transactions occurring from October 1995 through August 2000 that Merrill Lynch deemed to be reasonably similar to the merger. Eight of these acquisition transaction were specifically in the software industry, and the others showed other comparable characteristics. The transactions reviewed are as follows (target/acquiror):

     - 4Front Technologies/NCR Corp.

     - Ardent Software/Informix

     - BAAN/Invensys

     - Illustra Information/Informix

     - Interweave Software/Cognos

     - LEX2000/Cognos

     - OLAP@Work/Business Objects

     - OrCAD/Cadence Design Systems Inc.

     - Quantime/SPSS

     - Quickturn Design Systems/Mentor Graphics Corp.

     - Red Brick Systems/Informix

     - Relational Matters/Cognos

     - SQRIBE Technologies/Brio Technology

     - Stanford Technology Group/Informix

     - Vantive Corp./PeopleSoft, Inc.

     - Vento Software/SPSS

     - Viasoft/CompuWare

     For each of these transactions, Merrill Lynch compared the "transaction value" as a multiple of the last twelve months' revenue of the target company, where "transaction value" is generally defined as the sum of the per share offer price for the target company multiplied by the number of company shares outstanding and the number of target company options outstanding, net of option proceeds, plus the preferred equity at liquidation, if any, the short-term debt, the long-term debt and any minority interests, less cash, marketable securities and exercisable option proceeds. This analysis showed a mean multiple of transaction value to last twelve months' revenue of 1.3x for the transactions in the software industry and of 2.6x for the remaining transactions. This analysis also showed a median multiple of transaction value to last twelve months' revenue of 1.4x for the transactions in the software industry and 1.7x for the remaining transactions.

     The range of multiples of transaction value obtained by Merrill Lynch was then weighted and modified by Merrill Lynch to between 1.0x and 2.5x in order to be consistent with the multiples of transactions which it deemed to be the most comparable to the merger. Merrill Lynch applied the foregoing range of multiples to ShowCase's last twelve months' revenues of $44.4 million to determine ShowCase's resulting implied equity value per share. The range of values produced from such calculations indicated an implied equity value of ShowCase of between approximately $6.47 and $12.43 per share. Merrill Lynch observed that the implied offer price in the merger of $7.53 was within, but in the lower portion, of the ranges of equity value per share determined by Merrill Lynch pursuant to the foregoing analysis.

     It should be noted that no company utilized in the Comparable Public Company Analysis above is identical to ShowCase, nor are any of the comparable merger or acquisition transactions utilized in the Comparable Acquisition Analysis above identical to the transactions contemplated by the merger agreement. In evaluating companies identified by Merrill Lynch as comparable to ShowCase or transaction identified by Merrill Lynch as comparable to the merger, Merrill Lynch made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of ShowCase, such as the impact of competition on the business of ShowCase and SPSS and the industry generally, industry growth and the absence of any material change in the financial condition and prospects of ShowCase, SPSS or the industry or in the financial markets in general. Accordingly, a complete analysis cannot be limited to a quantitative review of these results and involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and transactions and other factors that could affect the public trading values of such comparable companies to which they are being compared; mathematical analysis (such as determining the mean or the median) is not in itself a meaningful method of using selected transaction data. In addition, various analyses performed by Merrill Lynch incorporate projections prepared by research analysts using only publicly available information. These estimates may or may not prove to be accurate.

     Premiums Paid Analysis. Merrill Lynch reviewed certain publicly available information regarding the premiums paid since January 1, 1997, by acquirors of publicly traded U.S. technology companies valued between $50 million and $150 million. Merrill Lynch's review focused on the premiums paid over the price of the target's stock price one week prior to the announcement of the acquisition. This review revealed a median premium of 40% and a mean premium of 51%.

     These premiums were then weighted and modified by Merrill Lynch to between 30% and 50% to reflect Merrill Lynch's assessment of the appropriate reasonable range for the implied equity value of ShowCase. When applied to ShowCase's closing stock price of $5.56 per shares on November 3, 2000, this test established a reference range for ShowCase common stock of between $7.23 and $8.34 per share, as compared to the implied offer price in the merger of $7.53 per share.

     Discounted Cash Flow Analysis. Merrill Lynch performed a discounted cash flow analysis of ShowCase, without giving effect to the merger, based on information provided by ShowCase's management. The discounted cash flow for ShowCase was calculated assuming discount rates ranging from 17.0% to 21.0% (based on Merrill Lynch's analysis of discount rates of comparable companies) and was comprised of the sum of the present values of the projected cash flows for the years 2001 through 2005 and a terminal value based upon a fiscal year end March 31, 2005 EBITDA of $11.5 million and an EBITDA multiples range of between 6.5x and 8.5x. This analysis produced equity value per share estimates for ShowCase ranging from $7.16 to $8.68. Merrill Lynch observed that the implied offer price in the merger for ShowCase was in the range of the implied equity value per share of ShowCase common stock as determined by this discounted cash flow analysis.

     Merrill Lynch also calculated the implied exchange ratio by dividing the discounted cash flow equity value per share of ShowCase by the discounted cash flow equity value per share of SPSS. The discounted cash flow equity value of SPSS for purposes of this analysis was calculated using the methodology described above, assuming discount rates ranging from 17.0% to 21.0% (based on Merrill Lynch's analysis

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

of discount rates of comparable companies), assuming a terminal value based upon a fiscal year end December 31, 2005 EBITDA of $94.7 million and an EBITDA multiples range of between 6.5x and 8.5x. Based upon this analysis, and assuming no synergies as a result of the merger, Merrill Lynch calculated an implied exchange ratio range of between 0.184 and 0.313. Merrill Lynch observed that the proposed exchange ratio in the merger of 0.333 is higher than the exchange ratio range implied by comparing ShowCase's discounted cash flow value to SPSS's discounted cash flow value.

     Relative Contribution Analysis -- Implied Ownership. Merrill Lynch analyzed the relative contributions of ShowCase and SPSS to revenue, EBITDA and net income of the combined entity for the years 2001 and 2002 using published Wall Street analysts forecasts and information from ShowCase. These analyses were performed without taking into account any potential synergies resulting from the merger. Using the forecasted revenue, EBITDA and net income projections and the treasury stock method of calculating shares outstanding for each company, Merrill Lynch recorded a range of implied exchange ratios from 0.063 to
0.383. Merrill Lynch observed that the proposed exchange ratio in the merger of
0.333 was in the range of the implied exchange ratios as calculated by the contribution analysis to the combined entity.

     Relative Contribution Analysis -- Contribution to Growth. Using projections from Wall Street analysts research reports and information from ShowCase, Merrill Lynch also calculated the relative contributions of ShowCase and SPSS to the projected growth in revenue, EBITDA, EBIT and net income of the combined entity for the years 2001 and 2005. Using the forecasted revenue, EBITDA, EBIT and net income projections and the treasury stock method of calculating shares outstanding for each company, Merrill Lynch observed a range of implied exchange ratios from 0.169 to 0.882. Merrill Lynch observed that the proposed exchange ratio in the merger of 0.333 was in the range of the implied exchange ratios as calculated by the growth contribution of operating results to the combined entity.

     Pro Forma Merger Analysis. Merrill Lynch analyzed the estimated pro forma effect of the merger on the forecasted earnings per share of ShowCase in 2001, 2002 and 2003. Using publicly available Wall Street research analyst forecasts and information provided by ShowCase's management, and assuming no synergies from the merger, Merrill Lynch estimated that the merger would dilute ShowCase's earnings per share by $0.41 in 2001, $0.47 in 2002, and $0.54 in 2003.

     The foregoing descriptions are intended to summarize the material financial analyses performed by Merrill Lynch for the ShowCase board, but do not purport to be a complete description of all the analyses underlying the Merrill Lynch opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, such an opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Merrill Lynch did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion.

     In performing its analyses, numerous assumptions were made with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Merrill Lynch, ShowCase or SPSS and involve the application of complex methodologies and educated judgment. Any estimates contained in the analyses performed by Merrill Lynch are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. In addition, the Merrill Lynch opinion and the presentation to the ShowCase board of directors were among many factors taken into consideration by the ShowCase board in making its determination to approve, and to recommend that its shareholders approve, the merger agreement and the merger. The terms of the merger, including the exchange ratio, were determined through negotiations between ShowCase and SPSS

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

and were not determined or recommended by Merrill Lynch. Consequently, the Merrill Lynch analyses should not be viewed as determinative of the decision of the ShowCase board or ShowCase management with respect to the fairness of the exchange ratio.

     The ShowCase board of directors selected Merrill Lynch to act as its financial advisor because of Merrill Lynch's reputation as an internationally recognized investment banking firm with substantial experience in transactions similar to this merger and because Merrill Lynch is familiar with ShowCase and its business. As part of Merrill Lynch's investment banking businesses, Merrill Lynch is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements.

     Under the terms of the engagement letter between Merrill Lynch and ShowCase, Merrill Lynch provided financial advisory services and the financial fairness opinion in connection with the merger, and ShowCase agreed to pay Merrill Lynch a customary fee, all of which is contingent upon the consummation of the merger. In addition, ShowCase has agreed to indemnify Merrill Lynch and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Merrill Lynch or any of its affiliates, against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Merrill Lynch's engagement.

     In the past, Merrill Lynch provided financial advisory and financing services to ShowCase and may continue to do so and has received, and may receive, fees for the rendering of such services. In the ordinary course of its business, Merrill Lynch may actively trade in the securities of ShowCase and SPSS, for its own account and for the accounts of its customers. Accordingly, Merrill Lynch may at any time hold a long or short position in such securities.

CRAIG-HALLUM CAPITAL GROUP, INC.

     Craig-Hallum Capital Group, Inc. ("Craig-Hallum"), financial advisor to ShowCase, rendered a written opinion, dated November 6, 2000, to the ShowCase board of directors as to the fairness, from a financial point of view, of the exchange ratio in the merger to the holders of ShowCase common stock. At the meeting of the board of directors of ShowCase on November 6, 2000, Craig-Hallum delivered its oral opinion to the board of directors, subsequently confirmed in writing, to the effect that, as of November 6, 2000, and based upon the assumptions made, matters considered and limits of its review as set forth in its written opinion, the exchange ratio in the merger was fair from a financial point of view to the holders of ShowCase common stock. The full text of the written opinion of Craig-Hallum is attached to this document as Annex D. We encourage you to read the opinion carefully and in its entirety to understand the procedures followed, assumptions made, matters considered and limitations on the review undertaken by Craig-Hallum in providing its opinion. THE OPINION OF CRAIG-HALLUM IS DIRECTED TO THE SHOWCASE BOARD OF DIRECTORS AND DOES NOT CONSTITUTE RECOMMENDATIONS TO ANY SHAREHOLDER WITH RESPECT TO ANY MATTER RELATING TO THE MERGER.

     In arriving at its opinion, Craig-Hallum, amongst other things:

          1. Reviewed and analyzed the financial terms of the Merger Agreement;

          2. Reviewed and analyzed certain publicly available financial statements and other information of ShowCase;

          3. Reviewed and analyzed certain internal financial statements and other historical financial and operating data concerning ShowCase prepared by the management of ShowCase;

          4. Reviewed and analyzed certain internal financial statements and other historical financial and operating data concerning SPSS prepared by the management of SPSS;

          5. Reviewed and analyzed certain financial projections prepared by the management of SPSS;

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

          6. Reviewed and analyzed certain financial projections prepared by the management of ShowCase;

          7. Performed site visits and conducted discussions with members of the senior management of SPSS with respect to the business and prospects of SPSS;

          8. Conducted discussions with members of the senior management of ShowCase with respect to the business and prospects of ShowCase;

          9. Analyzed the pro-forma impact of the Merger Agreement on SPSS's results of operations;

          10. Reviewed the reported prices and trading activity for SPSS's common stock and the Company's common stock;

          11. Compared the financial performance of SPSS and the price of the SPSS common stock with that of what we believe to be certain other comparable publicly-traded companies and their securities;

          12. Compared the financial performance and pro-forma financial projections of ShowCase with those of certain other comparable publicly-traded companies;

          13. Reviewed the financial terms of certain business combinations involving companies in lines of business we believe to be generally comparable to those of ShowCase;

          14. Participated in discussions among representatives of ShowCase and its financial and legal advisors; and

          15. Conducted such other analyses and examinations and considered such other financial, economic and market criteria as we have deemed necessary in arriving at our opinion.

     In rendering its opinion, Craig-Hallum assumed and relied upon the accuracy and completeness of the foregoing and of the financial, legal, tax, operating and other information provided to us by SPSS and ShowCase and that which was otherwise reviewed by them, and did not independently verify such information. Craig-Hallum did not perform an independent evaluation or appraisal of any of the respective assets or liabilities of ShowCase or SPSS and was not furnished with any such valuations or appraisals. With respect to the financial forecasts supplied to Craig-Hallum, they assumed that they had been reasonably prepared on the bases reflecting the best currently available estimates and judgments of the management of SPSS and ShowCase, as the case may be, of the respective future financial performance of ShowCase and SPSS. Craig-Hallum expressed no view as to such projections or the assumptions upon which they were based. Craig-Hallum made no independent investigations of any legal matters affecting SPSS or ShowCase and assumed the correctness of all legal advice given to the Board of Directors of ShowCase by its counsel. Craig-Hallum expresses no opinion herein as to the price at which the SPSS common stock may actually trade at any time.

     In connection with rendering its opinion, Craig-Hallum, amongst other things, performed:

     - Discounted cash flow analysis;

     - Equity value per share analysis;

     - Selected comparable acquisition analysis:  and,

     - Contribution analysis.

     Craig-Hallum did not attempt to assign any particular weights to particular analyses. In addition, to assess the relative market valuation of ShowCase common stock, Craig-Hallum reviewed certain publicly available financial information as to the most recently reported stock market information as of

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

November 6, 2000 for five (5) publicly traded companies that Craig-Hallum deemed relevant. Those companies were:

     - Brio Tech, Inc.

     - Business Objects S.A.

     - Cognos Incorporated

     - Hyperion Solutions Corporation

     - Informix Corporation

     Craig-Hallum chose these companies based on its review of publicly traded companies that possessed general business, operating and financial characteristics Craig-Hallum believed were representative of companies in the industry in which ShowCase operates. Craig-Hallum Capital Group noted that none of the companies reviewed is identical to ShowCase and that accordingly, the analysis of these companies necessarily involves complex considerations and judgments concerning differences in the business, financial and operating characteristics of each company and other factors that affect the market values of these companies.

     Craig-Hallum, as part of its securities and investment banking business, is regularly engaged in the valuation of businesses and their securities, in connection with mergers and acquisitions, secondary distributions of securities, private placements and valuations for other purposes.

     In the ordinary course of business, Craig-Hallum may from time to time trade securities, including securities of SPSS or ShowCase, for its own account or for accounts of its customers and, accordingly, may at any time hold a long or short position of these securities.

     Pursuant to an engagement agreement dated September 29, 2000 between ShowCase and Craig-Hallum, ShowCase agreed to pay Craig-Hallum a fee upon delivery of its opinion, regardless of the conclusions reached by Craig-Hallum in such opinion. ShowCase has also agreed to indemnify Craig-Hallum, its affiliates and their respective directors, officers, employees and agents and controlling persons against certain liabilities related to or arising out of its engagement, including liabilities under the federal securities laws.

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER


     In considering the recommendations of the Executive Committee of ShowCase's Board of Directors with respect to the merger, stockholders should be aware that some officers of ShowCase, including some officers who are also directors, have some interests in the merger that may be different from, or in addition to, the interests of stockholders of ShowCase. The Executive Committee of the Board of Directors of ShowCase was aware of these interests and considered them, among other matters, in making their recommendation.


     Stock Options. In the merger, each outstanding option to purchase shares of ShowCase common stock (including options held by officers and non-employee directors of ShowCase) will be converted into an option to acquire, on substantially the same economic terms and conditions as applied to the ShowCase option, a number of shares of SPSS common stock to be determined by multiplying the number of shares of ShowCase common stock subject to such option by the exchange ratio rounded down to the nearest whole share, at a price per share equal to the per share price at which the ShowCase option is exercisable divided by the exchange ratio rounded to the nearest whole cent.

     Some outstanding ShowCase option agreements (including some option agreements between ShowCase and officers and non-employee directors of ShowCase) provide that the option to purchase the underlying shares of common stock will become fully vested upon a change in control of ShowCase. "Change in control" is defined as the acquisition by an entity or person, not currently a shareholder of ShowCase, of shares of ShowCase stock representing more than 50% of the voting power of the outstanding shares of ShowCase stock.

     Based upon the number of options held by all officers and non-employee directors (12 individuals) as of November 6, 2000, options held by these officers and non-employee directors to purchase 611,712 shares of Common Stock will become fully vested at the effective time of the merger.

     Severance Benefits. According to the terms of employment for ShowCase's executive officers, if within one year following a change in control, as defined above, an executive officer is terminated without cause or voluntarily terminates employment with ShowCase because there has been a substantial change in the scope of the executive officer's employment responsibilities or a forced job relocation, the executive officer generally is entitled to receive severance payments equal to between three and twelve months salary plus bonus, depending on the executive officer's terms of employment. Some executive officers are entitled to accelerated vesting of 50% of the stock options held by the executive officer that were not already vested at the time of termination of employment.

     Based upon the number of unvested stock options held by ShowCase officers (8 individuals) as of November 6, 2000 (not including options that would vest upon a change in control), options to purchase an additional 96,875 shares of Common Stock would vest upon termination of employment of ShowCase's executive officers under the circumstances described above.


     Separation Agreements. Kenneth H. Holec, President and Chief Executive Officer of ShowCase, and Craig W. Allen, Chief Financial Officer of ShowCase, each is party to a separation agreement and mutual release (each a "Separation Agreement") with ShowCase. Under these Separation Agreements, Mr. Holec has agreed to remain employed with ShowCase through March 31, 2002 and Mr. Allen has agreed to remain employed with ShowCase through December 31, 2001. In addition, these Separation Agreements outline the duties to be performed by Mr. Holec and Mr. Allen during the term of their respective Separation Agreement, outline the benefits to be received in exchange for performing these duties and include agreements on the part of Messrs. Holec and Allen not to compete with ShowCase following their termination of employment.



     The principal benefits payable to Mr. Holec under his Separation Agreement following the effective time of the Merger are (i) a lump sum payment in the amount of $270,000 in consideration of Mr. Holec's agreement not to compete with ShowCase for 24 months following his termination of employment with ShowCase,
(ii) management-by-objective bonus payments in the amount of $120,000 relating to ShowCase's fiscal fourth quarter 2001 and fiscal year 2001 financial performance (whether or

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not the objectives of the fiscal year 2001 compensation plan were met) and (iii)
a transition assistance bonus in the amount of $76,000.



     The principal benefits payable to Mr. Allen under his Separation Agreement following the effective time of the Merger are (i) a lump sum payment in the amount of $144,000 in consideration of Mr. Allen's agreement not to compete with ShowCase for 24 months following his termination of employment with ShowCase,
(ii) a management-by-objective bonus payment in the amount of $26,000 relating to ShowCase's fiscal year 2001 financial performance (whether or not the objectives of the fiscal year 2001 compensation plan were met) and (iii) a transition assistance bonus in the amount of $37,000.


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

                              THE MERGER AGREEMENT

     The following is a summary of the material terms of the merger agreement. This summary does not purport to describe all the terms of the merger agreement and is qualified by the complete merger agreement which is attached as Annex A to this joint proxy statement/prospectus and incorporated by reference. All stockholders of SPSS and ShowCase are urged to read the merger agreement carefully and in its entirety.

GENERAL

     Under the merger agreement, a wholly-owned subsidiary of SPSS will merge with and into ShowCase, with ShowCase continuing as the surviving corporation. The combined entity will be named "SPSS Inc."

     Immediately following completion of the merger:

     - SPSS's merger subsidiary will have been merged into ShowCase and will no longer exist as a separate entity;

     - ShowCase will be a wholly owned subsidiary of SPSS;

     - former holders of ShowCase common stock will be entitled to receive 0.333 shares of SPSS common stock in exchange for each share of ShowCase common stock held by them;

     - the number of shares of SPSS common stock held by SPSS stockholders before the merger will not be affected by the merger;

     - former holders of options to purchase ShowCase common stock will be entitled to receive economically equivalent options to purchase SPSS common stock;

     - approximately 3,725,000 shares SPSS common stock will be issuable upon the exercise of SPSS options granted to former holders of ShowCase options; and

     - on a fully diluted basis, former ShowCase stockholders will collectively own approximately 25% of the outstanding shares of SPSS common stock, and holders of SPSS common stock immediately prior to the merger will collectively own the remainder.

     Following the merger, SPSS will continue to be led by its current management team.

CLOSING MATTERS

     Closing. Unless the parties agree otherwise, the closing of the merger will take place on the first business day after all closing conditions have been satisfied or waived, unless the merger agreement has been terminated or another time or date is agreed to in writing by the parties. See "The Merger
Agreement -- Conditions" below for a more complete description of the conditions that must be satisfied prior to closing.

     Effective Time. As soon as practicable after the satisfaction or waiver of the conditions to the merger, SPSS and ShowCase will file a certificate of merger with the Delaware Secretary of State and articles of merger with the Minnesota Secretary of State in accordance with the relevant provisions of the Delaware General Corporation Law and the Minnesota Business Corporation Act and make all other required filings or recordings. The merger will become effective when the certificate of merger is filed with the Secretary of the State of Delaware and the articles of merger are filed with the Secretary of the State of Minnesota, whichever is later, or at such later time as SPSS and ShowCase agree and specify in the certificate of merger and articles of merger.

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

CONSIDERATION TO BE RECEIVED IN THE MERGER; TREATMENT OF STOCK OPTIONS

     The merger agreement provides that, at the effective time of the merger:

     - each share of ShowCase stock issued and outstanding immediately prior to the effective time of the merger, will be converted into 0.333 shares of SPSS common stock; and

     - each outstanding and unexercised option or right to purchase shares of ShowCase common stock granted under the ShowCase stock plans will be converted into a non-qualified option or a right to purchase shares of SPSS common stock on economically equivalent terms and conditions as were applicable to the options as granted under the ShowCase stock plans, taking into account provisions providing for full vesting under those stock plans. The number of shares of SPSS common stock that the converted options will be exercisable for, and the exercise price of the option, will be adjusted to reflect the exchange ratio.

     In addition, any shares of ShowCase common stock owned by SPSS or SPSS's merger subsidiary will be automatically canceled, and will not be exchanged for any shares of SPSS common stock or other consideration.

     Each share of SPSS common stock will remain outstanding following the merger and will continue to represent one share of common stock of the combined company.

     For a further discussion of the treatment of ShowCase stock options and other employee benefit plans under the merger agreement, see "The Merger Agreement -- Covenants -- Employee Matters" and "Interests of Certain Persons in the Merger."

EXCHANGE OF CERTIFICATES IN THE MERGER

     Before the closing of the merger, SPSS will appoint an exchange agent to handle the exchange of ShowCase stock certificates for stock of SPSS and the payment of cash for fractional shares. Soon after the closing of the merger, the exchange agent will send a letter of transmittal, which is to be used to exchange ShowCase stock certificates for stock of SPSS, to each former ShowCase shareholder. The letter of transmittal will contain instructions explaining the procedure for surrendering ShowCase stock certificates. You should not return certificates with the enclosed proxy card.

     ShowCase shareholders who surrender their stock certificates, together with a properly completed letter of transmittal, will receive shares of SPSS common stock into which the shares of ShowCase common stock were converted in the merger.

     After the merger, each certificate that previously represented shares of ShowCase stock will only represent the right to receive the shares of SPSS common stock into which those shares of ShowCase common stock have been converted.

     SPSS will not pay dividends to holders of any ShowCase stock certificates until the ShowCase stock certificates are surrendered to the exchange agent. However, once those certificates are surrendered, SPSS will pay to the holder, without interest, any dividends that have been declared after the effective date of the merger on the shares into which those ShowCase shares have been converted.

     After the effective time of the merger, ShowCase will not register any transfers of the shares of ShowCase common stock.

     SPSS stockholders do not need to exchange their stock certificates.

FRACTIONAL SHARES

     No fractional shares of SPSS common stock will be issued in the merger. Instead, the exchange agent will pay each of those shareholders who would have otherwise been entitled to a fractional share of SPSS common stock an amount in cash determined by multiplying the fractional share interest by the closing price for a share of SPSS stock on the Nasdaq National Market on the date of the effective time of the merger or, if such date is not a business day, on the business day immediately following the date on which the effective time of the merger occurs.

LISTING OF SPSS STOCK

     SPSS has agreed to use its reasonable best efforts to cause the shares of SPSS common stock to be issued in the merger to be approved for listing on Nasdaq National Market, subject to official notice of issuance, prior to the effective time of the merger. SPSS's symbol "SPSS" will be used for such shares, assuming the listing application is approved. Approval for listing on the Nasdaq National Market of the shares of SPSS common stock issuable to the ShowCase shareholders in the merger, subject only to official notice of issuance, is a condition to the obligations of SPSS and ShowCase to complete the merger.

BOARD OF DIRECTORS; EXECUTIVE OFFICERS; COMPANY HEADQUARTERS

     SPSS Board of Directors. At the effective time of the merger, the board of directors of SPSS will consist of eight members. The current Board of Directors of SPSS will appoint William Binch, Promod Haque and Kenneth Holec to the Board of Directors of SPSS.

     Executive Officers. Jack Noonan, SPSS's current President and Chief Executive Officer, will continue to be President and Chief Executive Officer of SPSS after the merger. Edward Hamburg, SPSS's Executive Vice President, Corporate Operations and Chief Financial Officer, will continue to be Executive Vice President, Corporate Operations and Chief Financial Officer of SPSS after the merger.

     SPSS Headquarters. After the completion of the merger, the headquarters of the combined company will be located in Chicago, Illinois, SPSS's current headquarters. In addition, SPSS shall maintain offices in Rochester, Minnesota, the current location of ShowCase's headquarters, for so long as SPSS considers it necessary or desirable.

COVENANTS

     We have each undertaken certain covenants in the merger agreement concerning the conduct of our respective businesses between the date the merger agreement was signed and the completion of the merger. The following summarizes the more significant of these covenants:

     No Solicitation. We have each agreed that we, and any of our subsidiaries, officers or directors, will not, and will use reasonable best efforts to ensure that our respective employees, agents or representatives do not:

     - initiate, solicit, encourage or knowingly facilitate, including by way of furnishing information, any inquiries or the making of any proposal or offer with respect to a third party "acquisition proposal" of the type described below;

     - have any discussion with or provide any confidential information or data to any person relating to an acquisition proposal;

     - engage in negotiations concerning an acquisition proposal;

     - knowingly facilitate any effort or attempt to make or implement an acquisition proposal; or

     - accept an acquisition proposal.

     However, each of us is permitted, as is contemplated under the federal securities laws, to take and disclose to our stockholders our position with respect to any acquisition proposal.

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

     In addition, each of SPSS and ShowCase is permitted to engage in discussions and negotiations with, and provide information to, any person in response to an unsolicited acquisition proposal, if:

     - its meeting of stockholders to vote on the merger proposals shall not have occurred;

     - its board of directors concludes in good faith that there is a reasonable likelihood that the acquisition proposal could result in a "superior proposal" of the type described below;

     - prior to providing any information or data to any person in connection with an acquisition proposal, the proposing party first signs a confidentiality agreement with terms, at least as stringent as the confidentiality provisions contained in the merger agreement; and

     - it keeps the other party informed of the status and terms of the acquisition proposal and any discussions or negotiations relating to the acquisition proposal.

     An "acquisition proposal" for SPSS or ShowCase, as applicable, is any proposal or offer with respect to:

     - a merger, reorganization, share exchange, consolidation, business combination, or recapitalization, liquidation, dissolution or similar transaction involving the party;

     - any purchase or sale of the consolidated assets of the party and its subsidiaries, taken as a whole.

     A "superior proposal" for ShowCase is a written proposal made by a person other than SPSS which is for:

          (1) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving ShowCase;

          (2) a sale, lease, exchange, transfer or other disposition of at least 40% of the assets of ShowCase and its Subsidiaries, taken as a whole, in a single transaction or a series of related transactions; or

          (3) the acquisition, directly or indirectly, by a Person of beneficial ownership of 40% or more of the common stock of ShowCase whether by merger, consolidation, share exchange, business combination, tender or exchange offer or otherwise and which is on terms which the Board of Directors of ShowCase in good faith concludes (after consultation with its financial advisors and outside counsel), taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal:

          (1) would, if consummated, result in a transaction that is more favorable to its shareholders (in their capacities as shareholders), from a financial point of view, than the transactions contemplated by this Agreement, and

          (2) is reasonably capable of being completed.

     Board of Directors' Covenant to Recommend. We have agreed that our respective boards of directors will recommend the approval of the merger to their respective stockholders. However, each board is permitted not to make or to withdraw or to modify or to qualify in a manner adverse to the other company this recommendation, including by endorsing an alternative transaction to the merger between SPSS and ShowCase, before its meeting if either:

     - it determines in good faith that a "material adverse effect" has occurred with respect to the other party, and there would be a substantial probability that the board would be breaching its fiduciary duties to its stockholders if it did not change its recommendation; or

     - it has received an unsolicited acquisition proposal that its board concludes in good faith is a superior proposal.

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

     Even if the board of either company changes, withholds or modifies its recommendation of the merger, that company is still required to present the merger and related proposals to its stockholders for consideration at its meeting, unless the merger agreement is otherwise terminated. See "The Merger Agreement -- Termination of Merger Agreement" for a discussion of each party's ability to terminate the merger agreement.

     Operations of SPSS and ShowCase Pending Closing. We have each undertaken a separate covenant that places restrictions on ourselves and our respective subsidiaries until either the effective time of the merger or the termination of the merger agreement. In general, we and our respective subsidiaries are required to conduct our business in the usual, regular and ordinary course in all material respects substantially in the same manner as previously conducted and to use our reasonable efforts to preserve intact our present lines of business and relationships with third parties. Each of us has agreed to some specific restrictions that prohibit us and our respective subsidiaries from:

     - Disposing of any assets of ShowCase, except in the ordinary course of business;

     - Materially increasing the annual level of compensation of any employee, and granting any unusual or extraordinary bonuses, benefits or other forms of direct of indirect compensation to any employee, officer, director or consultant, except in amounts in keeping with past practices by formulas or otherwise;

     - Increasing terminating, amending or otherwise modifying any plan for the benefit of employees;

     - Issuing any equity securities or options in excess of certain amounts, warrants, rights or convertible securities;

     - Paying any dividends, redeeming any securities, or otherwise causing assets of ShowCase to be distributed to any of its Shareholders except by way of compensation to employees who are also Shareholders within the limitations set forth above; and

     - Borrowing any funds, under existing credit lines or otherwise, except as reasonably necessary for the ordinary operation of ShowCase's business in a manner, and in amounts, in keeping with historical practices.

     Reasonable Best Efforts Covenant. We have agreed to cooperate with each other and to use our reasonable best efforts to take all actions and do all things advisable or necessary under the merger agreement and applicable laws to complete the merger and the other transactions contemplated by the merger agreement. This cooperation may include selling, holding separate or disposing of assets in response to the requirements imposed by antitrust authorities. Neither of us will be required for any reason to sell, hold separate or otherwise dispose of assets, or to conduct our business in a specified manner, if such action is not conditioned on our merger closing or would reasonably be expected to have a material adverse effect on the combined company.

     Employee Matters. In the merger agreement, we have agreed that, following the merger, SPSS will:

     - comply with the terms of all ShowCase benefit plans and related funding arrangements in accordance with their terms. Except as provided in the previous sentence, for at least one year following the completion of the merger, SPSS will provide compensation and employee benefits under benefit plans to ShowCase employees that are substantially comparable in the aggregate to the compensation and benefits provided under the existing ShowCase plans; and

     - with certain exceptions, grant to ShowCase employees in the U.S. who continue employment with SPSS after the merger credit for any co-payments and deductibles paid on or after January 1 of the calendar year in which the merger occurs (to the same extent such credit was given under the analogous ShowCase benefit plans during the same period) and recognize all service of ShowCase employees with ShowCase and its subsidiaries for purposes of eligibility to participate and vesting credit.

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

OTHER COVENANTS AND AGREEMENTS

     Meeting of Stockholders. The merger agreement contains a covenant that we will each convene a meeting of our stockholders to consider and vote upon the merger and related transactions as soon as reasonably practicable.

     Insurance and Indemnification. SPSS is obligated, for six years after the merger, to maintain in effect ShowCase's current directors' and officers' liability insurance covering acts or omissions occurring prior to the effective time of the merger.

     SPSS is obligated, to the fullest extent permitted by law, to indemnify and hold harmless, and provide advancement of expenses to, each person who is or has been an officer or director of ShowCase or any of its subsidiaries with respect to acts or omissions by them in their capacities as officers, directors or employees of ShowCase or any of its subsidiaries or taken at the request of ShowCase or any of its subsidiaries at any time on or prior to the effective time of the merger, including for acts and omissions occurring in connection with the approval of the merger and the merger agreement. SPSS will also cause the surviving corporation in the merger to maintain in its certificate of incorporation or by-laws for a period of six years the current provisions regarding indemnification of officers, directors and employees.

     Expenses. We have each agreed to pay our own costs and expenses incurred in connection with the merger and the merger agreement. SPSS, however, will pay the expenses incurred in connection with the filing with the SEC of this joint proxy statement/prospectus and the related registration statement and the costs associated with the printing and mailing of this joint proxy statement/prospectus.

     Accountants' Letters. SPSS has agreed to use its reasonable best efforts to deliver to ShowCase a copy of a letter from its independent public accountants, dated the date of closing of the merger, stating that accounting for the merger as a pooling of interests is appropriate if the merger is closed and consummated as contemplated by the merger agreement.

     ShowCase has agreed to use its reasonable best efforts to deliver to SPSS and SPSS's independent public accountants a copy of a letter from its independent public accountants, dated the closing date of the merger, stating that they concur with ShowCase's conclusion that, as of the date of such letter, no conditions exist which would preclude ShowCase's ability to be a party to a business combination to be accounted for as a pooling of interests.

     Other Covenants. The merger agreement contains covenants relating to the cooperation between SPSS and ShowCase in the preparation of this joint proxy statement/prospectus and other governmental filings. The merger agreement also contains additional agreements relating to, among other things, public announcements, mutual notice of certain matters and access to information.

REPRESENTATIONS AND WARRANTIES

     The merger agreement contains substantially reciprocal representations and warranties made by each of us to the other. The representations and warranties relate to:

     - corporate existence, qualification to conduct business and corporate standing and power;

     - ownership of subsidiaries;

     - capital structure;

     - corporate authority to enter into, and carry out the obligations under, the merger agreement and enforceability of the merger agreement;

     - absence of a breach of the certificate of incorporation, by-laws, law or material agreements as a result of the merger;

     - filings with the SEC;

     - financial statements;

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

     - information supplied for use in this joint proxy statement/prospectus;

     - board of directors approval;

     - votes required for approval;

     - litigation;

     - compliance with laws;

     - absence of certain changes or events;

     - intellectual property matters;

     - payment of fees to finders or brokers in connection with the merger agreement;

     - opinions of financial advisors;

     - accounting matters;

     - tax matters;

     - employee benefit and labor matters; and

     - restrictive contracts.

     The merger agreement also contains certain representations and warranties of SPSS and its wholly-owned merger subsidiary, including organization, corporate authorization, non-contravention and no prior business activities.

     The representations and warranties contained in the merger agreement do not survive the effective time of the merger.

CONDITIONS

     Our respective obligations to complete the merger are subject to the satisfaction or, to the extent legally permissible, the waiver of various conditions which include, in addition to other customary closing conditions:

     - the adoption and approval of the Agreement and Plan of Merger by the SPSS and ShowCase stockholders, and the approval of the share issuance by the SPSS stockholders;

     - the absence of any law, order or injunction prohibiting completion of the merger or which would have a material adverse effect on the combined company;

     - the expiration or termination of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

     - the approval for listing on the Nasdaq National Market of the SPSS stock to be issued in the merger, subject to official notice of issuance;

     - the receipt of all other governmental and regulatory consents, approvals and authorizations necessary for the merger -- other than consents or approvals of antitrust authorities (which are specifically discussed above) -- unless not obtaining those consents or approvals would not reasonably be expected to have a material adverse effect on the combined company, taken as a whole;

     - the SEC having declared effective the SPSS registration statement, of which this joint proxy statement/prospectus forms a part;

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

     - ShowCase's receipt of a letter from its independent public accountants, dated as of the closing date, confirming that, subject to certain conditions, they concur with ShowCase's management that no conditions exist that would preclude ShowCase's ability to be a party in a business combination accounted for as a pooling of interests; and

     - SPSS's receipt of a letter from its independent public accountants, dated as of the closing date, stating that, subject to certain conditions, accounting for the merger as a pooling of interests is appropriate, if the merger is closed and consummated as contemplated by the merger agreement.

     In addition, individually, our respective obligations to effect the merger are subject to the satisfaction or, to the extent legally permissible, the waiver of the following additional conditions:

     - the representations and warranties of the other company contained in the merger agreement being true and correct in all material respects on the closing date of the merger as if they were made on that date, unless they were by their express provisions made as of another particular date, in which case the statement must be true and correct in all material respects as of that date;

     - the other party having performed or complied in all material respects with its obligations and covenants contained in the merger agreement;

     - the receipt of an opinion of each company's counsel to the effect that the merger will qualify as a reorganization under the Internal Revenue Code;

     - to the extent ShowCase is a party to any material agreement pursuant to which transactions contemplated by the merger agreement would or may result in the termination or modification of such agreement, or any part thereof, ShowCase having received from the other party or parties to such agreement, a waiver of the provisions relating to such termination or modification or consent to the transactions contemplated by the merger agreement.

TERMINATION OF MERGER AGREEMENT

     Right to Terminate. The merger agreement may be terminated at any time prior to the effective time in any of the following ways:

     - by our mutual written consent;

     - by either one of us;

      - if the merger has not been completed by February 28, 2001, except that a party may not terminate the merger agreement if the cause of the merger not being completed by that date is that party's failure to fulfill its obligations under the merger agreement;

      - if a governmental authority or a court order permanently prohibits the completion of the merger or a governmental authority fails to grant any necessary approval of the merger, the absence of which would have a material adverse effect on the combined company, except that a party may not terminate the merger agreement if the cause of the prohibition or failure to obtain approval is that party's fault; or

      - if SPSS's stockholders fail to adopt the Agreement and Plan of Merger, SPSS's stockholders fail to approve the issuance of shares of stock pursuant to the Agreement and Plan of Merger, or ShowCase's shareholders fail to adopt the Agreement and Plan of Merger.

     - by SPSS:

      - if ShowCase's board of directors either fails to recommend the merger to its shareholders, changes its recommendation, or fails to call the ShowCase special meeting to vote on the merger;

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      - if ShowCase shall have breached any of its representations, warranties, covenants or obligations under the merger agreement and such breach:

        - would result in the failure of closing conditions to the merger being satisfied; and

        - is incapable of being cured or remains uncured for 30 days after ShowCase receives notice of its breach.

     - by ShowCase:

      - if SPSS's board of directors either fails to recommend to its stockholders the share issuance proposal, changes its recommendation, or fails to call the SPSS special stockholder meeting to vote on the share issuance proposal;

      - if ShowCase's board of directors authorizes ShowCase to enter into a written agreement concerning a transaction that ShowCase's board of directors has determined is a superior proposal, except that ShowCase cannot terminate the merger agreement for this reason until the completion of five business days after ShowCase provides SPSS with notice of the existence and terms of the superior proposal, including the identity of the person making the superior proposal and a statement as to whether ShowCase intends to enter into a definitive agreement for a business combination. After delivering such notice, ShowCase will provide SPSS a reasonable opportunity to make adjustments to the terms and conditions of the merger agreement to enable ShowCase to proceed with the merger on the adjusted terms; or

      - if SPSS shall have breached any of its representations, warranties, covenants or obligations under the merger agreement and such breach:

        - would result in the failure of closing conditions to the merger being satisfied; and

        - is incapable of being cured or remains uncured for 30 days after SPSS receives notice of its breach.

     Termination Fees Payable by ShowCase. ShowCase has agreed to pay SPSS a termination fee of $3.5 million if the merger agreement is terminated and at the time of such termination a superior proposal is pending with respect to ShowCase and ShowCase thereafter enters into an agreement relating to the superior proposal.

AMENDMENTS, EXTENSIONS AND WAIVERS

     The merger agreement may be amended by the parties at any time before or after the stockholder meetings, except that any amendment after a stockholders meeting, which requires approval by stockholders, shall not be made without such approval. All amendments to the merger agreement must be in a writing signed by each party.

     At any time prior to the effective time of the merger, any party to the merger agreement may, to the extent legally allowed:

     - extend the time for the performance of any of the obligations or other acts of the other parties to the merger agreement;

     - waive any inaccuracies in the representations and warranties of the other parties contained in the merger agreement; and

     - waive compliance by the other parties with any of the agreements or conditions contained in the merger agreement.

     All extensions and waivers must be in writing and signed by the party against whom the waiver is to be effective.

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                   BOARD OF DIRECTORS AND MANAGEMENT OF SPSS
                              FOLLOWING THE MERGER

OFFICERS AND DIRECTORS

     The following table shows information as of November 9, 2000 with respect to each person who is to be an executive officer or director of SPSS following the merger.

NAME                                           AGE                       POSITION
----                                           ---                       --------
Norman Nie...................................  57    Chairman of the Board of Directors
Jack Noonan..................................  53    Director, President and Chief Executive Officer
Edward Hamburg...............................  49    Executive Vice President, Corporate Operations,
                                                     Chief Financial Officer, and Secretary
Mark Battaglia...............................  40    Executive Vice President, Corporate Marketing
Ian Durrell..................................  58    Executive Vice President, SPSS Market Research
Susan Phelan.................................  44    Executive Vice President, SPSS Business
                                                     Intelligence
Bernard Goldstein(1)(2)......................  70    Director
Merritt Lutz(1)..............................  58    Director
Michael Blair(1)(2)..........................  56    Director
Promod Haque.................................  52    Director
William Binch................................  60    Director
Kenneth Holec................................  45    Director

---------------

(1) Member of the Compensation Committee

(2) Member of the Audit Committee

     Norman Nie, Chairman of the Board and co-founder of SPSS, designed SPSS's original statistical software beginning in 1967 and has been a Director and Chairman of the Board since SPSS's inception in 1975. He served as Chief Executive Officer of SPSS from 1975 to 1991. In addition to his current responsibilities as Chairman of the Board, Dr. Nie is a research professor at Stanford University and a professor emeritus in the Political Science Department at the University of Chicago. His research specialties include public opinion, voting behavior and citizen participation. He has received three national awards for his books in these areas. During 1998, he became a technology partner in Oak Investment Partners and is a director of several privately-held companies. Dr. Nie received his Ph.D. from Stanford University.

     Jack Noonan has served as Director as well as President and Chief Executive Officer since joining SPSS in January 1992. Mr. Noonan was President and Chief Executive Officer of Microrim Corp., a developer of database software products, from 1990 until December 1991. Mr. Noonan served as Vice President of the Product Group of Candle Corporation, a developer of IBM mainframe system software, from 1985 to 1990. Mr. Noonan is a Director of ShowCase Corporation, Morningstar, Inc., and Repository Technologies, Inc. Mr. Noonan is a member of the advisory committee to Napersoft, Inc.

     Edward Hamburg, Executive Vice President, Corporate Operations, Chief Financial Officer and Secretary, was elected Senior Vice President, Corporate Operations in July 1992, Chief Financial Officer in June 1993 and Secretary in June 1994. Dr. Hamburg previously served as Senior Vice President, Business Development, and was responsible for product and technology acquisitions as well as joint venture opportunities. Dr. Hamburg first joined SPSS in 1978 and served in a variety of marketing and product management capacities. He joined the faculty at the University of Illinois at Chicago in 1982, and returned to SPSS in 1986. Dr. Hamburg received his Ph.D. from the University of Chicago.

     Mark Battaglia, Executive Vice President, Corporate Marketing, joined SPSS in October 1988. Mr. Battaglia served as Vice President of Marketing at London House, a publisher in the Maxwell Communications family, from June 1987 until joining SPSS. Mr. Battaglia received his MBA in 1984 from the University of Chicago.

     Ian Durrell, Executive Vice President, SPSS Market Research, joined SPSS in February 1991. Before that time, he served as head of European marketing for Unify Corporation, a supplier of relational database management systems, and was a partner of Partner Development International, a strategic partnering firm from 1987 to 1989. Mr. Durrell graduated from the Royal Military Academy, Sandhurst, in the United Kingdom.

     Susan Phelan, Executive Vice President, SPSS Business Intelligence, joined SPSS in 1980 as a sales representative. She assumed her current position in 1987. Ms. Phelan received her MBA from the University of Illinois at Chicago.

     Bernard Goldstein has been a Director of SPSS since 1987. He is a Director of Broadview International, LLC, which he joined in 1979. He is a past President of the Information Technology Association of America, the industry trade association of the computer service industry, and past Chairman of the Information Technology Foundation. Mr. Goldstein was a Director of Apple Computer Inc. until August 1997, and is currently a Director of Sungard Data Systems, Inc., Giga Information Group, Inc, and several privately held companies. He is a graduate of both the Wharton School of the University of Pennsylvania and the Columbia University Graduate School of Business.


     Merritt Lutz has been a Director of SPSS since 1988. He is currently chairman of Morgan Stanley Technology Holdings, Inc. and he manages the strategic technology investments and partnerships for the Firm. Previously, he was President of Candle Corporation, a worldwide supplier of systems software from 1989 to November 1993. Mr. Lutz is a Director of Interlink Electronics, Inc., a Nasdaq company, and four privately held software companies:
Algorithmics, Business Engine, ThruPoint and Beacon International. Mr. Lutz serves on the Board of Managers at the University of Rochester-Eastman School of Music and Michigan State University College of Arts and Letters National Advisory Council. He is a former Director of Information Technology Association of American and the NASD Industry Advisory Committee. He holds a bachelors and masters degree from Michigan State University.


     Michael D. Blair has been a Director of SPSS since July 1997. Since April 1974, he has been Chairman, Chief Executive, and founder of Cyborg Systems, Inc., a human resource management software company. Mr. Blair is a Director of Praxis International, Computer Corporation of America, and Repository Technologies, Inc. He is a board member of Information Technology Association of America, President of the Chicago Software Association, a board member of the American Software Association, and a board member of Benefits & Compensation Magazine. Mr. Blair holds a bachelor's degree in mathematics and physics from the University of Missouri.

     Promod Haque will be a director of SPSS following the merger. Dr. Haque has been a director of ShowCase since March 1992. Dr. Haque joined Norwest Venture Partners, a venture capital firm, in November 1990 and is currently managing general partner of Norwest Venture Partners VIII & VII, general partner of Norwest Venture Partners VI and general partner of Norwest Equity Partners V &
IV. Dr. Haque is a director of Extreme Networks, Inc., On Display, Primus Knowledge Solutions, Redback Networks, Annuncio Software and several privately held companies.

     William Binch will be director of SPSS following the merger. Mr. Binch has been a director of ShowCase since 1999. Mr. Binch was senior vice president of worldwide operations for Hyperion Solutions from July 1997 to May 1999. Prior to Hyperion, he was a senior executive for Business Objects and Prism, two business intelligence and data-warehousing companies. In addition, Mr. Binch served as vice president of strategic accounts at Oracle Corporation and has held sales and management positions at IBM, Intel and Fortune. He also is a director of five other technology companies: Market-Touch, On-Link Technology, seeCommerce, Adflight, and Closedloop Solutions.

     Kenneth Holec will be director of SPSS following the merger. Mr. Holec has been president and chief executive officer and a member of the board of directors of ShowCase since November 1993. From 1985 to 1993, Mr. Holec was president and chief executive officer of Lawson Software, a provider of high-end financial and human resource management software solutions. Currently, Mr. Holec is a director of IntraNet Solutions, Inc., a maker of Web-based document management products for corporate intranets.

     SPSS's Board of Directors is divided into three classes serving staggered three-year terms. Mr. Lutz is serving a three-year term expiring at the 2001 annual meeting. Mr. Goldstein and Dr. Nie are each serving a three-year term expiring at the 2002 annual meeting. Mr. Noonan and Mr. Blair are each serving a three-year term expiring at the 2003 annual meeting. Messrs. Holec, Binch and Haque will each be appointed to the SPSS Board of Directors on the effective date of the Merger. In order to distribute newly-appointed directors among the three classes, Mr. Holec will be appointed to a term expiring at the 2001 annual meeting, Mr. Binch will be appointed to serve a term expiring at the 2002 annual meeting and Dr. Haque will be appointed to serve a term expiring at the 2003 annual meeting. For a discussion of the nomination rights granted to specific stockholders of SPSS, see "Related Transactions-Stockholders Agreement." The executive officers named herein have terms expiring at the next annual meeting or when their successors are duly elected and qualified.

EXECUTIVE COMPENSATION

     The executive compensation committee of the SPSS board of directors will determine the form and amount of compensation of the ShowCase officers who become SPSS's officers. The current officers of SPSS will continue to receive such compensation based on considerations as discussed in the Report to the Compensation Committee on pages 138 through 140.

     The following tables show (a) the compensation paid or accrued by SPSS to the Chief Executive Officer, and each of the four most highly compensated officers of SPSS, other than the CEO, serving on December 31, 1999 (the "named executive officers") for services rendered to SPSS in all capacities during 1997, 1998, and 1999, (b) information relating to option grants made to the named executive officers in 1999 and (c) certain information relating to options held by the named executive officers. SPSS made no grants of freestanding stock appreciation rights ("SARs") in 1997, 1998, or 1999, nor did SPSS make any awards in 1997, 1998 or 1999 under any long-term incentive plan.

                           SUMMARY COMPENSATION TABLE

                                                                                         LONG TERM COMPENSATION
                                                                               -------------------------------------------
                                            ANNUAL COMPENSATION                         AWARDS             PAYOUTS
                               ---------------------------------------------   -------------------------   -------
                                                                   OTHER       RESTRICTED    SECURITIES
                                         SALARY                    ANNUAL        STOCK       UNDERLYING     LTIP      ALL
                                      COMPENSATION    BONUS     COMPENSATION    AWARD(S)    OPTIONS/SARS   PAYOUTS   OTHER
NAME AND PRINCIPAL POSITION    YEAR       ($)          ($)          ($)          ($)(1)        (#)(2)        ($)      ($)
---------------------------    ----   ------------   --------   ------------   ----------   ------------   -------   -----
Jack Noonan..................  1999     $256,500     $ 96,125       None          None         50,000       None     None
  President and Chief          1998     $242,500     $185,679       None          None         50,000       None     None
  Executive Officer            1997     $235,000     $132,656       None          None         50,000       None     None
Ian Durrell..................  1999     $197,000     $141,500       None          None         25,000       None     None
  Executive Vice President,    1998     $197,000     $ 27,229       None          None         25,000       None     None
  SPSS Market Research(3)      1997     $197,000     $ 30,933       None          None         25,000       None     None
Edward Hamburg...............  1999     $156,000     $ 46,375       None          None         25,000       None     None
  Executive Vice President,    1998     $156,000     $ 82,922       None          None         25,000       None     None
  Corporate Operations and     1997     $156,000     $ 58,027       None          None         25,000       None     None
  Chief Financial Officer
Mark Battaglia...............  1999     $127,000     $ 41,375       None          None         25,000       None     None
  Executive Vice President,    1998     $110,000     $ 70,262       None          None         25,000       None     None
  Corporate Marketing          1997     $110,000     $ 54,342       None          None         25,000       None     None
Susan Phelan.................  1999     $127,000     $ 84,080       None          None         25,000       None     None
  Executive Vice President,    1998     $120,000     $ 83,419       None          None         25,000       None     None
  SPSS Business Intelligence   1997     $110,300     $ 57,743       None          None         25,000       None     None

     For the year ended December 31, 1999, non-employee directors of SPSS were entitled to receive 5,000 options. Each director was also reimbursed by SPSS for reasonable expenses incurred in connection with services provided as a director. During 1999, Dr. Nie received compensation of $80,800 for consultant work on a part-time basis.

---------------

(1) On December 31, 1999, Dr. Hamburg held 8,800 shares and Ms. Phelan held 1,986 shares of restricted common stock having a market value, based on the closing price of the common stock on that date, of $222,200 for Mr. Hamburg's shares and $50,146 for Ms. Phelan's shares.

(2) Amounts reflected in this column are for grants of stock options for the common stock of SPSS. No stock appreciation rights have been issued by SPSS.

(3) Payments and options shown in the table for Mr. Durrell reflect payments and option grants to Valletta Investments Limited, a consulting company controlled by Mr. Durrell. Mr. Durrell does not receive any personal benefits or perquisites, payments of salary and bonus, awards of options or other compensation from SPSS in his individual capacity.

  Stock Grants to Executive Officers

     The following table shows the number of options to purchase common stock granted to each of the named executive officers during 1999.

                1999 OPTION/STOCK APPRECIATION RIGHTS GRANTS(1)

                                           INDIVIDUAL GRANTS
                          ---------------------------------------------------   POTENTIAL REALIZABLE
                                                                                  VALUE AT ASSUMED
                                          PERCENT OF                                   ANNUAL
                           NUMBER OF        TOTAL                               RATES OF STOCK PRICE
                           SECURITIES    OPTIONS/SARS   EXERCISE     LATEST       APPRECIATION FOR
                           UNDERLYING     GRANTED TO    OR BASE     POSSIBLE       OPTION TERM(2)
                          OPTIONS/SARS   EMPLOYEES IN    PRICE     EXPIRATION   ---------------------
NAME                       GRANTED(#)        1999        ($/SH)       DATE       5%($)       10%($)
----                      ------------   ------------   --------   ----------   --------   ----------
Jack Noonan.............     50,000         10.59%      $20.500     01/03/09    $644,617   $1,633,586
Ian Durrell(3)..........     25,000          5.30%      $20.500     01/03/09    $322,308   $  816,793
Edward Hamburg..........     25,000          5.30%      $20.500     01/03/09    $322,308   $  816,793
Mark Battaglia..........     25,000          5.30%      $20.500     01/03/09    $322,308   $  816,793
Susan Phelan............     25,000          5.30%      $20.500     01/03/09    $322,308   $  816,793

---------------

(1) The Board of Directors of SPSS may, at its discretion, grant additional options to the option holders in the event the option holders pay for the exercise price of the options by tendering by attestation SPSS common stock. In that case, the Board could grant these "reload" options in an amount equal to the number of shares of SPSS common stock that the option holder tendered by attestation.

(2) In satisfaction of applicable SEC regulations, the table shows the potential realizable values of these options, upon their latest possible expiration date, at arbitrarily assumed annualized rates of stock price appreciation of five and ten percent over the term of the options. The potential realizable value columns of the table illustrate values that might be realized upon exercise of the options at the end of the ten-year period starting with their vesting commencement dates, based on the assumptions shown above. Because actual gains will depend upon the actual dates of exercise of the options and the future performance of the common stock in the market, the amounts shown in this table may not reflect the values actually realized. No gain to the named executive officers is possible without an increase in stock price which will benefit all stockholders proportionately. Actual gains, if any, on option exercises and common stock holdings are dependent on the future performance of the common stock and general stock market conditions. There can be no assurance that the potential realizable values shown in this table will be achieved, or that the stock price will not be lower or higher than projected at five and ten percent assumed annualized rates of appreciation.

(3) Options shown in the table for Mr. Durrell are options granted to Valletta.

        AGGREGATED OPTION/STOCK APPRECIATION RIGHT EXERCISES IN 1999 AND
              1999 YEAR-END OPTION/STOCK APPRECIATION RIGHT VALUES

                                                                                     VALUE OF
                                                                NUMBER OF           UNEXERCISED
                                                               UNEXERCISED         IN-THE-MONEY
                                                               OPTIONS/SARS        OPTIONS/SARS
                                     SHARES                       (#)(1)            ($)(1) (2)
                                   ACQUIRED ON     VALUE      --------------   ---------------------
                                    EXERCISE      REALIZED     EXERCISABLE/        EXERCISABLE/
NAME                                   (#)       ($)(1) (4)   UNEXERCISABLE        UNEXERCISABLE
----                               -----------   ----------   --------------   ---------------------
Jack Noonan......................      None            N/A    291,439/92,228   $7,358,835/$2,328,757
Ian Durrell(3)...................      None            N/A     79,281/45,719   $2,001,845/$1,154,405
Edward Hamburg...................     4,100         81,879    145,914/45,719   $3,684,329/$1,154,405
Mark Battaglia...................      None            N/A    133,614/45,719   $3,373,754/$1,154,405
Susan Phelan.....................     6,500        152,425    115,448/45,719   $2,915,062/$1,154,405

---------------

(1) All information provided is with respect to stock options. No stock appreciation rights have been issued by SPSS.

(2) These amounts have been determined by multiplying the aggregate number of options by the difference between $25.25, the closing price of the common stock on the Nasdaq National Market on December 31, 1999, and the exercise price for that option

(3) Options shown in the table for Mr. Durrell are options granted to Valletta.

(4) These amounts have been determined by multiplying the aggregate number of options exercised by the difference between the closing price of the common stock on the Nasdaq National Market on the date of exercise and the exercise price for that option.

  Employment Agreements

     SPSS entered into an employment agreement with Jack Noonan on January 14, 1992. This employment agreement provides for a one-year term with automatic one-year extensions unless Mr. Noonan or SPSS gives a written termination notice at least 90 days before the expiration of the initial term or any extension. It also provides for a base salary of $225,000 during the initial term, together with the same benefits provided to other employees of SPSS. The Board of Directors annually reviews Mr. Noonan's base compensation and increased it to $235,000 for 1993, 1994, 1995, 1996 and 1997, to $242,500 in 1998, and to
$256,500 in 1999. If SPSS terminates Mr. Noonan's employment without cause, SPSS must pay Mr. Noonan an amount equal to 50% of Mr. Noonan's annual base salary in effect at the time of termination. This amount is payable in 12 equal monthly installments. However, if Mr. Noonan finds other employment at a comparable salary, SPSS's obligation to make these payments ceases. The employment agreement requires Mr. Noonan to refrain from disclosing confidential information of SPSS and to abstain from competing with SPSS during his employment and for a period of one year after employment ceases. Only Mr. Noonan and Mr. Durrell, through a management services agreement with Valletta described in "Management Services Agreement" below, are employed through an employment or similar agreement. However, SPSS does have confidentiality and work-for-hire agreements with many of its key management and technical personnel.

  Management Services Agreement

     SPSS has entered into a management services agreement with Valletta, which requires that Ian Durrell's services are provided to SPSS. Either Valletta or SPSS may terminate the agreement at any time upon 30 days' written notice. If SPSS terminates the agreement under the 30-day notice provision without cause, Valletta is entitled to termination payments equal to 50% of its annual compensation under the agreement then in effect in six equal monthly installments. The agreement further provides that if specified performance standards are satisfied, Valletta is to receive annual compensation at a rate established by the Board of Directors plus incentive compensation. For 1999, Valletta's aggregate compensation, including bonus, was $338,500. The management services agreement requires Valletta to refrain from disclosing confidential information about SPSS and to abstain from competing with SPSS during the term of the management services agreement and for a period of eighteen months thereafter. Mr. Durrell has agreed to be bound by the terms and conditions of the management services agreement and to act as SPSS's Vice-President, International and to head the SPSS's non-western hemisphere operations.

  Consulting Agreement

     SPSS has entered into a consulting agreement, dated as of January 1, 1997, with Norman H. Nie Consulting L.L.C., an Illinois Limited Liability Company. Nie Consulting is to provide thirty (30) hours per month of consulting services on various matters relating to the business of SPSS. This consulting agreement provides for a one-year term with automatic one-year extensions unless Nie Consulting or SPSS gives a written notice of termination at least 30 days prior to the expiration of the initial term or any extension. SPSS may terminate this consulting agreement for cause, in which event SPSS shall pay Nie Consulting all accrued but unpaid compensation. The agreement also provides that Nie Consulting is to receive annual compensation of $80,800 and reimbursement of reasonable out of pocket expenses incurred in performing services under the consulting agreement. The consulting agreement requires that the Nie Consulting refrain from disclosing confidential information about SPSS during the term of the consulting agreement and for a period of five years after its expiration. In addition, the consulting agreement requires that Nie Consulting abstain from competing with SPSS during his consultancy and for a period of one-year after the consultancy ceases.

  Change of Control Agreements

     On May 1, 1998, SPSS entered into change of control agreements with its named executive officers to provide that, if the executive is terminated without cause or constructively terminated within two years following a change of control, then the executive may receive benefits including a severance package equal to the greater of (a) the aggregate cash compensation received in the immediately preceding fiscal year, or (b) two times the executive's base salary received in the immediately preceding fiscal year; the aggregate cost compensation scheduled to be received during the current fiscal year; the accelerated vesting of all previously unvested options; and participation in the same health and welfare benefits he or she received at any time within 120 days of the change of control for eighteen months following that date of such termination.

     On November 30, 2000, SPSS revised its change of control agreements for section (b) above to replace "two times the executive's base salary received in the immediately preceding fiscal year" to "the aggregate cost compensation schedule to be received during the current fiscal year."

COMPENSATION COMMITTEE

  SPSS Compensation Committee Interlocks and Insider Participation

     Messrs. Goldstein, Blair and Lutz were directors and members of the Compensation Committee during the last fiscal year. None of the members of the Compensation Committee has ever been an officer or employee of SPSS or any of its subsidiaries.

  Report of the SPSS Compensation Committee

To: The Board of Directors

     The Compensation Committee of the Board of Directors is composed entirely of directors who have never served as officers of SPSS. The Compensation Committee develops and administers the compensation programs for SPSS's executive officers. After consideration of the Compensation Committee's recommendations, the entire Board of Directors reviews and approves the base salaries, bonuses and the stock option and benefit programs for SPSS's executive officers. In 1999, the Board approved the Compensation Committee's recommendations in all material respects.

     Compensation Philosophy. SPSS has three principal objectives in its executive compensation programs:

          1. It strives to relate its total compensation for senior management to the achievement of financial benchmarks designed to build shareholder value.

          2. It rewards outstanding individual performance.

          3. It strives to structure its entire compensation package in a manner which is competitive with other executive compensation packages in the software industry, so that it will attract and retain highly capable key executives responsible for the success of SPSS and provide fair compensation for the responsibilities undertaken by those executives.

These goals are met through a combination of salary, bonuses, stock options and other benefits. SPSS is committed to increasing the proportion of the senior executives' compensation which is performance-based, and therefore variable, and to focus on building shareholder value as the primary measure of performance. To the extent practicable, the Compensation Committee's objective is to align the executive officers' financial interests with those of shareholders by focusing on specific financial objectives that the Compensation Committee believes will enhance shareholder value and through the grant of additional options pursuant to SPSS's option plan, the opportunity for management to purchase additional shares on advantageous terms under the SPSS's Stock Purchase Plan and through present stock ownership and options.

     The Compensation Committee focuses principally on SPSS's financial performance -- specifically operating and net income -- in determining the amount of bonuses for the executive officers. Therefore, bonuses for these officers are a function of SPSS's overall financial performance relative to budgeted goals. In keeping with SPSS's commitment to increasing the proportion of the senior executives' compensation which is performance-based, base salary levels are designed to increase in comparatively small amounts and bonus compensation is designed so that it can increase or decrease significantly depending on SPSS's overall financial performance.

     The Compensation Committee works with the Chief Executive Officer (the "CEO") to determine the base salary of the other executive officers, to establish targets for the annual bonus program and to allocate the bonus pool among the executive officers. Consistent with the Compensation Committee's philosophy of shifting the proportion of compensation away from fixed to variable types of compensation, the Compensation Committee has targeted growth in total compensation to come from the bonus and other incentive forms of compensation. At the beginning of each year, the Compensation Committee establishes certain budgeted objectives for operating income. The total amount allocated to the annual bonus pool is dependent upon the degree to which budgeted goals are achieved.

     Under SPSS's Third Amended and Restated 1995 Equity Incentive Plan, the Compensation Committee is authorized to make grants of stock options to executive officers. The Compensation Committee normally approves grants once a year and occasionally in connection with significant corporate events. During 1999, the Compensation Committee awarded stock options to executive officers. In determining the size of the option grants, the Compensation Committee considers the impact of the grants on existing shareholders' stock ownership positions and the prospective value of the options as a performance incentive. The number of options previously awarded to and held by executive officers is reviewed and is one factor in determining the size of current option grants.

     The Compensation Committee has established a stock option program for which only policy-making senior executives of SPSS are eligible. Acceleration of the vesting of the options granted to the executive officers as of January 1999 was contingent upon SPSS achieving certain 1999 revenue and profit levels established by the Board of Directors. Such options are customarily granted in the first half of the calendar year after budgetary targets have been established. The acceleration of these options is earned only if SPSS exceeds, by a significant percentage established by the Compensation Committee, the budgeted performance goals for SPSS operating and net income approved by the Board. In the event of a major corporate event, the Compensation Committee may change these goals.

     In addition to SPSS performance, the Compensation Committee also takes into account exceptional individual performance in determining bonus awards, although it does not assign a specified percentage of senior executive bonus compensation to this.

     Chief Executive Officer Compensation. The Compensation Committee also determines the CEO's base salary and bonus, employing largely the same principles described above, except that the amount of the CEO's bonus is purely a function of the financial performance of SPSS measured against the operating and net income goals established by the Compensation Committee and approved by the Board at the beginning of each year. The Compensation Committee believes that it has established a total compensation package which compares favorably to industry standards. The Compensation Committee considers the total salary and incentive compensation provided to chief executives of similar companies, although it does not target a specific percentile range within this group of similar companies' chief executive compensation in determining the CEO's compensation.

     The Compensation Committee recommends stock option grants reflecting the importance of Mr. Noonan's contribution to SPSS and the importance of aligning Mr. Noonan's interest in SPSS with that of stockholders. In 1999, Mr. Noonan received twice the number of stock options received by the other policy-making senior executives. The Compensation Committee recommended grants to Mr. Noonan of stock options to acquire 50,000 shares of common stock at $20.50 per share effective January 4, 1999. These options vest in the same manner as the stock options for the other senior executives.

     Mr. Noonan's bonus is determined in the same manner as the other policy-making senior executives, except that no portion of Mr. Noonan's bonus is based on exceptional individual performance. It is the Compensation Committee's view that the CEO's compensation should be based solely on the financial performance of SPSS and that, for the CEO, exceptional individual performance is so closely aligned with SPSS financial performance that the CEO's bonus should be based solely on overall SPSS financial performance.

     Tax Considerations. To the extent readily determinable and as one of the factors in its consideration of compensation matters, the Compensation Committee considers the anticipated tax treatment to SPSS and to the executive officers of various payments and benefits. Some types of compensation payments and their deductibility (e.g., the spread on exercise of non-qualified options) depend upon the timing of an executive's vesting or exercise of previously granted rights. Interpretations of and changes in the tax laws and other factors beyond the Compensation Committee's control also affect the deductibility of compensation. For these and other reasons, SPSS will not necessarily and in all circumstances limit executive compensation to the amount which is permitted to be deductible as an expense of SPSS under Section 162(m) of the Internal Revenue Code. The Compensation Committee will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its other compensation objectives.

                                        COMPENSATION COMMITTEE OF SPSS INC.

                                        Bernard Goldstein
                                        Michael Blair
                                        Merritt Lutz

                               PERFORMANCE GRAPH

     The following graph shows the changes in $100 invested since December 31, 1994, in SPSS's common stock, the Nasdaq 100 Stocks Index and S&P Computer Software and Services Index, a specialized industry focus group, assuming that all dividends were reinvested.

                              [PERFORMANCE GRAPH]

-------------------------------------------------------------------------------------------------
                             12/31/94    12/31/95    12/31/96    12/31/97    12/31/98    12/31/99
-------------------------------------------------------------------------------------------------
 SPSS (NASDAQ: SPSS)         $100.00     $213.70     $305.48     $210.96     $206.85     $276.71
 NASDAQ 100 Stock Index      $100.00     $144.67     $270.48     $248.77     $460.98     $930.95
 S&P Computer Software &
  Services Index             $100.00     $165.44     $195.81     $357.88     $648.29     $981.98

     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF SPSS

     The following table shows, as of November 6, 2000, the number and percentage of shares of SPSS common stock beneficially owned by:

     - each person known by SPSS to own beneficially more than 5% of the outstanding shares of the common stock;

     - each director of SPSS;

     - each named executive officer of SPSS;

     - each person who will be appointed director upon completion of the merger; and

     - all directors and executive officers of SPSS as a group.

Unless otherwise indicated in a footnote, each person possesses sole voting and investment power with respect to the shares indicated as beneficially owned.

                                                                     SHARES
                                                               BENEFICIALLY OWNED
                                                              --------------------
NAME                                                            NUMBER     PERCENT
----                                                          ----------   -------
Norman H. Nie, individually, as Trustee of the Nie Trust and as a Director and President of the Norman and Carol Nie
  Foundation, Inc.(1)(18)...................................   1,109,090    10.07%
Brown Capital Management, Inc.(2)...........................     933,900      9.6%
T. Rowe Price Associates, Inc.(3)...........................     906,400      8.8%
Fidelity Management & Research Company(4)...................     861,100      9.3%
Daruma Asset Management, Inc.(5)............................     549,400      5.6%
Jack Noonan(6)(18)..........................................     369,860     3.36%
Bernard Goldstein(7)(18)....................................      52,957        *
Edward Hamburg(8)(18).......................................     186,388     1.69%
Mark Battaglia(9)(18).......................................     167,271     1.52%
Susan Phelan(10)(18)........................................     150,541     1.37%
Ian Durrell(11)(18).........................................      87,557        *
Merritt M. Lutz(12).........................................      35,846        *
Michael D. Blair(13)........................................      16,074        *
Promod Haque(14)............................................     936,499       **
William Binch(15)...........................................       5,896       **
Kenneth Holec(16)...........................................     285,408       **
All directors and executive officers as a group (10
  persons)(17)..............................................   2,175,584    19.75%

---------------

  * The percentage of shares beneficially owned does not exceed 1% of the Common Stock.

 ** These shares are not included in the percent owned column, as Messrs. Haque, Binch and Holec are not yet directors of SPSS. See footnotes 14, 15 and 16.

 (1) Includes 22,513 shares which are through options exercisable within 60 days; 90,433 shares held of record by the Norman and Carol Nie Foundation, Inc.; and 996,144 shares held by the Nie Trust. Dr. Nie shares voting and investment power over the 90,433 shares held by the Nie Foundation with Carol Nie.

 (2) Brown Capital Management, Inc., is the beneficial owner of 933,900 shares of SPSS common stock and an investment advisor in accordance with Section 203 of the Investment Advisor Act. This information was taken from Brown's
     Schedule 13G dated February 10, 2000.

 (3) T. Rowe Price Associates, Inc. is the beneficial owner of 906,400 shares of SPSS common stock and an investment advisor registered under Section 203 of the Investment Advisors Act of 1940. This information was taken from T. Rowe Price's Schedule 13G dated February 8, 2000.

 (4) Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 861,100 shares of SPSS common stock as a result of acting as investment adviser to several investment companies registered under Section 8 of the Investment Company Act of 1940. The ownership of one investment company, Fidelity Low-Priced Stock Fund, amounted to 861,100 shares of SPSS common stock. FMR Corp. has the power to dispose of the shares of SPSS common stock. The Board of Trustees directs the voting of the shares of SPSS common stock. This information was taken from FMR Corporation's Schedule 13G, filed on February 14, 2000.

 (5) Daruma Asset Management, Inc. is the beneficial owner of 549,400 shares of SPSS common stock and an investment advisor in accordance with Section 203 of the Investment Advisor Act. This information was taken from Daruma's
     Schedule 13G dated February 10, 2000.

 (6) Includes 358,782 shares through options exercisable within 60 days.

 (7) Includes 22,513 shares through options exercisable within 60 days.

 (8) Includes 177,588 shares through options exercisable within 60 days.

 (9) Includes 146,888 shares through options exercisable within 60 days.

(10) Includes 148,555 shares through options exercisable within 60 days.

(11) Mr. Durrell is the beneficial owner of these shares, which consist solely of 87,557 shares through options exercisable within 60 days held of record by Valletta.

(12) Includes 22,513 shares through options exercisable within 60 days.

(13) Includes 16,074 shares through options exercisable within 60 days.

(14) Mr. Haque is not yet a director of SPSS. These numbers assume completion of the merger and exchange of shares, and are included with this table on an as-converted basis.

(15) Mr. Binch is not yet a director of SPSS. These numbers assume completion of the merger and exchange of shares, and are included with this table on an as-converted basis.

(16) Mr. Holec is not yet a director of SPSS. These numbers assume completion of the merger and exchange of shares, and are included with this table on an as-converted basis.

(17) Includes 1,099,983 shares through options exercisable within 60 days. This number does not include shares of SPSS common stock to be owned by Messrs. Haque, Binch and Holec following consummation of the merger.


(18) The business address of each of Dr. Nie, Mr. Noonan, Dr. Hamburg, Mr. Battaglia, Ms. Phelan and Mr. Durrell is the office of SPSS at 233 South Wacker Drive, Chicago, Illinois 60606. The business address for Mr. Lutz is the office of Morgan Stanley Dean Witter & Co. at 750 Seventh Avenue, 16th floor, New York, New York 10023. The business address of Mr. Goldstein is the office of Broadview International, LLC, One Bridge Plaza, Fort Lee, New Jersey 07024. The business address for Michael Blair is the office of Cyborg Systems, Inc., Two North Riverside Plaza, 12th floor, Chicago, Illinois 60606. The business address of Fidelity Management & Research Company is 82 Devonshire Street, Boston, Massachusetts 02109. The business address for the T. Rowe Price Associates, Inc. is 100 East Pratt Street, Baltimore, Maryland 21202. The business address for Daruma Asset Management, Inc. is 60 East 42nd Street, Suite 1111, New York, New York 10165. The business address for Brown Capital Management, Inc. is 1201 N. Calvest Street, Baltimore, Maryland 21202. The business address of each other person listed below is 233 South Wacker Drive, Chicago, Illinois 60606.

              SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
                             MANAGEMENT OF SHOWCASE

     The following table shows, as of November 6, 2000, the number and percentage of shares of ShowCase common stock beneficially owned by:

     - each person known by ShowCase to own beneficially more than five percent of the outstanding shares of ShowCase common stock;

     - each director of ShowCase;

     - each named executive officer of ShowCase; and

     - all directors and executive officers of ShowCase as a group.

Unless otherwise noted, each person possesses sole voting and investment power with respect to the shares indicated as beneficially owned.


                                                           AMOUNT AND NATURE                SHARES
                                                             OF BENEFICIAL     PERCENT    SUBJECT TO
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                      OWNERSHIP(2)      OF CLASS   OPTIONS(2)
---------------------------------------                    -----------------   --------   ----------
Promod Haque and Norwest Equity Partners
  245 Lytton Avenue, Suite 250
  Palo Alto, California 94301(3).........................      2,812,312         26.1           --
David G. Wenz
  2924 Salem point Dr. S.W
  Rochester, Minnesota 55902(4)..........................        910,000          8.4           --
Dennis Semerad
  1717 Northern Viola Lane, N.W
  Rochester, Minnesota 55906(5)..........................        856,960          7.9           --
Wayne W. Mills
  The Colonnade, Suite 290
  550 Wayzata Boulevard
  Golden Valley, Minnesota 55436(6)......................        800,000          7.4           --
Kenneth H. Holec(7)......................................        857,083          7.9       17,984
Jonathan P. Otterstatter(8)..............................        177,039          1.6       20,417
Kevin R. Potrzeba........................................         52,000         *          52,000
Patrick Dauga............................................         51,000         *          23,000
Jack Noonan..............................................         37,187         *          37,187
C. McKenzie Lewis III....................................         37,187         *          37,187
Theresa Z. O'Neil(9).....................................         23,333         *          23,333
William B. Binch.........................................         17,707         *          17,707
All directors and executive officers as a group (12
  persons)...............................................      4,156,052         37.5      287,665


---------------

 *  Less than 1% of the outstanding shares of Common Stock.

(1) The address of each executive officer of the Company is 4115 Highway 52 North, Suite 300, Rochester, Minnesota 55901-0144.

(2) Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission, and includes general voting power and/or investment power with respect to securities. Shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days of November 6, 2000 are deemed to be outstanding for the purpose of computing the percentage of the person holding such options or warrants, but are not deemed outstanding for computing the percentage of any other person.

(3) Dr. Haque's beneficial ownership includes 1,895,028 shares held by Norwest Equity Partners IV, L.P. and 917,284 shares held by Norwest Equity Partners V, L.P. Dr. Haque, one of the Company's directors, is a general partner of Norwest Equity Partners IV and a general partner of Norwest Equity Partners
    V. Dr. Haque shares voting and dispositive power shares held by the Norwest funds with other general and managing partners of the Norwest funds. Dr. Haque disclaims beneficial ownership of shares held by Norwest Equity Partners, IV, L.P. and Norwest Equity Partners V, L.P.

(4) Based solely on a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2000.

(5) Based solely on a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2000. Mr. Semerad's beneficial ownership includes 20,000 shares registered in the name of Mr. Semerad's wife, Rita M. Semerad.

(6) Based solely on a Schedule 13G filed with the Securities and Exchange Commission on March 10, 2000.

(7) Mr. Holec's beneficial ownership includes 150,000 shares registered in the name of Kenneth H. Holec 1999 Trust and 3,738 shares registered in the name of each of Mr. Holec's three minor children.

(8) Mr. Otterstatter's beneficial ownership includes 17,000 shares registered jointly with Pamela Otterstatter, Mr. Otterstatter's wife, and 1,000 shares registered in the name of each of Mr. Otterstatter's three minor children.


(9)Ms. O'Neil is no longer an executive officer of ShowCase. Ms. O'Neil departed ShowCase effective as of January 5, 2001.


                  BENEFICIAL OWNERSHIP OF SPSS COMMON STOCK BY
                        SHOWCASE OFFICERS AND DIRECTORS

     The following table sets forth information, as of November 6, 2000, regarding beneficial ownership of ShowCase common stock, as well as the estimated beneficial ownership of SPSS common stock following completion of the merger (based on beneficial ownership as of November 6, 2000), by each current ShowCase director, certain executive officers of ShowCase and all directors and executive officers of ShowCase as a group. This table assumes consummation of the merger and the exchange of ShowCase shares for SPSS shares. However, it is possible that some or all of the directors and executive officers of ShowCase may, prior to completion of the merger, dispose of shares of ShowCase common stock, and possibly a significant portion of such shares, beneficially owned by them, subject to restrictions imposed on such individuals by applicable law and, in the case of affiliates of ShowCase, restrictions imposed by pooling of interests accounting requirements.


                                                                SHARES OF
                                                                SHOWCASE      SHARES OF SPSS
                                                              COMMON STOCK     COMMON STOCK
NAME                                                          BEFORE MERGER    AFTER MERGER
----                                                          -------------   --------------
Promod Haque................................................    2,812,312         936,499
Kenneth H. Holec............................................      857,083         285,408
Jonathan P. Otterstatter....................................      177,039          58,953
Kevin R. Potrzeba...........................................       52,000          17,316
Patrick Dauga...............................................       51,000          16,983
Jack Noonan.................................................       37,187          12,383
C. McKenzie Lewis III.......................................       37,187          12,383
William B. Binch............................................       17,707           5,896
All directors and executive officers as a group (11
  persons)..................................................    4,132,719       1,376,196

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

TRANSACTIONS WITH NORMAN NIE

     Dr. Nie received 5,000 options for his services as Chairman of the Board of SPSS in 1999 and $80,800 for product development work on a part-time basis. Dr. Nie is a limited partner in Computer Software Development Company, a research and development limited partnership to which SPSS incurred royalty expense of $249,000 in 1997, $234,000 in 1998 and $237,000 in 1999.

STOCKHOLDERS AGREEMENT

     In connection with SPSS's initial public offering, SPSS and the individuals and entities who were stockholders before the initial public offering entered into an agreement containing registration rights with respect to outstanding capital stock of SPSS and granting to each of the Nie Trust and Morgan Stanley Venture Capital Fund, so long as they own beneficially more than 12.5% of the capital stock of SPSS, the right to designate one nominee (as part of the management slate) in each election of directors at which directors of the class specified for the holder are to be elected. Since the completion of the February 1995 offering, Morgan Stanley Venture Capital Fund owned less than 12.5% and currently owns no capital stock of SPSS. Currently, the Nie Trust owns less than 12.5% of the Capital Stock of SPSS.

     As required by the stockholders agreement, the holders of restricted securities constituting more than seven percent of the outstanding shares at any time may require SPSS to register under the Securities Act all or any portion of the restricted securities held by the requesting holder or holders for sale in the manner specified in the notice. SPSS is not bound to honor the request unless the proceeds from the registered sale can reasonably be expected to exceed $5,000,000. SPSS estimates that the cost of complying with demand registration rights would be approximately $50,000 for a single registration.

     All of the stockholders who acquired their shares before the initial public offering have piggyback registration rights, which entitle them to seek inclusion of their common stock in any registration by SPSS, whether for its own account or for the account of other security holders or both (except with respect to registration on Forms S-4 or S-8 or another form not available for registering restricted securities for sale to the public). In the event of a request to have shares included in a registration statement filed by SPSS for its own account, SPSS's underwriters may generally reduce, pro rata, the amount of common stock to be sold by the stockholders if the inclusion of all such securities would be materially detrimental to SPSS's offering.

                   INFORMATION ABOUT THE MEETINGS AND VOTING


     SPSS's board of directors is using this joint proxy statement/prospectus to solicit proxies from the holders of SPSS common stock for use at the special meeting of SPSS's stockholders. The ShowCase board of directors is also using this document to solicit proxies from the holders of ShowCase common stock for use at the ShowCase special meeting. We are mailing this joint proxy statement/prospectus and accompanying form of proxy to the stockholders of each company on or about January 29, 2001.


MATTERS RELATING TO THE MEETINGS


                                      SPSS MEETING                                   SHOWCASE MEETING
   Time and Place:    10:00 a.m. February 26, 2001                     10:00 a.m. February 26, 2001
                      233 S. Wacker, Chicago, Illinois 60606           4115 Highway 52 North, Suite 300 Rochester,
                                                                       MN 55901-0144
      Admission to    In order to attend the special meeting, you      In order to attend the special meeting, you
          Meeting:    must have been a holder of SPSS Inc. Common      must have been a holder of ShowCase
                      Stock on the record date, January 19, 2001.      Corporation Common Stock on the record date,
                                                                       January 19, 2001.
        Purpose of    1. To approve and adopt the Agreement and        1. To approve and adopt the merger agreement
     Meeting is to    Plan of Merger, as described in "The Merger,"    and the merger as described in "The Merger,"
       Vote on the    2. To approve the issuance of shares of SPSS     and
  Following Items:    common stock in connection with the merger,      2. To transact such other business as may
                      as described in "The Merger,"                    properly come before the meeting, and any
                      3. To approve the 2000 Equity Incentive Plan,    adjournment or postponement.
                      as described in "Proposal 3,"
                      4. To approve the 2000 Qualified and
                      Nonqualified Employee Stock Purchase Plans,
                      as described in "Proposal 4," and
                      5. To transact such other business as may
                      properly come before the meeting and any
                      adjournment or postponement.
      Record Date:    The record date for shares entitled to vote      The record date for shares entitled to vote
                      is January 19, 2001.                             is January 19, 2001.
       Outstanding    As of January 19, 2001, the record date for      As of January 19, 2001, the record date for
      Shares Held:    the SPSS meeting, there were approximately       the ShowCase meeting, there were
                      10,029,850 shares of SPSS common stock           approximately 10,823,996 shares of ShowCase
                      outstanding.                                     common stock outstanding.
   Shares Entitled    Shares entitled to vote are the shares of        Shares entitled to vote are the shares of
          to Vote:    SPSS common stock held at the close of           ShowCase common stock held at the close of
                      business on the record date, January 19,         business on the record date, January 19,
                      2001.                                            2001.
                      Each share of SPSS common stock that you own     Each share of ShowCase common stock that you
                      entitles you to one vote. Shares held by SPSS    own entitles you to one vote.
                      in its treasury are not voted.

                                      SPSS MEETING                                   SHOWCASE MEETING
            Quorum    A quorum of stockholders is necessary to hold    A quorum of shareholders is necessary to hold
      Requirement:    a valid meeting. The presence in person or by    a valid meeting. The presence in person or by
                      proxy at the meeting of holders of a majority    outstanding shares of ShowCase common the
                      of the outstanding shares of SPSS common         stock entitled to vote at the meeting is a
                      stock entitled to vote at the meeting is a       quorum.
                      quorum. Abstentions and broker "non-votes"       Abstentions and broker "non-votes" count as
                      count as present for establishing a quorum.      present for establishing a quorum. A broker
                      Shares held by SPSS in its treasury, if any,     non-vote occurs on an item when a broker is
                      do not count toward a quorum. A broker           not permitted to vote on that item without
                      non-vote occurs on an item when a broker is      instruction from the beneficial owner of the
                      not permitted to vote on that item without       shares and no instruction is given.
                      instruction from the beneficial owner of the
                      shares and no instruction is given.
    Vote Necessary    Approval of the proposals to (i) approve and     Approval and adoption of the merger agreement
        to Approve    adopt the Plan and Agreement of Merger, (ii)     and the merger requires the affirmative vote
         Proposals    approve the issuance of shares of SPSS common    of at least a majority of the outstanding
                      stock in connection with the merger, (iii)       shares of ShowCase common the same effect as
                      approve the 2000 Equity Incentive Plan, and      a vote against the proposal.
                      (iv) approve the 2000 Qualified and
                      Nonqualified Employee Stock Purchase Plans
                      require the affirmative vote of a majority of
                      the outstanding shares of common stock
                      entitled to vote on such proposals.
                      Abstentions and broker non-votes will have
                      the same effect as negative votes or votes
                      "Against" the proposals.
            Shares    As of January 19, 2001, the record date for      As of January 19, 2001 the record date for
      Beneficially    the SPSS meeting, directors and executive        the ShowCase meeting, directors and executive
     Owned by SPSS    officers of SPSS beneficially owned 2,063,346    officers of ShowCase owned 3,854,494 shares
      and ShowCase    shares of SPSS common stock, including           of ShowCase common stock. These shares
     Directors and    exercisable options. These shares represent      represent in total approximately 35.61% of
         Executive    in total approximately 18.7% of the              the outstanding shares of ShowCase common
         Officers:    outstanding shares of SPSS common stock.         stock.


PROXIES

     Voting Your Proxy. You may vote in person at your meeting or by proxy. We recommend you vote by proxy even if you plan to attend your meeting. You can always change your vote at the meeting.

     Voting instructions are included on your proxy card. If you properly give your proxy and submit it to us in time to vote, one of the individuals named as your proxy will vote your shares as you have directed. You may vote for or against the proposals or abstain from voting. If no instructions are given on the proxy card, the proxies will be voted "for" the proposals as listed on the proxy and at the discretion of the person acting under the proxy on any other matters that properly come before the meeting.

HOW TO VOTE BY PROXY

                                          SPSS                                           SHOWCASE
          By Mail:    If you choose to vote by mail, simply mark       To vote by mail, simply mark your proxy, date
                      your proxy, date and sign it, and return it      and sign it, and return it to Wells Fargo
                      to Computershare in the postage-paid envelope    Shareowners Services in the postage-paid
                      provided. If the envelope is missing, please     envelope provided. If the envelope is
                      address your completed proxy card to SPSS c/o    missing, please address your completed proxy
                      Computershare, 2 North LaSalle Street,           card to ShowCase c/o Wells Fargo Shareowners
                      Chicago, Illinois 60602.                         Services P.O. Box 64854 St. Paul, MN
                                                                       55164-0854

---------------

* If you hold shares through a broker or other custodian, please check the voting form used by that firm to see if it offers telephone or Internet voting.

PROXIES FOR PARTICIPANTS IN THE SPSS INC. EMPLOYEE STOCK PURCHASE PLAN

     You will receive only one proxy card for all the shares you hold:

     - In your own name; and

     - In the SPSS Inc. Employee Stock Purchase Plan (the "Plan"), if you are an SPSS employee.

     Please note that the merging of shares from different accounts is done by matching Social Security numbers. You will receive a separate proxy card for shares you own jointly only if the Social Security number on the joint account differs from the Social Security number on your individual account.


     If you do not vote your shares or specify voting instructions on your proxy card, the Plan administrator will vote your shares in the same proportion as the shares for which voting instructions have been received. TO ALLOW SUFFICIENT TIME FOR VOTING BY THE ADMINISTRATOR OF THE PLAN, YOUR VOTING INSTRUCTIONS MUST BE RECEIVED BY FEBRUARY 21, 2001.


     If you submit your proxy but do not make specific choices, your proxy will follow the respective board of director recommendations and vote your shares:

                    SPSS                                          SHOWCASE
                    ----                                          --------
- "FOR" the approval and adoption of the Plan   - "FOR" approval and adoption of the merger
  and Agreement of Merger                         agreement and the merger
- "FOR" the approval of the issuance of         - "FOR" any proposal by ShowCase's board of
  shares of SPSS Common Stock in connection       directors to adjourn the ShowCase meeting
  with the Merger proposal
- "FOR" the approval of the 2000 Equity         - In its discretion as to any other business
  Incentive Plan                                as may properly come before the ShowCase
                                                  meeting
- "FOR" the approval of the 2000 Qualified
  and Nonqualified Employee Stock Purchase
  Plans
- "FOR" any proposal by SPSS's board of
  directors to adjourn the SPSS meeting
- In its discretion as to any other business
  as may properly come before the SPSS
  meeting

     Revoking Your Proxy. You may revoke your proxy at any time before it is voted by:

     - timely delivery of a valid, later-dated proxy;

     - written notice to your company's Secretary before the meeting that you have revoked your proxy; or

     - voting by ballot at either the SPSS special meeting or ShowCase special meeting.

     Voting in Person. If you plan to attend a meeting and wish to vote in person, we will give you a ballot at the meeting. However, if your shares are held in the name of your broker, bank or other nominee, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.

     Proxy Solicitation.  We will each pay our own costs of soliciting proxies.

     In addition to this mailing, proxies may be solicited by directors, officers or employees of SPSS and ShowCase in person or by telephone or electronic transmission. SPSS has hired Corporate Investor Communications, Inc. ("CIC") to assist in the distribution and solicitation of proxies. SPSS will pay CIC a fee of approximately $6,500, plus reasonable expenses, for these services.

     The extent to which these proxy soliciting efforts will be necessary depends entirely upon how promptly proxies are submitted. You should send in your proxy without delay by mail. We also reimburse brokers and other nominees for their expenses in sending these materials to you and getting your voting instructions.

     Do not send in any stock certificates with your proxy cards. The exchange agent will mail transmittal forms with instructions for the surrender of stock certificates for ShowCase common stock to former ShowCase shareholders as soon as practicable after the completion of the merger.

OTHER BUSINESS; ADJOURNMENTS

     We are not currently aware of any other business to be acted upon at either meeting. If, however, other matters are properly brought before either meeting, or any adjourned meeting, your proxies will have discretion to vote or act on those matters according to their best judgment, including to adjourn the meeting.

     Adjournments may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of shares representing a majority of the votes present in person or by proxy at the meeting, whether or not a quorum exists, without further notice other than by an announcement made at the meeting. Neither of us currently intends to seek an adjournment of our meeting.

ELECTRONIC ACCESS TO SPSS PROXY MATERIALS

     The notice of SPSS's special meeting and proxy statement and the annual report are available on SPSS's Internet site at www.spss.com.

                           CERTAIN LEGAL INFORMATION

COMPARISON OF SPSS/SHOWCASE SHAREHOLDER RIGHTS

     The rights of ShowCase shareholders under the Minnesota Business Corporation Act, the ShowCase articles of incorporation and the ShowCase by-laws prior to the completion of the merger are substantially the same as the rights that they will have as SPSS stockholders following the completion of the merger under the Delaware General Corporation Law, the SPSS certificate of incorporation and the SPSS by-laws. The following is a summary of the material differences between the current rights of ShowCase shareholders and the rights those shareholders will have as SPSS stockholders following the merger.

     Copies of the ShowCase articles of incorporation, the ShowCase by-laws, the SPSS certificate of incorporation and the SPSS by-laws are incorporated by reference and will be sent to holders of shares of ShowCase common stock upon request. See "Where You Can Find More Information." The summary in the following chart is not complete and it does not identify all differences that may, under given situations, be material to stockholders and is subject in all respects, and is qualified by reference to, the Minnesota Business Corporation Act, Delaware General Corporation Law, the ShowCase articles of incorporation, the ShowCase by-laws, the SPSS certificate of incorporation and the SPSS by-laws.

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       SUMMARY OF MATERIAL DIFFERENCES BETWEEN CURRENT RIGHTS OF SHOWCASE
                SHAREHOLDERS AND RIGHTS THOSE SHAREHOLDERS WILL
                 HAVE AS SPSS STOCKHOLDERS FOLLOWING THE MERGER


                               SHOWCASE SHAREHOLDER RIGHTS                      SPSS STOCKHOLDER RIGHTS
         Corporate    Upon completion of the merger, the rights of     Upon completion of the merger, the rights
       Governance:    ShowCase shareholders who become SPSS            of SPSS stockholders will be governed by
                      shareholders in the merger will be governed      the Delaware General Corporation Law,
                      by the Delaware General Corporation Law,         SPSS's certificate of incorporation and
                      SPSS's certificate of incorporation and          SPSS's by-laws. The certificate of
                      SPSS's by-laws. The certificate of               incorporation and by-laws of SPSS after
                      incorporation and by-laws of SPSS after the      the merger will be identical in all
                      merger will be identical in all respects to      respects to those of SPSS prior to the
                      those of SPSS prior to the merger.               merger.
        Authorized    The authorized capital stock of ShowCase         The authorized capital stock of SPSS
    Capital Stock:    consists of 50,000,000 shares of common          consists of 50,000,000 shares of common
                      stock, par value $0.01 per share.                stock, par value $0.01 per share.
         Number of    ShowCase's board of directors currently          SPSS's board of directors currently
        Directors:    consists of five directors.                      consists of five directors. Upon
                                                                       completion of the merger, the SPSS board
                                                                       of directors will consist of eight
                                                                       directors.
    Classification    ShowCase's board of directors is divided into    SPSS's board of directors is divided into
       of Board of    three classes, with each class serving a         three classes, with each class serving a
        Directors:    staggered three-year term.                       staggered three-year term.
        Removal of    ShowCase's by-laws provide that any or all       SPSS directors may be removed from office
        Directors:    directors may be removed from office at any      at any time, but only for cause and only
                      time, but only for cause, by the affirmative     by the affirmative vote of the holders of
                      vote of the shareholders holding a majority      at least 80% of all of the voting power of
                      of the shares entitled to vote at an election    the then outstanding shares of capital
                      of the directors. A director named by the        stock voting together as a single class.
                      Board to fill a vacancy may be removed with
                      or without cause, at any time, by affirmative
                      vote of the majority of the directors
                      present.
       Stockholder    ShowCase shareholders may take any action        SPSS stockholders may not act by written
         Action by    required or permitted to be taken in a           consent in lieu of a meeting of
  Written Consent:    meeting of the shareholders without a meeting    stockholders.
                      by written action signed by all of the
                      shareholders entitled to vote on that action.
   Call of Special    ShowCase's by-laws provide that a shareholder    SPSS's by-laws provide that a special
       Meetings of    or shareholders holding 10% or more of the       meeting of SPSS's stockholders may be
     Stockholders:    shares entitled to vote on the matters to be     called only by the Chairman of the Board
                      presented, except for the purpose of             or by the vote of a majority of the total
                      considering any action concerning a business     number of directors which the corporation
                      combination, is authorized to call a special     would have if there were no vacancies.
                      meeting.

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

                               SHOWCASE SHAREHOLDER RIGHTS                      SPSS STOCKHOLDER RIGHTS
      Amendment of    ShowCase's by-laws may be amended by a vote      SPSS's by-laws may be amended by the
          By-laws:    of the majority of the whole Board of            affirmative vote of at least 80% of the
                      Directors at any meeting provided that notice    outstanding shares of SPSS common stock,
                      of the proposed amendment shall have been        or by a majority of the board of
                      given in the notice given to the directors of    directors.
                      such meeting. Shareholders may change or
                      repeal the Bylaws by a majority vote of the
                      shareholders present at any regular or
                      special meeting of the shareholders called
                      for such purpose.
      Amendment of    ShowCase's articles of incorporation             SPSS's certificate of incorporation
       Articles or    generally may be amended by the affirmative      generally may be amended by the
    Certificate of    vote of a majority of the shareholders           affirmative vote of the majority of the
     Incorporation    entitled to vote thereon.                        outstanding shares.

COMPARISON OF RIGHTS OF STOCKHOLDERS

     Upon consummation of the Merger, the former shareholders of ShowCase, which is a corporation organized under Minnesota law, will become stockholders of SPSS, a corporation governed by the laws of Delaware. There are many similarities between Minnesota and Delaware law, as well as between the corporate charters and bylaws of ShowCase and SPSS; however, a number of differences do exist. The following is a summary of those differences that might significantly affect the rights of ShowCase shareholders. This description and analysis are brief summaries of relevant provisions of the charters and bylaws of SPSS and of ShowCase and certain provisions of Minnesota and Delaware law and are qualified in their entirety by reference to such documents, to the parties' respective bylaws, and to the laws of the parties' respective states of incorporation.

VOTING RIGHTS

     In general, the MBCA states, that unless a corporation's articles of incorporation specify otherwise: (i) a shareholder has one vote for each share held; (ii) shares owned by two or more shareholders may be voted by any one of them unless the corporation receives notice from one denying authority to the other to vote; (iii) a shareholder may cast vote by proxy so long as all required rules are followed; and (iv) holders of a majority of the voting power of the shares entitled to vote are a quorum.

     The DGCL states that, unless a corporation's certificate of incorporation or, with respect to clauses (ii) and (iii), the bylaws, specify otherwise: (i) each share of its capital stock is entitled to one vote, (ii) a majority of voting power of the shares entitled to vote, present in person or represented by proxy, shall constitute a quorum at a stockholders' meeting, and (iii) in all matters other than the election of directors, the affirmative vote of the majority of the voting power of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the action of the stockholders.

     Holders of both SPSS Common Stock and ShowCase Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders.

REMOVAL OF DIRECTORS

     Under the MBCA, unless modified by the articles or bylaws of the corporation or by shareholder agreement, the directors may be removed with or without cause by the affirmative vote of that proportion or number of the voting power of the shares of the classes or series the director represents which would be sufficient to elect such director. Under Delaware law, a director on a classified board of directors can be

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

removed from office during his term by stockholders only for cause unless the certificate of incorporation provides otherwise. The term "cause" with respect to the removal of directors is not defined in the Delaware General Corporation Law. ShowCase's bylaws provide that a director may be removed at any time only for cause by the affirmative vote of the shareholders holding a majority of the shares entitled to vote at an election of directors. Under the MCBA and the ShowCase bylaws, a director named by the board may be removed with or without cause, at any time, if the director was named by the board to fill a vacancy, rather than named by the shareholders, and a majority of the remaining directors present affirmatively vote to remove the director. SPSS's certificate of incorporation provides that a director may be removed only for cause and only by the affirmative vote of the holders of at least 80% of the voting stock.

CUMULATIVE VOTING FOR DIRECTORS

     In general under the MBCA, cumulative voting in the election of directors is permitted unless the articles of the company provide otherwise. In order to exercise cumulative voting rights for a director, the shareholder is required to give written notice of the intent to cumulate those votes as provided in the MBCA. ShowCase's articles of incorporation provide that its shareholders do not have cumulative voting rights. Cumulative voting is not available under the DGCL unless so provided in the corporation's certificate of incorporation. The elimination of cumulative voting limits the ability of minority stockholders to obtain representation on the Board of Directors. SPSS's certificate of incorporation does not provide for cumulative voting.

FILLING BOARD VACANCIES

     Under the MBCA, unless different rules for filling vacancies are provided for in the articles of incorporation or bylaws, vacancies resulting from the death, resignation, removal or disqualification of a director may be filled by the affirmative vote of a majority of the remaining directors, even though less than a quorum, and vacancies resulting from a newly-created directorship may be filled by the affirmative vote of a majority of the directors serving at the time of the increase. The shareholders may also elect a new director to fill a vacancy that is created by the removal of a director by the shareholders. The ShowCase articles provide that vacancies on the board of directors caused by death, resignation, removal or disqualification shall be filled for the unexpired term by a majority of the remaining board although less than a quorum; provided that newly created directorships resulting from an increase in the authorized number of directors shall be filled by the affirmative vote of 2/3 of the directors serving at the time of such increase. The DGCL provides that if, at the time of filling any vacancy or newly created directorship, the directors then in office constitute less than a majority of the entire board of directors as constituted immediately prior to any increase, the Delaware Court of Chancery may, upon application of any holder or holders of at least 10% of the voting power of the then-outstanding shares of voting stock of the corporation entitled to vote in the election of directors, summarily order an election to be held to fill any such vacancies or newly created directorships or to replace the directors chosen by the directors then in office.

STOCKHOLDER POWER TO CALL SPECIAL STOCKHOLDERS' MEETING

     Under the MBCA, a special meeting of shareholders may be called by the chairman of the board, the chief executive officer, the president, the chief financial officer, the treasurer, any two or more directors, a person authorized in the articles or bylaws to call special meetings, or a shareholder or shareholders holding 10% or more of all shares entitled to vote, except that a special meeting called by a shareholder for the purpose of considering any action to facilitate, directly or indirectly, or effect a business combination, including any action to change or otherwise affect the composition of the board of directors for that purpose, must be called by 25% or more of the voting power of all shares entitled to vote. Under the DGCL, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or the bylaws. ShowCase's bylaws provide that a special stockholders' meeting may be called by the president, treasurer, any two directors, or by a

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

shareholder or shareholders holding 10% or more of the shares entitled to vote on the matters to be presented to the meeting; except that a special meeting for the purpose of considering any action to directly or indirectly facilitate or effect a business combination, including any action to change or otherwise affect the composition of the board of directors for that purpose, must be called by 25% or more of the voting power of all shares entitled to vote. SPSS's bylaws provide that either the chairman of the board or a majority of the total number of directors (including vacant seats) may call a special meeting of the stockholders.

ACTIONS BY WRITTEN CONSENT OF STOCKHOLDERS

     Under the MBCA and the DGCL, stockholders may execute an action by written consent in lieu of a stockholder meeting. The DGCL permits a corporation to eliminate in its charter the ability of stockholders to act by written consent. SPSS's certificate of incorporation prohibits stockholder actions by written consent. ShowCase's bylaws allow any action which may be taken at a regular, annual or special shareholder meeting to be taken without a meeting and without prior notice, provided all shareholders consent in writing.

ANTI-TAKEOVER STATUTE

     Under the MBCA, certain "business combinations" (as defined in the Act) between a Minnesota corporation with at least 100 shareholders, or a publicly held corporation that has at least 50 shareholders, and an "interested shareholder" are prohibited for a four (4) year period following the share acquisition date by the interested shareholder, unless certain conditions are satisfied or an exemption is found. An "interested shareholder" is generally defined to include a person who beneficially owns at least 10% of the votes that all shareholders would be entitled to cast in an election of directors of the corporation. The MBCA also limits the ability of a shareholder who acquires beneficial ownership of more than certain thresholds of the percentage voting power of a Minnesota corporation from voting those shares in excess of the threshold unless such acquisition has been approved in advance by a majority of the voting power held by shareholders unaffiliated with such shareholder.

     The ShowCase bylaws require that a special meeting called for the purpose of considering any action to directly or indirectly facilitate or effect a business combination, including any action to change or otherwise affect the composition of the board of directors for that purpose, must be called by 25% or more of the voting power of all shares entitled to vote. Under the MBCA, during any tender offer, a publicly held corporation may not enter into or amend an agreement (whether or not subject to contingencies) that increases the current or future compensation of any officer or director. In addition, under Minnesota law, a publicly held corporation is prohibited from purchasing any voting shares owned for less than two years from a 5% shareholder for more than the market value unless the transaction has been approved by the affirmative vote of the holders of a majority of the voting power of all shares entitled to vote or unless the corporation makes a comparable offer to all holders of shares of the class or series of stock held by the 5% shareholder and to all holders of any class or series into which such securities may be converted. ShowCase has not adopted a shareholder rights plan.

     The DGCL contains a provision intended to limit coercive takeovers of companies incorporated in that state. Section 203 of the DGCL provides that a corporation may not engage in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless (a) prior to the date the stockholder became an interested stockholder, the board of directors approved the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (b) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding stock of the corporation, or
(c) the business combination is approved by the board of directors and authorized by 66% of the outstanding stock which is not owned by the interested stockholder. An interested stockholder means any person or group of persons that is the owner of 15% or more of the outstanding stock; however, the statute provides for certain exceptions to parties who otherwise would be designated interested stockholders. Any corporation may decide to opt out of the statute in its
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

original certificate of incorporation or, at any time, by action of its stockholders. SPSS has no present intention of opting out of the statute.

LOANS TO OFFICERS, DIRECTORS AND EMPLOYEES

     The MBCA provides that a corporation may lend money to, guarantee an obligation of, become a surety for, or otherwise financially assist an officer or employee of the company if the transaction is approved by an affirmative vote of a majority of the directors present and is for the benefit of such person and may reasonably be expected, in the judgment of the board, to benefit the company.

     Under the DGCL, a corporation may make loans to, or guarantee the obligations of, or otherwise assist the officers or employees of the corporation or its subsidiaries (including directors who are also officers or employees) without stockholder approval if such action, in the judgment of the directors, may reasonably be expected to benefit the corporation. Both the MBCA and the DGCL permit such loans or guaranties to be unsecured and without interest.

CLASS VOTE FOR CERTAIN REORGANIZATIONS

     Minnesota law provides that a resolution containing a plan of merger or exchange must be approved by the affirmative vote of a majority of the directors present at a meeting and submitted to the shareholders and approved by the affirmative vote of the holders of a majority of the voting power of all shares entitled to vote. Unlike Delaware law, Minnesota law requires that any class of shares of a Minnesota corporation must be given the right to approve the plan if it contains a provision which, if contained in a proposed amendment to the corporation's articles of incorporation, would entitle such a class to vote as a class. The DGCL generally does not require class voting for such transactions, except in certain situations involving an amendment to the certificate of incorporation which adversely affects a specific class of shares.

APPRAISAL RIGHTS

     Under both the MBCA and the DGCL, a stockholder of a corporation participating in certain mergers and reorganizations may be entitled to receive cash in the amount of the "fair value" of its shares, as determined by a court, in lieu of the consideration it would otherwise receive in the transaction. The limitations on such "appraisal rights" are somewhat different in Minnesota and Delaware.

     Shareholders of a Minnesota corporation may exercise dissenter's rights in connection with:

     - an amendment of the articles of incorporation that materially and adversely affects the rights and preferences of the shares of the dissenting shareholder in certain respects;

     - a sale or transfer of all or substantially all of the assets of the corporation;

     - a plan of merger to which the corporation is a party;

     - a plan of exchange of shares to which the corporation is a party; and

     - any other corporate action with respect to which the corporation's articles of incorporation or bylaws give dissenting shareholders the right to obtain payment for their shares.

     Under the MBCA, unless the articles, the bylaws, or a resolution approved by the board of directors otherwise provide, such dissenters' rights do not apply to a shareholder of the surviving corporation in a merger, if the shares of the shareholder are not entitled to be voted in the merger. The ShowCase articles do not grant any other dissenters' rights. Shareholders who desire to exercise their dissenters' rights must satisfy all of the conditions and requirements as set forth in the MBCA in order to maintain such rights and obtain such payment.

     Under the DGCL, appraisal rights are not available to stockholders with respect to a merger or consolidation by a corporation the shares of which are either listed on a national securities exchange or are

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held of record by more than 2,000 holders if the stockholders receive shares of the surviving corporation or shares of any other corporation which are similarly listed or widely-held and the stockholders do not receive any other property in exchange for their shares except cash for fractional shares. Appraisal rights are also unavailable under the DGCL to stockholders of a corporation surviving a merger if no vote of those stockholders is required to approve the merger because, among other things, the number of shares to be issued in the merger does not exceed 20% of the shares of the surviving corporation outstanding immediately before the merger and certain other conditions are met.

     Generally, the DGCL does not provide stockholders with voting or appraisal rights when a corporation acquires another business through the issuance of its stock, whether in exchange for assets or stock or in a merger with a subsidiary.

INSPECTION OF STOCKHOLDER LISTS

     The MBCA provides for an absolute right of shareholder inspection of certain corporate records including, but not limited to, the share register. The DGCL provides no absolute right of shareholder inspection. However, the DGCL permits any stockholder of record to inspect the stockholder list for any purpose reasonably related to that person's interest as a stockholder. The MBCA permits shareholders who demonstrate a proper purpose to examine other corporate records.

DIVIDENDS

     Under the MBCA, the board of directors may authorize and cause the corporation to make a distribution only if the board determines that the corporation will be able to pay its debts in the ordinary course of business after making the distribution. The DGCL allows the payment of dividends and redemption of stock out of paid-in and earned surplus or out of net profits for the current and preceding fiscal years. Neither SPSS nor ShowCase has ever paid a cash dividend on any class of capital stock.

DIFFERENCES REGARDING AMENDMENT OF CHARTERS OR BYLAWS

     Under the MBCA and the ShowCase bylaws, the power to adopt, amend or repeal the bylaws is vested in the board (subject to certain notice requirements set forth in the ShowCase bylaws). The MBCA provides that the authority in the board of directors is subject to the power of the shareholders to change or repeal such bylaws by a majority vote of the shareholders at a meeting of the shareholders called for such purpose, and the board of directors shall not make or alter any bylaws fixing a quorum for meetings of shareholders, prescribing procedures for removing directors or filling vacancies in the board of directors, or fixing the number of directors or their classifications, qualifications or terms of office. Under the MBCA, a shareholder or shareholders holding 3% or more of the voting shares entitled to vote may propose a resolution to amend or repeal bylaws adopted, amended or repealed by the board, in which event such resolutions must be brought before the shareholders for their consideration pursuant to the procedures for amending the articles of incorporation.

     The ShowCase bylaws provide that the board shall not make or alter any bylaws fixing a quorum for meetings of shareholders, prescribing procedures for removing directors or filling vacancies in the board, or fixing the number of directors or their classifications, qualifications, or terms of office, except that the board may adopt or amend by unanimous action any bylaw to increase the number of directors.

     SPSS's bylaws may be altered, repealed or made by the affirmative vote of 80% of the outstanding shares entitled to vote or by the affirmative vote of a majority of the board of directors.

     Under the MBCA, a proposal to amend the articles of incorporation may be presented to the shareholders of a Minnesota corporation by a resolution (i) approved by the affirmative vote of a majority of the directors present or (ii) proposed by a shareholder or shareholders holding 3% or more of the voting shares entitled to vote thereon. Under the MBCA, any such amendment must be approved by the affirmative vote of a majority of the shareholders entitled to vote thereon, except that the articles may provide for a specified proportion or number larger than a majority. SPSS's articles of incorporation

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

reserve to its stockholders and directors the right to amend its articles in such methods allowed by the DGCL.

NUMBER OF DIRECTORS

     Under the MBCA and the ShowCase bylaws, the board of directors of a Minnesota corporation shall consist of one or more directors as fixed by the articles of incorporation or bylaws. The ShowCase board of directors currently consists of five directors.

     The DGCL permits a board of directors to change the authorized number of directors by amendment to the bylaws unless the number of directors or the manner of fixing the number of directors is set forth in the certificate of incorporation, in which case the number of directors may be changed only by amendment of the certificate of incorporation or consistent with the manner specified in the certificate of incorporation, as the case may be. SPSS's certificate of incorporation allows a range between five and nine directors. SPSS currently has five directors.

CLASSIFIED BOARD OF DIRECTORS

     The MBCA provides that directors may be divided into classes as provided in the articles and bylaws. The ShowCase bylaws provide that the board is divided into three classes with each class to expire in staggered three-year terms. Each ShowCase director serves for a term of three years. The number of directors may be increased or decreased from time to time as shall be determined by the affirmative vote of a majority of the entire Board of Directors or by the shareholders holding at least 2/3 of the outstanding shares of capital stock entitled to vote, considered as one class.

     The DGCL permits, but does not require, the adoption of a classified board of directors with staggered terms. A maximum of three classes of directors is permitted by the DGCL, with members of one class to be elected each year for a maximum term of three years. Classification of the board of directors might make it more difficult for a person acquiring shares to take immediate control of the board of directors. SPSS's directors are elected in staggered three-year terms, with one-third elected each year.

INDEMNIFICATION AND PERSONAL LIABILITY OF DIRECTORS AND OFFICERS

     In general, the DGCL and the MBCA both provide that directors and officers as well as other employees and individuals may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation as a derivative action) if they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interest of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. There are, however, certain differences between the DGCL and the MBCA.

     The DGCL provides that a corporation may limit or eliminate a director's personal liability, and SPSS's certificate of incorporation provides that a director will not be personally liable, for monetary damages to the corporation or its stockholders for breach of fiduciary duty as a director, except for liability

     - for any breach of the director's duty of loyalty to such corporation or its stockholders,

     - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

     - for paying or approving a stock repurchase in violation of Section 174 of the DGCL, or

     - for any transaction from which the director derived an improper personal benefit.

     SPSS's certificate of incorporation also provides that each current or former director, officer, employee or agent of SPSS, or each such person who is or was serving or who had agreed to serve at the request of SPSS as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or
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other enterprise (including the heirs, executors, administrators or estate of such person), will be indemnified by SPSS to the full extent permitted by the DGCL as from time to time in effect. SPSS's certificate of incorporation also provides that such indemnification provisions are not to be deemed exclusive of any other rights to which those indemnified may be entitled.

     Under the MBCA, a director may be liable to the corporation for distributions made in violation of Minnesota law or a restriction contained in the corporation's articles or bylaws. The ShowCase articles provide that a director shall not be personally liable to ShowCase or its shareholders for monetary liability relating to breach of fiduciary duty as a director, unless the liability relates to:

     - a breach of the director's duty of loyalty to the corporation or its shareholders;

     - acts or omissions involving a lack of good faith or which involve intentional misconduct or a knowing violation of law;

     - liability for illegal distributions and unlawful sales of ShowCase securities;

     - transactions where the director gained an improper personal benefit; or

     - any acts or omissions occurring prior to the date on which the liability limitation provisions of the ShowCase articles became effective.

     The ShowCase articles provide that any repeal or modification of the foregoing provisions shall not adversely affect any right or protection of a director of ShowCase existing at the time of such repeal or modification.

     Indemnification is required by the MBCA provided the requisite standards of conduct are met, as determined by a majority vote of a quorum of the board if the directors who are parties to the action are not counted for determining a quorum, a majority of a committee of the board who are not parties to the proceeding, special legal counsel selected by a majority of the board or the affirmative vote of shareholders.

     Indemnification is permitted by the DGCL provided the requisite standards of conduct are met, as determined by a majority vote of a disinterested quorum of the directors, independent legal counsel (if a quorum of independent directors is not obtainable), a majority vote of a quorum of the stockholders (excluding shares owned by the indemnified party) or the court handling the action.

     The MBCA requires a corporation to indemnify any director, officer or employee who is made or threatened to be made party to a proceeding by reason of the former or present official capacity of the director, officer or employee, against judgments, penalties, fines, settlements and reasonable expenses if the person has not been indemnified by another source, acted in good faith, received no improper personal benefit, had no reason to believe in a criminal proceeding that the conduct was unlawful, and the person reasonably believed that the conduct was in the best interests of the corporation or not opposed to the best interests of the corporation.

     The DGCL generally permits indemnification of expenses incurred in the defense or settlement of a derivative or third-party action, provided there is a determination by a disinterested quorum of the directors, by independent legal counsel or by a majority vote of a quorum of the stockholders that the person seeking indemnification acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation. Without court approval, however, no indemnification may be made in respect of any derivative action in which such person is adjudged liable for negligence or misconduct in the performance of his or her duty to the corporation. The DGCL requires indemnification of expenses when the individual being indemnified has successfully defended the action on the merits or otherwise.

     Under the DGCL, rights to indemnification and expenses are non-exclusive, in that they need not be limited to those expressly provided by statute. The MBCA is similar in that there is no language in the

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statute restricting the corporation from providing indemnification above that specifically provided in the statute.

DESCRIPTION OF SPSS CAPITAL STOCK

     The following summary of the terms of the capital stock of SPSS before and after the merger is not meant to be complete and is qualified by reference to SPSS's certificate of incorporation and SPSS's by-laws. Copies of SPSS's certificate of incorporation and SPSS's by-laws are incorporated by reference and will be sent to stockholders of SPSS and ShowCase upon request. See "Where You Can Find More Information."

  Authorized Capital Stock

     Under SPSS's certificate of incorporation, SPSS's authorized capital stock consists of 50,000,000 shares of SPSS common stock, $0.01 par value.

  SPSS Common Stock

     SPSS Common Stock Outstanding. The outstanding shares of SPSS common stock are, and the shares of SPSS common stock issued under the merger will be, duly authorized, validly issued, fully paid and non-assessable.

     Voting Rights. Each holder of SPSS common stock is entitled to one vote for each share of SPSS common stock held of record on the applicable record date on all matters submitted to a vote of stockholders.

     Dividend Rights; Rights Upon Liquidation. The holders of SPSS common stock are entitled to receive, from funds legally available for the payment thereof, dividends when and as declared by resolution of SPSS's board of directors. In the event of liquidation, each share of SPSS common stock is entitled to share pro rata in any distribution of SPSS's assets after payment or providing for the payment of liabilities.

     Preemptive Rights. Holders of SPSS common stock have no preemptive rights to purchase, subscribe for or otherwise acquire any unissued or treasury shares or other securities.

  Transfer Agent and Registrar

     Computer Share is the transfer agent and registrar for the SPSS common stock.

STOCK EXCHANGE LISTING; DELISTING AND DEREGISTRATION OF SHOWCASE COMMON STOCK

     It is a condition to the merger that the shares of SPSS common stock issuable in the merger be approved for listing on the Nasdaq National Market, subject to official notice of issuance. If the merger is completed, ShowCase common stock will cease to be listed on the Nasdaq National Market.

         ADDITIONAL MATTERS FOR CONSIDERATION BY ONLY SPSS STOCKHOLDERS

PROPOSAL 3 -- APPROVAL OF 2000 EQUITY INCENTIVE PLAN

     On December 6, 2000, SPSS established its 2000 Equity Incentive Plan, pursuant to which it can award stock options and a variety of other equity incentives to directors, officers, other key executives, employees and independent contractors of SPSS and any of its subsidiaries. The Board is authorized to delegate to the Compensation Committee the administration of the Plan. The purpose of the Plan is to further the success of SPSS by attracting and retaining key management and other talent and providing to such persons incentives and rewards tied to SPSS's business success.

     The Plan will be administered by the Board of Directors ("Board"). Under the terms of the Plan, the Board will be authorized to grant stock options ("Options"), stock appreciation rights ("SARs"), and restricted stock ("Restricted Shares") to directors, officers, other key executives, employees and independent contractors of the Company and any of its subsidiaries ("Participants"). The Board is authorized to delegate to the Compensation Committee the administration of the Plan.

     Options granted under the 2000 Equity Incentive Plan may be either Incentive Stock Options ("ISO's"), which are intended to meet the requirements defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or Nonqualified Stock Options ("NSO's"). ISO's may be granted only to employees of the Company and its subsidiaries. The price per share of Common Stock at which each Option is exercisable (the "Option Price") is determined by the Board of Directors at the time of grant, but may not be less than 100% of the fair market value of the Common Stock on the date the Option is granted. Under the terms of the Plan, the fair market value of Common Stock is defined as the closing price per share as reported by the Nasdaq National Market on that day, or if Common Shares were not traded on that day, then the day immediately preceding day on which the stock traded. Options are exercisable at such time and under such conditions as are set forth in the Option grant, but in no event may any ISO be exercisable subsequent to the day before the tenth anniversary of the date on which the ISO is granted.

     The Plan permits holders of Options issued under the Plan to pay the exercise price for such Options in several ways, including: by surrendering Option shares having a market value per share equal to the Option Price or by the transfer to the Company of unrestricted shares having a value equal to the total Option Price.

     The Board of Directors may grant SARs to eligible parties in connection with any Option granted under the Equity Incentive Plan, either at the time of the grant of such Option or at anytime thereafter during the term of the Option. Such SARs cover the same shares covered by the related Option and are subject to the same terms and conditions as the related Options and such further terms and conditions as are determined by the Board of Directors. A SAR entitles the holder of the related Option to surrender to the Company the unexercised, related Option, or any portion thereof, and to receive from the Company in exchange therefore an amount equal to the excess of the Market Value per Share (as defined in the Equity Incentive Plan) of a share of Common Stock on the date of exercise over the option price times the number of shares covered by the option, or portion thereof, which is surrendered.

     Restricted Shares may be granted to Participants in such number and at such times as the Board determines. Participants who receive Restricted Shares have all the rights of stockholders with respect to such shares, including the right to vote the shares and receive all dividends or other distributions made or paid with respect to such shares. Restricted Shares will be subject, at the date of grant, to a substantial risk of forfeiture, for a period determined by the Board of Directors.

     The Plan has a term of ten years. In certain instances, the Plan may be amended by the Board without shareholder approval, though shareholder approval is required to increase the number of shares subject to the Plan. Currently, the number of Common Shares that may be issued or transferred under the Plan may not exceed 500,000.

  Federal Income Tax Consequences of the 2000 Equity Incentive Plan

     The following discussion summarizes the material federal income tax consequences of participation in the Plan. This discussion is general in nature and does not address issues related to the tax circumstances of any particular employee. The discussion is based on federal income tax laws in effect on the date hereof and is, therefore, subject to possible future changes in the law. This discussion does not address state, local or foreign tax consequences.

     ISO's. An optionee will not recognize any income upon either grant or exercise of an ISO, although the exercise may subject the optionee to alternative minimum tax liability in the year of exercise because the excess of the fair market value of the shares at the time of exercise over the Option Price of the shares is included in income for purposes of the alternative minimum tax. The treatment of any gain realized upon sale or other disposition of the Company's Common Stock received upon exercise of an ISO will depend on the holding period. If the optionee does not dispose of the stock received within either one year after exercise of the ISO or two years after grant, any gain realized upon disposition will be characterized as long-term capital gain. If this holding period requirement is not satisfied, such disposition will be a disqualifying disposition. In such a case, the portion of the gain realized on disposition equal to the excess of the fair market value of the shares at the time the ISO was exercised over the Option Price will be ordinary income taxable as compensation in the year of disposition. The balance, if any, of the gain will be capital gain.

     The Company is entitled to a deduction with respect to an ISO only in the taxable year of the Company in which a disqualifying disposition occurs. In that event, the deduction would be equal to the ordinary income, if any, recognized by the optionee upon disposition of the shares, provided that the deduction is not otherwise disallowed under the Code.

     Nonqualified Stock Options. An optionee will not recognize any income upon either grant or vesting of a NSO. Upon exercise of any part of a NSO, the optionee will recognize ordinary income in an amount equal to the difference between the Option Price and the then fair market value of the shares acquired, assuming the shares are freely transferable or are not subject to a substantial risk of forfeiture. If the shares are not freely and are subject to a substantial risk of forfeiture, the shares will be considered "Restricted Shares." An optionee who receives Restricted Shares on exercise of a NSO will not be subject to tax on exercise unless the recipient makes an election under
Section 83(b) of the Code. Instead, such recipient will be subject to tax at ordinary income rates at the time of the expiration or earlier termination of the Restriction Period in an amount equal to the excess of the fair market value of the Restricted Stock at the time that the Restriction Period lapses or terminates over the Option Price. Any further gain on sale of the stock would be capital gain. If a holder makes an election under Section 83(b) of the Code, the holder will be subject to tax at ordinary income rates in an amount equal to the excess of the fair market value of the Restricted Stock at the date of option exercise over the Option Price. Any further gain on sale of the stock would be capital gain.

     In general, upon a subsequent disposition of the shares, the optionee's basis for determining taxable gain or loss would be the amount paid for such shares plus the amount that was includable in the optionee's income. Any gain recognized on such disposition would generally be taxed as long-term or short-term capital gain depending on the length of time the optionee is deemed to have held these shares and the holding period in effect at the time.

     The Company will be entitled to a deduction for federal income tax purposes upon exercise of a NSO in an amount equal to the ordinary income recognized by the optionee, provided that the deduction is not otherwise disallowed under the Code. The Company must withhold taxes from the optionee's compensation with respect to the ordinary income recognized by the optionee upon exercise.

     The treatment of SARs is essentially the same as the treatment of the related options granted under the Equity Incentive Plan.

     Restricted Shares. The recipient of Restricted Shares will not be subject to tax upon its grant, unless the recipient makes an election under Section 83(b) of the Code. Assuming no election under

Section 83(b) is made, the holder will be subject to tax at ordinary income rates at the time of the expiration or earlier termination of the Restriction Period in an amount equal to the excess of the fair market value of the Restricted Stock at the time that the Restriction Period lapses or terminates over the amount paid for the stock. Any further gain on sale of the stock would be capital gain. If a holder makes an election under Section 83(b) of the Code, the holder will be subject to tax at ordinary income rates based on the fair market value of the Restricted Stock at the date of grant. Any further gain on sale of the stock would be capital gain.

     The Company must withhold taxes and will be entitled to a deduction with respect to the amount of ordinary income recognized by the employee, unless otherwise disallowed under the Code.

     Cap on Company Deductions for Certain Compensation. Under the Omnibus Reconciliation Act of 1993 (the "Act"), certain compensation payments in excess of $1 million are subject to a cap on deductibility for the Company. The limitation on deductibility applies with respect to that portion of a compensation payment for a taxable year in excess of $1 million to either the chief executive officer of the Company or any one of the other four highest paid executives. Certain performance-based compensation is not subject to the cap on deductibility. Stock options can qualify for this performance-based exception, but only if they are granted at fair market value, the total number of shares that can be granted to an executive for any period is stated, and shareholder and Board approval is obtained. The Company intends to administer the ISO and NSO portions of the Plan to comply with these performance-based criteria.

     Restricted Shares do not satisfy the definition of performance-based compensation unless the granting or vesting of the Restricted Shares are based upon the attainment of specified performance goals.

     SPSS is seeking shareholder approval of the adoption of the 2000 Equity Incentive Plan.


     THE BOARD OF DIRECTORS OF SPSS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ADOPTION OF THE 2000 EQUITY INCENTIVE PLAN.


PROPOSAL 4 -- APPROVAL OF 2000 QUALIFIED AND NONQUALIFIED EMPLOYEE STOCK
              PURCHASE PLANS

     The Company is offering employees the right to participate in the 2000 Qualified Employee Stock Purchase Plan (the "Qualified Plan") and the 2000 Nonqualified Employee Stock Purchase Plan (the "Nonqualified Plan") (collectively, the "Plans"). The Qualified Plan reserves 100,000 shares of the Company's Common Stock for purchase by eligible employees of the Company and its subsidiaries. The Nonqualified Plan contains no limit as to the shares issuable thereunder. Shares of Common Stock issuable under the Plans are authorized but previously unissued shares of Common Stock. The Plans are intended to advance the interests of the Company and its stockholders by enabling the Company to attract and retain persons of ability to perform services for the Company, by providing an incentive to such persons through equity participation in the Company, thereby offering significant potential rewards which are tied to the Company's success. Any hourly or salaried employee of the Company or any subsidiary of the Company employed prior to the end of the Enrollment Period (as such term is used in the Plans) for that quarter is eligible to participate in offers under the Plans, except that employees owning shares possessing 5% or more of the total combined voting power or value of all classes of shares of the Company or any subsidiary of the Company are not eligible to participate in the Qualified Plan. Non-employee directors of the Company and its subsidiaries will not be eligible to participate in the Plans.

     The Board of Directors of the Company shall designate an Administrative Committee (the "Administrative Committee") to administer the Plans. The Administrative Committee, or a Plan Administrator appointed thereby, shall have the sole and absolute power and authority to construe and interpret the Plans from time to time and to adopt such rules as it deems necessary to carry out the Plans. Although the Plans have no set duration, the Board shall have the right to terminate, suspend or modify the Plans. The Administrative Committee and the eligible employees have no other relationship.

     Under the terms of the Plans, there shall be one or more enrollment periods (each an "Enrollment Period" and collectively, the "Enrollment Periods") during which eligible employees may elect to participate (a "Participant") in the Plans by delivering to the Plan Administrator a written payroll deduction authorization form. At the beginning of each calendar quarter, Participants will be granted options to purchase shares of Common Stock through a payroll deduction of a specified percentage of the Participant's annual salary. The amount to be withheld must be specified in writing by the Participant and must equal one, two, three, four, five, six, seven, eight, nine or ten percent of the Participant's annual salary, bonus and commission.

     Shares will be purchased at the end of each calendar quarter utilizing amounts withheld during the calendar quarter. The purchase price per share is 85 percent of the lower of (i) the fair market value of a share of Common Stock on the first trading day following the end of the previous calendar quarter or (ii) the closing market price for the Common Stock on the last trading day of the calendar quarter. Fair market value means the average of the high and low sale prices as reported on the National Association of Securities dealers Automated Quotation System or, if the stock is traded on one or more stock exchanges, the closing price for the stock on the principal exchange on which the Common Stock is traded. The Company will not purchase the shares of Common Stock to be issued pursuant to the Plans on the open market, but such shares shall rather be shares newly issued by the Company.

     Once enrolled in a Plan, a Participant shall participate in all Enrollment Periods until he or she withdraws from further participation in the Plan. A Participant may withdraw at any time prior to the end of a calendar quarter by delivering a notice of withdrawal to the Company, in which event the Company shall refund the Participant's entire Account, as defined in the Plan. Unless a Participant withdraws from the Plan, funds contained in the Participant's Account at the end of each calendar quarter will be used to exercise the option and thereby purchase the shares of Common Stock. An employee who has previously withdrawn from a Plan may re-enter by complying with the requirements noted above, provided however, that the employee may not rejoin the Plan until the beginning of the calendar quarter following the date of withdrawal.

     A Participant whose employment terminates for any reason other than cause can elect to withdraw the amount in his Account, or leave the amount with the Company to fund a purchase at the end of the calendar quarter. A Participant whose employment is terminated for cause will receive a refund of the amount in his account. If a Participant dies, his legal representative will receive a refund of the amount in his Account. No Participant may sell, assign, transfer, pledge, or otherwise dispose of or encumber such Participant's Account or any rights to purchase or to receive shares of Common Stock under the Plan.

     No Participant may be given options to purchase Common Shares under the Qualified Plan which permit the Participant's rights to purchase shares under all employee stock purchase plans of the Company (as defined in Internal Revenue Code Section 423) to accrue at a rate which exceeds $25,000 of the fair market value of such stock (determined when the option is granted) for each calendar year for which the option was outstanding. In no event shall persons subject to
Section 16 of the Exchange Act of 1934, as amended, be eligible to purchase Common Shares from the Plans with amounts deducted from their bonuses if such purchases would increase the Common Shares so purchased by more than ten percent.

     The Plans are not subject to any provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"). The Common Stock issued pursuant to a Plan shall be newly issued stock of the Company. Executive officers and persons who hold 10% or more of the Company's outstanding Shares of Common Stock are subject to the trading restrictions of Section 16(b) of the Exchange Act.

  Federal Income Tax Effects on Participant

     The federal income tax consequences of the grant and exercise of stock options under the Plans, the subsequent disposition of shares acquired under such options, are summarized below. The summary is not intended to be exhaustive and may not cover all tax aspects of every situation. Participants should consult with their tax advisors when specific questions arise.

  Qualified Plan

     a. Time of Grant of Stock Option. A participant is not taxed at the time of the grant of his/her stock option even though the Purchase Price is no greater than eighty-five percent (85%) of the market price of the stock on the date of the grant.

     b. Time of Exercise of Stock Option. A participant is not taxed when shares are purchased pursuant to the exercise of an option under the Plan, even though the shares are purchased at the lower of eighty-five percent (85%) of the Fair Market Value on the Enrollment Date or eighty-five percent (85%) of the Fair Market Value on the Exercise Date.

     c. Sale or other Disposition of Shares Acquired Under the Plan.

          1. If a participant sells shares after the expiration of two years from the date of an option grant and one year after the exercise date (the "Statutory Holding Period"):

             a. Any profit up to 15% of the Fair Market Value of the shares on the last day of the calendar quarter ending immediately before the option grant is taxable as ordinary income, any further profit is taxable as capital gain; and

             b. Any loss is treated as capital loss.

          2. If a participant sells or otherwise disposes of shares before the expiration of the Statutory Holding Periods:

             a. The difference between the price paid by the participant and the Fair Market Value of the shares at the date of purchase is taxable as ordinary income; and

             b. The difference between the amount received by the participant on the disposition of the shares and the Fair Market Value of the shares on the date of purchase is treated as a capital gain or loss.

     d. Tax Deduction by Company. If shares are sold before the expiration of the Statutory Holding Period, the Company is entitled to a tax deduction for the difference between the price paid by the participant and the Fair Market Value of the shares at the date of purchase. At any time, the Company may, but will not be obligated to, withhold from the participant's Compensation the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to sale or early disposition of stock by the participant.

  NonQualified Plan

     The Nonqualified Plan will be considered a nonqualified option plan for tax purposes. The tax treatment is as outlined for nonqualified options granted under the 2000 Equity Incentive Plans.

     SPSS is seeking shareholder approval of the adoption of the 2000 Qualified and Nonqualified Employee Stock Purchase Plans.


     THE BOARD OF DIRECTORS OF SPSS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ADOPTION OF THE 2000 QUALIFIED AND NONQUALIFIED EMPLOYEE STOCK PURCHASE PLANS.


                                 LEGAL MATTERS

     The validity of the SPSS common stock to be issued to ShowCase shareholders in the merger will be passed upon by Ross & Hardies, counsel to SPSS. It is a condition to the completion of the merger that each of SPSS and ShowCase receive an opinion from their respective counsel with respect to the tax treatment of the merger.

                                    EXPERTS

     The consolidated financial statements and financial statement schedule of SPSS Inc. as of December 31, 1998 and December 31, 1999, and for each of the years in the three-year period ended December 31, 1999 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements and financial statement schedule of ShowCase Corporation as of March 31, 1999 and 2000, and for each of the years in the three-year period ended March 31, 2000 have been included in this joint proxy statement/prospectus in reliance upon the reports of KPMG LLP, independent certified public accountants, included herein, and upon the authority of said firm as experts in accounting and auditing.


     With respect to the unaudited interim financial information of SPSS Inc. for the periods ended March 31, 1999 and 2000, June 30, 1999 and 2000 and September 30, 1999 and 2000, incorporated by reference herein, the independent certified public accountants have reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports included in SPSS's quarterly reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000, and incorporated by reference herein, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because the report is not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of sections 7 and 11 of the Securities Act.


ADDITIONAL INFORMATION FOR STOCKHOLDERS

  Future Stockholder Proposals

     SPSS

     If an SPSS stockholder intends to present a proposal at the SPSS 2001 annual meeting and seeks to have the proposal included in SPSS's proxy statement relating to that meeting, pursuant to Rule 14a-8 of the Securities and Exchange Act of 1934, as amended, the proposal must have been received by SPSS no later than the close of business on January 17, 2001. However, if the date of the annual meeting is not held within 30 days of June 14, 2001, then the deadline for such notice becomes a reasonable time before SPSS begins to print and mail its proxy material for the annual meeting. After that date, the proposal will be considered untimely and SPSS's proxies will have discretionary voting authority with respect to such matter. Any proposals, as well as any related questions, should be directed to Edward Hamburg, Executive Vice President, Corporate Operations, Chief Financial Officer and Secretary, 233 South Wacker Drive, Chicago, Illinois 60606.

     In addition, SEC rules set forth standards for the exclusion of some stockholder proposals from a proxy statement for a stockholder meeting.

     SHOWCASE

     ShowCase will hold an annual meeting in 2001 only if the merger is not completed. If such meeting is held, the deadline for receipt of a proposal to be considered for inclusion in ShowCase's proxy statement for the 2001 annual meeting is April 5, 2001.

WHERE YOU CAN FIND MORE INFORMATION

     SPSS and ShowCase file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the

SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at www.sec.gov.

     SPSS has filed a registration statement on Form S-4 to register with the SEC the SPSS common stock to be issued to ShowCase shareholders upon completion of the merger. This joint proxy statement/ prospectus is a part of that registration statement and constitutes a prospectus of SPSS in addition to being a proxy statement of SPSS and ShowCase for their respective special meetings. As allowed by SEC rules, this joint proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

     The SEC allows SPSS to "incorporate by reference" information into this joint proxy statement/ prospectus, which means that SPSS can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this joint proxy statement/prospectus, except for any information superseded by information in, or incorporated by reference in, this joint proxy statement/prospectus. This joint proxy statement/prospectus incorporates by reference the documents set forth below that SPSS has previously filed with the SEC. These documents contain important information about SPSS and its finances.

SPSS SEC FILINGS (FILE NO. 0-22194)                                PERIOD
-----------------------------------                                ------
Annual Report on Form 10-K...................   Fiscal Year ended December 31, 1999
Quarterly Reports on Form 10-Q...............   Quarters ended March 31, 2000, June 30, 2000
                                                and September 30, 2000
Current Reports on Form 8-K..................   Filed on June 30, 2000 and November 15, 2000
The Registration Statement on Form 8-A12G....   Filed on June 18, 1998

     SPSS is also incorporating by reference additional documents that SPSS files with the SEC between the date of this joint proxy statement/prospectus and the date of the SPSS and ShowCase special shareholder meetings.

     SPSS has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus relating to SPSS, and all information about ShowCase has been supplied by ShowCase.

     If you are a stockholder of SPSS, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us or the SEC. DOCUMENTS INCORPORATED BY REFERENCE ARE AVAILABLE FROM SPSS WITHOUT CHARGE, EXCLUDING ALL EXHIBITS UNLESS WE HAVE SPECIFICALLY INCORPORATED BY REFERENCE AN EXHIBIT IN THIS JOINT PROXY STATEMENT/PROSPECTUS. STOCKHOLDERS MAY OBTAIN SPSS DOCUMENTS INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS BY REQUESTING THEM IN WRITING OR BY TELEPHONE FROM SPSS AT THE FOLLOWING ADDRESS:

        SPSS Inc.
        233 South Wacker Drive
        Chicago, Illinois 60606
        Attention: Corporate Secretary
        (312) 651-3000


     If you are a SPSS stockholder and would like to request documents from SPSS, please do so by February 19, 2001 to receive them before the SPSS special meeting.


     You can also get more information by visiting SPSS's web site at www.SPSS.com. Web site materials are not part of this joint proxy statement/prospectus.

     SPSS STOCKHOLDERS SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS TO VOTE ON THE PROPOSALS TO SPSS'S STOCKHOLDERS IN CONNECTION WITH THE MERGER AND OTHER PROPOSALS TO BE CONSIDERED AT SPSS'S SPECIAL MEETING. SHOWCASE SHAREHOLDERS SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS JOINT PROXY/PROSPECTUS TO VOTE ON THE PROPOSALS TO SHOWCASE SHAREHOLDERS IN CONNECTION WITH THE MERGER. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS. THIS JOINT PROXY STATEMENT/PROSPECTUS IS DATED JANUARY 24, 2001. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN SUCH DATE, AND NEITHER THE MAILING OF THIS JOINT PROXY STATEMENT/PROSPECTUS TO STOCKHOLDERS NOR THE ISSUANCE OF SPSS COMMON STOCK IN THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

          INDEX TO SHOWCASE FINANCIAL STATEMENTS AND SUPPLEMENTAL DATA


Independent Auditors' Report................................    F-2
Consolidated Balance Sheets as of March 31, 2000 and 1999...    F-3
Consolidated Statements of Operations and Comprehensive
  Income (Loss) for the years ended March 31, 2000, 1999 and
  1998......................................................    F-4
Consolidated Statements of Stockholders' Equity for the
  years ended March 31, 2000, 1999 and 1998.................    F-5
Consolidated Statements of Cash Flows for the years ended
  March 31, 2000, 1999 and 1998.............................    F-6
Notes to Consolidated Financial Statements..................    F-7
Unaudited Consolidated Statements of Operations for the
  three and six month periods ended September 30, 2000 and
  1999......................................................   F-19
Unaudited Consolidated Balance Sheets as of September 30,
  2000 and March 31, 2000...................................   F-20
Unaudited Consolidated Statements of Cash Flows for the six
  month periods ended September 30, 2000 and 1999...........   F-21
Notes to Unaudited Consolidated Financial Statements........   F-22
Independent Auditors' Report on Financial Statement
  Schedule..................................................   F-24
Financial Statement Schedule................................   F-25

                   FINANCIAL STATEMENTS AND SUPPLEMENTAL DATA

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
  of ShowCase Corporation:

     We have audited the accompanying consolidated balance sheets of ShowCase Corporation and subsidiaries (the Company) as of March 31, 2000 and 1999, and the related consolidated statements of operations and comprehensive income
(loss), stockholders' equity, and cash flows for each of the years in the three-year period ended March 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the accompanying consolidated financial statements referred to above present fairly, in all material respects, the financial position of ShowCase Corporation and subsidiaries as of March 31, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended March 31, 2000 in conformity with accounting principles generally accepted in the United States of America.

                                            /s/ KPMG LLP

Minneapolis, Minnesota
May 2, 2000

                     SHOWCASE CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                  MARCH 31,
                                                              -----------------
                                                               2000      1999
                                                              -------   -------
                                    ASSETS

Current assets:
  Cash and equivalents......................................  $11,677   $ 8,900
  Marketable securities.....................................   18,387       139
  Accounts receivable, net..................................    8,848     7,070
  Prepaid expenses and other current assets.................    1,380     1,059
  Income taxes receivable...................................      351        --
  Deferred income taxes.....................................       --       550
                                                              -------   -------
          Total current assets..............................   40,643    17,718
                                                              -------   -------
  Property and equipment, net...............................    2,088     2,092
  Goodwill, net of accumulated amortization.................       56       116
                                                              -------   -------
          Total assets......................................  $42,787   $19,926
                                                              =======   =======

                     LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable..........................................  $ 1,323   $ 1,373
  Accrued liabilities.......................................    4,333     4,121
  Current portion of long-term debt.........................        2         5
  Current portion of obligations under capital leases.......       78       127
  Income taxes payable......................................       --       295
  Deferred revenue..........................................   12,778    10,800
                                                              -------   -------
          Total current liabilities.........................   18,514    16,721
                                                              -------   -------
Deferred revenue, less current portion......................      914       846
Long-term debt, less current portion........................       --         2
Capital lease obligations, less current portion.............       --        85
                                                              -------   -------
          Total liabilities.................................   19,428    17,654
                                                              -------   -------
Commitments (note 12)
Stockholders' equity:
  Series A convertible preferred stock; $.01 par value;
     473,757 shares authorized, issued, and outstanding;
     total liquidation preference of $2,400.................       --         5
  Series B convertible preferred stock; $.01 par value;
     1,777,500 shares authorized, 875,000 shares issued and
     outstanding; total liquidation preference of $3,500....       --         9
  Common stock, $.01 par value, 10,000,000 shares
     authorized, 10,522,113 and 4,502,867 shares issued and
     outstanding............................................      105        45
  Additional paid-in capital................................   31,443     6,452
  Accumulated other comprehensive income (loss):
     Cumulative translation adjustment......................      123        47
     Unrealized holding loss on securities..................       (9)     (181)
  Deferred compensation.....................................     (426)     (322)
  Accumulated deficit.......................................   (7,877)   (3,783)
                                                              -------   -------
          Total stockholders' equity........................   23,359     2,272
                                                              -------   -------
          Total liabilities and stockholders' equity........  $42,787   $19,926
                                                              =======   =======

          See accompanying notes to consolidated financial statements.

                     SHOWCASE CORPORATION AND SUBSIDIARIES

     CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                 YEARS ENDED MARCH 31,
                                                              ---------------------------
                                                               2000      1999      1998
                                                              -------   -------   -------
Revenues:
  License fees..............................................  $20,498   $21,021   $14,279
  Maintenance and support...................................   13,789    10,390     6,651
  Professional service fees.................................    5,236     4,108     2,825
                                                              -------   -------   -------
          Total revenues....................................   39,523    35,519    23,755
                                                              -------   -------   -------
Cost of revenues:
  License fees..............................................    3,837     3,809     2,645
  Maintenance and support...................................    3,429     2,646     1,572
  Professional service fees.................................    4,873     2,990     2,005
                                                              -------   -------   -------
          Total cost of revenues............................   12,139     9,445     6,222
                                                              -------   -------   -------
Gross margin................................................   27,384    26,074    17,533
                                                              -------   -------   -------
Operating expenses:
  Sales and marketing.......................................   22,245    19,050    15,494
  Product development.......................................    5,482     4,371     3,051
  General and administrative................................    4,466     3,212     2,590
                                                              -------   -------   -------
          Total operating expenses..........................   32,193    26,633    21,135
                                                              -------   -------   -------
Operating loss..............................................   (4,809)     (559)   (3,602)
                                                              -------   -------   -------
Other income (expense), net:
  Interest expense..........................................      (21)     (164)     (123)
  Interest and investment income............................    1,289       277        74
  Equity in income of unconsolidated affiliates.............       --        26        27
  Gain on sales of securities...............................      151        32       551
  Other income (expense), net...............................       (4)      (28)       14
                                                              -------   -------   -------
          Total other income (expense), net.................    1,415       143       543
                                                              -------   -------   -------
Net loss before income taxes................................   (3,394)     (416)   (3,059)
Income taxes................................................      700       200       175
                                                              -------   -------   -------
Net loss....................................................  $(4,094)  $  (616)  $(3,234)
                                                              -------   -------   -------
Other comprehensive income (loss):
  Foreign currency translation adjustment...................       76       (60)       81
  Unrealized holding gain (loss) on securities arising
     during the year........................................      291      (304)      123
  Reclassification adjustment for gains included in net
     loss...................................................     (119)       --        --
                                                              -------   -------   -------
Comprehensive loss..........................................  $(3,846)  $  (980)  $(3,030)
                                                              =======   =======   =======
Net loss per share (note 10):
  Basic.....................................................  $ (0.46)  $ (0.14)  $ (0.82)
                                                              =======   =======   =======
  Diluted...................................................  $ (0.46)  $ (0.14)  $ (0.82)
                                                              =======   =======   =======
Weighted average shares outstanding used in computing basic
  net loss per share........................................    8,884     4,384     3,928
Weighted average shares outstanding used in computing
  diluted net loss per share................................    8,884     4,384     3,928

          See accompanying notes to consolidated financial statements.

                     SHOWCASE CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                  SERIES A CONVERTIBLE   SERIES B CONVERTIBLE                                       ACCUMULATED
                                    PREFERRED STOCK        PREFERRED STOCK         COMMON STOCK                        OTHER
                                  --------------------   --------------------   -------------------   ADDITIONAL   COMPREHENSIVE
                                    NUMBER                 NUMBER                 NUMBER               PAID-IN        INCOME
                                  OF SHARES    AMOUNT    OF SHARES    AMOUNT    OF SHARES    AMOUNT    CAPITAL        (LOSS)
                                  ----------   -------   ----------   -------   ----------   ------   ----------   -------------
Balances at March 31, 1997......    473,757      $ 5            --      $--      3,852,731    $ 39     $ 2,465         $  26
Net loss........................         --       --            --       --             --      --          --            --
Change in foreign currency
  translation adjustment........         --       --            --       --             --      --          --            81
Unrealized holding gain on
  marketable securities.........         --       --            --       --             --      --          --           123
Stock issued pursuant to stock
  option plan...................         --       --            --       --        135,829       1          32            --
Preferred Series B stock
  issued........................         --       --       875,000        9             --      --       3,491            --
                                   --------      ---      --------      ---     ----------    ----     -------         -----
Balances at March 31, 1998......    473,757        5       875,000        9      3,998,560      40       5,988           230
Net loss........................         --       --            --       --             --      --          --            --
Change in foreign currency
  translation adjustment........         --       --            --       --             --      --          --           (60)
Unrealized holding gain (loss)
  on marketable securities......         --       --            --       --             --      --          --          (304)
Stock issued pursuant to stock
  option plan...................         --       --            --       --        514,307       5         109            --
Deferred compensation...........         --       --            --       --             --      --         355            --
Amortization of deferred
  compensation..................         --       --            --       --             --      --          --            --
                                   --------      ---      --------      ---     ----------    ----     -------         -----
Balances at March 31, 1999......    473,757        5       875,000        9      4,502,867      45       6,452          (134)
Net loss........................         --       --            --       --             --      --          --            --
Conversion of preferred to
  common........................   (473,757)      (5)     (875,000)      (9)     2,759,226      28         (14)           --
Change in foreign currency
  translation adjustment........         --       --            --       --             --      --          --            76
Unrealized holding gain on
  marketable securities, net of
  reclassification adjustment...         --       --            --       --             --      --          --           172
Stock issued pursuant to initial
  public offering...............         --       --            --       --      3,000,000      30      24,320            --
Stock issued pursuant to
  exercise of warrant...........         --       --            --       --          8,182      --          78            --
Stock issued pursuant to stock
  option plan...................         --       --            --       --        251,838       2         395            --
Stock options issued to
  consultant....................         --       --            --       --             --      --          60            --
Deferred compensation...........         --       --            --       --             --      --         152            --
Amortization of deferred
  compensation..................         --       --            --       --             --      --          --            --
                                   --------      ---      --------      ---     ----------    ----     -------         -----
BALANCES AT MARCH 31, 2000......         --      $--            --      $--     10,522,113    $105     $31,443         $ 114
                                   ========      ===      ========      ===     ==========    ====     =======         =====


                                                   RETAINED
                                                   EARNINGS         TOTAL
                                    DEFERRED     (ACCUMULATED   STOCKHOLDERS'
                                  COMPENSATION     DEFICIT)        EQUITY
                                  ------------   ------------   -------------
Balances at March 31, 1997......     $  --         $    67         $ 2,602
Net loss........................        --          (3,234)         (3,234)
Change in foreign currency
  translation adjustment........        --              --              81
Unrealized holding gain on
  marketable securities.........        --              --             123
Stock issued pursuant to stock
  option plan...................        --              --              33
Preferred Series B stock
  issued........................        --              --           3,500
                                     -----         -------         -------
Balances at March 31, 1998......        --          (3,167)          3,105
Net loss........................        --            (616)           (616)
Change in foreign currency
  translation adjustment........        --              --             (60)
Unrealized holding gain (loss)
  on marketable securities......        --              --            (304)
Stock issued pursuant to stock
  option plan...................        --              --             114
Deferred compensation...........      (355)             --              --
Amortization of deferred
  compensation..................        33              --              33
                                     -----         -------         -------
Balances at March 31, 1999......      (322)         (3,783)          2,272
Net loss........................        --          (4,094)         (4,094)
Conversion of preferred to
  common........................        --              --              --
Change in foreign currency
  translation adjustment........        --              --              76
Unrealized holding gain on
  marketable securities, net of
  reclassification adjustment...        --              --             172
Stock issued pursuant to initial
  public offering...............        --              --          24,350
Stock issued pursuant to
  exercise of warrant...........        --              --              78
Stock issued pursuant to stock
  option plan...................        --              --             397
Stock options issued to
  consultant....................       (60)             --              --
Deferred compensation...........      (152)             --              --
Amortization of deferred
  compensation..................       108              --             108
                                     -----         -------         -------
BALANCES AT MARCH 31, 2000......     $(426)        $(7,877)        $23,359
                                     =====         =======         =======

          See accompanying notes to consolidated financial statements.

                     SHOWCASE CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                  YEARS ENDED MARCH 31,
                                                              -----------------------------
                                                                2000       1999      1998
                                                              ---------   -------   -------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $  (4,094)  $  (616)  $(3,234)
  Adjustments to reconcile net loss to cash provided by
    (used in) operating activities:
    Depreciation and amortization...........................        957       925       749
    Provision for returns and doubtful accounts, net of
     returns and write-offs.................................        (90)      305       200
    Equity in income of unconsolidated affiliates...........         --       (26)      (27)
    Deferred income taxes...................................        550      (210)      300
    Gain on sale of securities..............................       (151)      (32)     (551)
    Deferred compensation amortization and expense related
     to cashless exercise of warrants.......................        188        33        --
    Loss on disposition of property and equipment...........         12        35        14
    Changes in operating assets and liabilities, net of
     effect of foreign exchange rate changes:
      Accounts receivable...................................     (1,688)   (1,214)   (1,455)
      Prepaid expenses and other current assets.............       (321)      (27)     (376)
      Income taxes receivable...............................       (351)      251      (251)
      Accounts payable......................................        (50)      279        27
      Accrued liabilities...................................        212     1,236     1,375
      Deferred revenue......................................      2,046     4,104     2,707
      Income taxes payable..................................       (295)      295      (295)
                                                              ---------   -------   -------
         Net cash provided by (used in) operating
           activities.......................................     (3,075)    5,338      (817)
                                                              ---------   -------   -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment........................       (786)     (925)     (822)
  Proceeds from dissolution of affiliate....................         --       218        --
  Purchase of marketable securities.........................   (133,496)       --        --
  Proceeds from maturities and sale of marketable
    securities..............................................    115,571        32       256
  Proceeds from sale of property and equipment..............          6       188        --
                                                              ---------   -------   -------
         Net cash used in investing activities..............    (18,705)     (487)     (566)
                                                              ---------   -------   -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from stock issued pursuant to stock option and
    employee stock purchase plan............................        397       114        33
  Proceeds from initial public offering, net of expenses....     24,350        --        --
  Proceeds from issuance of preferred stock.................         --        --     3,500
  Proceeds from issuance of long-term debt..................         --        --       784
  Payments on long-term debt................................         (5)   (1,334)     (342)
  Payments under capital lease obligations..................       (134)     (136)     (161)
                                                              ---------   -------   -------
         Net cash provided by (used in) financing
           activities.......................................     24,608    (1,356)    3,814
                                                              ---------   -------   -------
Effect of foreign exchange rate changes on cash.............        (51)        1       (16)
                                                              ---------   -------   -------
Net increase in cash........................................      2,777     3,496     2,415
Cash and equivalents, beginning of year.....................      8,900     5,404     2,989
                                                              ---------   -------   -------
Cash and equivalents, end of year...........................  $  11,677   $ 8,900   $ 5,404
                                                              =========   =======   =======
Supplemental disclosure of cash flow information:
Cash paid during the year for:
    Interest................................................  $      21   $   164   $   123
                                                              =========   =======   =======
    Income taxes............................................  $     822   $   259   $   240
                                                              =========   =======   =======
  Cash received during the year from income tax refunds.....  $      26   $   395   $    --
                                                              =========   =======   =======
Supplemental disclosure of noncash investment and financing
  activities:
  The Company acquired property and equipment totaling $317
    under capital
  lease during 1998. During 1998, the Company sold stock
    purchase warrants
  in another company with a basis of $25 in exchange for
    marketable
  securities with a fair market value of $320 and cash.

          See accompanying notes to consolidated financial statements.

                     SHOWCASE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Nature of Operations

     ShowCase Corporation (the "Company" or "ShowCase") was incorporated in 1988, and in 1991, introduced a Windows-based query tool for the IBM AS/400, ShowCase Vista. The Company has subsequently introduced additional products and services to support an end-to-end business intelligence solution for IBM AS/400 customers. The Company's product suite is sold under the name ShowCase STRATEGY.

     The Company has wholly owned subsidiaries in Germany, the United Kingdom, Belgium, and France that distribute ShowCase products and provide related services to clients in these countries.

     During fiscal year 1999, the Company dissolved its 40% ownership position in ShowCase Japan and received an amount equal to the carrying value of the Company's ShowCase Japan investment. In addition, during the fiscal year 1999, the Company also dissolved its 20% ownership interest in ShowCase Italia SpA. The Company's carrying value of its investment in ShowCase Italia SpA was zero prior to dissolution. The Company received no proceeds nor was it required to assume any obligations as a result of the ShowCase Italia SpA dissolution. Prior to dissolution, the Company used the equity method to account for its investment in these two affiliates.

  (b) Principles of Consolidation

     The consolidated financial statements include the accounts of ShowCase Corporation and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

  (c) Revenue Recognition

     The Company recognizes license revenue under the provisions of Statement of Position ("SOP") No. 97-2, Software Revenue Recognition, as amended by SOP No. 98-4, Deferral of the Effective Date of Certain Provisions of SOP No. 97-2. SOP 97-2 generally requires revenue earned on software arrangements involving multiple elements to be allocated to each element based on its relative fair value. The fair value of the element must be based on objective evidence that is specific to the vendor. The Company adopted the provisions of SOP No. 98-9, Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions, effective April 1, 1999. The adoption of SOP No. 98-9 did not have a material effect on the Company's operating results.

     Under SOP No. 97-2, as amended by SOP Nos. 98-4 and 98-9, the Company recognizes license revenue when the software has been delivered, if a signed contract exists, the fee is fixed and determinable, collection of resulting receivables is probable and product returns are reasonably estimable. License fees that are contingent upon sale to an end user by distributors and other channel partners are recognized upon receipt of a report of delivery to the end user. Maintenance and support fees including product upgrade rights, when and if available, committed as part of new product licenses and maintenance resulting from renewed maintenance contracts are deferred and recognized ratably over the contract period. Professional service revenue is recognized when services are performed.

     Revenues related to multiple element arrangements are allocated to each element of the arrangement based on the fair values of elements such as license fees, maintenance and support and professional services. The determination of fair value is based on vendor specific objective evidence. When fair value does not exist for one or more of the delivered elements in the arrangement, the "residual method" is used. Under the "residual method," the total fair value of the undelivered elements is deferred and recognized ratably over the contract period and the remaining residual amount is recognized with respect

                     SHOWCASE CORPORATION AND SUBSIDIARIES
to the delivered elements. Such arrangements typically do not involve end user cancellation rights, rights of return, or significant acceptance periods. The Company accrues license revenue through the end of the reporting period based upon reseller royalty reports or other forms of customer-specific historical information.

     The Company does not provide a contractual right of return. However, in limited circumstances, and on a discretionary basis, the Company may grant concessions to its clients. Such concessions are granted to relatively few clients. The Company records an allowance for sales returns to account for estimated concessions.

  (d) Capitalized Software Costs

     Costs associated with the planning and designing phase of software development, including coding and testing activities necessary to establish technological feasibility, are classified as research and development and expensed as incurred. Once technological feasibility has been determined, additional costs incurred in development, including coding, testing, and product quality assurance are capitalized. With regard to funded software development arrangements to which the Company is a party for which technological feasibility has been established before the arrangement was entered into, proceeds from the funding party are (i) offset against capitalized costs, (ii) any excess is deferred and credited against future capitalized costs, and (iii) any remaining deferred amount is credited to income upon completion of the related project. During 2000, 1999 and 1998, no software development costs were capitalized.

     Under a December 1998 agreement, which was amended in February 2000 with IBM, the Company has agreed to perform several development enhancements to its Essbase/400 software. The Company has not completed this project as of March 31, 2000 and therefore has not recognized any income from this arrangement.

     The Company adopted SOP No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, and SOP No. 98-5, Reporting on the Costs of Start-up Activities, effective April 1, 1999. SOP No. 98-1 requires that entities capitalize certain costs related to internal-use software once certain criteria have been met. SOP No. 98-5 requires that all start-up costs related to new operations must be expensed as incurred. In addition, all start-up costs that were capitalized in the past must be written off when SOP No. 98-5 is adopted. The adoption of SOP Nos. 98-1 and 98-5 did not have a material impact on the Company's financial position, results of operations or cash flows.

  (e) Goodwill

     The excess of the cost over fair value of net assets acquired is recorded as goodwill and amortized on a straight-line basis over five years. Unamortized goodwill balances are reviewed periodically to determine recoverability based upon forecasted undiscounted cash flows. If it is determined that the asset is believed to be impaired, the Company recognizes an impairment charge to reduce the unamortized balance to its net realizable value. As of March 31, 2000, no impairment charges have been recognized. Accumulated amortization was $244,000 and $184,000 as of March 31, 2000 and 1999, respectively.

  (f) Income Taxes

     Deferred taxes are provided on an asset and liability method for temporary differences and operating loss and tax credit carryforwards. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

                     SHOWCASE CORPORATION AND SUBSIDIARIES

  (g) Foreign Currency Translation

     Exchange adjustments resulting from foreign currency transactions are generally recognized in net income (loss), whereas adjustments resulting from the translation of financial statements are reflected as a separate component of accumulated other comprehensive income within stockholders' equity. Revenues and expenses of foreign subsidiaries are translated at the average exchange rates that prevail over the applicable year. The functional currency of each foreign operation is the local currency.

  (h) Use of Estimates

     Management of the Company has made certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the periods. Actual results could differ from those estimates.

  (i) Stock-Based Compensation

     Compensation expense for stock option grants is recognized in accordance with Accounting Principles Board ("APB") Opinion 25, Accounting for Stock Issued to Employees. The pro forma effect on net income (loss) is provided as if the fair value based method defined in Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-based Compensation, had been applied.

  (j) Cash and Equivalents

     The Company considers all short-term, highly liquid investments that are readily convertible into known amounts of cash and have original maturities of three months or less to be cash equivalents.

  (k) Marketable Securities

     All marketable securities are classified as available-for-sale and available to support current operations or to take advantage of other investment opportunities. These securities are stated at the estimated fair value based upon market quotes with unrealized holding gains or losses reported as a separate component of accumulated other comprehensive income within stockholders' equity. Realized gains and losses are included in other income (expense). The cost of securities sold is based on the specific identification method. The cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. This amortization and accretion is included in interest and investment income.

  (l) Comprehensive Income (Loss)

     Comprehensive income (loss) represents the change in stockholders' equity resulting from other than stockholder investments and distributions. For ShowCase, comprehensive income (loss) consists of net earnings or loss plus changes in foreign currency translation adjustment and unrealized holding gains (losses) on marketable securities available for sale as displayed in the accompanying consolidated statements of operations and comprehensive income
(loss). Amounts recognized in net income (loss), which previously were reported as other comprehensive income (loss), are reclassified to avoid duplication. The effect of deferred income taxes on other comprehensive income (loss) is not material.

  (m) Reclassifications

     Certain amounts previously reported have been reclassified to conform to the 2000 presentation.

                     SHOWCASE CORPORATION AND SUBSIDIARIES

  (n) New Accounting Pronouncements

     SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (as amended by SFAS No. 137 with respect to the effective date) established methods of accounting for derivative financial instruments and hedging activities related to those instruments, as well as other hedging activities. SFAS No. 133 will be effective for the Company in April 2001. The Company is currently reviewing the potential impact of this accounting standard.

     In December 1999, the SEC staff issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"). SAB 101, as amended by SAB 101A, summarizes certain views of the SEC staff in applying generally accepted accounting principles to revenue recognition in financial statements. Certain aspects of SAB 101 relate to the timing of recognition of revenue and certain expenses with respect to arrangements that involve the receipt of nonrefundable up-front fees. SAB 101 requires that in particular situations the nonrefundable fees and certain associated expenses be recognized over the contractual terms or average life of the underlying arrangement. SAB 101 will be effective for the Company in the first quarter of fiscal year 2001. The Company does not expect SAB 101 to have a material impact on its financial condition or results of operations.

(2) ACCOUNTS RECEIVABLE

     Accounts receivable consist of the following (in thousands):

                                                                 MARCH 31,
                                                              ---------------
                                                               2000     1999
                                                              ------   ------
Accounts receivable.........................................  $9,578   $7,875
Less allowance for sales returns............................    (400)    (520)
Less allowance for doubtful accounts........................    (330)    (285)
                                                              ------   ------
Accounts receivable, net....................................  $8,848   $7,070
                                                              ======   ======

(3) PROFIT SHARING AND SAVINGS PLAN

     The Company has adopted a profit sharing plan under Section 401(k) of the Internal Revenue Code. This plan allows employees to defer a portion of their income through contributions to this plan. At the Company's board of directors' discretion, the Company may match a percentage of employees' voluntary contributions or may make additional contributions based on profits. In fiscal 1998, the Company initiated a Company match determined annually by the Company's board of directors. This Company match was approximately $193,000, $50,000 and $44,000 in fiscal years 2000, 1999 and 1998, respectively.

(4) SIGNIFICANT CUSTOMERS

     Revenues from transactions with one of the Company's distributors comprised approximately 11% of total revenues for fiscal year 2000. Accounts receivable from this distributor comprised approximately 18% of total accounts receivable at March 31, 2000. Revenues from the Company's former Japan affiliate comprised approximately 6% of total revenues for fiscal year 1998.

(5) MARKETABLE SECURITIES

     As of March 31, 2000, the Company's marketable securities were comprised of corporate commercial paper with contractual maturities of less than one year. The amortized cost basis, gross unrealized holding loss, and estimated fair value of such securities were approximately $18,396,000, $9,000, and $18,387,000, respectively, as of March 31, 2000.

                     SHOWCASE CORPORATION AND SUBSIDIARIES

     As of March 31, 1999, the Company's marketable securities were comprised of common stock of one of the Company's vendors. The cost basis, gross unrealized holding loss, and estimated fair value of such stock were approximately $320,000, $181,000, and $139,000, respectively, as of March 31, 1999. The
Company sold this stock in January 2000. The gross realized gain related to the sale of this stock was approximately $151,000.

(6) PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets. Property and equipment are summarized as follows (in thousands):

                                                                                  MARCH 31,
                                                                              -----------------
                                                      ESTIMATED USEFUL LIFE    2000      1999
                                                      ---------------------   -------   -------
Computers and software..............................  3 to 5 years            $ 3,828   $ 3,314
Office furniture and equipment......................  4 to 10 years               778       610
Leasehold improvements..............................  5 to 9 years                315       172
                                                                              -------   -------
                                                                                4,921     4,096
Less accumulated depreciation and amortization......                           (2,833)   (2,004)
                                                                              -------   -------
Net property and equipment..........................                          $ 2,088   $ 2,092
                                                                              =======   =======

(7) LONG-TERM DEBT

     Long-term debt consists of the following (in thousands):

                                                               MARCH 31,
                                                              -----------
                                                              2000   1999
                                                              ----   ----
Note payable to IBM, interest at 6.25%, principal and
  interest payable quarterly through November 2000..........  $ 2    $ 7
Less current portion........................................   (2)    (5)
                                                              ---    ---
                                                              $--    $ 2
                                                              ===    ===

     The Company has a $3,000,000 revolving line of credit agreement with a bank through August 30, 2001, bearing interest at the bank's base rate (9.0% at March 31, 2000) plus .25%. Borrowings are limited to 75% of eligible accounts receivable and are payable on demand. The revolving line of credit note is secured by substantially all of the Company's assets and contains certain restrictive financial covenants, including liquidity, profitability and the maintenance of prescribed tangible net worth and debt to tangible net worth ratios. No borrowings were outstanding under the line of credit at March 31, 2000.

(8) INCOME TAXES

     Loss before income taxes was derived from the following sources (in thousands):

                                                                YEAR ENDED MARCH 31,
                                                              -------------------------
                                                               2000     1999     1998
                                                              -------   -----   -------
Domestic....................................................  $(3,318)  $(421)  $(2,597)
Foreign.....................................................      (76)      5      (462)
                                                              -------   -----   -------
                                                              $(3,394)  $(416)  $(3,059)
                                                              =======   =====   =======

                     SHOWCASE CORPORATION AND SUBSIDIARIES

     The provision for current income tax expense consists of the following (in thousands):

                                                              YEAR ENDED MARCH 31,
                                                              --------------------
                                                              2000   1999    1998
                                                              ----   -----   -----
Current:
  Federal...................................................  $(70)  $ 220   $(325)
  State and local...........................................    --      35      --
  Foreign...................................................   220     155     200
Deferred:
  Federal...................................................   550    (210)    300
                                                              ----   -----   -----
                                                              $700   $ 200   $ 175
                                                              ====   =====   =====

     The provision for income taxes differs from the expected tax expense, computed by applying the federal corporate tax rate of 34% to earnings before income taxes, as follows (in thousands):

                                                                YEAR ENDED MARCH 31,
                                                              -------------------------
                                                               2000     1999     1998
                                                              -------   -----   -------
Expected federal income tax benefit.........................  $(1,154)  $(142)  $(1,040)
State taxes, net of federal benefit.........................      (40)     23       (52)
Change in valuation allowance...............................    1,829     678     1,085
Research and experimentation credits........................     (189)   (203)       --
Foreign sales corporation...................................       --     (61)       --
Foreign operations and withholding taxes....................      246    (135)      152
Other.......................................................        8      40        30
                                                              -------   -----   -------
                                                              $   700   $ 200   $   175
                                                              =======   =====   =======

     The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities at March 31, 2000 and 1999 are presented below (in thousands):

                                                                  MARCH 31,
                                                              -----------------
                                                               2000      1999
                                                              -------   -------
Deferred tax assets:
  Accounts receivable allowances............................  $   211   $   241
  Vacation and other accruals...............................      204       163
  Deferred revenues.........................................    2,828     2,153
  Foreign net operating loss carryforwards..................      204       204
  Research and experimentation credit carryforwards.........      378        38
  Foreign tax credit carryforwards..........................      220        --
  Other.....................................................       39        42
                                                              -------   -------
                                                                4,084     2,841
Valuation allowance.........................................   (4,007)   (2,178)
                                                              -------   -------
                                                                   77       663
Deferred tax liabilities:
  Depreciation..............................................      (77)     (113)
                                                              -------   -------
Net deferred tax asset......................................  $    --   $   550
                                                              =======   =======

     In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of

                     SHOWCASE CORPORATION AND SUBSIDIARIES
the deferred tax asset is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Based on the level of historical taxable income and projections of future taxable income over the periods in which the deferred tax assets are deductible, management does not believe that it is more likely than not the Company will realize the benefits of these deductible differences. Accordingly, the Company has provided a valuation allowance against the gross deferred tax assets as of March 31, 2000.

     At March 31, 2000, there are foreign net operating loss carryforwards of approximately $600,000, a portion of which will expire in 2005.

(9) STOCKHOLDERS' EQUITY

  (a) Initial Public Offering

     On June 29, 1999, the Company's registration statement for its initial public offering of 3,000,000 shares of common stock at $9.00 per share was declared effective by the Securities and Exchange Commission. On July 6, 1999, the closing date of the sale of such securities, the Company issued 3,000,000 shares of common stock and received proceeds, net of underwriting discount, of $25,110,000. In connection with the initial public offering, the Company amended and restated its articles of incorporation and increased the number of authorized shares of capital stock to 50,000,000 shares.

  (b) Series A Convertible Preferred Stock

     In 1991, the Company issued convertible preferred stock under the terms of an investment agreement. Each preferred share was convertible at the option of the holder at any time at a rate of four shares of common stock for each preferred share, subject to certain adjustments. The Series A convertible preferred stock was converted into 1,895,028 common shares on July 6, 1999.

  (c) Series B Convertible Preferred Stock

     In 1998, the Company issued convertible preferred stock under the terms of an investment agreement. Each preferred share was convertible at the option of the holder at any time at a rate of one share of common stock for each preferred share, subject to certain adjustments. The Series B convertible preferred stock was converted into 864,198 common shares on July 6, 1999.

  (d) Stock Purchase Warrants

     In May 1998, the Company issued a warrant to purchase 13,750 shares of Series B Convertible Preferred Stock at an exercise price of $4.00 per share in consideration for the warrant-holder executing certain equipment leases with the Company. The warrant was exercisable through the earlier of May 13, 2008 or five years from the effective date of the Company's initial public offering. The aggregate fair value of the warrant, approximately $9,000, was determined by use of a Black-Scholes pricing model, considering the following assumption: expected dividend yield 0%, risk-fee interest rate of 6%, expected warrant life of three years, and volatility of 20%. This amount is being recognized by the Company as additional lease expense over the related lease term. During fiscal year 2000, the warrant was exercised by the warrant holder pursuant to a cashless exercise provision. The Company recognized an expense of approximately $78,000 and issued an aggregate of 8,182 shares of its common stock as a result of this exercise.

  (e) Employee Stock Purchase Plan

     Under the Company's 1999 Employee Stock Purchase Plan, which became effective upon consummation of the initial public offering, substantially all employees may purchase shares of common stock at the end of semiannual purchase periods at a price equal the lower of 85% of the stock's fair

                     SHOWCASE CORPORATION AND SUBSIDIARIES
market value on the first day or the last day of that period. Plan funding occurs throughout the purchase period by pre-elected payroll deductions of up to 15% of pay. No compensation expense results from the plan. Shares issued under the plan were 35,647 at an average price of $4.91 per share in 2000. At March 31, 2000, 464,353 shares remain reserved for future issuance under the plan.

  (f) Deferred Compensation

     In connection with the grant to employees of options to purchase 81,000 shares of common stock in fiscal year 2000 and 527,900 shares of common stock in fiscal year 1999, the Company recorded deferred compensation of $152,000 in fiscal year 2000 and $355,000 in fiscal year 1999. This represents the difference between the deemed value of the common stock for accounting purposes and the option exercise price of such options on the date of grant based upon the intrinsic value method in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees. Additionally, the Company recorded approximately $60,000 of deferred compensation in fiscal year 2000 related to stock options issued to a consultant as described in Note 9(g). The Company recognized an expense of approximately $108,000 and $33,000 for the fiscal years ended March 31, 2000 and 1999, respectively, for these stock option grants and will recognize the remainder of the deferred compensation cost over the respective vesting periods (four to five years) of the options granted.

  (g) Stock Options

     The Company's 1991 Long-Term Incentive and Stock Option Plan and 1999 Stock Incentive Plan (collectively, the "Plan") provides for the granting of incentive and nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards and other stock based awards to eligible participants. The terms and vesting requirements of the awards are subject to the determination of the compensation committee of the Company's board of directors.

     Options granted under the Company's stock option plan may be incentive stock options or non-qualified stock options. Incentive stock options may be granted to certain employees and directors at a price not less than the fair market value of the common stock on the day the option is granted and must be exercisable no later than ten years after the date of grant. Nonqualified stock options may be granted for terms up to ten years after the date of grant, at prices determined by the stock option committee.

     During fiscal year 2000, the Company granted options to purchase 37,500 shares of the Company's common stock at $8.00 per share to a consultant for services to be received over the four-year vesting period of such options. The Company recorded approximately $60,000 of deferred compensation in fiscal year 2000 related to the fair value of these options as determined by use of a Black-Scholes valuation model, considering the following assumptions: expected dividend yield 0%, risk-free interest rate of 5.65%, expected option life of four years and volatility of 20% (see Note 9(f)).

                     SHOWCASE CORPORATION AND SUBSIDIARIES

     At March 31, 2000, the Company has 3,948,619 shares of its common stock reserved for issuance upon the exercise of options granted under the Company's stock option plans. The following table summarizes the activity of the Company's stock option plan:

                                                                          WEIGHTED AVERAGE
                                                               SHARES      EXERCISE PRICE
                                                              ---------   ----------------
Outstanding -- March 31, 1997...............................  1,372,953        $ .53
  Options granted...........................................    181,400         1.42
  Options exercised.........................................   (135,829)         .25
  Options canceled..........................................    (53,740)        1.04
                                                              ---------
Outstanding -- March 31, 1998...............................  1,364,784          .65
  Options granted...........................................    820,900         3.61
  Options exercised.........................................   (514,307)         .22
  Options canceled..........................................   (125,570)        1.10
                                                              ---------
Outstanding -- March 31, 1999...............................  1,545,807         2.32
  Options Granted...........................................    430,500         5.04
  Options Exercised.........................................   (216,191)        1.03
  Options Canceled..........................................   (203,700)        2.40
                                                              ---------
Outstanding -- March 31, 2000...............................  1,556,416         3.23
                                                              =========        =====

     The following table summarizes the Company's stock options outstanding at March 31, 2000:

                                          OPTIONS OUTSTANDING                   OPTIONS EXERCISABLE
                              --------------------------------------------   -------------------------
                                  NUMBER                          WEIGHTED       NUMBER       WEIGHTED
                              OUTSTANDING AT   WEIGHTED AVERAGE   AVERAGE    EXERCISABLE AT   AVERAGE
                                MARCH 31,         REMAINING       EXERCISE     MARCH 31,      EXERCISE
RANGE OF EXERCISE PRICE            2000        CONTRACTUAL LIFE    PRICE          2000         PRICE
-----------------------       --------------   ----------------   --------   --------------   --------
$ .07-$1.08.................      411,032      5.3 years           $ .76        264,721        $ .66
$1.42-$1.50.................      360,084      7.9 years            1.47         95,468         1.46
$2.72-$5.35.................      569,800      9.2 years            4.61         30,672         4.78
$5.38-$7.12.................      164,000      9.1 years            7.01         15,300         7.12
$8.00.......................       51,500      9.3 years            8.00          6,249         8.00
                                ---------                                       -------
                                1,556,416                                       412,410
                                =========                                       =======

     The Company accounts for options issued to employees in connection with its Plan under APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. The following pro forma amounts, in accordance with the disclosure requirements of Statement of Financial Accounting Standards No. 123, Accounting for Stock-based Compensation (SFAS 123), were determined as if the Company had accounted for its stock options issued to employees and for the discount offered to its employees under the employee stock purchase plan using the fair value method as described in that statement:

                                                                 YEAR ENDED MARCH 31,
                                                              --------------------------
                                                               2000      1999     1998
                                                              -------   ------   -------
Net loss (in thousands):
  As reported...............................................  $(4,094)  $ (616)  $(3,234)
  Pro forma.................................................   (4,608)    (677)   (3,266)
Diluted loss per share:
  As reported...............................................  $ (0.46)  $(0.14)  $ (0.82)
  Pro forma.................................................    (0.52)   (0.15)    (0.83)

                     SHOWCASE CORPORATION AND SUBSIDIARIES

     Because the method of accounting under SFAS 123 has not been applied to stock options granted prior to April 1, 1995, the resulting pro forma compensation cost may not be representative of compensation cost to be disclosed in future years.

     The weighted average grant date fair value of stock options granted was $4.64, $1.19 and $.39 per option in 2000, 1999 and 1998, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes stock option pricing model with the following average assumptions: risk-free interest rate ranging from 6.0% to 6.5%, expected dividend yields of 0%, and weighted average expected lives of five years, for 2000, 1999, and 1998; and expected volatility of 121% for 2000 and 0% for both 1999 and 1998.

(10) NET LOSS PER SHARE

     For ShowCase, basic income (loss) per share represents net income (loss) divided by the weighted average number of common shares outstanding during the period. Diluted income (loss) per share represents net income (loss) divided by the sum of the weighted average number of common shares outstanding plus shares derived from other potentially dilutive securities. For ShowCase, potentially dilutive securities include "in-the-money" fixed stock options and warrants and the amount of weighted average common shares which would be added by the conversion of outstanding convertible preferred stock. The number of shares added for stock options and warrants is determined by the treasury stock method, which assumes exercise of these options and the use of any proceeds from such exercise to repurchase a portion of these shares at the average market price for the period. When the results of operations are a loss, other potentially dilutive securities are not included in the calculation of loss per share.

     The total number of weighted average option and warrant shares excluded from the calculation of potentially dilutive securities either because the exercise price exceeded the average market price or because their inclusion in the calculation of net loss per share would have been antidilutive were 1,052,523, 792,138 and 902,469 for fiscal years 2000, 1999 and 1998, respectively.

     For the years ended March 31, 1999 and 1998, the effect of conversion of the Company's Series A and Series B convertible preferred stock was excluded from the calculation of net loss per diluted share because the resulting impact would have been antidilutive. The Series A and Series B convertible preferred stock were convertible into 1,895,028 and 864,198 common shares, respectively.

(11) GEOGRAPHIC SEGMENT DATA

     The operations of the Company are primarily conducted in the United States, the Company's domicile. Geographic data, determined by references to the location of the Company's operations, as of March 31, 2000 and 1999 and for each of the years for the three-year period ended March 31, 2000 is as follows (in thousands):

                                                                 YEAR ENDED MARCH 31,
                                                              ---------------------------
                                                               2000      1999      1998
                                                              -------   -------   -------
Revenues:
  U.S. operations...........................................  $27,662   $24,894   $17,890
  United Kingdom............................................    3,058     3,695     2,751
  France....................................................    3,528     3,166       360
  Germany...................................................    2,882     1,777     1,102
  Belgium...................................................    2,393     1,987     1,652
                                                              -------   -------   -------
                                                              $39,523   $35,519   $23,755
                                                              =======   =======   =======

                     SHOWCASE CORPORATION AND SUBSIDIARIES

                                                                 MARCH 31,
                                                              ---------------
                                                               2000     1999
                                                              ------   ------
Tangible long-lived assets:
  U.S. operations...........................................  $1,693   $1,736
  Non-U.S. operations*......................................     395      356
                                                              ------   ------
                                                              $2,088   $2,092
                                                              ======   ======

---------------

* Non U.S. operations include operations in the United Kingdom, France, Germany and Belgium.

(12) COMMITMENTS

  (a) Capital Leases

     The Company has entered into capital lease agreements for computers and software and office furniture and equipment. The following is a summary of the leased property (in thousands):

                                                                MARCH 31,
                                                              -------------
                                                              2000    1999
                                                              -----   -----
Computers and software......................................  $ 309   $ 645
Office furniture and equipment..............................      7      52
                                                              -----   -----
                                                                316     697
Less accumulated amortization...............................   (188)   (419)
                                                              -----   -----
Net property and equipment..................................  $ 128   $ 278
                                                              =====   =====

     The following is a schedule of future minimum lease payments under capital leases with the present value of the minimum lease payments as of March 31, 2000 (in thousands):

Total minimum lease payments for year ending March 31,
  2001......................................................   $ 83
Less amount representing interest at 5% to 16%..............     (5)
                                                               ----
Present value of minimum lease payments.....................     78
Less current portion........................................    (78)
                                                               ----
                                                               $ --
                                                               ====

  (b) Operating Leases

     The Company leases certain office facilities and equipment under operating leases. Total lease expense aggregated $2,160,000, $1,858,000 and $1,363,000 in 2000, 1999 and 1998, respectively. Minimum future obligations as of March 31, 2000, including operating costs under non-cancelable leases, are approximately as follows (in thousands):

Years Ending March 31:
2001........................................................   $1,345
2002........................................................      863
2003........................................................      422
2004........................................................      328
Thereafter..................................................       67
                                                               ------
                                                               $3,025
                                                               ======

                     SHOWCASE CORPORATION AND SUBSIDIARIES

  (c) Royalty Agreement

     The company is obligated to make royalty payments under certain distribution and license agreements. Minimum royalties required by these agreements in order for them to remain exclusive are $3,300,000 in 2001, increased by 30% per year for each year from 2002 to 2004. One of these agreements contains a buy-back clause under which the vendor would be required to pay the Company an amount, as defined in the agreement, to revoke the exclusive rights. This amount would be recognized as revenue if such revocation should occur. Royalty expense under these agreements was $2,841,000, $3,069,000 and $2,144,000 for years ending March 31, 2000, 1999 and 1998, respectively.

     During fiscal 2000, ShowCase entered into a distribution and license agreements with another software company, the board of directors of which includes the CEO of ShowCase. The Company prepaid royalties of $250,000 and there was no royalty expense under this agreement for the year ending March 31, 2000.

                     SHOWCASE CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                         THREE MONTHS ENDED      SIX MONTHS ENDED
                                                           SEPTEMBER 30,          SEPTEMBER 30,
                                                        --------------------   --------------------
                                                           2000                   2000
                                                        (RESTATED)    1999     (RESTATED)    1999
                                                        ----------   -------   ----------   -------
Revenues:
  License fees........................................   $ 6,475     $ 4,027    $11,530     $10,092
  Maintenance and support.............................     4,532       3,301      8,783       6,507
  Professional service fees...........................     1,515       1,178      3,168       2,412
                                                         -------     -------    -------     -------
          Total revenues..............................    12,522       8,506     23,481      19,011
                                                         -------     -------    -------     -------
Cost of revenues:
  License fees........................................       988         766      1,817       1,835
  Maintenance and support.............................       972         753      1,949       1,577
  Professional service fees...........................     1,491       1,112      3,023       2,144
                                                         -------     -------    -------     -------
          Total cost of revenues......................     3,451       2,631      6,789       5,556
                                                         -------     -------    -------     -------
Gross margin..........................................     9,071       5,875     16,692      13,455
                                                         -------     -------    -------     -------
Operating expenses:
  Sales and marketing.................................     6,009       5,234     12,170      10,508
  Product development.................................     1,565       1,247      3,150       2,410
  General and administrative..........................     1,217       1,136      2,465       2,077
                                                         -------     -------    -------     -------
          Total operating expenses....................     8,791       7,617     17,785      14,995
                                                         -------     -------    -------     -------
Operating income (loss)...............................       280      (1,742)    (1,093)     (1,540)
                                                         -------     -------    -------     -------
Other income (expense), net:
  Interest expenses...................................        (2)         (4)        (5)        (10)
  Interest income.....................................       465         366        902         470
  Other income (expense), net.........................       (39)         --        (45)          1
                                                         -------     -------    -------     -------
          Total other income (expense), net...........       424         362        852         461
                                                         -------     -------    -------     -------
Net income (loss) before income taxes.................       704      (1,380)      (241)     (1,079)
Income taxes..........................................       200         185        300         300
                                                         -------     -------    -------     -------
Net income (loss).....................................   $   504     $(1,565)   $  (541)    $(1,379)
                                                         -------     -------    -------     -------
Other comprehensive income (loss):
  Foreign currency translation adjustment.............       (60)         (6)         9          28
  Unrealized holding gain on securities...............         4          40          3          72
                                                         -------     -------    -------     -------
Comprehensive income (loss)...........................   $   448     $(1,531)   $  (529)    $(1,279)
                                                         =======     =======    =======     =======
Net income (loss) per share:
  Basic...............................................   $  0.05     $ (0.15)   $ (0.05)    $ (0.19)
                                                         =======     =======    =======     =======
  Diluted.............................................   $  0.04     $ (0.15)   $ (0.05)    $ (0.19)
                                                         =======     =======    =======     =======
Weighted average shares outstanding used in computing
  basic net income (loss) per share...................    10,760      10,139     10,667       7,341
Weighted average shares outstanding used in computing
  diluted net income (loss) per share.................    11,352      10,139     10,667       7,341


     See accompanying notes to unaudited consolidated financial statements.

                     SHOWCASE CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


                                                              SEPTEMBER 30,
                                                                  2000        MARCH 31,
                                                               (RESTATED)       2000
                                                              -------------   ---------
                                        ASSETS

Current Assets:
  Cash and equivalents......................................     $13,289       $11,677
  Marketable securities.....................................      14,716        18,387
  Accounts receivable, net..................................      11,217         8,848
  Prepaid expenses and other current assets.................       1,153         1,731
                                                                 -------       -------
          Total current assets..............................      40,375        40,643
                                                                 -------       -------
Property and equipment, net.................................       1,792         2,088
Purchased software, net.....................................       1,000            --
Goodwill, net of accumulated amortization...................          26            56
                                                                 -------       -------
          Total assets......................................     $43,193       $42,787
                                                                 =======       =======

                         LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
  Accounts payable..........................................     $ 1,714       $ 1,323
  Accrued liabilities.......................................       5,352         4,333
  Current portion of long-term debt.........................          --             2
  Current portion of obligations under capital leases.......          25            78
  Deferred revenue..........................................      12,134        12,778
                                                                 -------       -------
          Total current liabilities.........................      19,225        18,514
                                                                 -------       -------
Deferred revenue, less current portion......................         744           914
                                                                 -------       -------
          Total liabilities.................................      19,969        19,428
                                                                 -------       -------
Stockholders' Equity:
  Common stock, $.01 par value, 50,000,000 shares
     authorized, 10,764,129 and 10,522,113 shares issued and
     outstanding............................................         108           105
  Additional paid-in capital................................      31,777        31,443
  Accumulated other comprehensive income:
     Cumulative translation adjustment......................         132           123
     Unrealized holding loss on securities..................          (6)           (9)
  Deferred compensation.....................................        (368)         (426)
  Accumulated deficit.......................................      (8,419)       (7,877)
                                                                 -------       -------
          Total stockholders' equity........................      23,224        23,359
                                                                 -------       -------
          Total liabilities and stockholders' equity........     $43,193       $42,787
                                                                 =======       =======


     See accompanying notes to unaudited consolidated financial statements.

                     SHOWCASE CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                                 (IN THOUSANDS)


                                                                SIX MONTHS ENDED
                                                                  SEPTEMBER 30,
                                                              ---------------------
                                                                 2000
                                                              (RESTATED)     1999
                                                              ----------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................   $   (541)   $ (1,379)
  Adjustments to reconcile net loss to cash used in
     operating activities:
     Depreciation and amortization..........................        459         375
     Provision for returns and doubtful accounts, net of
      returns and writeoffs.................................         --         (90)
     Deferred income taxes..................................         --         330
     Deferred compensation amortization and expense related
      to cashless exercise of warrants......................         58         129
     Loss on the disposal of property and equipment.........          3           3
     Changes in operating assets and liabilities, net of
      effect of foreign exchange rate changes:
       Accounts receivable..................................     (2,369)        250
       Prepaid expenses.....................................       (227)       (118)
       Income taxes receivable..............................        351        (238)
       Accounts payable.....................................        391        (349)
       Accrued liabilities..................................        915         271
       Deferred revenue.....................................       (813)     (1,153)
       Income taxes payable.................................        104        (294)
                                                               --------    --------
          Net cash used in operating activities.............     (1,215)     (2,263)
                                                               --------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment........................       (129)       (370)
  Purchase of marketable securities.........................    (98,388)    (63,621)
  Sale and maturity of marketable securities................    102,062      38,192
  Purchase of software license..............................     (1,000)         --
  Proceeds from sale of property and equipment..............          2          --
                                                               --------    --------
          Net cash provided by (used in) investing
           activities.......................................      2,547     (25,799)
                                                               --------    --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from exercise of stock options...................        336          26
  Proceeds from initial public offering, net of expenses....         --      24,350
  Payments under Capital lease obligations..................        (56)        (76)
                                                               --------    --------
          Net cash provided by financing activities.........        280      24,300
                                                               --------    --------
Net increase (decrease) in cash.............................      1,612      (3,762)
Cash, beginning of period...................................     11,677       8,900
                                                               --------    --------
Cash, end of period.........................................   $ 13,289    $  5,138
                                                               ========    ========
Supplemental disclosure of cash flow information:
  Cash paid during the six months for interest..............   $      5    $     10
                                                               ========    ========
  Cash paid during the six months for income taxes..........   $     75    $    642
                                                               ========    ========
  Cash received during the six months from income tax
     refunds................................................   $    234    $     --
                                                               ========    ========


     See accompanying notes to unaudited consolidated financial statements.

                     SHOWCASE CORPORATION AND SUBSIDIARIES

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(1) BASIS OF PRESENTATION

     The unaudited interim consolidated financial statements include the accounts of ShowCase Corporation and its wholly owned subsidiaries (collectively, the "Company") and have been prepared by the Company in accordance with generally accepted accounting principles, pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, certain information and footnote disclosures normally included in the financial statements have been omitted or condensed pursuant to such rules and regulations. The information furnished reflects, in the opinion of the management of the Company, all adjustments, consisting primarily of recurring accruals, considered necessary for a fair presentation of the financial position and the results of operations.

     In June 2000, the SEC staff issued Staff Accounting Bulletin No. 101B, which deferred the required implementation date of Staff Accounting Bulletin No. 101 ("SAB 101"), as amended by SAB 101A. SAB 101, as amended, summarizes certain views of the SEC staff in applying generally accepted accounting principles to revenue recognition in financial statements. Implementation of SAB 101 by the Company was previously required in the quarter beginning April 1, 2000. Subject to SAB 101B, required implementation of SAB 101 has been deferred to the quarter beginning January 1, 2001. The Company does not expect SAB 101 to have a material impact on its financial condition or results of operation.


(2) REVISION OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS



     The accompanying consolidated financial statements as of and for the periods ending September 30, 2000 have been restated to reflect the accounting for a sale of a license to and the purchase of a license from a software company occurring in June 2000 as a nonmonetary exchange of software. Previously, the Company had recorded these transactions as a separate license of software to another software company and separate license of software from this same company resulting in the reflection of the culmination of the earnings process with respect to these transactions in previously issued financial statements. As a result of considering the transactions as a nonmonetary exchange, the earnings process with respect to these transactions is not deemed to be complete. The impact of the restatement on net income (loss) is as follows:



                                                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                                              THREE MONTHS ENDED     SIX MONTHS ENDED
                                                              SEPTEMBER 30, 2000    SEPTEMBER 30, 2000
                                                              ------------------    -------------------
Net income (loss) as previously reported...................         $  391                $ (200)
Net income (loss) as restated..............................         $  504                $ (541)
Basic income (loss) per share as previously reported.......         $ 0.04                $(0.02)
Basic income (loss) per share as restated..................         $ 0.05                $(0.05)
Diluted income (loss) per share as previously reported.....         $ 0.03                $(0.02)
Diluted income (loss) per share as restated................         $ 0.04                $(0.05)



(3) NET INCOME (LOSS) PER SHARE


     Basic income (loss) per share represents net income (loss) divided by the weighted average number of shares of common stock outstanding during the period. Diluted income (loss) per share represents net income (loss) divided by the sum of the weighted average number of shares of common stock outstanding plus shares derived from other potentially dilutive securities. For the Company, potentially dilutive securities include "in-the-money" fixed stock options and warrants. The number of shares added for stock options and warrants is determined by the treasury stock method, which assumes exercise of these options and warrants and the use of any proceeds from such exercise to repurchase a portion of these shares at the average market price for the period. When the results of operations are a loss, other potentially dilutive securities are not included in the calculation of loss per share.

                     SHOWCASE CORPORATION AND SUBSIDIARIES

     For the three months ended September 30, 1999 and the six months ended September 30, 2000 and 1999, basic loss per share is the same as diluted loss per share because the effect of the inclusion of other potentially dilutive securities in the calculation of diluted loss per share was antidilutive.

     The number of option shares excluded from the calculation of potentially dilutive securities either because the exercise price exceeded the average market price or because their inclusion in a calculation of net loss per share would have been antidilutive was 189,996 and 1,148,689 for the three months ended September 30, 2000 and 1999, respectively, and 781,690 and 1,125,701 for the six months ended September 30, 2000 and 1999, respectively.


(4) RELATED PARTY TRANSACTIONS


     In late September 2000, the Company licensed certain software from another software company, an executive of which is also a member of the board of directors of the Company, for $1,000,000. The Company will amortize this software over a three-year period.


(5) SUBSEQUENT EVENT -- MERGER WITH SPSS


     On November 6, 2000, the Company and SPSS Inc. ("SPSS") entered into a merger agreement relating to the acquisition of the Company by SPSS. Under the terms of the agreement, SPSS will issue one share of its common stock in return for every three outstanding shares of the Company's stock. The merger is subject to approval by the shareholders of the Company and SPSS, the effectiveness of a Form S-4 registration statement to be filed with the Securities and Exchange Commission and other customary closing conditions. The merger is expected to close in the first calendar quarter of 2001.

                          INDEPENDENT AUDITORS' REPORT
                        ON FINANCIAL STATEMENT SCHEDULE

The Board of Directors
  of ShowCase Corporation:

     Under date of May 2, 2000, we reported on the consolidated balance sheets of ShowCase Corporation and subsidiaries as of March 31, 2000 and 1999, and the related consolidated statements of operations and comprehensive income (loss), stockholders' equity and cash flows for each of the years in the three-year period ended March 31, 2000, as included in ShowCase Corporation's Annual Report on Form 10-K for the fiscal year ended March 31, 2000. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement schedule as listed in the accompanying index (see Item 14(a)(2)). This financial statement schedule is the responsibility of ShowCase Corporation's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits.

     In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                                         /s/  KPMG LLP

Minneapolis, Minnesota
May 2, 2000

                              SHOWCASE CORPORATION

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                                              YEAR ENDED MARCH 31,
                                                              ---------------------
                                                              2000    1999    1998
                                                              -----   -----   -----
Allowance for Sales Returns:
  Balance at beginning or year..............................  $ 520   $ 320   $ 175
  Additions charged to revenue..............................    472     319     445
  Returns...................................................   (592)   (119)   (300)
                                                              -----   -----   -----
                                                              $ 400   $ 520   $ 320
                                                              =====   =====   =====
Allowance for Doubtful Accounts:
  Balance at beginning of year..............................  $ 285   $ 180   $ 125
  Additions charged to costs and expenses...................     45     163      55
  Write-offs................................................     --     (58)     --
                                                              -----   -----   -----
                                                              $ 330   $ 285   $ 180
                                                              =====   =====   =====

                                    ANNEX A

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                          DATED AS OF NOVEMBER 6, 2000

                                     AMONG

                                   SPSS INC.,

                           SPSS ACQUISITION SUB CORP.

                                      AND

                              SHOWCASE CORPORATION

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                 ARTICLE I
                    THE MERGER: CERTAIN RELATED MATTERS
1.1     The Merger..................................................    A-1
1.2     Closing.....................................................    A-2
1.3     Effective Time..............................................    A-2
1.4     Effects of the Merger.......................................    A-2
1.5     Articles of Incorporation...................................    A-2
1.6     Bylaws......................................................    A-2
1.7     Appointment of Directors....................................    A-2
1.8     Effect on Capital Stock.....................................    A-3
1.9     ShowCase Stock Options and Other Equity-Based Awards........    A-3
1.10    Dissenter's Rights..........................................    A-4
1.11    Certain Adjustments.........................................    A-4
                                 ARTICLE II
                          EXCHANGE OF CERTIFICATES
2.1     Exchange Fund...............................................    A-4
2.2     Exchange Procedures.........................................    A-5
2.3     Distributions with Respect to Unexchanged Shares............    A-5
2.4     No Further Ownership Rights in ShowCase Common Stock........    A-5
2.5     No Fractional Shares of SPSS Common Stock...................    A-6
2.6     Termination of Exchange Fund................................    A-6
2.7     No Liability................................................    A-7
2.8     Investment of the Exchange Fund.............................    A-7
2.9     Lost Certificates...........................................    A-7
2.10    Withholding Rights..........................................    A-7
2.11    Further Assurances..........................................    A-7
2.12    Stock Transfer Books........................................    A-7
2.13    Affiliates..................................................    A-8
                                ARTICLE III
                       REPRESENTATIONS AND WARRANTIES
3.1     Representations and Warranties of SPSS......................    A-8
3.2     Representations and Warranties of ShowCase..................    A-16
3.3     Representations and Warranties of SPSS and Merger Sub.......    A-23
                                 ARTICLE IV
                 COVENANTS RELATING TO CONDUCT OF BUSINESS
4.1     Covenants of SPSS...........................................    A-24
4.2     Covenants of ShowCase.......................................    A-27
4.3     Governmental Filings........................................    A-29
4.4     Control of Other Party's Business...........................    A-30

                                 ARTICLE V
                           ADDITIONAL AGREEMENTS
5.1     Preparation of Proxy Statement; Shareholders Meetings.......    A-30
5.2     SPSS Board of Directors; Executive Officers; Headquarters...    A-33
5.3     Access to Information/Employees.............................    A-33
5.4     Reasonable Best Efforts.....................................    A-34
5.5     Acquisition Proposals.......................................    A-36
5.6     Employee Benefits Matters...................................    A-37
5.7     Fees and Expenses...........................................    A-37
5.8     Directors' and Officers' Indemnification and Insurance......    A-37
5.9     Public Announcements........................................    A-38
5.10    Accountant's Letters........................................    A-38
5.11    Listing of Shares of SPSS Common Stock......................    A-39
5.12    Dividends...................................................    A-39
5.13    Affiliates..................................................    A-39
5.14    Section 16 Matters..........................................    A-40
5.15    Severance Packages..........................................    A-40
                                 ARTICLE VI
                            CONDITIONS PRECEDENT
        Conditions to Each Party's Obligation to Effect the
6.1     Merger......................................................    A-40
        Additional Conditions to Obligations of SPSS and Merger
6.2     Sub.........................................................    A-41
6.3     Additional Conditions to Obligations of ShowCase............    A-42
                                ARTICLE VII
                         TERMINATION AND AMENDMENT
7.1     Termination.................................................    A-43
7.2     Effect of Termination.......................................    A-44
7.3     Amendment...................................................    A-45
7.4     Extension; Waiver...........................................    A-45
                                ARTICLE VIII
                             GENERAL PROVISIONS
        Non-Survival of Representations, Warranties and
8.1     Agreements..................................................    A-45
8.2     Notices.....................................................    A-45
8.3     Interpretation..............................................    A-46
8.4     Counterparts................................................    A-46
8.5     Entire Agreement; No Third Party Beneficiaries..............    A-46
8.6     Governing Law...............................................    A-47
8.7     Severability................................................    A-47
8.8     Assignment..................................................    A-47
8.9     Submission to Jurisdiction; Waivers.........................    A-47
8.10    Enforcement.................................................    A-48
8.11    Definitions.................................................    A-48

     AGREEMENT AND PLAN OF MERGER, dated as of November 6, 2000 (this "Agreement"), among SPSS INC., a Delaware corporation ("SPSS"), SPSS ACQUISITION SUB CORP., a Delaware corporation and a direct wholly-owned subsidiary of SPSS ("Merger Sub"), and SHOWCASE CORPORATION, a Minnesota corporation ("ShowCase").

                                  WITNESSETH:

     WHEREAS, the Boards of Directors of ShowCase and SPSS deem it advisable and in the best interests of each corporation and its respective stockholders that ShowCase and SPSS engage in a business combination in order to advance the long-term strategic business interests of ShowCase and SPSS;

     WHEREAS, the combination of ShowCase and SPSS shall be effected by the terms of this Agreement through a merger as outlined below (the "Merger");

     WHEREAS, in furtherance thereof, the respective Boards of Directors of ShowCase and SPSS have approved the Merger, upon the terms and subject to the conditions set forth in this Agreement, pursuant to which each share of common stock, par value $0.01 per share, of ShowCase ("ShowCase Common Stock") issued and outstanding immediately prior to the Effective Time (as defined in Section 1.3), other than (i) shares owned or held directly by SPSS or Merger Sub and
(ii) Dissenting Shares (as defined below), will be converted into the right to receive shares of common stock, par value $0.01 per share, of SPSS ("SPSS Common Stock") as set forth in Section 1.8;

     WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder; and

     WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for as a pooling-of-interests transaction under United States generally accepted accounting principles ("GAAP").

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I
                      THE MERGER; CERTAIN RELATED MATTERS

     1.1 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL") and the Minnesota Business Corporation Act (the "MBCA"), Merger Sub shall be merged with and into ShowCase at the Effective Time. Following the Merger, the separate corporate existence of Merger Sub shall cease and ShowCase shall continue as the surviving corporation (the "Surviving Corporation").

     1.2 CLOSING. Upon the terms and subject to the conditions set forth in
Article VI and the termination rights set forth in Article VII, the closing of the Merger (the "Closing") will take place on the first Business Day after the satisfaction or waiver (subject to applicable law) of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Closing Date) set forth in Article VI, unless this Agreement has been theretofore terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto (the actual time and date of the Closing being referred to herein as the "Closing Date"). The Closing shall be held at the offices of Ross & Hardies, 150 North Michigan Avenue, Chicago, Illinois 60601, unless another place is agreed to in writing by the parties hereto.

     1.3 EFFECTIVE TIME. As soon as practicable following the satisfaction or waiver (subject to applicable law) of the conditions set forth in Article VI, at the Closing the parties shall (a)(i) file a certificate of merger (the "Delaware Certificate of Merger") in such form as is required by and executed in accordance with the relevant provisions of the DGCL and (ii) make all other filings or recordings required under the DGCL, and (b)(i) file articles of merger (the "Minnesota Articles of Merger") in such form as is required by and executed in accordance with the relevant provisions of the MCBA and (ii) make all other filings or recordings required under the MCBA. The Merger shall become effective upon the later to occur of the date (i) the Delaware Certificate of Merger is duly filed with the Delaware Secretary of State and (ii) the Minnesota Articles of Merger are duly filed with the Minnesota Secretary of State or at such subsequent time as SPSS and ShowCase shall agree and as shall be specified in the Delaware Certificate of Merger and the Minnesota Articles of Merger (the date and time the Merger becomes effective being the "Effective Time").

     1.4 EFFECTS OF THE MERGER. At and after the Effective Time, the Merger will have the effects set forth in the DGCL and MCBA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of ShowCase and Merger Sub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of ShowCase and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     1.5 ARTICLES OF INCORPORATION. The articles of incorporation of ShowCase, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law.

     1.6 BYLAWS. The bylaws of ShowCase, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     1.7 APPOINTMENT OF DIRECTORS. The directors and officers of Merger Sub shall be the initial directors and officers of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation. Upon consummation of the Merger, SPSS shall cause the appointment to the SPSS board of directors of three of the individuals currently serving on the ShowCase board of directors, which individuals shall include, without limitation, William Binch, Promod Haque and Kenneth Holec. On or before the Effective Time, ShowCase shall deliver to SPSS resignations of the directors and officers of ShowCase, effective as of the Effective Time.

     1.8 EFFECT ON CAPITAL STOCK. (a) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of ShowCase Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of ShowCase Common Stock owned by SPSS or Merger Sub, all of which shall be canceled as provided in Section 1.8(c), and any Dissenting Shares), shall be converted into 0.333 validly issued, fully paid and non-assessable shares of SPSS Common Stock (the "Exchange Ratio") (together with any cash in lieu of fractional shares of SPSS Common Stock to be paid pursuant to Section 2.5, the "Merger Consideration").

     (b) As a result of the Merger and without any action on the part of the holders thereof, at the Effective Time, all shares of ShowCase Common Stock shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of ShowCase Common Stock (a "Certificate") shall thereafter cease to have any rights with respect to such shares of ShowCase Common Stock, except as provided herein or by law.

     (c) Each share of ShowCase Common Stock issued and owned by SPSS or Merger Sub at the Effective Time shall, by virtue of the Merger, cease to be outstanding and shall be, canceled and retired and no stock of SPSS or other consideration shall be delivered in exchange therefor.

     (d) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time, shall be converted into one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

     1.9 SHOWCASE STOCK OPTIONS AND OTHER EQUITY-BASED AWARDS. (a) Each ShowCase Stock Option (as defined in Section 3.2(b)) that was granted pursuant to the ShowCase Stock Option Plans (as defined in Section 3.2(b)) prior to the Effective Time and which remains outstanding immediately prior to the

Effective Time shall cease to represent a right to acquire shares of ShowCase Common Stock, and shall be converted, at the Effective Time, into a non-qualified option to acquire, on economically equivalent terms and conditions as were applicable under the ShowCase Stock Option (but taking into account any changes thereto, including the acceleration thereof, provided for in the ShowCase Stock Option Plans or in such option by reason of this Agreement or the transactions contemplated hereby), that number of shares of SPSS Common Stock determined by multiplying the number of shares of ShowCase Common Stock subject to such ShowCase Stock Option by the Exchange Ratio, rounded, if necessary, to the nearest whole share of SPSS Common Stock, at a price per share (rounded to the nearest one-hundredth of a cent) equal to the per share exercise price specified in such ShowCase Stock Option divided by the Exchange Ratio; provided, however, that in the case of any ShowCase Stock Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the option price, the number of shares subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code. On or prior to the Effective Time, ShowCase will take all actions necessary such that all ShowCase Stock Options outstanding prior to the Effective Time under the ShowCase Stock Option Plans are treated in accordance with the immediately preceding sentences, including, but not limited to, precluding the holder of each ShowCase Stock Option from receiving any cash payments in respect of such Option in connection with the Merger.

     (b) SPSS shall take all corporate action necessary to reserve for issuance a sufficient number of shares of SPSS Common Stock for delivery upon exercise of SPSS Stock Options issued in accordance with this Section 1.9. Promptly after the Effective Time, SPSS shall file a registration statement on Form S-8 (or any successor or other appropriate forms), with respect to the shares of SPSS Common Stock subject to such options and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

     1.10 DISSENTERS' RIGHTS. (a) Notwithstanding any provision of Section 1.8 to the contrary, any shares of ShowCase Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by a shareholder who has not voted such shares of ShowCase Common Stock in favor of the Merger and who has properly exercised, preserved and perfected dissenters' rights with respect to such shares of ShowCase Common Stock in accordance with the MBCA (including Sections 302A.471 and 302A.473 thereof) and, as of the Effective Time, has neither effectively withdrawn nor otherwise lost for any reason its right to exercise such dissenters' rights ("Dissenting Shares"), will not be converted into or represent a right to receive the Merger Consideration pursuant to Section 1.8(a). The holders of Dissenting Shares will be entitled to only such rights as are granted by Section 302A.471 of the MBCA.

     (b) Notwithstanding the provisions of Section 1.8(a), if any holder of shares of ShowCase Common Stock who demands dissenters' rights with respect to its shares of ShowCase Common Stock under the MBCA effectively withdraws or otherwise loses for any reason (including failure to perfect) its dissenters' rights, then as of the Effective Time or the occurrence of such event, whichever later occurs, such shareholder's shares of ShowCase Common Stock will automatically be cancelled and converted into and represent only the right to receive the Merger Consideration as provided in Section 1.8(a), without interest thereon, upon surrender of the certificate or certificates formerly representing such shares of ShowCase Common Stock.

     1.11 CERTAIN ADJUSTMENTS. If, between the date of this Agreement and the Effective Time, the outstanding SPSS Common Stock or ShowCase Common Stock shall have been changed into a different number of shares or different class by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the Exchange Ratio shall be appropriately adjusted to provide to the holders of ShowCase Common Stock the same economic effect as contemplated by this Agreement prior to such event.

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                                   ARTICLE II
                            EXCHANGE OF CERTIFICATES

     2.1 EXCHANGE FUND. Prior to the Effective Time, SPSS shall appoint its current transfer agent to act as exchange agent hereunder for the purpose of exchanging Certificates for the Merger Consideration (the "Exchange Agent"). At or prior to the Effective Time, SPSS shall deposit with the Exchange Agent, in trust for the benefit of holders of shares of ShowCase Common Stock, certificates representing the SPSS Common Stock issuable pursuant to Section 1.8 in exchange for outstanding shares of ShowCase Common Stock. SPSS agrees to make available to the Exchange Agent from time to time as needed, cash sufficient to pay cash in lieu of fractional shares pursuant to Section 2.5 and any dividends and other distributions pursuant to Section 2.3. Any cash and certificates of SPSS Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the "Exchange Fund."

     2.2 EXCHANGE PROCEDURES. Promptly after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of a Certificate (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as SPSS may reasonably specify (such letter to be reasonably acceptable to ShowCase prior to the Effective Time) and (ii) instructions for effecting the surrender of such Certificates in exchange for the applicable Merger Consideration. Upon surrender of a Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (A) one or more shares of SPSS Common Stock (which shall be in uncertificated book-entry form unless a physical certificate is requested) representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Section 1.8 (after taking into account all shares of ShowCase Common Stock then held by such holder) and (B) a check in the amount equal to the cash that such holder has the right to receive pursuant to the provisions of this
Article II, including cash in lieu of any fractional shares of SPSS Common Stock pursuant to Section 2.5 and dividends and other distributions pursuant to
Section 2.3. No interest will be paid or will accrue on any cash payable pursuant to Section 2.3 or Section 2.5. In the event of a transfer of ownership of ShowCase Common Stock which is not registered in the transfer records of ShowCase, one or more shares of SPSS Common Stock evidencing, in the aggregate, the proper number of shares of SPSS Common Stock, a check in the proper amount of cash in lieu of any fractional shares of SPSS Common Stock pursuant to
Section 2.5 and any dividends or other distributions to which such holder is entitled pursuant to Section 2.3, may be issued with respect to such ShowCase Common Stock to such a transferee if the Certificate representing such shares of ShowCase Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

     2.3 DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions declared or made with respect to shares of SPSS Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of SPSS Common Stock that such holder would be entitled to receive upon surrender of such Certificate and no cash payment in lieu of fractional shares of SPSS Common Stock shall be paid to any such holder pursuant to Section 2.5 until such holder shall surrender such Certificate in accordance with Section 2.2. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to such holder of shares of SPSS Common Stock issuable in exchange therefor, without interest, (a) promptly after the time of such surrender, the amount of any cash payable in lieu of fractional shares of SPSS Common Stock to which such holder is entitled pursuant to Section 2.5 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of SPSS Common Stock, and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of SPSS Common Stock.

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     2.4 NO FURTHER OWNERSHIP RIGHTS IN SHOWCASE COMMON STOCK. All shares of
SPSS Common Stock issued and cash paid upon conversion of shares of ShowCase Common Stock in accordance with the terms of Article I and this Article II (including any cash paid pursuant to Section 2.3 or 2.5) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of ShowCase Common Stock.

     2.5 NO FRACTIONAL SHARES OF SPSS COMMON STOCK. (a) No certificates or scrip or shares of SPSS Common Stock representing fractional shares of SPSS Common Stock or book-entry credit of the same shall be issued upon the surrender for exchange of Certificates and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of SPSS or a holder of shares of SPSS Common Stock.

     (b) Notwithstanding any other provision of this Agreement, each holder of shares of ShowCase Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of SPSS Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of SPSS Common Stock multiplied by (ii) the closing price for a share of SPSS Common Stock on the NASDAQ National Market ("NASDAQ") on the date of the Effective Time or, if such date is not a Business Day, the Business Day immediately following the date on which the Effective Time occurs.

     (c) As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify SPSS, and SPSS shall cause the Surviving Corporation to deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

     2.6 TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates for six months after the Effective Time shall be delivered to SPSS or otherwise on the instruction of SPSS, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to SPSS for the Merger Consideration with respect to the shares of ShowCase Common Stock formerly represented thereby to which such holders are entitled pursuant to Section 1.8 and Section 2.2, any cash in lieu of fractional shares of SPSS Common Stock to which such holders are entitled pursuant to Section 2.5 and any dividends or distributions with respect to shares of SPSS Common Stock to which such holders are entitled pursuant to
Section 2.3. Any such portion of the Exchange Fund remaining unclaimed by holders of shares of ShowCase Common Stock five years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity (as defined in Section 3.1(c)(iii)) shall, to the extent permitted by law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

     2.7 NO LIABILITY. None of SPSS, Merger Sub, ShowCase, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     2.8 INVESTMENT OF THE EXCHANGE FUND. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by SPSS on a daily basis; provided, that no such gain or loss thereon shall affect the amounts payable to ShowCase shareholders pursuant to Article I and the other provisions of this
Article II. Any interest and other income resulting from such investments shall promptly be paid to SPSS.

     2.9 LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the shares of ShowCase Common Stock

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formerly represented thereby, any cash in lieu of fractional shares of SPSS
Common Stock, and unpaid dividends and distributions on shares of SPSS Common Stock deliverable in respect thereof, pursuant to this Agreement.

     2.10 WITHHOLDING RIGHTS. Each of the Surviving Corporation and SPSS shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of ShowCase Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or SPSS, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of ShowCase Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or SPSS, as the case may be.

     2.11 FURTHER ASSURANCES. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of ShowCase or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of ShowCase or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

     2.12 STOCK TRANSFER BOOKS. The stock transfer books of ShowCase shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of shares of ShowCase Common Stock thereafter on the records of ShowCase. On or after the Effective Time, any Certificates presented to the Exchange Agent or SPSS for any reason shall be converted into the Merger Consideration with respect to the shares of ShowCase Common Stock formerly represented thereby (including any cash in lieu of fractional shares of SPSS Common Stock to which the holders thereof are entitled pursuant to Section 2.5) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.3.

     2.13 AFFILIATES. Notwithstanding anything to the contrary herein, to the fullest extent permitted by law, no certificates representing shares of SPSS Common Stock or cash shall be delivered to a Person who may be deemed an "affiliate" of ShowCase in accordance with Section 5.13 hereof for purposes of Rule 145 under the Securities Act of 1933, as amended (the "Securities Act"), or for purposes of qualifying the Merger for pooling-of-interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable rules and regulations of the Securities and Exchange Commission (the "SEC") until such Person has executed and delivered an Affiliate Agreement (as defined in Section 5.13) to SPSS.

                                  ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

     3.1 REPRESENTATIONS AND WARRANTIES OF SPSS. Except as set forth in the SPSS disclosure schedule delivered by SPSS to ShowCase in connection with the execution of this Agreement (the "SPSS Disclosure Schedule") (each section of which qualifies the correspondingly numbered representation and warranty or covenant), SPSS represents and warrants to ShowCase as follows:

     (a) Organization, Standing and Power; Subsidiaries.

          (i) Each of SPSS and each of its Subsidiaries (as defined in Section 8.11) is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failures to be so organized, existing and in good standing or to have such power and authority, in the aggregate, would not reasonably be expected to

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     have a Material Adverse Effect on SPSS, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failures so to qualify or to be in good standing, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on SPSS. The copies of the certificate of incorporation and bylaws of SPSS which were previously furnished or made available to ShowCase are true, complete and correct copies of such documents as in effect on the date of this Agreement.

          (ii) Exhibit 21.1 to SPSS's Annual Report on Form 10K for the year ended December 31, 1999 includes all the Subsidiaries of SPSS which as of the date of this Agreement are Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the SEC). All the outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary have been validly issued and are fully paid and non-assessable and are owned directly or indirectly by SPSS, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively "Liens") and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), except for restrictions imposed by applicable securities laws. Except as set forth in the SPSS SEC Reports (as defined in Section 3.1 (d)) filed prior to the date hereof, neither SPSS nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity (other than Subsidiaries), that is or would reasonably be expected to be material to SPSS and its Subsidiaries taken as a whole.

     (b) Capital Structure.

          (i) As of October 27, 2000, the authorized capital stock of SPSS consisted of 50,000,000 shares of SPSS Common Stock of which 10,014,024 shares were outstanding. Since October 27, 2000 to the date of this Agreement, there have been no issuances of shares of the capital stock of SPSS or any other securities of SPSS other than issuances of shares pursuant to options or rights outstanding as of December 31, 1999 under the Benefit Plans (as defined in Section 8.11(b)) of SPSS. All issued and outstanding shares of the capital stock of SPSS are, and when shares of SPSS Common Stock are issued in the Merger or upon exercise of stock options converted in the Merger pursuant to Section 1.9, such shares will be, duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights. There were outstanding as of October 27, 2000 no options, warrants or other rights to acquire capital stock from SPSS other than options and other rights to acquire capital stock from SPSS representing in the aggregate the right to purchase approximately 2,350,000 shares of SPSS Common Stock (collectively, the "SPSS Stock Options") under SPSS's Third Amended and Restated 1995 Equity Incentive Plan, 1999 Employee Equity Incentive Plan, and Amended 1991 Stock Option Plan (collectively, the "SPSS Stock Option Plans"). Section 3.1(b) of the SPSS Disclosure Schedule sets forth a complete and correct list, as of October 27, 2000, of the number of shares of SPSS Common Stock subject to SPSS Stock Options or other rights to purchase or receive SPSS Common Stock granted under the SPSS Benefit Plans or otherwise, the dates of grant and the exercise prices thereof. No options or warrants or other rights to acquire capital stock from SPSS have been issued or granted since October 27, 2000 to the date of this Agreement.

          (ii) No bonds, debentures, notes or other indebtedness of SPSS having the right to vote on any matters on which holders of capital stock of SPSS may vote ("SPSS Voting Debt") are issued or outstanding.

          (iii) Except as otherwise set forth in this Section 3.1(b) and as contemplated by Section 1.8 and Section 1.9, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which SPSS or any of its Subsidiaries is a party or by which any of them is bound obligating SPSS or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of SPSS or any of its Subsidiaries or obligating SPSS or any of its Subsidiaries to

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     issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are no outstanding obligations of SPSS or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of SPSS or any of its Subsidiaries.

     (c) Authority; No Conflicts.

          (i) SPSS has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject to obtaining the requisite stockholder approval of this Agreement and the transactions contemplated hereby and the issuance of the shares of SPSS Common Stock to be issued in the Merger (the "Share Issuance") (the "SPSS Stockholder Approval"). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of SPSS, subject to obtaining the SPSS Stockholder Approval. This Agreement has been duly executed and delivered by SPSS and constitutes a valid and binding agreement of SPSS, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          (ii) The execution and delivery of this Agreement by SPSS does not or will not, as the case may be, and the consummation by SPSS of the Merger and the other transactions contemplated hereby will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result by its terms in the, termination, amendment, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest, charge or other encumbrance on, or the loss of, any assets, including Intellectual Property (any such conflict, violation, default, right of termination, amendment, cancellation or acceleration, loss or creation, a "Violation") pursuant to: (A) any provision of the certificate of incorporation or bylaws of SPSS or any material Subsidiary of SPSS, or (B) except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect (as defined in Section 8.11(g)) on SPSS, subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to SPSS or any Subsidiary of SPSS or their respective properties or assets.

          (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any national, state, municipal or local government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a "Governmental Entity"), is required by or with respect to SPSS or any Subsidiary of SPSS in connection with the execution and delivery of this Agreement by SPSS or the consummation of the Merger and the other transactions contemplated hereby, except for those required under or in relation to (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (B) state securities or "blue sky" laws (the "Blue Sky Laws"), (C) the Securities Act, (D) the Exchange Act, (E) the DGCL with respect to the filing of the Certificate of Merger, (F) rules and regulations of NASDAQ,
     (G) antitrust or other competition laws of other jurisdictions, and (H) such consents, approvals, orders, authorizations, registrations, declarations and filings the failures of which to make or obtain, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on SPSS. Consents, approvals, orders, authorizations, registrations, declarations and filings required under or in relation to any, of the foregoing clauses (A) through (G) are hereinafter referred to as "Necessary Consents."

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

     (d) Reports and Financial Statements.

          (i) SPSS has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 1, 1998 (collectively, including all exhibits thereto, the "SPSS SEC Reports"). No Subsidiary of SPSS is required to file any form, report, registration statement, prospectus or other document with the SEC. None of the SPSS SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) included in the SPSS SEC Reports presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of SPSS and its consolidated Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of unaudited interim financial statements, to the absence of notes and normal yearend adjustments that have not been and are not expected to be material in amount. All of such SPSS SEC Reports, as of their respective dates (and as of the date of any amendment to the respective SPSS SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

          (ii) Except as disclosed in the SPSS SEC Reports filed prior to the date hereof, since June 30, 2000, SPSS and its Subsidiaries have not incurred any liabilities that are of a nature that would be required to be disclosed on a balance sheet of SPSS and its Subsidiaries or the footnotes thereto prepared in conformity with GAAP, other than (A) liabilities incurred in the ordinary course of business or (B) liabilities that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on SPSS.

     (e) Information Supplied.

          (i) None of the information supplied or to be supplied by SPSS for inclusion or incorporation by reference in (A) the Form S-4 (as defined in Section 5.1) will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (B) the Joint Proxy Statement/ Prospectus (as defined in Section 5.1) will, on the date it is first mailed to ShowCase shareholders or SPSS stockholders or at the time of the ShowCase Shareholders Meeting or the SPSS Stockholders Meeting (each as defined in Section 5.1), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Form S-4 and the Joint Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder.

          (ii) Notwithstanding the foregoing provisions of this Section 3.1(e), no representation or warranty is made by SPSS with respect to statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement/Prospectus based on information supplied by ShowCase for inclusion or incorporation by reference therein.

     (f) Board Approval. The Board of Directors of SPSS, by resolutions duly adopted at a meeting duly called and held and not subsequently rescinded or modified in any way (the "SPSS Board Approval"), has duly (i) determined that this Agreement and the Merger are advisable and are fair to and in the best interests of SPSS and its stockholders, (ii) approved this Agreement, the Merger and the Share Issuance and (iii) recommended that the stockholders of SPSS approve the Share Issuance and directed that the Share Issuance be submitted for consideration by SPSS's stockholders at the SPSS Stockholders Meeting.

     (g) Vote Required. The affirmative vote of at least a majority of the votes cast by the holders of SPSS Common Stock, provided that the total votes cast represents a majority of the outstanding shares of SPSS Common Stock, is the only vote necessary to approve the Share Issuance.

     (h) Litigation; Compliance with Laws.

          (i) Except as disclosed in the SPSS SEC Reports filed prior to the date of this Agreement, there are no suits, actions or proceedings (collectively "Actions") pending or, to the knowledge of SPSS, threatened, against or affecting SPSS or any Subsidiary of SPSS which, in the aggregate, would reasonably be expected to have a Material Adverse Effect on SPSS, nor are there any judgments, decrees, injunctions, rules or orders of any Governmental Entity or arbitrator outstanding against SPSS or any Subsidiary of SPSS which, in the aggregate, would reasonably be expected to have a Material Adverse Effect on SPSS.

          (ii) Except as disclosed in the SPSS SEC Reports filed prior to the date of this Agreement and except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on SPSS, SPSS and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are necessary for the operation of the businesses of SPSS and its Subsidiaries, taken as a whole (the "SPSS Permits"). SPSS and its Subsidiaries are in compliance with the terms of the SPSS Permits, except where the failures to so comply, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on SPSS. Except as disclosed in the SPSS SEC Reports filed prior to the date of this Agreement, neither SPSS nor any of its Subsidiaries is in violation of, and SPSS and its Subsidiaries have not received any notices of violations with respect to, any laws, ordinances or regulations of any Governmental Entity, except for violations which, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on SPSS.

     (i) Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, except as disclosed in the SPSS SEC Reports filed prior to the date of this Agreement, and except as permitted by Section 4.1, since September, 2000, (i) SPSS and its Subsidiaries have conducted their business only in the ordinary course and (ii) there has not been any action taken by SPSS or any of its Subsidiaries during the period from September 30, 2000 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 4.1. Except as disclosed in the SPSS SEC Reports filed prior to the date of this Agreement, since September 30, 2000, there have not been any changes, circumstances or events which, in the aggregate, have had, or would reasonably be expected to have, a Material Adverse Effect on SPSS.

     (j) Environmental Matters. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on SPSS and except as disclosed in the SPSS SEC Reports filed prior to the date of this Agreement the operations of SPSS and its Subsidiaries have been and are in compliance with all Environmental Laws (as hereafter defined). As used in this Agreement, "Environmental Laws" means any and all federal, state, foreign, interstate, local or municipal laws, rules, regulations, statutes, ordinances and codes of any Governmental Entity regulating, relating to or imposing liability or standards of conduct concerning pollution, Hazardous Materials or protection of human health, safety or the environment, as currently in effect, and includes the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.sec..sec..9601, et seq., the Hazardous Materials Transportation Act, 49 U.S.C.sec..sec..1801, et seq., the Resource Conservation and Recovery Act, 42 U.S.C.sec..sec..6901, et seq., the Clean Water Act; 33 U.S.C.sec..sec..1251, et seq., the Clean Air Act, 33 U.S.C.sec..sec..2601, et seq., the Toxic Substances Control Act, 15 U.S.C.sec..sec..2601, et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C.sec..sec..136, et seq., Occupational Safety and Health Act 29 U.S.C.sec..sec..651, et seq. and the Oil Pollution Act of 1990, 33 U.S.C.sec..sec..2701, et seq., and the regulations promulgated pursuant thereto, and all analogous state or local statutes. As used in this Agreement, "Hazardous Materials" means any materials or wastes, defined or regulated as hazardous, toxic, a pollutant, a contaminant or dangerous in or under any Environmental

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Laws which includes petroleum, petroleum products, friable asbestos, urea formaldehyde, radioactive materials and polychlorinated biphenyls.

     (k) Intellectual Property. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on SPSS and except as disclosed in the SPSS SEC Reports filed prior to the date of the Agreement: (i) SPSS and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property (as defined below) used in or necessary for the conduct of its business as currently conducted; (ii) the use of any Intellectual Property by SPSS and its Subsidiaries does not infringe on or otherwise violate the rights of any Person and is in accordance with any applicable license pursuant to which SPSS or any Subsidiary acquired the right to use any Intellectual Property; (iii) to the knowledge of SPSS, no Person is challenging, infringing on or otherwise violating any right of SPSS or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to SPSS or its Subsidiaries; and (iv) neither SPSS nor any of its Subsidiaries has received any written notice or otherwise has knowledge of any pending claim, order or proceeding with respect to any Intellectual Property used by SPSS and its Subsidiaries and to its knowledge no Intellectual Property owned and/or licensed by SPSS or its Subsidiaries is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property. For purposes of this Agreement, "Intellectual Property" shall mean software, trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including, without limitation, divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof, any similar intellectual property or proprietary rights.

     (l) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of SPSS.

     (m) Opinions of SPSS Financial Advisors. SPSS has requested the opinion of Robert W. Baird & Co. Incorporated dated the date of such opinion, to the effect that, as of such date, the Exchange Ratio is fair to SPSS, from a financial point of view.

     (n) Accounting Matters. To the knowledge of SPSS, neither SPSS nor any of its affiliates has taken or agreed to take any action, and no fact or circumstance is known to SPSS, that would prevent SPSS from accounting for the Merger as a "pooling-of-interests" under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations.

     (o) Taxes. Each of SPSS and its Subsidiaries has accurately filed all Tax Returns required to have been filed (or extensions have been duly obtained) and has paid all Taxes required to have been paid by it, except where failure to accurately file such Tax Returns or pay such Taxes would not, in the aggregate, reasonably be expected to have a Material Adverse Effect on SPSS. For purposes of this Agreement: (i) "Tax" (and, with correlative meaning, "Taxes") means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any governmental authority or any obligation to pay Taxes imposed on any entity for which a party to this Agreement is liable as a result of any indemnification provision or other contractual obligation, and (ii) "Tax Return" means any return, report or similar statement required to be filed with respect to any

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Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

     (p) Certain Contracts. As of the date hereof, except as set forth in the SPSS SEC Reports filed prior to the date of this Agreement, neither SPSS nor any of its Subsidiaries is a party to or bound by (i) any "material contracts" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) or (ii) any non-competition agreements or any other agreements or arrangements that limit or otherwise restrict SPSS or any of its Subsidiaries or any of their respective affiliates or any successor thereto, or that would, after the Effective Time, to the knowledge of SPSS, limit or restrict SPSS or any of its affiliates (including the Surviving Corporation) or any successor thereto, from engaging or competing in any line of business or in any geographic area, which agreements or arrangements, in the aggregate, would reasonably be expected to have a Material Adverse Effect on SPSS and its Subsidiaries (including the Surviving Corporation and its Subsidiaries), taken together, after giving effect to the Merger.

     (q) Intentionally Omitted.

     (r) Employee Benefit Plans. Except as disclosed in the SPSS SEC Reports, there are no Benefit Plans maintained by SPSS covering only SPSS executive officers. SPSS does not sponsor or contribute to, nor has it ever sponsored or contributed to, any defined benefit pension plan subject to Title I of ERISA. SPSS does not sponsor any Benefit Plan which is a "welfare plan" described in
Section 3(1) of ERISA providing benefits after termination of employment (other than "COBRA" health care continuation benefits described in Sections 601 et seq. of ERISA), except for such benefits which would not reasonably be expected to have a Material Adverse Effect on SPSS. Each Benefit Plan maintained by SPSS has been operated and administered in accordance with its terms and, applicable law, except where failure to do so would not reasonably be expected to have a Material Adverse Effect on SPSS. SPSS has timely paid all required contributions to each of its Benefit Plans, except where failure to do so would not reasonably be expected to have a Material Adverse Effect on SPSS. As to the SPSS Benefit Plans, there is no litigation pending or threatened, nor any pending investigation by a governmental body, which, if resolved adversely to SPSS or to the applicable Benefit Plan, would have a Material Adverse Effect on SPSS. The execution of this Agreement and the consummation of the Merger will not constitute an event under any Benefit Plan maintained by SPSS that will or may result in any payment, acceleration, forgiveness of indebtedness, vesting, distribution, increase in compensation or benefits or obligation to fund benefits with respect to any SPSS employee which, in the aggregate, have had, or would reasonably be expected to have, a Material Adverse Effect on SPSS.

     (s) Labor Matters. Except where failure to comply would not reasonably be expected to have a Material Adverse Effect on SPSS, SPSS is and has been in compliance with all applicable laws of the United States, or of any state or local government or any subdivision thereof or of any foreign government respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, ERISA, the Code, the Immigration Reform and Control Act, the Worker Adjustment and Retraining Notification Act (the "WARN Act"), any laws respecting employment discrimination, sexual harassment, disability rights or benefits, equal opportunity, plant closure issues, affirmative action, workers' compensation, employee benefits, severance payments, continuation of health insurance ("COBRA"), labor relations, employee leave issues, wage and hour standards, occupational safety and health requirements and unemployment insurance and related matters, and is not engaged in any unfair labor practices.

     3.2 REPRESENTATIONS AND WARRANTIES OF SHOWCASE. Except as set forth in the ShowCase Disclosure Schedule delivered by ShowCase to SPSS in connection with the execution of this Agreement (the "ShowCase Disclosure Schedule") (each section of which qualifies the correspondingly numbered representation and warranty or covenant), ShowCase represents and warrants to SPSS as follows:

     (a) Organization, Standing and Power; Subsidiaries.

          (i) Each of ShowCase and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the requisite power and

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     authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failures to be so organized, existing and in good standing or to have such power and authority, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on ShowCase, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failures so to qualify or to be in good standing in the aggregate would not reasonably be expected to have a Material Adverse Effect on ShowCase. The copies of the articles of incorporation and bylaws of ShowCase which were previously furnished or made available to SPSS are true, complete and correct copies of such documents as in effect on the date of this Agreement.

          (ii) Exhibit 21.1 to ShowCase's Annual Report on Form 10K for the year ended March 31, 2000 includes all the Subsidiaries of ShowCase which as of the date of this Agreement are Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the SEC). All the outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary have been validly issued and are fully paid and nonassessable and are, except as set forth in Exhibit 21.1, owned directly or indirectly by ShowCase, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), except for restrictions imposed by applicable securities laws. Except as set forth in the ShowCase SEC Reports (as defined in Section 3.2(d)) filed prior to the date hereof, neither ShowCase nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity (other than Subsidiaries), that is or would reasonably be expected to be material to ShowCase and its Subsidiaries taken as a whole.

     (b) Capital Structure.

          (i) As of October 31, 2000, the authorized capital stock of ShowCase consisted of 50,000,000 shares of ShowCase Common Stock, of which 10,782,103 shares were outstanding. Since October 31, 2000 to the date of this Agreement, there have been no issuances of shares of the capital stock of ShowCase or any other securities of ShowCase other than issuances of shares pursuant to options outstanding as of October 31, 2000 under the Benefit Plans of ShowCase. All issued and outstanding shares of the capital stock of ShowCase are duly authorized, validly issued, fully paid and non-assessable, and no class of capital stock is entitled to preemptive rights. There were outstanding as of October 31, 2000 no options, warrants or other rights to acquire capital stock from ShowCase other than options and other rights to acquire capital stock of ShowCase representing in the aggregate the right to purchase 1,824,232 shares of ShowCase Common Stock (collectively, the "ShowCase Stock Options") under the Amended 1991 Long-Term Incentive and Stock Option Plan, the 1999 Stock Incentive Plan and the 1999 Employee Stock Purchase Plan (collectively, the "ShowCase Stock Option Plans"). Section 3.2(b) of the ShowCase Disclosure Schedule sets forth a complete and correct list, as of October 31, 2000 of the number of shares of ShowCase Common Stock subject to ShowCase Stock Options or other rights to purchase or receive ShowCase Common Stock granted under the ShowCase Benefit Plans or otherwise, the dates of grant and the exercise prices thereof. Except as set forth on Schedule 3.2(b)(i) of the ShowCase Disclosure Schedule, no options or warrants or other rights to acquire capital stock from ShowCase have been issued or granted since October 31, 2000 to the date of this Agreement.

          (ii) No bonds, debentures, notes or other indebtedness of ShowCase having the right to vote on any matters on which shareholders may vote ("ShowCase Voting Debt") are issued or outstanding.

          (iii) Except as otherwise set forth in this Section 3.2(b), as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which ShowCase or any of its Subsidiaries is a party or by which any of them is bound obligating ShowCase or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of ShowCase or

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     any of its Subsidiaries or obligating ShowCase or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are no outstanding obligations of ShowCase or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of ShowCase or any of its Subsidiaries.

     (c) Authority; No Conflicts.

          (i) ShowCase has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject in the case of the consummation of the Merger to the adoption of this Agreement by the Required ShowCase Vote (as defined in Section 3.2(g)). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of ShowCase, subject in the case of the consummation of the Merger to the adoption of this Agreement by the Required ShowCase Vote. This Agreement has been duly executed and delivered by ShowCase and constitutes a valid and binding agreement of ShowCase, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          (ii) The execution and delivery of this Agreement by ShowCase does not or will not, as the case may be, and the consummation by ShowCase of the Merger and the other transactions contemplated hereby will not, conflict with, or result in a Violation pursuant to: (A) any provision of the certificate of incorporation or bylaws of ShowCase or any material Subsidiary of ShowCase or (B) except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on ShowCase or, subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to ShowCase or any Subsidiary of ShowCase or their respective properties or assets.

          (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to ShowCase or any Subsidiary of ShowCase in connection with the execution and delivery of this Agreement by ShowCase or the consummation of the Merger and the other transactions contemplated hereby, except the Necessary Consents and such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on ShowCase.

     (d) Reports and Financial Statements.

          (i) ShowCase has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since June 30, 1999 (collectively, including all exhibits thereto, the "ShowCase SEC Reports"). No Subsidiary of ShowCase is required to file any form, report, registration statement or prospectus or other document with the SEC. None of the ShowCase SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) included in the ShowCase SEC Reports presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of ShowCase and its consolidated Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial

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     statements, to the absence of notes and normal and recurring year-end adjustments that have not been and are not expected to be material in amount. All of such ShowCase SEC Reports, as of their respective dates (and as of the date of any amendment to the respective ShowCase SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

          (ii) Except as disclosed in the ShowCase SEC Reports filed prior to the date hereof, since June 30, 2000, ShowCase and its Subsidiaries have not incurred any liabilities that are of a nature that would be required to be disclosed on a balance sheet of ShowCase and its Subsidiaries or the footnotes thereto prepared in conformity with GAAP, other than (A) liabilities incurred in the ordinary course of business, or (B) liabilities that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on ShowCase.

     (e) Information Supplied.

          (i) None of the information supplied or to be supplied by ShowCase for inclusion or incorporation by reference in (A) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (B) the Joint Proxy Statement/Prospectus will, on the date it is first mailed to ShowCase shareholders or SPSS stockholders or at the time of the ShowCase Shareholders Meeting or the SPSS Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Form S-4 and the Joint Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder.

          (ii) Notwithstanding the foregoing provisions of this Section 3.2(e), no representation or warranty is made by ShowCase with respect to statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement/Prospectus based on information supplied by SPSS or Merger Sub for inclusion or incorporation by reference therein.

     (f) Board Approval. The Executive Committee of the Board of Directors of ShowCase, which committee was created in accordance with applicable law and pursuant to the articles of incorporation and bylaws of ShowCase, and is duly authorized to so vote on behalf of the Board of Directors of ShowCase, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way (the "ShowCase Board Approval"), has duly (i) determined that this Agreement and the Merger are advisable and are fair to and in the best interests of ShowCase and its shareholders, (ii) approved this Agreement and the Merger and (iii) recommended that the shareholders of ShowCase adopt this Agreement and approve the Merger and directed that this Agreement and the transactions contemplated hereby be submitted for consideration by ShowCase's shareholders at the ShowCase Shareholders Meeting. The ShowCase Board Approval constitutes approval of this Agreement and the Merger for purposes of Section 302A.613 of the MBCA. To the knowledge of ShowCase, except for Section 302A.673 of the MBCA (which has been rendered inapplicable), no state takeover statute is applicable to this Agreement, the Merger or the other transactions contemplated hereby or thereby.

     (g) Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of ShowCase Common Stock to adopt this Agreement and approve the Merger (the "Required ShowCase Vote") is the only vote of the holders of any class or series of ShowCase capital stock necessary to adopt this Agreement and approve the Merger and the other transactions contemplated hereby.

     (h) Litigation; Compliance with Laws.

          (i) Except as disclosed in the ShowCase SEC Reports filed prior to the date of this Agreement, there are no Actions pending or, to the knowledge of ShowCase, threatened, against or affecting

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     ShowCase or any Subsidiary of ShowCase which, in the aggregate, would reasonably be expected to have a Material Adverse Effect on ShowCase, nor are there any judgments, decrees, injunctions, rules or orders of any Governmental Entity or arbitrator outstanding against ShowCase or any Subsidiary of ShowCase which, in the aggregate, would reasonably be expected to have a Material Adverse Effect on ShowCase.

          (ii) Except as disclosed in the ShowCase SEC Reports filed prior to the date of the Agreement and except as would, in the aggregate, not reasonably be expected to have a Material Adverse Effect on ShowCase, ShowCase and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the operation of the businesses of ShowCase and its Subsidiaries, taken as a whole (the "ShowCase Permits"). ShowCase and its Subsidiaries are in compliance with the terms of the ShowCase Permits, except where the failures to so comply, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on ShowCase. Except as disclosed in the ShowCase SEC Reports filed prior to the date of this Agreement, neither ShowCase nor its Subsidiaries is in violation of, and ShowCase and its Subsidiaries have not received any notices of violations with respect to, any laws, ordinances or regulations of any Governmental Entity, except for violations which, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on ShowCase.

     (i) Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, except as disclosed in the ShowCase SEC Reports filed prior to the date of this Agreement, except as permitted by Section 4.2, since September 30, 2000, (i) ShowCase and its Subsidiaries have conducted their business only in the ordinary course and (ii) there has not been any action taken by ShowCase or any of its Subsidiaries during the period from September 30, 2000 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 4.2. Except as disclosed in the ShowCase SEC Reports filed prior to the date of this Agreement, since September 30, 2000, there have not been any changes, circumstances or events which, in the aggregate, have had, or would reasonably be expected to have, a Material Adverse Effect on ShowCase.

     (j) Environmental Matters. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on ShowCase and except as disclosed in the ShowCase SEC Reports filed prior to the date of this Agreement, the operations of ShowCase and its Subsidiaries have been and are in compliance with all Environmental Laws.

     (k) Intellectual Property. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on ShowCase and except as disclosed in the ShowCase SEC Reports filed prior to the date of this Agreement, (i) ShowCase and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted; (ii) the use of any Intellectual Property by ShowCase and its Subsidiaries does not infringe on or otherwise violate the rights of any Person and is in accordance with any applicable license pursuant to which ShowCase or any Subsidiary acquired the right to use any Intellectual Property; (iii) to the knowledge of ShowCase, no Person is challenging, infringing on or otherwise violating any right of ShowCase or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to ShowCase or its Subsidiaries; and (iv) neither ShowCase nor any of its Subsidiaries has received any written notice or otherwise has knowledge of any pending claim, order or proceeding with respect to any Intellectual Property used by ShowCase and its Subsidiaries and to its knowledge no Intellectual Property owned and/or licensed by ShowCase or its Subsidiaries is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property.

     (l) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of ShowCase, except Merrill Lynch and Craig Hallum, whose fees and expenses will be paid by

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ShowCase in accordance with ShowCase's agreements with such firms, copies of which have been provided to SPSS.

     (m) Opinions of ShowCase Financial Advisor. ShowCase has requested the opinions of Merrill Lynch and Craig Hallum, dated the date of such opinions, to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to the holders of ShowCase Common Stock.

     (n) Accounting Matters. To the knowledge of ShowCase, neither ShowCase nor any of its affiliates has taken or agreed to take any action, and no fact or circumstance is known to ShowCase, that would prevent SPSS from accounting for the Merger as a "pooling-of-interests" under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations.

     (o) Taxes. Each of ShowCase and its Subsidiaries has accurately filed all Tax Returns required to have been filed (or extensions have been duly obtained) and has paid all Taxes required to have been paid by it, except where failure to accurately file such Tax Returns or pay such Taxes would not, in the aggregate, reasonably be expected to have a Material Adverse Effect on ShowCase. ShowCase's financial statements reflect adequate reserves for Taxes.

     (p) Certain Contracts. As of the date hereof, except as set forth in the ShowCase SEC Reports filed prior to the date of this Agreement, neither ShowCase nor any of its Subsidiaries is a party to or bound by (i) any "material contracts" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) or (ii) any noncompetition agreements or any other agreements or arrangements that limit or otherwise restrict ShowCase or any of its Subsidiaries or any of their respective affiliates or any successor thereto or that would, after the Effective Time, to the knowledge of ShowCase, limit or restrict SPSS or any of its affiliates (including the Surviving Corporation) or any successor thereto, from engaging or competing in any line of business or in any geographic area, which agreements or arrangements, in the aggregate, would reasonably be expected to have a Material Adverse Effect on SPSS and its Subsidiaries (including the Surviving Corporation and its Subsidiaries), taken together, after giving effect to the Merger.

     (q) Employee Benefit Plans. Except as disclosed in the ShowCase SEC Reports and in the ShowCase Disclosure Schedule, there are no Benefit Plans maintained by ShowCase covering only ShowCase executive officers. ShowCase does not sponsor or contribute to, nor has it ever sponsored or contributed to, any defined benefit pension plan subject to Title I of ERISA. ShowCase does not sponsor any Benefit Plan which is a "welfare plan" described in Section 3(1) of ERISA providing benefits after termination of employment (other than "COBRA" health care continuation benefits described in Sections 601 et seq. of ERISA), except for such benefits which would not reasonably be expected to have a Material Adverse Effect on ShowCase. Each Benefit Plan maintained by ShowCase has been operated and administered in accordance with its terms and applicable law, except where failure to do so would not reasonably be expected to have a Material Adverse Effect on ShowCase. ShowCase has timely paid all required contributions to each of its Benefit Plans, except where failure to do so would not reasonably be expected to have a Material Adverse Effect on ShowCase. As to the ShowCase Benefit Plans, there is no litigation pending or threatened, nor any pending investigation by a governmental body, which, if resolved adversely to ShowCase or to the applicable Benefit Plan, would have a Material Adverse Effect on ShowCase. The execution of this Agreement and the consummation of the Merger will not constitute an event under any Benefit Plan maintained by ShowCase that will or may result in any payment, acceleration, forgiveness of indebtedness, vesting, distribution, increase in compensation or benefits or obligation to fund benefits with respect to any ShowCase Employee which, in the aggregate, have had, or would reasonably be expected to have, a Material Adverse Effect on ShowCase.

     (r) Labor Matters. Except where failure to comply would not reasonably be expected to have a Material Adverse Effect on ShowCase, ShowCase is and has been in compliance with all applicable laws of the United States, or of any state or local government or any subdivision thereof or of any foreign government respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, ERISA, the Code, the Immigration Reform and Control Act, the WARN Act, any laws respecting employment discrimination, sexual harassment, disability rights or benefits, equal opportunity, plant closure issues, affirmative action, workers' compensation, employee

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benefits, severance payments, COBRA, labor relations, employee leave issues, wage and hour standards, occupational safety and health requirements and unemployment insurance and related matters, and is not engaged in any unfair labor practices.

     3.3 REPRESENTATIONS AND WARRANTIES OF SPSS AND MERGER SUB. SPSS and Merger Sub represent and warrant to ShowCase as follows:

     (a) Organization. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. Merger Sub is a direct wholly-owned subsidiary of SPSS.

     (b) Corporate Authorization. Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Merger Sub. This Agreement has been duly executed and delivered by Merger Sub and constitutes a valid and binding agreement of Merger Sub, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     (c) Non-Contravention. The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby do not and will not contravene or conflict with the certificate of incorporation or bylaws of Merger Sub.

     (d) No Business Activities. Merger Sub has not conducted any activities other than in connection with the organization of Merger Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Merger Sub has no Subsidiaries.

                                   ARTICLE IV
                   COVENANTS RELATING TO CONDUCT OF BUSINESS

     4.1 COVENANTS OF SPSS. During the period from June 30, 2000 and continuing until the Effective Time, SPSS agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement or the SPSS Disclosure Schedule or as required by a Governmental Entity of competent jurisdiction or to the extent that ShowCase shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed):

     (a) Ordinary Course.

          (i) SPSS and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in all material respects, in substantially the same manner as heretofore conducted, and shall use all reasonable efforts to preserve intact their present lines of business, maintain their rights and franchises and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their ongoing businesses shall not be impaired in any material respect at the Effective Time; provided, however, that no action by SPSS or its Subsidiaries with respect to matters specifically addressed by any other provision of this Section 4.1 shall be deemed a breach of this Section 4.1(a)(1) unless such action would constitute a breach of one or more of such other provisions.

          (ii) Other than in connection with acquisitions permitted by Section 4.1(e), SPSS shall not, and shall not permit any of its Subsidiaries to,
     (A) enter into any new material line of business or (B) incur or commit to any capital expenditures or any obligations or liabilities in connection therewith other than capital expenditures and obligations or liabilities in connection therewith incurred or committed to in the ordinary course of business consistent with past practice and which, together with all such expenditures incurred or committed since September 30, 2000, are not in excess of the amounts set forth in Section 4.1(a) of the SPSS Disclosure Schedule.

                                      A-18
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     (b) Dividends; Changes in Share Capital. SPSS shall not, and shall not permit any of its Subsidiaries to, and shall not propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of SPSS which remains a wholly owned Subsidiary after consummation of such transaction or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock except for the purchase from time to time by SPSS of SPSS Common Stock in the ordinary course of business consistent with past practice in connection with the SPSS Benefit Plans and, subject to the restrictions contained in Section 4.1(h) herein.

     (c) Issuance of Securities. SPSS shall not, and shall not permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any SPSS Voting Debt or any securities convertible into or exercisable for, or any rights, warrants, calls or options to acquire, any such shares or SPSS Voting Debt, or enter into any commitment, arrangement, undertaking or agreement with respect to any of the foregoing, other than (i) the issuance of SPSS Common Stock upon the exercise of SPSS Stock Options or in connection with other stock-based benefit plans outstanding on the date hereof, in each case in accordance with their present terms or pursuant to SPSS Stock Options or other stock based awards granted pursuant to clause (ii) below, (ii) the granting of SPSS Stock Options or other stock-based awards to acquire shares of SPSS Common Stock granted under stock-based benefit plans outstanding on the date hereof in the ordinary course of business consistent with past practice not in excess of SPSS Stock Options for 350,000 shares of SPSS Common Stock, (iii) issuances by a wholly owned Subsidiary of SPSS of capital stock to such Subsidiary's parent or another wholly owned Subsidiary of SPSS or (iv) pursuant to acquisitions set forth on the SPSS Disclosure Schedule or the financings therefor.

     (d) Governing Documents. Except to the extent required to comply with their respective obligations hereunder or with applicable law, SPSS and Merger Sub shall not amend or propose to so amend their respective certificates of incorporation, bylaws or other governing documents.

     (e) No Acquisitions. Other than (i) acquisitions disclosed on the SPSS Disclosure Schedule and (ii) acquisitions for cash in existing or related lines of business of SPSS the fair market value of the total consideration (including the value of indebtedness acquired or assumed) for which does not exceed the amount specified in the aggregate for all such acquisitions in Section 4.1(e) of the SPSS Disclosure Schedule and none of which acquisitions referred to in this clause (ii) presents a material risk of making it more difficult to obtain any approval or authorization required in connection with the Merger under Regulatory Laws, SPSS shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets (other than the acquisition of assets used in the operations of the business of SPSS and its Subsidiaries in the ordinary course, which assets do not constitute a business unit, division or all or substantially all of the assets of the transferor); provided, however, that the foregoing shall not prohibit (x) internal reorganizations or consolidations involving existing Subsidiaries of SPSS or (y) the creation of new Subsidiaries of SPSS organized to conduct or continue activities otherwise permitted by this Agreement.

     (f) No Dispositions. Other than (i) internal reorganizations or consolidations involving existing Subsidiaries of SPSS, (ii) dispositions referred to in SPSS SEC Reports filed prior to the date of this Agreement or
(iii) as may be required by or in conformance with law or regulation in order to permit or facilitate the consummation of the transactions contemplated hereby or the transactions disclosed in the SPSS Disclosure Schedule, SPSS shall not, and shall not permit any of its Subsidiaries to, sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets (including capital stock of Subsidiaries of SPSS but excluding inventory in the ordinary course of business).

                                      A-19
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     (g) Investments; Indebtedness. SPSS shall not, and shall not permit any of its Subsidiaries to, other than in connection with actions permitted by Section 4.1(e), (i) make any loans, advances or capital contributions to, or investments in, any other Person, other than (x) by SPSS or a Subsidiary of SPSS to or in SPSS or any Subsidiary of SPSS, (y) pursuant to any contract or other legal obligation of SPSS or any of its Subsidiaries existing at the date of this Agreement or (z) in the ordinary course of business consistent with past practice in an aggregate amount not in excess of $1,000,000 (provided that none of such transactions referred to in this clause (z) presents a material risk of making it more difficult to obtain any approval or authorization required in connection with the Merger under Regulatory Laws) or (ii) create, incur, assume or suffer to exist any indebtedness, issuances of debt securities, guarantees, loans or advances not in existence as of the date of this Agreement except pursuant to the credit facilities, indentures and other arrangements in existence on the date of this Agreement or in the ordinary course of business consistent with past practice, in each case as such credit facilities, indentures and other arrangements may be amended, extended, modified, refunded, renewed or refinanced after the date of this Agreement.

     (h) Pooling; Tax-Free Qualification. SPSS shall use its reasonable best efforts not to, and shall use its reasonable best efforts not to permit any of its Subsidiaries to, take any action (including any action otherwise permitted by this Section 4.1) that would prevent or impede the Merger from qualifying as a "pooling of interests" for accounting purposes or as a "reorganization" under
Section 368 of the Code.

     (i) Compensation. Other than as contemplated by Section 5.6 or by Section 4.1(c) or 4.1(1) of the SPSS Disclosure Schedule, SPSS shall not increase the amount of compensation of any director, executive officer or employee, make any increase in or commitment to increase any employee benefits, issue any additional SPSS Stock Options, terminate or modify any existing employee benefit plan, adopt or make any commitment to adopt any additional employee benefit plan or make any contribution, other than regularly scheduled contributions, to any SPSS Benefit Plan and, in the case of any of the foregoing, except in the ordinary course of business consistent with past practice or as required by an existing agreement.

     (j) Accounting Methods; Income Tax Elections. Except as disclosed in SPSS SEC Reports filed prior to the date of this Agreement, or as required by a Governmental Entity, SPSS shall not change its methods of accounting in effect at June 30, 2000, except as required by changes in GAAP as concurred in by SPSS's independent public accountants. SPSS shall not (i) change its fiscal year or (ii) make any material tax election, other than in the ordinary course of business consistent with past practice.

     (k) Certain Agreements. SPSS shall not, and shall not permit any of its Subsidiaries to, enter into any agreements or arrangements that limit or otherwise restrict SPSS or any of its Subsidiaries or any of their respective affiliates or any successor thereto or that could, after the Effective Time, limit or restrict SPSS or any of its affiliates (including the Surviving Corporation) or any successor thereto, from engaging or competing in any line of business or in any geographic area which agreements or arrangements, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on SPSS and its Subsidiaries (including the Surviving Corporation and its Subsidiaries), taken together, after giving effect to the Merger.

     (l) No Related Actions. SPSS will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

     4.2 COVENANTS OF SHOWCASE. During the period from June 30, 2000 and continuing until the Effective Time, ShowCase agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement, the ShowCase Disclosure Schedule or as required by a Governmental Entity of competent jurisdiction or to the extent that SPSS shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed):

     (a) Ordinary Course.

          (i) ShowCase and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in all material respects, in substantially the same manner as heretofore conducted, and shall use all reasonable efforts to preserve intact their present lines of business, maintain their rights and franchises and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their ongoing businesses shall not be impaired in any material respect at the Effective Time; provided, however, that no action by ShowCase or its Subsidiaries with respect to matters specifically addressed by any other provision of this Section 4.2 shall be deemed a breach of this Section 4.2(a) (i) unless such action would constitute a breach of one or more of such other provisions.

          (ii) Other than in connection with acquisitions permitted by Section 4.2(e), ShowCase shall not, and shall not permit any of its Subsidiaries to, (A) enter into any licensing agreement; (B) enter into any new material line of business; (C) incur or commit to any capital expenditures or any obligations or liabilities in connection therewith other than Permitted Capital Expenditures (as defined below) and obligations or liabilities in connection therewith, or (D) enter into any contract, agreement or other arrangement for the sale of inventories or for the furnishing of services by ShowCase or any of its Subsidiaries which contract, agreement or other arrangement involves expenditures in excess of $50,000.00 or which may give rise to commitments which may extend beyond twelve months from the date of such contract, agreement or arrangement, unless such contract, agreement or arrangement can be terminated by ShowCase or its Subsidiary, as the case may be, by giving less than 60 days notice and without incurring an obligation to pay any material premium or penalty or suffering any other material detriment. As used herein, a "Permitted Capital Expenditure" is a capital expenditure which (i) is set forth on a Capital Expenditure Schedule to be delivered by ShowCase to SPSS as part of the ShowCase Disclosure Schedule, relating to periods from and after September 30, 2000, to the extent it is approved by SPSS (which approval will not be unreasonably withheld by SPSS) or (ii) is (A) less than $100,000.00 in the case of any single expenditure or related series of expenditures and (B) $250,000.00 in the aggregate for all capital expenditures incurred pursuant to this clause (ii) and not clause (i). ShowCase will deliver to SPSS on a quarterly basis a schedule of actual capital expenditures made.

     (b) Dividends; Changes in Share Capital. ShowCase shall not, and shall not permit any of its Subsidiaries to, and shall not propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any, securities convertible into or exercisable for any shares of its capital stock except for the purchase from time to time by ShowCase of ShowCase Common Stock in the ordinary course of business consistent with past practice in connection with the ShowCase Benefit Plans.

     (c) Issuance of Securities. ShowCase shall not, and shall not permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any ShowCase Voting Debt or any securities convertible into or exercisable for, or any rights, warrants, calls or options to acquire, any such shares or ShowCase Voting Debt, or enter into any commitment, arrangement, undertaking or agreement with respect to any of the foregoing, other than (i) the issuance of ShowCase Common Stock upon the exercise of ShowCase Stock Options or in connection with other stock-based benefits plans outstanding on the date hereof, in each case in accordance with their present terms or pursuant to ShowCase Stock Options or other stock based awards granted pursuant to clause (iii) below, (ii) issuances by a wholly owned Subsidiary of ShowCase of capital stock to such Subsidiary's parent or another wholly owned subsidiary of ShowCase, (iii) the granting of ShowCase Stock Options or other stock based awards to acquire shares of ShowCase Common Stock granted under stock based benefit plans outstanding on the date hereof in the ordinary course of business consistent with past practice not in excess of ShowCase Stock Options for 100,000 shares of ShowCase Common Stock, or
(iv) pursuant to acquisitions set forth on the ShowCase Disclosure Schedule or the financings therefor.

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     (d) Governing Documents. Except to the extent required to comply with its obligations hereunder or with applicable law, ShowCase shall not amend or propose to so amend its respective certificates of incorporation, bylaws or other governing documents.

     (e) No Acquisitions. ShowCase shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business (including by acquisition of assets) or any corporation, partnership, association or other business organization or division thereof.

     (f) No Dispositions. ShowCase shall not, and shall not permit any of its Subsidiaries to, sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets (including capital stock of Subsidiaries of ShowCase but excluding inventory in the ordinary course of business).

     (g) Investments; Indebtedness. ShowCase shall not, and shall not permit any of its Subsidiaries to, other than in connection with actions permitted by
Section 4.2(e), (i) make any loans, advances or capital contributions to, or investments in, any other Person, other than (x) by ShowCase or a Subsidiary of ShowCase to or in ShowCase or any Subsidiary of ShowCase, (y) pursuant to any contract or other legal obligation of ShowCase or any of its Subsidiaries existing at the date of this Agreement or (z) in the ordinary course of business consistent with past practice in an aggregate amount not in excess of $100,000.00 in the aggregate (provided that none of such transactions referred to in this clause (z) presents a material risk of making it more difficult to obtain any approval or authorization required in connection with the Merger under Regulatory Laws) or (ii) create, incur, assume or suffer to exist any indebtedness, issuances of debt securities, guarantees, loans or advances not in existence as of the date of this Agreement except pursuant to the credit facilities, indentures and other arrangements in existence on the date of this Agreement or in the ordinary course of business consistent with past practice, in each case as such credit facilities, indentures and other arrangements and other existing indebtedness may be amended, extended, modified, refunded, renewed or refinanced after the date of this Agreement.

     (h) Pooling; Tax-Free Qualification. ShowCase shall use its reasonable best efforts not to, and shall use its reasonable best efforts not to permit any of its Subsidiaries to, take any action (including any action otherwise permitted by this Section 4.2) that would prevent or impede the Merger from qualifying as a "pooling of interests" for accounting purposes or as a "reorganization" under
Section 368 of the Code.

     (i) Compensation. Other than as contemplated by Section 5.6 or by Sections 4.2(c) or 4.2(i) of the ShowCase Disclosure Schedule, ShowCase shall not increase the amount of compensation of any director, executive officer or employee, make any increase in or commitment to increase any employee benefits, issue any additional ShowCase Stock Options, terminate or amend any existing employee benefit plan, adopt or make any commitment to adopt any additional employee benefit plan or make any contribution, other than regularly scheduled contributions, to any ShowCase Benefit Plan and, in the case of any of the foregoing, except in the ordinary course of business consistent with past practice or as required by an existing agreement.

     (j) Accounting Methods; Income Tax Elections. Except as disclosed in ShowCase SEC Reports filed prior to the date of this Agreement, or as required by a Governmental Entity, ShowCase shall not change its methods of accounting in effect at June 30, 2000, except as required by changes in GAAP as concurred in by ShowCase's independent public accountants. ShowCase shall not (i) change its fiscal year or (ii) make any material tax election, other than in the ordinary course of business consistent with past practice.

     (k) Certain Agreements. ShowCase shall not, and shall not permit any of its Subsidiaries to, enter into any agreements or arrangements that limit or otherwise restrict ShowCase or any of its Subsidiaries or any of their respective affiliates or any successor thereto, or that could, after the Effective Time, limit or restrict SPSS or any of its affiliates (including the Surviving Corporation) or any successor thereto, from engaging or competing in any line of business or in any geographic area which agreements or arrangements, individually or in the aggregate, would reasonably be expected to have a Material Adverse

Effect on SPSS and its Subsidiaries (including the Surviving Corporation and its Subsidiaries), taken together, after giving effect to the Merger.

     (l) No Related Actions. ShowCase will not, and will not permit any of its Subsidiaries to, agree or commit to any of the foregoing.

     4.3 GOVERNMENTAL FILINGS. Each party shall (a) confer on a regular and frequent basis with the other and (b) report to the other (to the extent permitted by law or regulation or any applicable confidentiality agreement) on operational matters. ShowCase and SPSS shall file all reports required to be filed by each of them with the SEC (and all other Governmental Entities) between the date of this Agreement and the Effective Time and shall (to the extent permitted by law or regulation or any applicable confidentiality agreement) deliver to the other party copies of all such reports, announcements and publications promptly after the same are filed.

     4.4 CONTROL OF OTHER PARTY'S BUSINESS. Nothing contained in this Agreement shall give ShowCase, directly or indirectly, the right to control or direct SPSS's operations prior to the Effective Time. Nothing contained in this Agreement shall give SPSS, directly or indirectly, the right to control or direct ShowCase's operations prior to the Effective Time. Prior to the Effective Time, each of ShowCase and SPSS shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

                                   ARTICLE V
                             ADDITIONAL AGREEMENTS

     5.1 PREPARATION OF PROXY STATEMENT; SHAREHOLDERS MEETINGS. (a) As promptly as reasonably practicable following the date hereof, SPSS and ShowCase shall prepare and file with the SEC mutually acceptable proxy materials which shall constitute the Joint Proxy Statement/Prospectus (such proxy statement/prospectus, and any amendments or supplements thereto, the "Joint Proxy Statement/ Prospectus") and SPSS shall prepare and file a registration statement on Form S-4 with respect to the issuance of SPSS Common Stock in the Merger (the "Form S-4"). The Joint Proxy Statement/ Prospectus will be included in and will constitute a part of the Form S-4 as SPSS's prospectus. The Form S-4 and the Joint Proxy Statement/Prospectus shall comply as to form in all material respects with the applicable provisions of the Securities Act, and the Exchange Act and the rules and regulations thereunder. Each of SPSS and ShowCase shall use reasonable best efforts to have the Form S-4 declared effective by the SEC and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the transactions contemplated thereby. SPSS and ShowCase shall, as promptly as practicable after receipt thereof, provide the other party copies of any written comments and advise the other party of any oral comments, with respect to the Joint Proxy Statement/Prospectus received from the SEC. SPSS will provide ShowCase with a reasonable opportunity to review and comment on any amendment or supplement to the Form S-4 prior to filing such with the SEC, and will provide ShowCase with a copy of all such filings made with the SEC. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Joint Proxy Statement/ Prospectus or the Form S-4 shall be made without the approval of both parties, which approval shall not be unreasonably withheld or delayed; provided, that with respect to documents filed by a party which are incorporated by reference in the Form S-4 or Joint Proxy Statement/Prospectus, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations; and provided, further, that SPSS, in connection with a Change in the SPSS Recommendation, and ShowCase, in connection with a Change in the ShowCase Recommendation, may amend or supplement the Joint Proxy Statement/Prospectus or Form S-4 (including by incorporation by reference) pursuant to a Qualifying Amendment (as defined below) to effect such a Change, and in such event, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations, and shall be subject to the right of each party to have its Board of Directors' deliberations and conclusions to be accurately described. A "Qualifying Amendment" means an amendment or supplement to the Joint Proxy Statement/Prospectus or Form S-4

(including by incorporation by reference) to the extent it contains (i) a Change in the SPSS Recommendation or a Change in the ShowCase Recommendation (as the case may be), (ii) a statement of the reasons of the Board of Directors of SPSS or ShowCase (as the case may be) for making such Change in the SPSS Recommendation or Change in the ShowCase Recommendation (as the case may be) and
(iii) additional information reasonably related to the foregoing. SPSS will use reasonable best efforts to cause the Joint Proxy Statements/Prospectus to be mailed to SPSS stockholders, and ShowCase will use reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to ShowCase's shareholders, in each case after the Form S-4 is declared effective under the Securities Act. SPSS shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the Share Issuance and ShowCase shall furnish all information concerning ShowCase and the holders of ShowCase Common Stock as may be reasonably requested in connection with any such action. Each party will advise the other party, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the SPSS Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Form S-4. If at any time prior to the Effective Time any information relating to SPSS or ShowCase, or any of their respective affiliates, officers or directors, should be discovered by SPSS or ShowCase which should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of SPSS and ShowCase.

     (b) ShowCase shall duly take (subject to compliance with the provisions of Section 3.1(e) and Section 3.2(e) (provided that ShowCase shall have used reasonable best efforts to ensure that such representations are true and correct)) all lawful action to call, give notice of, convene and hold a meeting of its shareholders on a date as soon as reasonably practicable (the "ShowCase Shareholders Meeting") for the purpose of obtaining the Required ShowCase Vote with respect to the transactions contemplated by this Agreement and shall take all lawful action to solicit the adoption of this Agreement by the Required ShowCase Vote; and the Board of Directors of ShowCase shall recommend adoption of this Agreement by the shareholders of ShowCase to the effect as set forth in
Section 3.2(f) (the "ShowCase Recommendation"), and shall not withdraw, modify or qualify (or propose to withdraw, modify or qualify) (a "Change") in any manner adverse to SPSS such recommendation or take any action or make any statement in connection with the ShowCase Shareholders Meeting inconsistent with such recommendation (collectively, a "Change in the ShowCase Recommendation"); provided the foregoing shall not prohibit accurate disclosure (and such disclosure shall not be deemed to be a Change in the ShowCase Recommendation) of factual information regarding the business, financial condition or results of operations of SPSS or ShowCase or the fact that an Acquisition Proposal has been made, the identity of the party making such proposal or the material terms of such proposal (provided, that the Board of Directors of ShowCase does not withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to SPSS its recommendation) in the Form S-4 or the Joint Proxy Statement/Prospectus or otherwise, to the extent such information, facts, identity or terms is required to be disclosed under applicable law; and, provided further, that the Board of Directors of ShowCase may make a Change in the ShowCase Recommendation (x) pursuant to Section 5.5 hereof or (y) prior to the ShowCase Shareholders Meeting if (i) the Board of Directors of ShowCase determines in good faith that a Material Adverse Effect has occurred with respect to SPSS and (ii) the Board of Directors of ShowCase determines in good faith that, by reason of its determination in clause (i) the failure to effect such Change in the ShowCase Recommendation would be inconsistent with the fiduciary duties of the ShowCase Board of Directors under applicable law. Notwithstanding any Change in the ShowCase Recommendation, this Agreement shall be submitted to the shareholders of ShowCase at the ShowCase Shareholders Meeting

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for the purpose of adopting the Agreement and approving the Merger; provided that this Agreement shall not be required to be submitted to the shareholders of ShowCase at the ShowCase Shareholders Meeting if this Agreement has been terminated pursuant to Section 7.1 hereof.

     (c) SPSS shall duly take (subject to compliance with the provisions of Section 3.2(e) and Section 3.1(e) (provided that SPSS shall have used reasonable best efforts to ensure that such representation is true and correct)) all lawful action to call, give notice of, convene and hold a meeting of its stockholders on a date as soon as reasonably practicable (the "SPSS Stockholders Meeting") for the purpose of obtaining the SPSS Stockholder Approval and shall take all lawful action to solicit the approval of this Agreement and the transactions contemplated hereby and the Share Issuance and the Board of Directors of SPSS shall recommend approval of the Share Issuance by the stockholders of SPSS to the effect as set forth in Section 3.1(f) (the "SPSS Recommendation"), and shall not Change in any manner adverse to ShowCase such recommendation or take any action or make any statement in connection with the SPSS Stockholders Meeting inconsistent with such recommendation (collectively, a "Change in the SPSS Recommendation"); provided the foregoing shall not prohibit accurate disclosure (and such disclosure shall not be deemed to be a Change in the SPSS Recommendation) of factual information regarding the business, financial condition or operations of SPSS or ShowCase or the fact that an Acquisition Proposal has been made, the identity of the party making such proposal or the material terms of such proposal (provided, that the Board of Directors of SPSS does not withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to ShowCase its recommendation) in the Form S-4 or the Joint Proxy Statement/Prospectus or otherwise, to the extent such information, facts, identity or terms is required to be disclosed under applicable law; and, provided, further, that the Board of Directors of SPSS may make a Change in the SPSS Recommendation (x) pursuant to Section 5.5 hereof or (y) prior to the SPSS Stockholders Meeting if (i) the Board of Directors of SPSS determines in good faith that a Material Adverse Effect has occurred with respect to ShowCase and
(ii) the Board of Directors of SPSS determines in good faith that, by reason of its determination in clause (i) the failure to effect such Change in the SPSS Recommendation would be inconsistent with the fiduciary duties of the SPSS Board of Directors under applicable law. Notwithstanding any Change in the SPSS Recommendation, a proposal to approve the Share Issuance shall be submitted to the stockholders of SPSS at the SPSS Stockholders Meeting for the purpose of obtaining the SPSS Stockholder Approval; provided that this Agreement shall not be required to be submitted to the stockholders of SPSS at the SPSS Stockholders Meeting if this Agreement has been terminated pursuant to Section 7.1 hereof.

     (d) For purposes of this Agreement, a Change in the ShowCase Recommendation shall be deemed to include, without limitation, a recommendation by the ShowCase Board of Directors of a third party Acquisition Proposal with respect to ShowCase and a Change in the SPSS Recommendation shall be deemed to include, without limitation, a recommendation by the SPSS Board of Directors of a third party Acquisition Proposal with respect to SPSS.

     5.2 SPSS BOARD OF DIRECTORS; EXECUTIVE OFFICERS; HEADQUARTERS. (a) At or prior to the Effective Time, SPSS will use its reasonable best efforts to (i) reconstitute the board of directors of SPSS in accordance with Section 1.7. The headquarters of SPSS will remain in Chicago, Illinois and SPSS will maintain such other offices as deemed by SPSS to be necessary or desirable.

     (b) Following the Effective Time and for so long thereafter as SPSS shall deem necessary or desirable, SPSS shall preserve and perpetuate the name "ShowCase" as a trade name.

     5.3 ACCESS TO INFORMATION/EMPLOYEES. (a) Upon reasonable notice, each party shall (and shall cause its Subsidiaries to) afford to the officers, employees, accountants, counsel, financial advisors and other representatives of the other party reasonable access during normal business hours, during the period prior to the Effective Time, to all its properties, books, contracts, commitments, records, officers and employees and, during such period, such party shall (and shall cause its Subsidiaries to) furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it during such period pursuant to the requirements of Federal or state securities laws, as applicable (other than documents which such party is not permitted to disclose under applicable

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law and other than documents that can be obtained without cost or delay by the party requesting same), and (b) all other information concerning it and its business, properties and personnel as such other party may reasonably request (including consultation on a regular basis with respect to litigation matters); provided, however, that either party may restrict the foregoing access to the extent that (i) any law, treaty, rule or regulation of any Governmental Entity applicable to such party requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information or (ii) the information is subject to confidentiality obligations to a third party. Any such information obtained pursuant to this Section 5.3 ("Confidential Information") will be used solely for the purpose of consideration or performance of the transactions contemplated by this Agreement or any other agreement related hereto and will be kept confidential by the party obtaining such information and all persons obtaining such information on such party's behalf or who obtain such information from such party. Confidential Information shall not include information that (A) is or becomes generally available to the public other than as a result of disclosure by a party or its Representatives, or (B) is or becomes available to a party (other than the disclosing party) or its Representatives that is not known by the non-disclosing party to have any obligation not to disclose such information. Notwithstanding the foregoing, Confidential Information may be disclosed by a party (x) to its directors, officers, employees, representatives (including, without limitation, financial advisors, attorneys and accountants) or agents (collectively "Representatives") who need to know such information if the party informs such Representatives of the confidential nature of such information and directs them to treat such information confidentially and to use such information for no purpose other than as specifically permitted by the Agreement and (y) if the party is legally required to make such disclosure as a result of a court order, subpoena or similar legal duress, provided that prior to such disclosure, the disclosing party gives to the other party prompt written notice of its receipt of such order or subpoena or similar document so that the other party has a reasonable opportunity prior to disclosure to obtain a protective order (if disclosure of Confidential Information is so required, the disclosing party shall disclose only that portion of such information that is so required and shall assist the other party in obtaining protective orders or undertakings that confidential treatment will be accorded to any such information furnished). In the event of termination of this Agreement, each party will promptly return to the other party all Confidential Information in its possession (including all written materials prepared or supplied by or on its behalf containing or reflecting any Confidential Information) and will not retain any copies, extracts or other reproductions in whole or in part of any Confidential Information. Any work papers, memoranda or other writings prepared by a party or its Representatives derived from or incorporating any Confidential Information shall be destroyed promptly upon termination of this Agreement, with such destruction confirmed to the other party in writing. Any oral Confidential Information will continue to be subject to the terms of this Section 5.3. Each party shall be responsible for the breach of the terms of this Section 5.3 by its Representative. Any investigation by SPSS or ShowCase shall not affect the representation and warranties of ShowCase and SPSS, as the case may be.

     (b) After the date hereof SPSS and ShowCase shall establish a mechanism reasonably acceptable to both parties by which SPSS will be permitted, prior to the Effective Time and subject to applicable law, to communicate directly with ShowCase employees regarding employee related matters after the Effective Time.

     5.4 REASONABLE BEST EFFORTS. (a) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable after the date hereof, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, tax ruling requests and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits, tax rulings and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement and (ii) taking all reasonable steps as may be necessary to obtain all such material consents, waivers, licenses, registrations, permits, authorizations, tax rulings, orders and approvals. In furtherance and not in limitation of the foregoing, each party hereto agrees to make an appropriate filing of
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a Notification and Report Form pursuant to the HSR Act and any other Regulatory
Law (as defined below) with respect to the transactions contemplated hereby as promptly as practicable after the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and any other Regulatory Law and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. Nothing in this Agreement shall require any of SPSS and its Subsidiaries or ShowCase and its Subsidiaries to sell, hold separate or otherwise dispose of or conduct their business in a specified manner, or agree to sell, hold separate or otherwise dispose of or conduct their business in a specified manner, or permit the sale, holding separate or other disposition of, any assets of SPSS, ShowCase or their respective Subsidiaries or the conduct of their business in a specified manner, as a condition to obtaining any approval from a Governmental Entity or any other Person, if such sale, holding separate or other disposition or the conduct of their business in a specified manner is not conditioned on the Closing or, in the aggregate, would reasonably be expected to have a Material Adverse Effect on SPSS and its Subsidiaries (including the Surviving Corporation and its Subsidiaries), taken together, after giving effect to the Merger.

     (b) Each of SPSS and ShowCase shall, in connection with the efforts referenced in Section 5.4 (a) obtain all requisite material approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Regulatory Law, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the Antitrust Division of the Department of Justice (the "DOJ"), the Federal Trade Commission (the "FTC") or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the DOJ, the FTC or any such other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent appropriate or permitted by the DOJ, the FTC or such other applicable Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings and conferences. For purposes of this Agreement, "Regulatory Law" means the Sherman Act, as amended, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

     (c) Subject to the terms and conditions of this Agreement, in furtherance and not in limitation of the covenants of the parties contained in Sections 5.4(a) and 5.4(b), if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Regulatory Law, each of SPSS and ShowCase shall cooperate in all respects with each other and use its respective reasonable best efforts, including without limitation, selling, holding separate or otherwise disposing of or conducting their business in a specified manner, or agreeing to sell, hold separate or otherwise dispose of or conduct their business in a specified manner or permitting the sale, holding separate or other disposition of, any assets of SPSS, ShowCase or their respective Subsidiaries or the conducting of their business in a specified manner, in order to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section
5.4 shall limit a party's right to terminate this Agreement pursuant to Article VII; provided that the foregoing is subject in all respects to the last sentence of Section 5.4(a).

     (d) If any objections are asserted with respect to the transactions contemplated hereby under any Regulatory Law or if any suit is instituted by any Governmental Entity or any private party challenging

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any of the transactions contemplated hereby as violative of any Regulatory Law, each of SPSS and ShowCase shall use its reasonable best efforts to resolve any such objections or challenge as such Governmental Entity or private party may have to such transactions under such Regulatory Law so as to permit consummation of the transactions contemplated by this Agreement.

     5.5 ACQUISITION PROPOSALS. Without limitation on any of such party's other obligations under this Agreement (including under Article IV hereof), each of SPSS and ShowCase agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use its reasonable best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, initiate, solicit, encourage or knowingly facilitate (including by way of furnishing information) any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it, or any purchase or sale of the consolidated assets (including without limitation stock of Subsidiaries) of such party and its Subsidiaries, taken as a whole, (any such proposal or offer (other than a proposal or offer made by the other party or an affiliate thereof) being hereinafter referred to as an "Acquisition Proposal"). Each of SPSS and ShowCase further agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use its reasonable best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, have any discussion with or provide any confidential information or data to any Person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal or accept an Acquisition Proposal. Notwithstanding anything in this Agreement to the contrary, each of SPSS and ShowCase or its respective Board of Directors shall be permitted to (A) to the extent applicable, comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal, (B) effect a Change in the SPSS or ShowCase Recommendation, as the case may be, or (C) engage in any discussions or negotiations with, or provide any information to, any Person in response to an unsolicited bona fide written Acquisition Proposal by any such Person, if and only to the extent that, in any such case as is referred to in clause (B) or (C), (i) its Shareholders Meeting shall not have occurred,
(ii)(x) in the case of clause (B) above such change is permitted by clause (y) of the second proviso of the first sentence of Section 5.1 (b) or Section 5.1(c), as the case may be, or it has received an unsolicited bona fide written Acquisition Proposal from a third party and its Board of Directors concludes in good faith that such Acquisition Proposal constitutes a Superior Proposal (as defined in Section 8.11) and (y) in the case of clause (C) above, its Board of Directors concludes in good faith that there is a reasonable likelihood that such Acquisition Proposal could result in a Superior Proposal, (iii) prior to providing any information or data to any Person in connection with an Acquisition Proposal by any such Person, its Board of Directors receives from such Person an executed confidentiality agreement containing terms at least as stringent as those contained in Section 5.3 and (iv) prior to providing any information or data to any Person or entering into discussions or negotiations with any Person, such party notifies the other party promptly of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any inquiries, proposals or offers. Each of SPSS and ShowCase agrees that it will promptly keep the other party informed of the status and terms of any such proposals or offers and the status and terms of any such discussions or negotiations. Each of SPSS and ShowCase agrees that it will, and will cause its officers, directors and representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any parties conducted heretofore with respect to any Acquisition Proposal. Each of SPSS and ShowCase agrees that it will use reasonable best efforts to promptly inform its directors, officers, key employees, agents and representatives of the obligations undertaken in this Section 5.5. Nothing in this Section 5.5 shall
(x) permit SPSS or ShowCase to terminate this Agreement (except as specifically provided in Article VII hereof) or (y) affect any other obligation of SPSS or ShowCase under this Agreement.

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     5.6 EMPLOYEE BENEFITS MATTERS. Following the Effective Time, SPSS shall comply with the terms of, or cause the Surviving Corporation to comply with the terms of, all ShowCase Benefit Plans and related funding arrangements in accordance with their respective terms. Nothing herein shall require SPSS to continue any particular ShowCase Benefit Plan or prevent the amendment or termination thereof, provided, however, that SPSS shall not take any action (by way of amendment, termination or otherwise) which is in violation of the terms of any ShowCase Benefit Plan or applicable law. Subject to the first two sentences of this Section 5.6(a), from and after the Effective Time until the first anniversary of the Effective Time, SPSS shall provide employee benefits under SPSS Benefit Plans to the employees and former employees of ShowCase and its Subsidiaries that are substantially comparable in the aggregate to those provided to such persons pursuant to the ShowCase Benefit Plans in effect immediately prior to the date hereof. With respect to any SPSS Benefit Plans in which any ShowCase employees first become eligible to participate, on or after the Effective Time, SPSS shall: (A) provide each such employee with credit for any co-payments and deductibles paid on or after January 1 of the calendar year in which the Effective Time occurs (to the same extent such credit was given under the analogous ShowCase Benefit Plan during the same period); and (B) recognize all service of the ShowCase Employees with ShowCase and its Subsidiaries for purposes of eligibility to participate and vesting credit.

     5.7 FEES AND EXPENSES. Subject to Section 5.15 and Section 7.2, whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses, except (a) if the Merger is consummated, the Surviving Corporation or its relevant Subsidiary shall pay, or cause to be paid, any and all property or transfer taxes imposed on ShowCase or its Subsidiaries and (b) Expenses incurred in connection with the filing, printing and mailing of the Joint Proxy Statement/Prospectus, which shall be paid by SPSS; provided, however, that the number of shares of SPSS Common Stock to be issued in connection with this Agreement shall not be adjusted to reflect any of such Expenses. As used in this Agreement, "Expenses" includes all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Joint Proxy Statement/Prospectus and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby.

     5.8 DIRECTORS' AND OFFICERS' INDEMNIFICATION AND INSURANCE. The Surviving Corporation shall, and SPSS shall cause the Surviving Corporation to, (i) indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers and employees of ShowCase and its Subsidiaries (in all of their capacities) (a) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by ShowCase pursuant to ShowCase's articles of incorporation, bylaws and indemnification agreements, if any, in existence on the date hereof with any directors, officers and employees of ShowCase and its Subsidiaries and (b) without limitation to clause (a), to the fullest extent permitted by law, in each case for acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby),
(ii) include and cause to be maintained in effect in the Surviving Corporation's (or any successor's) articles of incorporation and bylaws for a period of six years after the Effective Time, the current provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses contained in the articles of incorporation and bylaws of ShowCase and (iii) cause to be maintained for a period of six years after the Effective Time the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by ShowCase (provided that the Surviving Corporation (or any successor) may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the Effective Time. The obligations of the Surviving Corporation under this
Section 5.8 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 5.8 applies without the consent of such affected indemnitee (it

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being expressly agreed that the indemnitees to whom this Section 5.8 applies shall be third party beneficiaries of this Section 5.8).

     5.9 PUBLIC ANNOUNCEMENTS. SPSS and ShowCase shall use reasonable best efforts to develop a joint communications plan and each party shall use reasonable best efforts (i) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (ii) unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange, neither party shall issue any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other party. In addition to the foregoing, except to the extent disclosed in or consistent with the Joint Proxy Statement/Prospectus in accordance with the provisions of Section 5.1, neither SPSS nor ShowCase shall issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party's business, financial condition or results of operations without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

     5.10 ACCOUNTANT'S LETTERS. (a) SPSS shall use reasonable best efforts to cause to be delivered to ShowCase a letter from SPSS's independent public accountants dated the Closing Date, addressed to SPSS and ShowCase, in form reasonably satisfactory to ShowCase and customary in scope for pooling letters delivered by independent public accountants in connection with registration statements similar to the Form S-4, stating that accounting for the Merger as a pooling-of-interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations is appropriate if the Merger is closed and consummated as contemplated by this Agreement.

     (b) ShowCase shall use reasonable best efforts to cause to be delivered to SPSS a letter from ShowCase's independent public accountants dated the Closing Date, addressed to ShowCase and SPSS, in form reasonably satisfactory to SPSS and customary in scope for pooling letters delivered by independent public accountants in connection with registration statements similar to the Form S-4, stating that they concur with ShowCase's conclusion that, as of the date of their report, no conditions exist that would preclude ShowCase's ability to be a party in a business combination to be accounted for as a pooling-of-interests.

     (c) Following execution of this Agreement, each of SPSS and ShowCase shall use reasonable best efforts to cause the transactions contemplated by this Agreement, including the Merger, to be accounted for as a pooling-of-interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations, and such accounting treatment to be accepted by the SEC.

     5.11 LISTING OF SHARES OF SPSS COMMON STOCK. SPSS shall use its reasonable best efforts to cause the shares of SPSS Common Stock to be issued in the Merger and the shares of SPSS Common Stock to be reserved for issuance upon exercise of the ShowCase Stock Options to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the Closing Date.

     5.12 DIVIDENDS. After the date of this Agreement, if applicable, each of SPSS and ShowCase shall coordinate with the other the payment of dividends with respect to the SPSS Common Stock and ShowCase Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of SPSS Common Stock and ShowCase Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of SPSS Common Stock and/or ShowCase Common Stock or any shares of SPSS Common Stock that any such holder receives in exchange for such shares of ShowCase Common Stock in the Merger.

     5.13 AFFILIATES. (a) Not less than 45 days prior to the Effective Time, ShowCase shall deliver to SPSS a letter identifying all persons who, in the judgment of ShowCase, may be deemed at the time this Agreement is submitted for adoption by the shareholders of ShowCase, "affiliates" of ShowCase for purposes of Rule 145 under the Securities Act or for purposes of qualifying the Merger for pooling-of-interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations, and such list shall be updated as necessary to reflect changes from the date thereof.

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ShowCase shall use reasonable best efforts to cause each person identified on such list to deliver to SPSS not less than 30 days prior to the Effective Time, a written agreement substantially in the form attached as Exhibit 5.13(a) hereto (the "ShowCase Affiliate Agreement" ). Not less than 45 days prior to the Effective Time, SPSS shall deliver to ShowCase a letter identifying all persons who, in the judgment of SPSS, may be deemed "affiliates" of SPSS for purposes of qualifying the Merger for pooling-of-interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations, and such list shall be updated as necessary to reflect changes from the date hereof. SPSS shall use reasonable best efforts to cause each person identified on such list to deliver to ShowCase not less than 30 days prior to the Effective Time, a written agreement substantially in the form attached hereto as Exhibit 5.13(a) hereto (the "SPSS Affiliate Agreement"; each of the ShowCase Affiliate Agreement and the SPSS Affiliate Agreement, are hereinafter referred to as the "Affiliate Agreement").

     (b) SPSS shall use its reasonable best efforts to publish no later than 90 days after the end of the first month after the Effective Time in which there are at least 30 days of post-Merger combined operations (which month may be the month in which the Effective Time occurs), combined sales and net income figures as contemplated by and in accordance with the terms of SEC Accounting Series Release No. 135.

     5.14 SECTION 16 MATTERS. Prior to the Effective Time, SPSS and ShowCase shall take all such steps as may be required to cause any dispositions of ShowCase Common Stock or acquisitions of SPSS Common Stock resulting from the transactions contemplated by Article I or Article II of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to ShowCase, to be exempt under Rule 16b promulgated under the Exchange Act.

     5.15 SEVERANCE PACKAGES. Within a reasonable time after the Effective Time, SPSS shall provide reasonable severance packages to certain ShowCase employees, other than Kenneth Holec and Craig Allen, who are not retained for employment by SPSS. Such packages will contain among other provisions, compensation at such employee's then base compensation level for one week of employment for every one year of service of such employee as a ShowCase employee, with a one-month minimum.

                                   ARTICLE VI
                              CONDITIONS PRECEDENT

     6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of ShowCase, SPSS and Merger Sub to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

     (a) Shareholder Approval. (i) ShowCase shall have obtained the Required ShowCase Vote in connection with the adoption of this Agreement by the shareholders of ShowCase and (ii) SPSS shall have obtained the SPSS Stockholder Approval in connection with the adoption of this Agreement and the Share Issuance by the stockholders of SPSS.

     (b) No Injunctions, Litigation or Restraints, Illegality. No Laws shall have been adopted or promulgated, no Actions are pending or threatened, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction shall be in effect, (i) having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or (ii) which otherwise, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on SPSS and its Subsidiaries (including the Surviving Corporation and its Subsidiaries), taken together after giving effect to the Merger.

     (c) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

     (d) Governmental and Regulatory Approvals. Other than the filing provided for under Section 1.3 and filings pursuant to the HSR Act (which are addressed in Section 6.1(c)), all consents, approvals and actions of, filings with and notices to any Governmental Entity required of SPSS, ShowCase or any of
                                      A-31
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their Subsidiaries to consummate the Merger, the Share Issuance and the other transactions contemplated hereby, the failure of which to be obtained or taken, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on SPSS and its Subsidiaries (including the Surviving Corporation and its Subsidiaries), taken together after giving effect to the Merger, shall have been obtained; provided, however, that the provisions of this
Section 6.1 (d) shall not be available to any party whose failure to fulfill its obligations pursuant to Section 5.4 shall have been the cause of, or shall have resulted in, the failure to obtain such consent or approval. No consents, approvals, actions, filings or notices related to any antitrust requirements of any jurisdiction, except as set forth in Section 6.1 (c) hereof, shall be a condition of closing under this Section 6.1 (d).

     (e) NASDAQ Listing. The shares of SPSS Common Stock to be issued in the Merger and such other shares to be reserved for issuance in connection with the Merger shall have been approved for listing on NASDAQ, subject to official notice of issuance.

     (f) Effectiveness of the Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

     (g) Pooling. ShowCase shall have received and delivered to SPSS and SPSS's independent public accountants, a letter from its independent public accountants, dated the Closing Date, stating that they concur with ShowCase's conclusions that, as of the date of such letters, no conditions exist that would preclude ShowCase's ability to be a party in a business combination to be accounted for as a pooling-of-interests. SPSS shall have received and delivered to ShowCase, a letter from its independent public accountants, dated the Closing Date, stating that accounting for the Merger as a pooling-of-interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations is appropriate if the Merger is closed and consummated as contemplated by this Agreement.

     (h) No Material Adverse Change. No event or circumstance shall have occurred relating to the business, financial condition, prospects, assets or operations of ShowCase or SPSS, respectively, since the date of the latest financial statements of ShowCase and SPSS, respectively, which event or circumstance has or is likely to result in a Material Adverse Effect on ShowCase or SPSS, respectively, except to the extent any such event or circumstance directly results from the announcement of the Merger, matters affecting the general economic environment, and matters affecting the general software industry.

     6.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF SPSS AND MERGER SUB. The obligations of SPSS and Merger Sub to effect the Merger are subject to the satisfaction of, or waiver by SPSS, on or prior to the Closing Date of the following conditions:

     (a) Representations and Warranties. Each of the representations and warranties of ShowCase set forth in this Agreement that is qualified as to Material Adverse Effect shall be true and correct, and each of the representations and warranties of ShowCase set forth in this Agreement that is not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date), and SPSS shall have received a certificate of the chief executive officer and the chief financial officer of ShowCase to such effect.

     (b) Performance of Obligations of ShowCase. ShowCase shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to Material Adverse Effect and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not so qualified, and SPSS shall have received a certificate of the chief executive officer and the chief financial officer of ShowCase to such effect.

     (c) Opinion. SPSS shall have received from Ross & Hardies, counsel to SPSS, on the Closing Date, a written opinion dated as of the Closing Date. In rendering such opinion, counsel to SPSS shall be

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entitled to rely upon information, representations and assumptions provided by
SPSS and ShowCase (allowing for such amendments to the representations as counsel to SPSS deems reasonably necessary).

     (d) Governmental Inquiry. No event or circumstance shall have occurred relating to any governmental review or inquiry concerning any product or business practice which is likely to result in a Material Adverse Effect on ShowCase.

     (e) Third-Party Consents. With respect to the agreements listed on Exhibit 6.2(e), and to the extent ShowCase is a party to any other material agreement pursuant to which the transactions contemplated hereby would or may result in the termination or modification of such agreement, or any part thereof, ShowCase shall have received from the other party or parties to such contract a waiver of such provision or the consent to the transactions contemplated hereby.

     6.3 ADDITIONAL CONDITIONS TO OBLIGATIONS OF SHOWCASE. The obligations of ShowCase to effect the Merger are subject to the satisfaction of, or waiver by ShowCase, on or prior to the Closing Date of the following additional conditions:

     (a) Representations and Warranties. Each of the representations and warranties of SPSS set forth in this Agreement that is qualified as to Material Adverse Effect shall be true and correct, and each of the representations and warranties of SPSS set forth in this Agreement that is not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date), and ShowCase shall have received a certificate of the chief executive officer and the chief financial officer of SPSS to such effect.

     (b) Performance of Obligations of SPSS. SPSS shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to Material Adverse Effect and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not so qualified, and ShowCase shall have received a certificate of the chief executive officer and the chief financial officer of SPSS to such effect.

     (c) Opinion. ShowCase shall have received from Dorsey & Whitney, counsel to ShowCase, on the Closing Date, a written opinion dated as of the Closing Date. In rendering such opinion, counsel to ShowCase shall be entitled to rely upon information, representations and assumptions provided by SPSS and ShowCase (allowing for such amendments to the representations as counsel to ShowCase deems reasonably necessary).

                                  ARTICLE VII
                           TERMINATION AND AMENDMENT

     7.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, and except as provided below, whether before or after approval of the matters presented in connection with the Merger by the stockholders of ShowCase or SPSS:

     (a) By mutual written consent of SPSS and ShowCase;

     (b) By either ShowCase or SPSS, if the Effective Time shall not have occurred on or before February 28, 2001 (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement (including without limitation such party's obligations set forth in Section 5.4) has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date;

     (c) By either ShowCase or SPSS, if any Governmental Entity (i) shall have issued an order, decree or ruling or taken any other action (which the parties shall have used their reasonable best efforts to resist, resolve or lift, as applicable, in accordance with Section 5.4) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable or (ii) shall have failed to issue an order, decree or ruling or to take any other action (which order, decree, ruling or other action the parties shall have used their reasonable best efforts to obtain, in accordance with Section 5.4), in the case of each of (i) and (ii) which is necessary to fulfill the conditions set forth in Sections 6.1(c) and (d), as applicable, and such denial of a request to issue such order, decree, ruling or take such other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure to comply with Section 5.4 has been the cause of such action or inaction;

     (d) By either ShowCase or SPSS, if the approvals of the stockholders of either SPSS or ShowCase contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or of any adjournment thereof at which the vote was taken;

     (e) By SPSS, if ShowCase shall have failed to make the ShowCase Recommendation or effected a Change in the ShowCase Recommendation (or resolved to take any such action), whether or not permitted by the terms hereof, or shall have materially breached its obligations under this Agreement by reason of a failure to call the ShowCase Shareholders Meeting in accordance with Section 5.1(b);

     (f) By ShowCase, if SPSS shall have failed to make the SPSS Recommendation or effected a Change in the SPSS Recommendation (or resolved to take any such action), whether or not permitted by the terms hereof, or shall have materially breached its obligations under this Agreement by reason of a failure to call the SPSS Stockholders Meeting in accordance with Section 5.1(c);

     (g) By either SPSS or ShowCase, if there shall have been a breach by the other of any of its representations, warranties, covenants or obligations contained in this Agreement, which breach would result in the failure to satisfy the conditions set forth in Section 6.2(a) or Section 6.2(b) (in the case of a breach by ShowCase) or Section 6.3(a) or Section 6.3(b) (in the case of a breach by SPSS), and in any such case such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within 30 days after written notice thereof shall have been received by the party alleged to be in breach; or

     (h) By ShowCase, if the Board of Directors of ShowCase authorizes ShowCase to enter into a written agreement concerning a transaction that the Board of Directors of ShowCase has determined is a Superior Proposal; provided, that ShowCase shall not terminate this Agreement pursuant to this Section 7.1(h) and enter into a definitive agreement for a Business Combination until the expiration of five (5) Business Days following SPSS's receipt of written notice advising SPSS that ShowCase has received a Superior Proposal specifying the material terms and conditions of such Superior Proposal (and including a copy thereof with all accompanying documentation, if in writing), identifying the person making such Superior Proposal and stating whether ShowCase intends to enter into a definitive agreement for a Business Combination. After providing such notice, ShowCase shall provide a reasonable opportunity to SPSS during such period to make such adjustments in the terms and conditions of this Agreement as would enable ShowCase to proceed with the Merger on such adjusted terms.

     7.2 EFFECT OF TERMINATION. (a) In the event of termination of this Agreement by either ShowCase or SPSS as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of SPSS or ShowCase or their respective officers or directors except with respect to Section 3.1(l), Section 3.2(l), Section 5.3, Section 5.7, this
Section 7.2 and Article VIII, which provisions shall survive such termination, and except that, notwithstanding anything to the contrary contained in this Agreement, neither SPSS nor ShowCase shall be relieved or released from any liabilities or damages arising out of its willful material breach of this Agreement.

     (b) In the event this Agreement is terminated pursuant to Section 7.1 herein and at the time of the event giving rise to the right of termination there shall be pending a Superior Proposal with respect to

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

ShowCase and within twelve months thereafter ShowCase enters into an agreement relating to such Superior Proposal, then ShowCase shall pay to SPSS not later than three Business Days after the date of consummation of such Superior Proposal an amount in cash equal to $3.5 million (the "ShowCase Termination Fee").

     (c) All payments under this Section 7.2 shall be made by wire transfer of immediately available funds to an account designated by SPSS.

     7.3 AMENDMENT. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of ShowCase and SPSS, but, after any such approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     7.4 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

     8.1 NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein (including Section 5.8) that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article VIII.

     8.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or telefacsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

     (a) if to SPSS or Merger Sub, to:

         SPSS Inc.
         233 South Wacker Drive
         Chicago, Illinois 60606
         Fax: (312) 651-3558
         Attention: Jack Noonan, President and Chief Executive Officer

         with a copy to:

         Ross & Hardies
         150 North Michigan Avenue
         Chicago, Illinois 60601
         Fax: (312) 750-8600
         Attention: Lawrence R. Samuels, Esq.
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

     (b) if to ShowCase to:

         ShowCase Corporation
         4115 Highway 52 North, Suite 300
         Rochester, Minnesota 55901-0144
         Fax: (507) 287-2814
         Attention: Kenneth H. Holec, President and Chief Executive Officer

         with a copy to:

         Dorsey & Whitney LLP
         220 South Sixth Street
         Minneapolis, Minnesota 55402-1498
         Fax: (612) 340-8738
         Attention: Kenneth L. Cutler, Esq.

     8.3 INTERPRETATION. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

     8.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

     8.5 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. (a) This Agreement, the Confidentiality Agreement, and the other agreements of the parties referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

     (b) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than
Section 5.8 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons). For purposes of clarity, nothing in Section 5.6 is intended to confer upon any ShowCase Employee, any benefits under any benefits plan, programs, policies or other arrangements, including, but not limited to, the right to employment or continued employment with SPSS for any period by reason of this Agreement.

     8.6 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Illinois (without giving effect to choice of law principles thereof).

     8.7 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

     8.8 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void, except that Merger Sub may assign, in its sole discretion, any or all of
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

its rights, interests and obligations under this Agreement to any direct wholly owned Subsidiary of SPSS without the consent of ShowCase, but no such assignment shall relieve Merger Sub of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     8.9 SUBMISSION TO JURISDICTION; WAIVERS. Each of SPSS and ShowCase irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns may be brought and determined in the Courts of the State of Illinois, and each of SPSS and ShowCase hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each of SPSS and ShowCase hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

     8.10 ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

     8.11 DEFINITIONS. As used in this Agreement:

     (a) "beneficial ownership" or "beneficially own" shall have the meaning under Section 13 (d) of the Exchange Act and the rules and regulations thereunder.

     (b) "Benefit Plans" means, with respect to any Person, each employee benefit plan, program, arrangement and contract (including, without limitation, any "employee benefit plan," as defined in Section 3 (3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and any bonus, deferred compensation, stock bonus, stock purchase, restricted stock, stock option, employment, termination, stay agreement or bonus, change in control and severance plan, program, arrangement and contract) in effect on the date of this Agreement or disclosed on the ShowCase Disclosure Schedule or the SPSS Disclosure Schedule, as the case may be, to which such Person or its Subsidiary is a party, which is maintained or contributed to by such Person, or with respect to which such Person could incur material liability under Section 4069, 4201 or 4212 (c) of ERISA.

     (c) "Board of Directors" means the Board of Directors of any specified Person and any committees thereof.

     (d) "Business Day" means any day on which banks are not required or authorized to close in the City of Chicago, Illinois.

     (e) "Confidentiality Agreement" means that certain Non-Disclosure Agreement, dated July 25, 2000 between SPSS and ShowCase, as amended by that certain Amendment #1 to Non-Disclosure Agreement dated as of August 31, 2000 between SPSS and ShowCase.

     (f) "known" or "knowledge" means, with respect to any party, the knowledge of such party's executive officers after reasonable inquiry.

     (g) "Material Adverse Effect" means, with respect to any entity any event, change, circumstance or effect that is or is reasonably likely to be materially adverse to (i) the business, financial condition or results of operations of such entity and its Subsidiaries taken as a whole, other than any event, change, circumstance or effect relating (x) to the economy or financial markets in general, (y) in general to the industries in which such entity operates and not specifically relating to (or having the effect of specifically relating to or having a materially disproportionate effect (relative to most other industry participants) on) such entity or (z) to the announcement of the transactions contemplated by this Agreement or (ii) the ability of such entity to consummate the transactions contemplated by this Agreement. All references to Material Adverse Effect on SPSS or its Subsidiaries contained in this Agreement shall be deemed to refer solely to SPSS and its Subsidiaries without including its ownership of ShowCase and its Subsidiaries after the Merger.

     (h) "the other party" means, with respect to ShowCase, SPSS and means, with respect to SPSS, ShowCase.

     (i) "Person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

     (j) "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

     (k) "Superior Proposal" means with respect to ShowCase, a written proposal made by a Person other than SPSS which is for (I)(i) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving ShowCase, (ii) a sale, lease, exchange, transfer or other disposition of at least 40% of the assets of ShowCase and its Subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or (iii) the acquisition, directly or indirectly, by a Person of beneficial ownership of 40% or more of the common stock of ShowCase whether by merger, consolidation, share exchange, business combination, tender or exchange offer or otherwise and which is (II) otherwise on terms which the Board of Directors of ShowCase in good faith concludes (after consultation with its financial advisors and outside counsel), taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, (i) would, if consummated, result in a transaction that is more favorable to its shareholders (in their capacities as shareholders), from a financial point of view, than the transactions contemplated by this Agreement and (ii) is reasonably capable of being completed.

     IN WITNESS WHEREOF, SPSS, Merger Sub and ShowCase have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                          SPSS INC.
                                          By: /s/ JACK NOONAN
                                            ------------------------------------
                                              Name: Jack Noonan
                                              Title:  President and Chief
                                              Executive Officer

                                          SPSS ACQUISITION SUB CORP.
                                          By: /s/ JACK NOONAN
                                            ------------------------------------
                                              Name: Jack Noonan
                                              Title:  President and Chief
                                              Executive Officer

                                          SHOWCASE CORPORATION
                                          By: /s/ KENNETH H. HOLEC
                                            ------------------------------------
                                              Name: Kenneth H. Holec
                                              Title:  President and Chief
                                              Executive Officer

                                    ANNEX B

                     [LETTERHEAD OF ROBERT W. BAIRD & CO.]


November 6, 2000
Board of Directors
SPSS Inc.
233 South Wacker Drive
11th Floor
Chicago, IL 60606-6307
Members of the Board:

     SPSS Inc. ("SPSS") proposes to enter into an Agreement and Plan of Merger (the "Agreement") with ShowCase Corporation ("ShowCase") and SPSS Acquisition Sub Corp., a direct wholly-owned subsidiary of SPSS ("Merger Sub"). Pursuant to the Agreement, at the Effective Time (as defined in the Agreement), Merger Sub will be merged with and into ShowCase (the "Merger") and each outstanding share of common stock, par value $0.01 per share ("ShowCase Common Stock"), of ShowCase (other than shares owned or held directly by SPSS or Merger Sub and other than Dissenting Shares (as defined in the Agreement)) will be converted into the right to receive the number of shares of common stock, par value $0.01 per share ("SPSS Common Stock"), of SPSS equal to 0.333 validly issued, fully paid and non-assessable shares of SPSS Common Stock (the "Exchange Ratio").

     You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to SPSS.

     Robert W. Baird & Co. Incorporated ("Baird"), as part of its investment banking business, is engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes.

     In conducting our investigation and analysis and in arriving at our opinion herein, we have reviewed such information and taken into account such financial and economic factors as we have deemed relevant under the circumstances. In that connection, we have, among other things: (i) reviewed certain internal information, primarily financial in nature, including projections, concerning the business and operations of ShowCase furnished to us for purposes of our analysis, as well as publicly available information including but not limited to ShowCase's recent filings with the Securities and Exchange Commission and equity analyst research reports prepared by various investment banking firms; (ii) received financial projections for Showcase on a standalone basis for calendar years 2000 and 2001; (iii) reviewed certain internal information, primarily financial in nature, concerning the business and operations of SPSS furnished to us for purposes of our analysis, as well as publicly available information including but not limited to SPSS's recent filings with the Securities and Exchange Commission and equity research reports prepared by Baird analysts; (iv) reviewed the draft Agreement in the form presented to SPSS's Board of Directors;
(v) compared the historical market prices and trading activity of ShowCase's and SPSS's Common Stock with those of certain other publicly traded companies we deemed relevant; (vi) compared the financial position and operating results of ShowCase and SPSS with those of other publicly traded companies we deemed relevant; (vii) compared the proposed financial terms of the Merger with the financial terms of certain other business combinations we deemed relevant; and
(viii) reviewed certain potential pro forma financial effects of the Merger. We have held discussions with certain members of ShowCase's and SPSS's respective senior managements concerning ShowCase's and SPSS's historical and current financial condition and operating results, as well as the future prospects of ShowCase and SPSS, respectively. We have also considered such other information, financial studies, analysis and investigations and financial, economic and market criteria which we deemed relevant for the preparation of this opinion.

     In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information that was publicly available or provided us by or on behalf of ShowCase and SPSS and have not been engaged to and we did not independently verify any such information. We have assumed, with your consent, that: (i) all material assets and liabilities (contingent or otherwise, known or unknown) of ShowCase and SPSS are as set forth in their respective financial statements; (ii) the Merger will be accounted for as a pooling-of-interests under generally accepted accounting principles; and (iii) the Merger will be consummated in accordance with the terms of the Agreement, without any amendment thereto and without waiver by any party of any of the conditions to their respective obligations thereunder. At the direction of SPSS: (i) we have relied on published research analyst reports for estimates for ShowCase's calendar years 2000 and 2001 performance and estimates of SPSS's senior management for ShowCase's financial performance on a standalone basis thereafter; and (ii) we have relied on published research reports prepared by Baird analysts for estimates of SPSS's financial performance for calendar years 2000 and 2001 and upon estimates of SPSS's senior management for SPSS's financial performance on a standalone basis thereafter (the foregoing described in (i) and (ii) above being the "Estimates"). We have also assumed that the Estimates, together with the cost savings and operating synergies resulting from the Merger as estimated by SPSS senior management, were reasonably prepared on bases reflecting the best available estimates and good faith judgments as to future performance of ShowCase and SPSS, respectively. In conducting our review, we have not undertaken nor obtained an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of ShowCase or SPSS nor have we made a physical inspection of the properties or facilities of ShowCase or SPSS. Our opinion necessarily is based upon economic, monetary and market conditions as they exist and can be evaluated on the date hereof, and does not predict or take into account any changes which may occur, or information which may become available, after the date hereof. Furthermore, we express no opinion as to the price or trading range at which any of ShowCase's or SPSS's securities (including ShowCase Common Stock and SPSS Common Stock) will trade following the date hereof.

     Our opinion has been prepared at the request and for the information of the Board of Directors of SPSS, and shall not be used for any other purpose or disclosed to any other party without the prior written consent of Baird; provided, however, that this letter may be reproduced in full in the SPSS/ShowCase joint Proxy Statement to be provided to SPSS's shareholders in connection with the Merger. This opinion does not address the relative merits of the Merger and any other potential transactions or business strategies considered by SPSS's Board of Directors, and does not constitute a recommendation to any shareholder of SPSS as to how any such shareholder should vote with respect to the Merger. Baird will receive a fee for rendering this opinion.

     In the ordinary course of our business, we may from time to time trade the securities of SPSS or ShowCase for our own account or the accounts of our customers and, accordingly, may at any time hold long or short positions in such securities.

     Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to SPSS.

                                          Very truly yours,
                                          /s/ Robert W. Baird & Co.
                                          --------------------------------------
                                          ROBERT W. BAIRD & CO. INCORPORATED

                                    ANNEX C

                         [LETTERHEAD OF MERRILL LYNCH]


November 6, 2000
Board of Directors
ShowCase Corporation
4115 Highway 52 North
Suite 300
Rochester, MN 55901-0144
Members of the Board:

     ShowCase Corporation (the "Company"), SPSS Inc. (the "Acquiror") and SPSS Acquisition Sub Corp., a wholly owned subsidiary of the Acquiror (the "Acquisition Sub"), propose to enter into an Agreement and Plan of Merger, dated as of November 6, 2000 (the "Agreement"), pursuant to which the Acquisition Sub will be merged with and into the Company (the "Merger"). In the Merger, and as set forth more fully in the Agreement, each share of the Company's common stock, $0.01 par value (the "Company Shares"), issued and outstanding as of the date and time the Merger becomes effective (the "Effective Time"), will be converted into 0.333 shares (the "Exchange Ratio") of the Acquiror's common stock, $0.01 par value (the "Acquiror Shares").

     You have asked us whether, in our opinion, the Exchange Ratio is fair from a financial point of view to the holders of the Company Shares.

     In arriving at the opinion set forth below, we have, among other things:

          1. Reviewed certain publicly available business and financial information relating to the Company and the Acquiror that we deemed to be relevant;

          2. Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company and the Acquiror, that was furnished to us by the Company and the Acquiror or was publicly available;

          3. Conducted discussions with members of senior management of the Company and the Acquiror concerning the matters described in clauses (1) and (2) as well as their respective businesses and prospects before and after giving effect to the Merger;

          4. Reviewed the historical market prices and valuation multiples for the Company Shares and the Acquiror Shares and compared them with those of certain publicly traded companies that we deemed to be relevant;

          5. Reviewed the results of operations of the Company and the Acquiror and compared them with those of certain publicly traded companies that we deemed to be relevant;

          6. Compared the proposed financial terms of the Merger with the financial terms of certain other transactions which we deemed to be relevant;

          7. Participated in certain discussions and negotiations among representatives of the Company and the Acquiror and their financial and legal advisors;

          8.  Reviewed the Agreement;

          9.  Reviewed the potential pro forma impact of the Merger; and

          10. Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary, including our assessment of current general economic, market and monetary conditions.

     In preparing our opinion, we have assumed and relied, with your consent, on the accuracy and completeness of all information supplied or otherwise made available to us by the Company and the Acquiror, discussed with us or reviewed by or for us, as well as all publicly available information, and we have not assumed any responsibility for independently verifying such information. In accordance with your instructions, we have not undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or the Acquiror or been furnished with any such evaluation or appraisal. In addition we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company or the Acquiror. With regard to financial forecasts, we reviewed the forecast data with members of senior management of the Company and the Acquiror and, with your consent, we have assumed that these financial forecasts reviewed with senior management of the Company and the Acquiror reflect the best currently available estimates and judgment of the Company and Acquiror's management as to the expected future financial performance of the Company and the Acquiror, and that they provide a reasonable basis upon which we can form an opinion.

     In accordance with your instructions, we have assumed that the Merger will be accounted for as a pooling-of-interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations and that it will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. We have also assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us.

     Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us, as of the date hereof. For the purposes of rendering this opinion, we have assumed that the Merger will be consummated substantially in accordance with the terms set forth in the Agreement, including in all respects material to our analysis, that the representations and warranties of each party in the Agreement and in all related documents and instruments (collectively, the "Documents") that are referred to therein are true and correct, that each party to the Documents will perform all of the covenants and agreements required to be performed by such party under such Documents, that all conditions to the consummation of the Merger will be satisfied without waiver thereof, and that the Merger is in fact consummated pursuant to the terms of the Agreement. We have also assumed that, in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the Company, the Acquiror or the combined entity, or on the contemplated benefits of the Merger.

     In connection with the preparation of this opinion, we have not been authorized by the Company or the Board of Directors to solicit, nor have we solicited, third-party indications of interest for the acquisition of all or any part of the Company. Consequently, we express no opinion as to whether any alternative transaction might produce consideration for the holders of Company Shares in an amount in excess of that contemplated in the Merger.

     We are acting as financial advisor to the Company in connection with the Merger and will receive a fee from the Company for our services, all of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. In the past, we provided financial advisory and financing services to the Company and may continue to do so and have received, and may receive, fees for the rendering of such services.

     In the ordinary course of our business, we may actively trade Company Shares or Acquiror Shares for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     This opinion is for the use and benefit of the Board of Directors of the Company. It is further understood that this opinion will not be reproduced, summarized, described or referred to or given to any person without our prior written consent. Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Merger or any matter related thereto.

     We have not considered, nor are we expressing any opinion herein with respect to, the prices at which the Company Shares or the Acquiror Shares will trade following the announcement of the Merger, or the price at which the Acquiror Shares will trade following the consummation of the Merger.

     On the basis of, and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair from a financial point of view to the holders of the Company Shares.

                                          Very truly yours,
                                          MERRILL LYNCH, PIERCE, FENNER & SMITH
                                          INCORPORATED

                                          By: /s/ David Jacquin

                                            ------------------------------------
                                              Managing Director
                                              Investment Banking Group

                                    ANNEX D

                [LETTERHEAD OF CRAIG-HALLAM CAPITAL GROUP, INC.]


November 6, 2000
The Board of Directors
ShowCase Corporation
4115 Highway 52 North, Suite 300
Rochester, Minnesota 55901-0144
Members of the Board:

     We understand that Showcase Corporation, a Minnesota corporation (the "Company"), and SPSS, Inc. a Delaware corporation (SPSS) entered into an Agreement and Plan of Merger dated as of November 6, 2000 (the "Merger Agreement"). Pursuant to the Merger Agreement, all of the issued and outstanding shares of common stock of the Company, as of the Effective Date (as that term is defined in the Merger Agreement) shall be converted into the right to receive, in exchange for the Company Shares, .333 shares of SPSS common stock for each share of the Company's common stock (the "Merger Consideration").

     You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock of the Company, of the consideration to be paid by such holders pursuant to the terms of the Merger Agreement. In connection with our review of the Merger Agreement, and in arriving at our opinion, we have, among other things:

          1.  Reviewed and analyzed the financial terms of the Merger Agreement;

          2. Reviewed and analyzed certain publicly available financial statements and other information of the Company;

          3. Reviewed and analyzed certain internal financial statements and other historical financial and operating data concerning the Company prepared by the management of the Company;

          4. Reviewed and analyzed certain internal financial statements and other historical financial and operating data concerning SPSS prepared by the management of SPSS;

          5. Reviewed and analyzed certain financial projections prepared by the management of SPSS;

          6. Reviewed and analyzed certain financial projections prepared by the management of the Company;

          7. Performed site visits and conducted discussions with members of the senior management of SPSS with respect to the business and prospects of SPSS;

          8. Conducted discussions with members of the senior management of the Company with respect to the business and prospects of the Company;

          9. Analyzed the pro-forma impact of the Merger Agreement on SPSS' results of operations;

          10. Reviewed the reported prices and trading activity for SPSS' common stock and the Company's common stock;

          11. Compared the financial performance of SPSS and the price of the SPSS' common stock with that of what we believe to be certain other comparable publicly-traded companies and their securities;

          12. Compared the financial performance and pro-forma financial projections of the Company with those of certain other comparable publicly-traded companies;

          13. Reviewed the financial terms of certain business combinations involving companies in lines of business we believe to be generally comparable to those of the Company;

          14. Participated in discussions among representatives of the Company and its financial and legal advisors; and

          15. Conducted such other analyses and examinations and considered such other financial, economic and market criteria as we have deemed necessary in arriving at our opinion.

     In rendering our opinion, we have assumed and relied upon the accuracy and completeness of the foregoing and of the financial, legal, tax, operating and other information provided to us by SPSS and the Company and that which was otherwise reviewed by us, and have not independently verified such information. We have not performed an independent evaluation or appraisal of any of the respective assets or liabilities of the Company or SPSS and we have not been furnished with any such valuations or appraisals. With respect to the financial forecasts supplied to us, we have assumed that they have been reasonably prepared on the bases reflecting the best currently available estimates and judgments of the management of SPSS and the Company, as the case may be, of the respective future financial performance of the Company and SPSS. We express no view as to such projections or the assumptions upon which they were based. We made no independent investigations of any legal matters affecting SPSS or the Company and assumed the correctness of all legal advice given to the Board of Directors of the Company by its counsel. We express no opinion herein as to the price at which the SPSS' common stock may actually trade at any time.

     It is understood that this letter is for the information and benefit of the Board of Directors of the Company and our opinion is rendered to the Company's Board of Directors in connection with its consideration of the merger. This letter shall not be published or otherwise used and no public references to Craig-Hallum Capital Group, Inc. shall be made without our prior written consent, which consent shall not be unreasonably withheld; provided, however, that this letter may be included in its entirety in the proxy statement submitted to the stockholders of the Company for the purpose of approving the Merger. Our opinion is, in any event, limited to the fairness, from a financial point of view, to the holders of the Company's common stock, of the consideration paid pursuant to the Merger Agreement. Events occurring after the date hereof may materially affect the assumptions used in preparing this opinion. Further, our opinion speaks only as of the date hereof and is based on the economic, market, financial and other conditions as they exist and information which we have been supplied as of the date hereof.

     It shall be understood that although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. Craig-Hallum Capital Group, Inc., as part of its securities and investment banking business, is regularly engaged in the valuation of businesses and their securities, in connection with mergers and acquisitions, secondary distributions of securities, private placements and valuations for other purposes. In rendering this fairness opinion, we have acted on behalf of the Board of Directors of the Company and will receive a fee from the Company for our services.

     Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that as of the date hereof, the Merger Consideration paid by SPSS' common stock pursuant to the Merger Agreement is fair, from a financial point of view, to the holders of the Company's common stock. Our opinion does not constitute a recommendation to any Board member or stockholder of the Company as to how any such Board member or stockholder should vote on the proposed Merger or otherwise address the Company's decision to effect the Merger.

                                          Very truly yours,

                                          /s/ Loren Unterseher


                                          CRAIG-HALLUM CAPITAL GROUP, INC.

                                    ANNEX E

                     SECTIONS 302A.471 AND 302A.473 OF THE
                       MINNESOTA BUSINESS CORPORATION ACT

     Set forth below are Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act which provide that shareholders may dissent from, and obtain payment for the fair value of their shares in the event of, certain corporate actions, and establish procedures for the exercise of such dissenters' rights.

     302A.471 RIGHTS OF DISSENTING SHAREHOLDERS.

     Subdivision 1. ACTIONS CREATING RIGHTS. A shareholder of a corporation may dissent from, and obtain payment for the fair value of the shareholder's shares in the event of, any of the following corporate actions:

     (a) An amendment of the articles that materially and adversely affects the rights or preferences of the shares of the dissenting shareholder in that it:

          (1) alters or abolishes a preferential right of the shares;

          (2) creates, alters, or abolishes a right in respect of the redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

          (3) alters or abolishes a preemptive right of the holder of the shares to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares;

          (4) excludes or limits the right of a shareholder to vote on a matter, or to cumulate votes, except as the right may be excluded or limited through the authorization or issuance of securities of an existing or new class or series with similar or different voting rights; except that an amendment to the articles of an issuing public corporation that provides that section 302A.671 does not apply to a control share acquisition does not give rise to the right to obtain payment under this section;

     (b) A sale, lease, transfer, or other disposition of all or substantially all of the property and assets of the corporation, but not including a transaction permitted without shareholder approval in section 302A.66l, subdivision 1, or a disposition in dissolution described in section 302A.725, subdivision 2, or a disposition pursuant to an order of a court, or a disposition for cash on terms requiring that all or substantially all of the net proceeds of disposition be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition;

     (c) A plan of merger, whether under this chapter or under chapter 322B, to which the corporation is a constituent organization, except as provided in subdivision 3;

     (d) A plan of exchange, whether under this chapter or under chapter 322B, to which the corporation is a party as the corporation whose shares will be acquired by the acquiring corporation, except as provided in subdivision 3; or

     (e) Any other corporate action taken pursuant to a shareholder vote with respect to which the articles, the bylaws, or a resolution approved by the board directs that dissenting shareholders may obtain payment for their shares.

     Subd. 2. BENEFICIAL OWNERS.

     (a) A shareholder shall not assert dissenters' rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. In that event, the rights of the dissenter shall be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different shareholders.

     (b) The beneficial owner of shares who is not the shareholder may assert dissenters' rights with respect to shares held on behalf of the beneficial owner, and shall be treated as a dissenting shareholder under the terms of this section and section 302A.473, if the beneficial owner submits to the corporation at the time of or before the assertion of the rights a written consent of the shareholder.


     Subd. 3. RIGHTS NOT TO APPLY.


     (a) Unless the articles, the bylaws, or a resolution approved by the board otherwise provide, the right to obtain payment under this section does not apply to a shareholder (1) of the surviving corporation in a merger with respect to shares of the shareholder that are not entitled to be voted on the merger and are not canceled or exchanged in the merger or (2) the corporation whose shares will be acquired by the acquiring corporation in a plan of exchange with respect to shares of the shareholder that are not entitled to be voted on the plan of exchange and are not exchanged in the plan of exchange.

     (b) If a date is fixed according to section 302A.445, subdivision 1, for the determination of shareholders entitled to receive notice of and to vote on an action described in subdivision 1, only shareholders as of the date fixed, and beneficial owners as of the date fixed who hold through shareholders, as provided in subdivision 2, may exercise dissenters' rights.

     Subd. 4. OTHER RIGHTS. The shareholders of a corporation who have a right under this section to obtain payment for their shares do not have a right at law or in equity to have a corporate action described in subdivision 1 set aside or rescinded, except when the corporate action is fraudulent with regard to the complaining shareholder or the corporation.

     302A.473 PROCEDURES FOR ASSERTING DISSENTERS' RIGHTS.

     Subdivision 1. DEFINITIONS.

     (a) For purposes of this section, the terms defined in this subdivision have the meanings given them.

     (b) "Corporation" means the issuer of the shares held by a dissenter before the corporate action referred to in section 302A.471, subdivision 1 or the successor by merger of that issuer.

     (c) "Fair value of the shares" means the value of the shares of a corporation immediately before the effective date of the corporate action referred to in section 302A.47l, subdivision 1.

     (d) "Interest" means interest commencing five days after the effective date of the corporate action referred to in section 302A.471, subdivision 1, up to and including the date of payment, calculated at the rate provided in section
549.09 for interest on verdicts and judgments.

     Subd. 2. NOTICE OF ACTION. If a corporation calls a shareholder meeting at which any action described in section 302A.471, subdivision 1 is to be voted upon, the notice of the meeting shall inform each shareholder of the right to dissent and shall include a copy of section 302A.471 and this section and a brief description of the procedure to be followed under these sections.

     Subd. 3. NOTICE OF DISSENT. If the proposed action must be approved by the shareholders, a shareholder who is entitled to dissent under section 302A.471 and who wishes to exercise dissenters' rights must file with the corporation before the vote on the proposed action a written notice of intent to demand the fair value of the shares owned by the shareholder and must not vote the shares in favor of the proposed action.

     Subd. 4. NOTICE OF PROCEDURE; DEPOSIT OF SHARES. (a) After the proposed action has been approved by the board and, if necessary, the shareholders, the corporation shall send to all shareholders who have complied with subdivision 3 and to all shareholders entitled to dissent if no shareholder vote was required, a notice that contains:

          (1) The address to which a demand for payment and certificates of certificated shares must be sent in order to obtain payment and the date by which they must be received;

          (2) Any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

          (3) A form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and

          (4) A copy of section 302A.471 and this section and a brief description of the procedures to be followed under these sections.

     (b) In order to receive the fair value of the shares, a dissenting shareholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice required by paragraph (a) was given, but the dissenter retains all other rights of a shareholder until the proposed action takes effect.


     Subd. 5. PAYMENT; RETURN OF SHARES.


     (a) After the corporate action takes effect, or after the corporation receives a valid demand for payment, whichever is later, the corporation shall remit to each dissenting share holder who has complied with subdivisions 3 and 4 the amount the corporation estimates to be the fair value of the shares, plus interest, accompanied by:

          (1) the corporation's closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the corporate action, together with the latest available interim financial statements;

          (2) an estimate by the corporation of the fair value of the shares and a brief description of the method used to reach the estimate; and

          (3) a copy of section 302A.471 and this section, and a brief description of the procedure to be followed in demanding supplemental payment.

     (b) The corporation may withhold the remittance described in paragraph (a) from a person who was not a shareholder on the date the action dissented from was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If the dissenter has complied with subdivisions 3 and 4, the corporation shall forward to the dissenter the materials described in paragraph (a), a statement of the reason for withholding the remittance, and an offer to pay to the dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction. The dissenter may decline the offer and demand payment under subdivision 6. Failure to do so entitles the dissenter only to the amount offered. If the dissenter makes demand, subdivisions 7 and 8 apply.

     (c) If the corporation fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited certificates and cancel all transfer restrictions. However, the corporation may again give notice under subdivision 4 and require deposit or restrict transfer at a later time.

     Subd. 6. SUPPLEMENTAL PAYMENT; DEMAND. If a dissenter believes that the amount remitted under subdivision 5 is less than the fair value of the shares plus interest, the dissenter may give written notice to the corporation of the dissenter's own estimate of the fair value of the shares, plus interest, within 30 days after the corporation malls the remittance under subdivision 5, and demand payment of the difference. Otherwise, a dissenter is entitled only to the amount remitted by the corporation.

     Subd. 7. PETITION; DETERMINATION. If the corporation receives a demand under subdivision 6, it shall, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the corporation or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition shall be filed in the county in which the registered office of the corporation is located, except that a surviving foreign corporation that receives a demand relating to the shares of a constituent domestic corporation shall file the petition in the county in this state in which the last registered office of the constituent corporation was located. The petition shall name as parties all dissenters who have demanded payment under subdivision 6 and who have not reached agreement with the corporation. The corporation shall, after filing the petition, serve all parties with a summons and copy of the petition under the rules of civil procedure. Nonresidents of this state may be served by registered or certified mail or by publication as provided by law. Except as otherwise provided, the rules of civil procedure apply to this proceeding. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court shall determine whether the shareholder or shareholders in question have fully complied with the requirements of this section, and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by the corporation or by a dissenter. The fair value of the shares as determined by the court is binding on all shareholders, wherever located. A dissenter is entitled to judgment in cash for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted under subdivision 5, but shall not be liable to the corporation for the amount, if any, by which the amount, if any, remitted to the dissenter under subdivision 5 exceeds the fair value of the shares as determined by the court, plus interest.


     Subd. 8. COSTS; FEES; EXPENSES.


     (a) The court shall determine the costs and expenses of a proceeding under subdivision 7, including the reasonable expenses and compensation of any appraisers appointed by the court, and shall assess those costs and expenses against the corporation, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment under subdivision 6 is found to be arbitrary, vexatious, or not in good faith.

     (b) If the court finds that the corporation has failed to comply substantially with this section, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.

     (c) The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.

                                    PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     SPSS's Certificate of Incorporation provides for indemnification to the full extent permitted by the laws of the State of Delaware against and with respect to threatened, pending or completed actions, suits or proceedings arising from or alleged to arise from, a party's actions or omissions as a director, officer, employee or agent of SPSS or of any other corporation, partnership, joint venture, trust or other enterprise which has served in such capacity at the request of SPSS if the acts or omissions occurred, or were or are alleged to have occurred, while said party was a director or officer of SPSS; provided, however, SPSS shall not indemnify any director or officer in an action against SPSS unless SPSS shall have consented to the action. Generally, under Delaware law, indemnification will only be available where an officer or director can establish that he/she acted in good faith and in a manner which was reasonably believed to be in or not opposed to the best interests of SPSS.

     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of the fact that the person was a director, officer, employee or agent of the corporation or was serving at the request of the corporation, against expenses actually incurred by the person in connection with the action if the person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interest of the corporation with respect to any criminal action, and had no reasonable cause to believe his conduct was unlawful. Delaware law does not permit a corporation to eliminate a director's duty of due care, and the provisions of SPSS's Certificate of Incorporation have no effect on the availability of equitable remedies such as injunction or rescission, based upon a director's breach of the duty of care.

     SPSS maintains a director's and officer's liability insurance policy which indemnifies directors and officers for specified losses arising from a claim by reason of a wrongful act, as defined, under certain circumstances, where SPSS does not provide indemnification.

     Under the applicable provisions of the Delaware General Corporation Law, any indemnification described above shall be made by the corporation only as authorized in the specific case upon a determination that the indemnification of the director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct. Such determination shall be made:

     - By the Board of Directors by a majority vote of a quorum consisting of directors who are not parties to such action, suit or proceeding; or

     - If such a quorum is not obtainable or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

     - By the affirmative vote of a majority of the shares entitled to vote thereon.

MERGER AGREEMENT PROVISIONS RELATING TO SHOWCASE AND SPSS DIRECTORS AND
OFFICERS.

     SPSS is obligated, for six years after the merger, to maintain in effect ShowCase's current directors' and officers' liability insurance covering acts or omissions occurring prior to the effective time of the merger.

     SPSS is obligated, to the fullest extent permitted by law, to indemnify and hold harmless, and provide advancement of expenses to, each person who is or has been an officer or director of ShowCase or any of its subsidiaries with respect to acts or omissions by them in their capacities as officers, directors or employees of ShowCase or any of its subsidiaries or taken at the request of ShowCase or any of its subsidiaries at any time on or prior to the effective time of the merger, including for acts and omissions occurring in connection with the approval of the merger and the merger agreement. SPSS will also cause the surviving corporation in the merger to maintain in its certificate of incorporation or by-laws for a period of six years the current provisions regarding indemnification of officers, directors and employees.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) List of Exhibits (Note: Management Contracts and compensating plans or arrangements are underlined in the following list.)

                                                                                    INCORPORATION BY
        EXHIBIT                                                                      REFERENCE (IF
         NUMBER                           DESCRIPTION OF DOCUMENT                     APPLICABLE)
        -------                           -----------------------                   ----------------
          2.1            -- Agreement and Plan of Merger among SPSS Inc., SPSS        (1), Ex. 2.1
                            ACSUB, Inc., Clear Software, Inc. and the shareholders
                            named therein, dated September 23, 1996.
          2.2            -- Agreement and Plan of Merger among SPSS Inc., SPSS        (2), Annex A
                            Acquisition Inc. and Jandel Corporation, dated October
                            30, 1996.
          2.3            -- Asset Purchase Agreement by and between SPSS Inc. and    (16), Ex. 2.3
                            DeltaPoint, Inc., dated as of May 1, 1997.
          2.4            -- Stock Purchase Agreement among SPSS Inc. Edward Ross,     (3), Ex. 2.1
                            Richard Kotter, Norman Grunbaum and Louis Davidson and
                            certain U.K.-Connected Shareholders or Warrant Holders
                            of Quantime Limited named therein, dated as of
                            September 30, 1997.
          2.5            -- Stock Purchase Agreement among SPSS Inc., Edward Ross,    (3), Ex. 2.2
                            Richard Kottler, Norman Grunbaum and Louis Davidson
                            and certain Non-U.K. Shareholders or Warrant Holders
                            of Quantime Limited named therein, dated as of
                            September 30, 1997.
          2.6            -- Stock Purchase Agreement by and among SPSS Inc. and       (4), Ex. 2.1
                            certain Shareholders of Quantime Limited named
                            therein, dated as of November 21, 1997.
          2.7            -- Stock Purchase Agreement by and among SPSS Inc. and       (4), Ex. 2.2
                            Jens Nielsen, Henrik Rosendahl, Ole Stangegaard, Lars
                            Thinggaard, Edward O'Hara, Bjorn Haugland, 2M Invest
                            and the Shareholders listed on Exhibit A thereto,
                            dated November 21, 1997.
          2.8            -- Stock Purchase Agreement by and among SPSS Inc. and      (18), Ex. 2.1
                            the Shareholders of Integral Solutions Limited listed
                            on the signature pages thereof, dated as of December
                            31, 1998.
          2.9            -- Share Purchase Agreement by and among SPSS Inc.,         (20), Ex. 2.9
                            Surveycraft Pty Ltd. and Jens Meinecke and Microtab
                            Systems Pty Ltd., dated as of November 1, 1998.
          2.10           -- Stock Acquisition Agreement by and among SPSS Inc.       (21), Ex. 2.1
                            Vento Software, Inc. and David Blyer, John Gomez and
                            John Pappajohn, dated as of November 29, 1999.
          2.11           -- Asset Purchase Agreement by and between SPSS Inc. and    (24), Ex. 2.11
                            DataStat, S.A., dated as of December 23, 1999.
          2.12           -- Agreement and Plan of Merger, dated as of November 6,    (30), Ex. 2.1
                            2000, among SPSS, SPSS Acquisition Sub Corp., and
                            ShowCase. (Attached hereto.)

                                                                                    INCORPORATION BY
        EXHIBIT                                                                      REFERENCE (IF
         NUMBER                           DESCRIPTION OF DOCUMENT                     APPLICABLE)
        -------                           -----------------------                   ----------------
          3.1            -- Certificate of Incorporation of SPSS.                     (5), Ex. 3.2
          3.2            -- Amended and Restated Articles of Incorporation of        (25), Ex. 3.2
                            ShowCase.
          3.3            -- By-Laws of SPSS.                                          (5), Ex. 3.4
          3.4            -- Amended and Restated Bylaws of ShowCase.                 (25), Ex. 3.4
          4.1            -- Specimen of ShowCase Common Stock certificate.           (26), Ex. 4.1
          4.2            -- Registration Rights Provisions for former preferred      (25), Ex. 4.3
                            shareholders of ShowCase.
          5              -- Opinion of Ross & Hardies regarding the validity of
                            the securities being registered. (Attached hereto.)
          8.1            -- Opinion of Ross & Hardies regarding material federal
                            income tax consequences relating to the merger.
                            (Attached hereto.)
          8.2            -- Opinion of Dorsey & Whitney LLP regarding material
                            federal income tax consequences relating to the
                            merger. (Attached hereto.)
         10.1            -- SPSS Employment Agreement with Jack Noonan.               (8), Ex. 10.1
         10.2            -- SPSS Agreement with Valletta.                             (6), Ex. 10.2
         10.3            -- Agreement between SPSS and Prentice Hall.                 (6), Ex. 10.5
         10.4            -- Software Distribution Agreement between SPSS and IBM.     (6), Ex. 10.6
         10.5            -- SPSS-HOOPS Agreement.                                     (6), Ex. 10.7
         10.6            -- SPSS Stockholders Agreement.                              (5), Ex. 10.8
         10.7            -- SPSS Agreements with CSDC.                                (5), Ex. 10.9
         10.8            -- SPSS Amended 1991 Stock Option Plan.                      (5), Ex. 10.10
         10.9            -- SPSS Asset Purchase Agreement of SYSTAT.                  (9), Ex. 10.9
         10.10           -- SPSS 1994 Bonus Compensation.                            (10), Ex. 10.11
         10.11           -- SPSS Lease for Chicago, Illinois Office.                 (10), Ex. 10.12
         10.12           -- SPSS Amendment to Lease for Chicago, Illinois Office.    (10), Ex. 10.13
         10.13           -- SPSS 1995 Equity Incentive Plan.                         (11), Ex. 10.14
         10.14           -- SPSS 1995 Bonus Compensation.                            (12), Ex. 10.15
         10.15           -- SPSS Amended and Restated 1995 Equity Incentive Plan.    (13), Ex. 10.17
         10.16           -- SPSS 1996 Bonus Compensation.                            (14), Ex. 10.18
         10.17           -- Software Distribution Agreement between SPSS and Banta   (14), Ex. 10.19
                            Global Turnkey.
         10.18           -- SPSS Lease for Chicago, Illinois in Sears Tower.         (15), Ex. 10.20
         10.19           -- SPSS 1997 Bonus Compensation.                            (17), Ex. 10.21
         10.20           -- Norman H. Nie Consulting L.L.C. Agreement with SPSS.     (17), Ex. 10.22
         10.21           -- SPSS Second Amended and Restated 1995 Equity Incentive   (19), Ex. A
                            Plan.
         10.22           -- SPSS 1998 Bonus Compensation Plan.                       (21), Ex. 10.23
         10.23           -- SPSS Third Amended and Restated 1995 Equity Incentive    (22), Ex. 10.1
                            Plan.
         10.24           -- Loan Agreement dated June 1, 1999 between SPSS and       (23), Ex. 10.1
                            American National Bank and Trust Company of Chicago.

                                                                                    INCORPORATION BY
        EXHIBIT                                                                      REFERENCE (IF
         NUMBER                           DESCRIPTION OF DOCUMENT                     APPLICABLE)
        -------                           -----------------------                   ----------------
         10.25           -- First Amendment to Loan Agreement dated June 1, 1999,    (23), Ex. 10.2
                            between SPSS and American National Bank and Trust
                            Company of Chicago.
         10.26           -- SPSS 1999 Bonus Compensation.                            (24), Ex. 10.27
         10.27           -- Amended 1991 Long-Term Incentive and Stock Option Plan   (25), Ex. 10.1
                            of ShowCase.
         10.28           -- ShowCase 1999 Stock Incentive Plan.                      (25), Ex. 10.2
         10.29           -- ShowCase 1999 Employee Stock Purchase Plan, as           (26), Ex. 10.3
                            amended.
         10.30           -- Lease Agreement dated as of November 30, 1998 between    (25), Ex. 10.4
                            Mortenson Properties, Inc. as Landlord and ShowCase as
                            Tenant.
         10.31           -- Employment Agreement dated as of November 22, 1993,      (25), Ex. 10.5
                            between the Company and Kenneth H. Holec.
         10.32           -- Service Agreement dated as of March 17, 1998, between    (25), Ex. 10.6
                            the Company and Patrick Dauga.
         10.33           -- Employment offer letter to Kevin R. Potrzeba dated as    (25), Ex. 10.7
                            of August 23, 1996.
         10.34           -- ShowCase employment offer letter to Theresa Z. O'Neil    (27), Ex. 10.8
                            dated as of October 28, 1999.
         10.35           -- License Agreement, effective as of April 1, 1998,        (26), Ex. 10.9
                            between ShowCase Corporation and Arbor Software
                            Corporation (the "Hyperion License Agreement").
         10.36           -- Amendment No. 1 to the Hyperion License Agreement,       (26), Ex. 10.10
                            effective as of September 14, 1998, between ShowCase
                            and Hyperion Solutions Corporation.
         10.37           -- Software License and Marketing Agreement, effective as   (25), Ex. 10.11
                            of January 4, 1996, between ShowCase and AppSource.
         10.38           -- Amendment to AppSource/ShowCase License Agreement,       (25), Ex. 10.12
                            effective as of March 7, 1997.
         10.39           -- Amended and Restated License Agreement, dated as of      (27), Ex. 10.13
                            February 16, 2000, between ShowCase and International
                            Business Machines Corporation ("IBM").*
         10.40           -- Outbound License Agreement, dated as of December 9,      (26), Ex. 10.14
                            1998, between ShowCase and IBM.
         10.41           -- Marketing Relationship Agreement, dated as of May 22,    (25), Ex. 10.15
                            1997, between ShowCase and IBM.
         10.42           -- Amendment No. 1, dated as of October 28, 1998, to        (26), Ex. 10.16
                            Marketing Relationship Agreement between ShowCase and
                            IBM.
         10.43           -- Amendment No. 2, dated as of March 15, 1999, to          (26), Ex. 10.17
                            Marketing Relationship Agreement between ShowCase and
                            IBM.
         10.44           -- License and Distribution Agreement, dated as of          (28), Ex. 10.1
                            December 31, 1999, between ShowCase and IntraNet
                            Solutions, Inc.*
         10.45           -- SPSS 2000 Equity Incentive Plan.                         (31), Ex. 10.45
         10.46           -- SPSS Qualified Employee Stock Purchase Plan.             (31), Ex. 10.46
         10.47           -- SPSS Nonqualified Employee Stock Purchase Plan.          (31), Ex. 10.47

                                                                                    INCORPORATION BY
        EXHIBIT                                                                      REFERENCE (IF
         NUMBER                           DESCRIPTION OF DOCUMENT                     APPLICABLE)
        -------                           -----------------------                   ----------------
         15.1            -- Letter regarding Unaudited Interim Financial
                            Information with respect to SPSS. (Attached hereto)
         21.1            -- Subsidiaries of SPSS.                                    (31), Ex. 21.1
         22.2            -- Subsidiaries of ShowCase.                                (29), Ex. 21.1
         23.1            -- Consent of KPMG LLP with respect to SPSS. (Attached
                            hereto)
         23.2            -- Consent of KPMG LLP with respect to ShowCase.
                            (Attached hereto)
         23.3            -- Consent of Ross & Hardies.                               (31), Ex. 23.3
         23.4            -- Consent of Dorsey & Whitney LLP.                         (31), Ex. 23.4
         23.5            -- Consent of Robert W. Baird & Co., Incorporated.          (31), Ex. 23.5
         23.6            -- Consent of Merrill Lynch, Pierce, Fenner & Smith         (31), Ex. 23.6
                            Incorporated.
         23.7            -- Consent of Craig-Hallum Capital Group, Inc.              (31), Ex. 23.7
         24              -- Power of Attorney.                                       (31), Ex. 24
         99.1            -- Form of SPSS Proxy Card. (Attached hereto)
         99.2            -- Form of ShowCase Proxy Card. (Attached hereto)


---------------

  * Confidential information has been omitted from such Exhibit and filed separately with the Commission pursuant to a confidential treatment request under Rule 24b-2 of the Exchange Act.

 (1) Previously filed with SPSS Inc.'s Report on Form 8-K, dated September 26, 1996, filed on October 11, 1996, as amended on Form 8-K/A-1, filed November 1, 1996. (File No. 000-22194)

 (2) Previously filed with Amendment No. 1 to Form S-4 Registration Statement of SPSS Inc. filed on November 7, 1996. (File No. 333-15427)

 (3) Previously filed with SPSS Inc.'s Report on Form 8-K, dated September 30, 1997, filed on October 15, 1997. (File No. 000-22194)

 (4) Previously filed with Form S-3 Registration Statement of SPSS Inc. filed on November 26, 1997. (File No. 333-41207)

 (5) Previously filed with Amendment No. 2 to Form S-1 Registration Statement of SPSS Inc. filed on August 4, 1993. (File No. 33-64732)

 (6) Previously filed with Amendment No. 1 to Form S-1 Registration Statement of SPSS Inc. filed on July 23, 1993. (File No. 33-64732)

 (7) Previously filed with Form 10-Q Quarterly Report of SPSS Inc. for the quarterly period ended September 30, 1993. (File No. 000-22194)

 (8) Previously filed with Form S-1 Registration Statement of SPSS Inc. filed on June 22, 1993. (File No. 33-64732)

 (9) Previously filed with Form S-1 Registration Statement of SPSS Inc. filed on December 5, 1994. (File No. 33-86858)

(10) Previously filed with Form 10-K Annual Report of SPSS Inc. for the year ended December 31, 1994. (File No. 000-22194)

(11) Previously filed with SPSS Inc.'s 1995 Proxy Statement. (File No.
     000-22194)

(12) Previously filed with Form 10-K Annual Report of SPSS Inc. for the year ended December 31, 1995. (File No. 000-22194)

(13) Previously filed with SPSS Inc.'s 1996 Proxy Statement. (File No.
     000-22194)

(14) Previously filed with Form 10-K Annual Report of SPSS Inc. for the year ended December 31, 1996. (File No. 000-22194)

(15) Previously filed with Form 10-Q Quarterly Report of SPSS Inc. for the quarterly period ended March 31, 1997. (File No. 000-22194)

(16) Previously filed with Form 10-Q Quarterly Report of SPSS Inc. for the quarterly period ended June 30, 1997. (File No. 000-22194)

(17) Previously filed with Form 10-K Annual Report of SPSS Inc. for the year ended December 31, 1997. (File No. 000-22194)

(18) Previously filed with SPSS Inc.'s Report on Form 8-K, dated December 31, 1998, filed on January 15, 1999, as amended on Form 8-K/A filed March 12, 1999. (File No. 000-22194)

(19) Previously filed with SPSS Inc.'s 1998 Proxy Statement. (File No.
     000-22194)

(20) Previously filed with Form 10-K Annual Report of SPSS Inc. for the year ended December 31, 1998. (File No. 000-22194)

(21) Previously filed with SPSS Inc. Report on Form 8-K, dated November 29, 1999, filed December 10, 1999. (File No. 000-22194)

(22) Previously filed with Form 10-Q Quarterly Report of SPSS Inc. for the quarterly period ended June 30, 1999. (File No. 000-22194)

(23) Previously filed with Form 10-Q Quarterly Report of SPSS Inc. for the quarterly period ended September 30, 1999. (File No. 000-22194)

(24) Previously filed with Form 10-K Annual Report of SPSS Inc. for the year ended December 31, 1999. (File No. 000-22194)

(25) Previously filed with Form S-1 Registration Statement of ShowCase Corporation filed on April 28, 1999. (File No. 333-77223)

(26) Previously filed with Amendment No. 2 to the Form S-1 Registration Statement of ShowCase Corporation filed on June 28, 1999. (File No. 333-77223)

(27) Previously filed with Form 10-K Annual Report of ShowCase Corporation for the year ended March 31, 2000. (File No. 000-26507)

(28) Previously filed with Form 10-Q Quarterly Report of ShowCase Corporation for the quarterly period ended December 31, 1999. (File No. 000-26507)


(29) Previously filed with Form S-1 of ShowCase Corporation filed with the Securities and Exchange Commission on April 28, 1999. File No. 333-77223



(30) Previously filed with SPSS Inc.'s Form 8-K, filed November 15, 2000. (File No. 000-22194)



(31)Previously filed with SPSS Inc.'s Form S-4, filed December 19, 2000. (File No. 333-52216)


     (b) Financial Statement schedule for ShowCase and Independent Auditors report thereon

ITEM 22. UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement.

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (5) That every prospectus (i) that is filed pursuant to paragraph (4) immediately preceding, or (ii) that purports to meet the requirements of
     Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (7) To respond to requests for information that is incorporated by reference into the joint proxy statement/prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment Number 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on January 24, 2001.


                                            SPSS INC.

                                            By:       /s/ JACK NOONAN
                                              ----------------------------------
                                                         Jack Noonan
                                                President and Chief Executive
                                                            Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment Number 1 has been signed by the following persons in the capacities indicated on January 22, 2001.



                      SIGNATURE                                           TITLE(S)
                      ---------                                           --------

                 /s/ NORMAN H. NIE*                    Chairman of the Board of Directors
-----------------------------------------------------
                    Norman H. Nie

                  /s/ JACK NOONAN*                     President, Chief Executive Officer and
-----------------------------------------------------    Director
                     Jack Noonan

                 /s/ EDWARD HAMBURG*                   Executive Vice President, Corporate
-----------------------------------------------------    Operations, Chief Financial Officer and
                   Edward Hamburg                        Secretary

                /s/ ROBERT BRINKMANN*                  Controller and Assistant Secretary (Chief
-----------------------------------------------------    Accounting Officer)
                  Robert Brinkmann

               /s/ BERNARD GOLDSTEIN*                  Director
-----------------------------------------------------
                  Bernard Goldstein

                  /s/ MERRITT LUTZ*                    Director
-----------------------------------------------------
                    Merritt Lutz

                 /s/ MICHAEL BLAIR*                    Director
-----------------------------------------------------
                    Michael Blair

        By: /s/ JACK NOONAN, Attorney-In-Fact
  -------------------------------------------------
                     Jack Noonan

       * Signed pursuant to power of attorney.

                               INDEX TO EXHIBITS


        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
         15.1            -- Letter regarding Unaudited Interim Financial Information with respect to SPSS.
         23.1            -- Consent of KPMG LLP with respect to SPSS.
         23.2            -- Consent of KPMG LLP with respect to ShowCase.
         99.1            -- Form of SPSS Proxy Card.
         99.2            -- Form of ShowCase Proxy Card.